      As filed with the Securities and Exchange Commission on May 28, 1996.
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                      6712
            (Primary Standard Industrial Classification Code Number)

            ILLINOIS                                         36-3873352
  (State or Other Jurisdiction                            (I.R.S. Employer
of Incorporation or Organization)                        Identification No.)

     727 NORTH BANK LANE, LAKE FOREST, ILLINOIS 60045-1951, (847) 234-2882 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                EDWARD J. WEHMER
             727 NORTH BANK LANE, LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 234-2882
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                            JENNIFER R. EVANS, ESQ.
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                            CHICAGO, ILLINOIS  60601
                                 (312) 609-7500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Reorganization as described in the Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                             PROPOSED
                                       AMOUNT        PROPOSED MAXIMUM         MAXIMUM            AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE*        OFFERING PRICE*           FEE
- --------------------------------------------------------------------------------------------------------------------
 Common Stock, without par           5,238,414            $5.96             $31,217,050           $10,765
     value                             shares
====================================================================================================================


 * Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) based upon the average weighted book values of the common stock to be exchanged of Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc., and Crabtree Capital Corporation as of March 31, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         WINTRUST FINANCIAL CORPORATION
                             CROSS REFERENCE SHEET


                      Item Number                                       Location in Prospectus
                      -----------                                       ----------------------
 A.  INFORMATION ABOUT THE TRANSACTION

      1.  Forepart of Registration Statement and         Cover Page
          Outside Front Cover of Prospectus

      2.  Inside Front and Outside Back Cover Pages      Inside Cover Page, Outside Back Cover Page
          of Prospectus

      3.  Risk Factors, Ratio of Earnings to Fixed       RISK FACTORS AND CERTAIN OTHER CONSIDERATIONS
          Charges and Other Information

      4.  Terms of the Transaction                       SUMMARY;
                                                         BACKGROUND OF THE REORGANIZATION; TERMS OF THE
                                                         REORGANIZATION
      5.  Pro Forma Financial Information                PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      6.  Material Contacts with the Company Being       TERMS OF THE REORGANIZATION --
          Acquired

      7.  Additional Information Required for            Not Applicable
          Reoffering by Persons and Parties Deemed to
          be Underwriters

      8.  Interests of Named Experts and Counsel         Not Applicable

      9.  Disclosure of Commission Position on           Not Applicable
          Indemnification for Securities Act
          Liabilities

 B.  INFORMATION ABOUT THE REGISTRANT

     10.  Information with respect to S-3 Registrants    Not Applicable

     11.  Incorporation of Certain Information by        Not Applicable
          Reference

     12.  Information with respect to S-2 or S-3         Not Applicable
          Registrants

     13.  Incorporation of Certain Information by        Not Applicable
          Reference


     14.  Information with respect to Registrants        SUMMARY; RISK FACTORS AND CERTAIN OTHER
          other than S-2 or S-3 Registrants              CONSIDERATIONS; WINTRUST FINANCIAL CORPORATION;
                                                         NORTH SHORE COMMUNITY BANCORP, INC.; MATTERS OF
                                                         GENERAL APPLICABILITY TO THE BANKS; DESCRIPTION OF
                                                         CAPITAL STOCK OF WINTRUST; COMPARATIVE RIGHTS OF
                                                         SHAREHOLDERS OF WINTRUST AND THE COMPANIES;
                                                         AVAILABLE INFORMATION; INDEX TO FINANCIAL STATEMENTS


 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15.  Information with respect to S-3 Companies      Not Applicable

     16.  Information with respect to S-2 or S-3         Not Applicable
          Companies

     17.  Information with respect to Companies other    LAKE FOREST BANCORP, INC.; HINSDALE BANCORP, INC.;
          than S-2 or S-3 Companies                      LIBERTYVILLE BANCORP, INC.; MATTERS OF GENERAL
                                                         APPLICABILITY TO THE BANKS; CRABTREE CAPITAL
                                                         CORPORATION; INDEX TO FINANCIAL STATEMENTS

 D.  VOTING AND MANAGEMENT INFORMATION
     18.  Information if proxies, consents or            MEETING INFORMATION; SUMMARY; WINTRUST FINANCIAL
          authorizations are to be solicited             CORPORATION

     19.  Information if proxies, consents or            Not Applicable
          authorizations are not to be solicited in
          an exchange offer


                      NORTH SHORE COMMUNITY BANCORP, INC.
                              1145 WILMETTE AVENUE
                           WILMETTE, ILLINOIS  60091

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY ___, 1996

         A Special Meeting of Shareholders (the "Special Meeting") of North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), will be held on July ____, 1996 at ____ m., Chicago time, at _____________________________. The purpose of the Special Meeting is to consider and vote to approve and adopt the proposed Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore, Lake Forest Bancorp, Inc., a Delaware corporation ("Lake Forest"), Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville"), and Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), pursuant to which the newly-formed merger subsidiaries of North Shore will merge with and into Lake Forest, Hinsdale, Libertyville and Crabtree, and the shareholders of each of the companies will be entitled to receive shares of North Shore on basis of certain fixed exchange ratios, upon the terms and subject to the conditions set forth in the Reorganization Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. As a result of the Reorganization, North Shore will be renamed Wintrust Financial Corporation, with amended and restated articles and by-laws, which will be the combined holding company for each of the respective businesses. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _______________, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The holders of record of North Shore Common Stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.


                                      By Order of the Board of Directors,



Wilmette, Illinois                    ________________________________________
__________, 1996                      Secretary


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           LAKE FOREST BANCORP, INC.
                              727 NORTH BANK LANE
                       LAKE FOREST, ILLINOIS  60045-1951

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY ___, 1996

         A Special Meeting of Shareholders (the "Special Meeting") of Lake Forest Bancorp, Inc., a Delaware corporation ("Lake Forest"), will be held on July ____, 1996 at ____ m., Chicago time, at _____________________________.
The purpose of the Special Meeting is to consider and vote to approve and adopt the proposed Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), Lake Forest, Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville"), and Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), pursuant to which the newly-formed merger subsidiaries of North Shore will merge with and into Lake Forest, Hinsdale, Libertyville and Crabtree, and the shareholders of each of the companies will be entitled to receive shares of North Shore on basis of certain fixed exchange ratios, upon the terms and subject to the conditions set forth in the Reorganization Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. As a result of the Reorganization, North Shore will be renamed Wintrust Financial Corporation, with amended and restated articles and by-laws, which will be the combined holding company for each of the respective businesses. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _______________, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The holders of record of Lake Forest Common Stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.



                                      By Order of the Board of Directors,



Lake Forest, Illinois                 ________________________________________
__________, 1996                      Secretary


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             HINSDALE BANCORP, INC.
                              25 EAST FIRST STREET
                         HINSDALE, ILLINOIS  60521-4115

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY ___, 1996

         A Special Meeting of Shareholders (the "Special Meeting") of Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), will be held on July ____, 1996 at ____ m., Chicago time, at _____________________________. The purpose of the Special Meeting is to consider and vote to approve and adopt the proposed Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), Lake Forest Bancorp, Inc., a Delaware corporation ("Lake Forest"), Hinsdale, Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville"), and Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), pursuant to which the newly-formed merger subsidiaries of North Shore will merge with and into Lake Forest, Hinsdale, Libertyville and Crabtree, and the shareholders of each of the companies will be entitled to receive shares of North Shore on basis of certain fixed exchange ratios, upon the terms and subject to the conditions set forth in the Reorganization Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. As a result of the Reorganization, North Shore will be renamed Wintrust Financial Corporation, with amended and restated articles and by-laws, which will be the combined holding company for each of the respective businesses. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _______________, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The holders of record of Hinsdale Common Stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.



                                      By Order of the Board of Directors,



Hinsdale, Illinois                    ________________________________________
__________, 1996                      Secretary




         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           LIBERTYVILLE BANCORP, INC.
                           507 NORTH MILWAUKEE AVENUE
                         LIBERTYVILLE, ILLINOIS  60048

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY ___, 1996

         A Special Meeting of Shareholders (the "Special Meeting") of Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville"), will be held on July ____, 1996 at ____ m., Chicago time, at _____________________________. The purpose of the Special Meeting is to consider and vote to approve and adopt the proposed Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), Lake Forest Bancorp, Inc., a Delaware corporation ("Lake Forest"), Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), Libertyville and Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), pursuant to which the newly-formed merger subsidiaries of North Shore will merge with and into Lake Forest, Hinsdale, Libertyville and Crabtree, and the shareholders of each of the companies will be entitled to receive shares of North Shore on basis of certain fixed exchange ratios, upon the terms and subject to the conditions set forth in the Reorganization Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. As a result of the Reorganization, North Shore will be renamed Wintrust Financial Corporation, with amended and restated articles and by-laws, which will be the combined holding company for each of the respective businesses. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _______________, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The holders of record of Libertyville Common Stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.


                                      By Order of the Board of Directors,



Libertyville, Illinois                ________________________________________
__________, 1996                      Secretary


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                          CRABTREE CAPITAL CORPORATION
                           475 NORTH MARTINGALE ROAD
                                   SUITE 440
                          SCHAUMBURG, ILLINOIS  60173

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY ___, 1996

         A Special Meeting of Shareholders (the "Special Meeting") of Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), will be held on July ____, 1996 at ____ m., Chicago time, at _____________________________. The purpose of the Special Meeting is to consider and vote to approve and adopt the proposed Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), Lake Forest Bancorp, Inc., a Delaware corporation ("Lake Forest"), Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville") and Crabtree, pursuant to which the newly-formed merger subsidiaries of North Shore will merge with and into Lake Forest, Hinsdale, Libertyville and Crabtree, and the shareholders of each of the companies will be entitled to receive shares of North Shore on basis of certain fixed exchange ratios, upon the terms and subject to the conditions set forth in the Reorganization Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus. As a result of the Reorganization, North Shore will be renamed Wintrust Financial Corporation, with amended and restated articles and by-laws, which will be the combined holding company for each of the respective businesses. A copy of the Reorganization Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _______________, 1996 as the record date (the "Record Date") for determining shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The holders of record of Crabtree Common Stock at the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.




                                      By Order of the Board of Directors,



Schaumburg, Illinois                  ________________________________________
__________, 1996                      Secretary



         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED __________, 1996
                             JOINT PROXY STATEMENT
                   SPECIAL MEETING OF SHAREHOLDERS OF EACH OF
                      NORTH SHORE COMMUNITY BANCORP, INC.
                           LAKE FOREST BANCORP, INC.
                             HINSDALE BANCORP, INC.
                           LIBERTYVILLE BANCORP, INC.
                          CRABTREE CAPITAL CORPORATION
                                   __________

                                   PROSPECTUS
                         WINTRUST FINANCIAL CORPORATION

         This Joint Proxy Statement/Prospectus is provided in connection with the solicitation of proxies by the Board of Directors of North Shore Community Bancorp, Inc., an Illinois corporation ("North Shore"), Lake Forest Bancorp, Inc. a Delaware corporation ("Lake Forest"), Hinsdale Bancorp, Inc., an Illinois corporation ("Hinsdale"), Libertyville Bancorp, Inc., an Illinois corporation ("Libertyville") and Crabtree Capital Corporation, a Delaware corporation ("Crabtree"), to be voted at the Special Meeting of Shareholders of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree, respectively (each a "Special Meeting" and collectively, the "Special Meetings"), to be held on July ___, 1996, July ___, 1996, July ___, 1996, July ___, 1996, and July
___, 1996, respectively, and at any adjournment thereof, for the purpose of considering and voting upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 28, 1996 (the "Reorganization Agreement"), by and among North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree and certain newly-formed merger subsidiaries of North Shore -- Lake Forest Bancorp II, an Illinois corporation ("LFBII"), Hinsdale Bancorp II, an Illinois corporation ("HBII"), Libertyville Bancorp II, an Illinois corporation ("LBII"), and Crabtree Capital Corporation II, an Illinois corporation ("Crabtree II") (each a "Constituent Corporation" and collectively, the "Constituent Corporations"). Pursuant to the Reorganization Agreement, LFBII will merge with and into Lake Forest, HBII will merge with and into Hinsdale, LBII will merge with and into Libertyville and Crabtree II will merge with and into Crabtree (the "Reorganization"), and North Shore will be renamed Wintrust Financial Corporation ("Wintrust"), with amended and restated articles and bylaws. After the Reorganization, Wintrust will be the combined holding company for each of the respective businesses. The Reorganization Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

         This Joint Proxy Statement/Prospectus is also a prospectus of Wintrust relating to its offering of shares of Wintrust Common Stock to be issued to the holders of Common Stock of Lake Forest, Hinsdale, Libertyville and Crabtree in connection with the proposed Reorganization. If the Reorganization Agreement is approved by the requisite vote of the shareholders of the Constituent Corporations, following satisfaction of certain other conditions, upon consummation of the Reorganization each issued and outstanding share of Lake Forest, other than dissenting shares, will be converted into and exchanged for
9.67334 shares of Wintrust, each issued and outstanding share of Hinsdale, other than dissenting shares, will be converted into and exchanged for 6.03398 shares of Wintrust, each issued and outstanding share of Libertyville, other than dissenting shares, will be converted into and exchanged for 4.02578 shares of Wintrust, and each issued and outstanding share of Crabtree, other than dissenting shares, will be converted into and exchanged for 1.18332 shares of Wintrust; provided that any such shares held by one of the other constituent corporations shall be cancelled. Immediately before, and contingent upon consummation of the Reorganization, each issued and outstanding share of North Shore will be adjusted pursuant to a stock split (the "North Shore Stock Split") to represent 5.16180 shares of Wintrust. See "TERMS OF THE REORGANIZATION."

         Consummation of the Reorganization is subject to the approval of the shareholders of each of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree, the receipt of all required regulatory approvals and certain other conditions. See "Conditions of Consummation" and "Statutory Authority Required for Approvals" under "TERMS OF THE REORGANIZATION."

         INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS AND CERTAIN CONSIDERATIONS."


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JULY ___, 1996

                               TABLE OF CONTENTS


MEETING INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Purpose of the Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Shares Entitled to Vote; Votes Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Solicitation, Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         The Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Reasons for the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Recommendations of the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Opinions of Howe Barnes Investments, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         Certain Material Federal Income Tax Consequences of the Reorganization . . . . . . . . . . . . . . . . . .    5
         Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Waiver, Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Resales of Wintrust Common Stock by Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

RISK FACTORS AND CERTAIN OTHER CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Potential Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Reliance on Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Additional Capital Needs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Limited Market for Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Certain Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Impact of De Novo Operations on Wintrust Profitability . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Allowance for Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Effect of Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Regulatory Restrictions on Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Financial Institution Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

BACKGROUND OF THE REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Background of the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Reasons for the Reorganization and Recommendations of the Board of Directors . . . . . . . . . . . . . . .   13
         Opinions of Howe Barnes Investments, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

TERMS OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Exchange Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Common Stock Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Options/Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Closing Date of the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Conditions to the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Conduct of Business Pending the Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

         Certain Material Federal Income Tax Consequences of the Reorganization . . . . . . . . . . . . . . . . . .   24
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Termination, Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Interests of Certain Persons in the Reorganization; Conflicts of Interest  . . . . . . . . . . . . . . . .   27
         Material Arrangements Between the Companies; Certain Transactions with Management  . . . . . . . . . . . .   28
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Resale of Wintrust Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

DESCRIPTION OF CAPITAL STOCK OF WINTRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Certain Anti-Takeover Effects of Wintrust's Articles and By-Laws and Illinois Law  . . . . . . . . . . . .   34

COMPARATIVE RIGHTS OF SHAREHOLDERS OF WINTRUST AND THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Size and Classification of the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Nominations for Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Action by Written Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Shareholder Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Indemnification of Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Limitation on Directors' Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Shareholder Vote Required to Approve Business Combinations with Principal Shareholders . . . . . . . . . .   40
         Amendment of the Articles and By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

WINTRUST FINANCIAL CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Operational Philosophy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Management of Wintrust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Proposed Public Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Possible Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Dividend Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Reports to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Pro Forma Condensed Combined Statement of Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         Pro Forma Condensed Combined Statement of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Notes to Pro Forma Condensed Combined Financial Information  . . . . . . . . . . . . . . . . . . . . . . .   61

NORTH SHORE COMMUNITY BANCORP, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Management Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         Beneficial Ownership of Certain Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . .   66

LAKE FOREST BANCORP, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
         Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80

         Management Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         Beneficial Ownership of Certain Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . .   84

HINSDALE BANCORP, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  102
         Management Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
         Beneficial Ownership of Certain Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . .  106

LIBERTYVILLE BANCORP, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  124
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  124
         Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  124
         Management Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  125
         Beneficial Ownership of Certain Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  126
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  127
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . .  127

MATTERS OF GENERAL APPLICABILITY TO BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140
         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140
         Supervision and Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  140

CRABTREE CAPITAL CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  146
         Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  146
         Management Ownership of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  151

Beneficial Ownership of Certain Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  152
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  154
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . . . . . . . .  154

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  161
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  162
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  163
APPENDIX A - AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
APPENDIX B - FAIRNESS OPINIONS OF HOWE BARNES INVESTMENTS, INC. . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
APPENDIX C - SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT  . . . . . . . . . . . . . . . . . .  C-1
APPENDIX D - SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE  . . . . . . . . . . . . . . . . .  D-1

                              MEETING INFORMATION

GENERAL

         This Prospectus and Joint Proxy Statement is being furnished to the shareholders of each of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree (each a "Company" and collectively, the "Companies") in connection with the solicitation of proxies by the Board of Directors of each of the Companies for use at its Special Meeting of Shareholders scheduled to be held on July ___, 1996, July ___, 1996, July ___, 1996, July ___, 1996 and July ___,
1996, respectively, at the applicable time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments or postponements thereof.

         Each of the Companies is deemed to have itself supplied all information contained herein with respect to itself.

         This Joint Proxy Statement/Prospectus was mailed to the shareholders of the Companies on approximately July ___, 1996.

PURPOSE OF THE MEETINGS

         The purpose of each of the Special Meetings is to consider and vote upon a proposal to approve the Reorganization Agreement providing for Lake Forest, Hinsdale, Libertyville and Crabtree to each merge with a separate merger subsidiary of North Shore, the name of which will be thereupon be changed to Wintrust Financial Corporation, such that Wintrust will become the parent holding company of the businesses of each of the Companies which will continue to be separately operated in subsidiaries of Wintrust. Pursuant to the terms of the Reorganization Agreement, among other things, (i) LFBII will merge with and into Lake Forest, HBII will merge with and into Hinsdale, LBII will merge with and into Libertyville, and Crabtree II will merge with and into Crabtree, with Lake Forest, Hinsdale, Libertyville and Crabtree as the surviving entities; (ii) each issued and outstanding share of Common Stock of Lake Forest, Hinsdale, Libertyville and Crabtree, other than dissenting shares, will be converted into the right to receive 9.67334, 6.03398, 4.02578 and
1.18332 shares of Wintrust Common Stock, respectively; and (iii) each issued and outstanding share of North Shore Common Stock, other than dissenting shares, shall be adjusted pursuant to the North Shore Stock Split to represent
5.16180 shares of Wintrust Common Stock.

SHARES ENTITLED TO VOTE; VOTES REQUIRED

         Only holders of record of the common stock of the Companies at the close of business on __________, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meetings. On the Record Date, the number of outstanding shares of North Shore Common Stock was [253,809], the number of outstanding shares of Lake Forest Common Stock was [163,360], the number of outstanding shares of Hinsdale Common Stock was [207,137], the number of outstanding shares of Libertyville Common Stock was [229,929], and the number of outstanding shares of Crabtree Common Stock was [1,025,265]. Each share of the common stock of each of the Companies (collectively, the "Company Common Stock") is entitled to one vote on each matter to come before the Special Meeting of the respective Company. As Illinois corporations, the Articles of Incorporation of each of North Shore, Hinsdale and Libertyville require that the Reorganization Agreement be approved by the affirmative vote of shareholders owning at least 2/3 of the issued and outstanding shares of Common Stock entitled to vote at such Company's Special Meeting. As Delaware corporations, the Certificate of Incorporation of each of Lake Forest and Crabtree require that the Reorganization Agreement be approved by the affirmative vote of shareholders owning at least a majority of the issued and outstanding shares of common stock entitled to vote at such Company's Special Meeting.

         Each Company has been advised by its directors, executive officers and certain other significant shareholders, as well as by directors and executive officers of the other Companies who are shareholders of that

Company, who together vote the aggregate number of shares of the Common Stock of the Companies set forth in the table below, that they intend to vote for approval of the Reorganization Agreement:

                                              Number of Shares
                                             Held By Directors,
                                        Executive Officers and Other               Percent of
                 Company               Significant Shareholders(1)(2)         Outstanding Shares(2)
                 -------              -------------------------------         ---------------------
      North Shore . . . . . . . . .              91,767                                36.16%
      Lake Forest . . . . . . . . .              70,869                                43.38%
      Hinsdale  . . . . . . . . . .              73,034                                35.26%
      Libertyville  . . . . . . . .              92,809                                40.36%
      Crabtree  . . . . . . . . . .             337,467                                32.92%

____________________________________________________________________________
(1) Includes for each Company the aggregate number of shares of that Company held with the power to vote by those persons who are directors, executive officers or significant shareholders of any of the Companies, provided such persons have indicated their intention to vote such shares in favor of the Reorganization at the respective shareholder meetings.

(2) Assumes no exercise of options, rights and warrants prior to the Reorganization and therefore does not reflect beneficial ownership of shares subject thereto. Does reflect conversion to Common Stock of shares of preferred stock outstanding at Lake Forest and Libertyville, as required by the Reorganization Agreement.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

         In addition to soliciting proxies by mail, directors, officers and employees of the Companies, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or facsimile, and in person. Arrangements may also be made with custodians, nominees and fiduciaries who do not exercise voting discretion to forward solicitation materials to the beneficial owners of shares of the Common Stock of the Companies, and each of the Companies will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. Because approval of the Reorganization requires the applicable majority vote of each Company's total shares outstanding, any shares represented by proxies which are not properly signed and received by the respective Company prior to the Special Meeting will not be voted and will thus have the same effect as a vote against the proposal.

         Proxies will be voted as specified. However, if no contrary specification is made in a proxy, it will be voted "FOR" approval of the Reorganization Agreement. A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to the Secretary of the relevant Company, c/o Mr. David A. Dykstra, 727 North Bank Lane, Lake Forest, Illinois 60045-1951, or (ii) executing and delivering to the appropriate Company at any time before the proxy's exercise a later dated proxy, or (iii) attending the Special Meeting of the appropriate Company and voting in person.

         The Boards of Directors of the Companies are not aware of any business to be acted upon at the Special Meetings other than consideration of the proposal to approve the Reorganization. If, however, other proper matters are brought before the Special Meetings, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, EACH HOLDER OF SHARES OF ANY OF THE COMPANIES IS URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE RELEVANT COMPANY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                    SUMMARY

         The following is a summary, which is not intended to be complete, of certain information contained elsewhere in this Joint Proxy
Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein and the exhibits hereto. Each shareholder is urged to carefully read this Joint Proxy Statement/Prospectus and the appendices hereto in their entirety.

THE COMPANIES

         Each of the Companies that is party to the proposed Reorganization, except Crabtree, is a one-bank holding company providing community- based banking services in different affluent suburbs of Chicago, Illinois. Crabtree is the holding company for First Premium Services, Inc., an Illinois corporation whose primary business is the financing of insurance premiums ("First Premium"). Howard D. Adams is a founding shareholder and serves as Chairman or Vice Chairman of each of the Companies. The Companies share, to varying degrees, common ownership, common senior management and/or business relationships with each of the other Companies.

         Each of North Shore, Lake Forest, Hinsdale and Libertyville is engaged in commercial banking through its bank subsidiary: North Shore Community Bank and Trust Company, an Illinois banking corporation ("North Shore Bank"), Lake Forest Bank and Trust Company, an Illinois banking corporation ("Lake Forest Bank"), Hinsdale Bank and Trust Company, an Illinois banking corporation ("Hinsdale Bank"), and Libertyville Bank and Trust Company, an Illinois banking corporation ("Libertyville Bank"), respectively (collectively, the "Banks"). Lake Forest was incorporated in Delaware in 1991. Hinsdale, North Shore and Libertyville were incorporated in Illinois in 1992, 1992 and 1994, respectively.

         Each of the Banks provides a variety of financial services to individuals, businesses, local governmental units and institutional customers. These services include personal and commercial banking services, including demand, NOW, money market, savings, and time deposit accounts; real estate, commercial, and consumer loans; safe deposit facilities; and other services tailored for its customer base. Lake Forest Bank, Hinsdale Bank, North Shore Bank and Libertyville Bank each were organized and began operations as Illinois state chartered banks in December 1991, October 1993, September 1994, and October 1995, respectively.

         The address of North Shore's principal executive office is 1145 Wilmette Avenue, Wilmette, Illinois 60091; and its telephone number is (847) 853-1145. As of March 31, 1996, North Shore had total assets of $117,938,000 and total shareholders' equity of $11,407,000. See "Business" and "Selected Financial Data" under "NORTH SHORE COMMUNITY BANCORP, INC."

         The address of Lake Forest's principal executive office is 727 North Bank Lane, Lake Forest, Illinois 60045; and its telephone number is (847) 234-2882. As of March 31, 1996, Lake Forest had total assets of $216,350,000 and total shareholders' equity of $11,095,000. See "Business" and "Selected Financial Data" under "LAKE FOREST BANCORP, INC."

         Hinsdale Bank began operations as a bank in October of 1993. The address of Hinsdale's principal executive office is 25 East First Street, Hinsdale, Illinois 60521 and its telephone number is (708) 323-4404. As of March 31, 1996, Hinsdale had total assets of $118,545,000 and total shareholders' equity of $9,776,000. See "Business" and "Selected Financial Data" under "HINSDALE BANCORP, INC."

         The address of Libertyville's principal executive office is 507 North Milwaukee Avenue, Libertyville, Illinois 60048 and its telephone number is
(847) 367-6800. As of March 31, 1996, Libertyville had total assets of $52,542,000 and total shareholders' equity of $9,387,000. See "Business" and "Selected Financial Data" under "LIBERTYVILLE BANCORP, INC."

         Crabtree was incorporated in Delaware in 1979. Crabtree is engaged in the premium finance industry through its subsidiary First Premium. The address of Crabtree's principal executive office is 475 North Martingale Road, Suite 440, Schaumburg, Illinois 60173 and its telephone number is (847) 517-8030. As of March 31, 1996, Crabtree had total assets of $18,164,000 and total shareholders' equity of $2,658,000. See "Business" and "Selected Financial Data" under "CRABTREE CAPITAL CORPORATION."

THE REORGANIZATION

         As a result of the Reorganization, Lake Forest, Hinsdale, Libertyville and Crabtree will be merged with newly formed merger subsidiaries of North Shore such that North Shore, the name of which will be changed to Wintrust Financial Corporation as of the Effective Date, will become the parent holding company of each of the separate businesses, and the shareholders of each of the Companies will exchange their shares for Wintrust Common Stock. Under the terms of the Reorganization Agreement, when the Reorganization becomes effective, each issued and outstanding share of Lake Forest Common Stock will be converted into 9.67334 shares of Wintrust Common Stock, each issued and outstanding share of Hinsdale Common Stock will be converted into 6.03398 shares of Wintrust Common Stock, each issued and outstanding share of Libertyville Common Stock will be converted into 4.02578 shares of Wintrust Common Stock, and each issued and outstanding share of Crabtree Common Stock will be converted into 1.18332 shares of Wintrust Common Stock, except in each case for any dissenting shares (the "Exchange Ratios"). In addition, each issued and outstanding share of North Shore Common Stock will be adjusted pursuant to the North Shore Stock Split to represent 5.16180 shares of Wintrust Common Stock. Cash will be paid by Wintrust in lieu of issuing fractional shares. See "Exchange Ratios" under "TERMS OF THE REORGANIZATION."

         The Reorganization Agreement also provides that existing articles of incorporation and by-laws of North Shore will be amended and restated as the Articles of Incorporation of Wintrust (the "Articles") and By-Laws of Wintrust (the "By-Laws") providing Wintrust shareholders the rights contemplated by the Reorganization Agreement and to read substantially as set forth in exhibits to the Reorganization Agreement and made a part thereof. See "Certain Anti-Takeover Effects of Wintrust's Articles and By-Laws and Illinois Law" under "DESCRIPTION OF CAPITAL STOCK OF WINTRUST" and "COMPARATIVE RIGHTS OF SHAREHOLDERS OF WINTRUST AND THE COMPANIES." The Reorganization Agreement is included herein as Appendix A to this Joint Proxy Statement/Prospectus.

REASONS FOR THE REORGANIZATION

         The Board of Directors of each of the Companies believes that the approval of the Reorganization Agreement is in the best interest of their respective Companies and shareholders. The Reorganization will result in a combined bank holding company having greater access to financial and managerial resources. While preserving the focus on highly personalized services of the individual banks and the benefits of local, decentralized management of community based banking, the resulting multi-bank holding company should enable the subsidiary banks and subsidiary premium finance company to compete more effectively with other larger and more diversified banks, bank holding companies and other financial services companies in the current and future economic, legal and competitive environment facing all financial institutions. Furthermore, the Boards believe that the Reorganization should establish a combined organization with the size and resources necessary to raise capital through the public equity markets in order to support anticipated further growth and to achieve liquidity for shareholders through the anticipated development of a public trading market for the Wintrust Common Stock. However, there can be no assurance that the Reorganization will have these results. See "Reasons for the Reorganization and Board Recommendations" under "BACKGROUND OF THE REORGANIZATION." See "BACKGROUND OF THE REORGANIZATION" and "WINTRUST FINANCIAL CORPORATION."

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS AND THE DISINTERESTED DIRECTORS (AS DEFINED BELOW) OF EACH OF THE COMPANIES HAVE APPROVED THE REORGANIZATION AGREEMENT AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. The initial terms of the Reorganization Agreement were proposed by the Companies' shared senior management team and the final terms were approved by each of the Special Committees established by the Boards of Directors of each of the Companies to consider the proposal. The Special Committees gave consideration to many factors, including, without limitation, information concerning the relative financial positions, earnings and future prospects of each Company, as well as the respective growth potential of each of the Companies based upon their respective businesses, locations and market areas. The Boards of Directors, including in each case those directors of the Company who do not serve as directors of any other party to the Reorganization (the "disinterested directors"), after consideration of the terms and conditions of the Reorganization Agreement and other factors deemed relevant by the Boards of Directors, including the opinions of Howe Barnes Investments, Inc. ("Howe Barnes") and the recommendation of their respective Special Committees to approve the transaction, believe that the terms of the Reorganization Agreement are fair and that the Reorganization is in the best interests of their respective Companies and their shareholders. See "Reasons for the Reorganization and Board Recommendations" and "Opinions of Howe Barnes Investments, Inc." under "BACKGROUND OF THE REORGANIZATION."

OPINIONS OF HOWE BARNES INVESTMENTS, INC.

         Howe Barnes has furnished an opinion to the Board of Directors of each of the Companies that the financial terms of the Reorganization Agreement, pursuant to which shares of Common Stock of each of the Companies will be converted into shares of Wintrust Common Stock, are fair to the shareholders of each Company from a financial point of view (the "Fairness Opinions"). The Fairness Opinions, which are included in this Joint Proxy Statement/Prospectus as Appendix B, should be read in their entirety for information with respect to the assumptions made, matters considered, and the limitations in the review undertaken in rendering such opinions. See "Opinions of Howe Barnes Investment, Inc." under "TERMS OF THE REORGANIZATION."

EXCHANGE OF STOCK CERTIFICATES

         If the Reorganization Agreement is approved and the Reorganization is consummated, instructions on how to exchange certificates representing shares of any of the Companies' Common Stock for certificates representing shares of Wintrust Common Stock will be sent to each shareholder of record of each of the Companies on or shortly after the effective date of the Reorganization. See "Surrender of Certificates" under "TERMS OF THE REORGANIZATION."

         SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM WINTRUST.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

         An opinion of counsel has been obtained from Blackman Kallick Bartelstein, LLP ("Blackman Kallick") to the effect that the Reorganization will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to customary assumptions and representations, with the consequences that no gain or loss will be recognized by the shareholders of the Companies except with respect to the receipt of cash in lieu of a fractional share of Wintrust Common Stock or upon the exercise of dissenters' rights. See "Certain Material Federal Income Tax Consequences of the Reorganization" under "TERMS OF THE REORGANIZATION."

         SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "TERMS OF THE REORGANIZATION -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE REORGANIZATION UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

REGULATORY APPROVALS AND OTHER CONDITIONS

         As a condition to consummation of the Reorganization, the Reorganization Agreement must be approved by the requisite shareholder vote of each of the Companies. In addition, the consummation of the Reorganization is subject to required bank regulatory approvals and the satisfaction of certain other conditions.

         On June ___, 1996, Wintrust filed an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), for the required approval of the Reorganization. By letter dated __________, 1996, the Federal Reserve deemed the application informationally complete, and accepted the application for processing under delegated authority. It is anticipated that the Federal Reserve will render its decision on the application by __________, 1996. There are no assurances that all the required regulatory approvals will be obtained or when such required approvals will be obtained. See "Regulatory Approvals" and "Conditions to the Reorganization" under "TERMS OF THE REORGANIZATION."

WAIVER, AMENDMENT AND TERMINATION

         The Reorganization Agreement provides that the parties to the Reorganization Agreement may waive compliance with any obligations or other acts of the parties provided for in the Reorganization Agreement. See "Termination, Amendment and Waiver" under "TERMS OF THE REORGANIZATION."

         The Reorganization Agreement and all related agreements may be amended at any time before or after approval of the Reorganization Agreement by the mutual agreement of the parties thereto; provided, however, that any amendment subsequent to the approval of the Reorganization by each of the Companies' shareholders may not impact the Exchange Ratios or North Shore Stock Split.
See "Termination, Amendment and Waiver" under "TERMS OF THE REORGANIZATION."

         The Reorganization Agreement may be terminated at any time prior to consummation of the Reorganization by the mutual agreement of the parties thereto. See "Termination, Amendment and Waiver" under "TERMS OF THE REORGANIZATION."

DISSENTERS' RIGHTS

         Sections 11.65 and 11.70 of the IBCA and Section 262 of the General Corporation Law of Delaware ("DGCL") (which are included herein as Appendices C and D, respectively) allow a shareholder who objects to a merger and who complies with those sections to dissent from the merger and to have paid to him the fair cash value of his shares. See "Dissenters' Rights" under "TERMS OF THE REORGANIZATION." To the extent dissenters' rights are exercised, they will be satisfied from general funds of Wintrust. The Board of Directors may terminate the Reorganization if shareholders owning 10% or more of the Common Stock of any of the Companies, or on a combined basis, the shares of Wintrust Common Stock to be outstanding, exercise dissenters' rights.

RESALES OF WINTRUST COMMON STOCK BY AFFILIATES

         The resale of Wintrust Common Stock issued in connection with the Reorganization to "affiliates" (as such term is defined by Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act")) of the Companies will be subject to restriction. Such shares may only be sold (a) pursuant to a separate registration statement relating to such affiliates' shares of Wintrust Common Stock (which Wintrust has not agreed to provide); (b) pursuant to the terms and conditions of Rule 145 promulgated under the Securities Act by the Commission which impose certain volume limitations and manner of sale requirements for a period of two years following the Reorganization; or (c) pursuant to some other exemption from registration. For Wintrust to be able to account for the Reorganization as a "pooling-of-interests," certain additional restrictions will be placed on affiliates of the Companies with respect to Wintrust Common Stock during the period beginning 30 days before the Reorganization and ending when the results for at least 30 days of post-Reorganization combined operations have been published. See "TERMS OF THE REORGANIZATION -- Resale of Wintrust Common Stock."

MARKET PRICES OF COMMON STOCK

         None of the Companies' Common Stock has ever been the subject of published quotations in an over-the counter market nor have any established public trading markets ever developed for any of the Companies' Common Stock. Based on information supplied to the Companies, trading has occurred in sporadic, privately negotiated transactions. While there can be no assurances, it is anticipated that certain broker dealers may commence making a market in Wintrust Common Stock after the Reorganization in light of the combined number of shareholders and the greater volume of shares to be outstanding.

COMPARATIVE PER SHARE DATA

         The following table presents comparative net income and book value per share data for the Companies on a historical basis and a pro forma equivalent basis, assuming the Reorganization had been effective during the periods presented. No common stock dividends have been paid by North Shore, Lake Forest, Hinsdale or Libertyville since their inception, and Crabtree has paid no dividends during the last five years. The pro forma information gives effect to the Reorganization accounted for as a "pooling-of-interests" and is based on the North Shore Stock Split and the respective Exchange Ratios set forth elsewhere herein. This table should be read in conjunction with the Companies' consolidated financial statements and the Pro Forma Condensed Combined Financial Information, including in each case the notes thereto, which appear elsewhere herein.

                                              THREE MONTHS
                                                 ENDED                              YEAR ENDED DECEMBER 31,
                                               MARCH 31,          ----------------------------------------------------------
                                                 1996                  1995                   1994                 1993
                                            ---------------       ---------------        ---------------       -------------
 Net Income (Loss) per Common
 Share from Continuing Operations(1) :
 North Shore Historical  . . . . . . . .       $ (0.95)               $ (4.29)              $ (12.26)               N/A
    Pro Forma Equivalent Combined  . . .       $ (0.28)               $  1.37               $  (2.27)               N/A
 Lake Forest Historical  . . . . . . . .       $  1.01                $  5.95               $   3.05             $   1.32
   Pro Forma Equivalent Combined   . . .       $ (0.53)               $  2.57               $  (4.26)            $  (9.00)
 Hinsdale Historical . . . . . . . . . .       $  0.31                $  2.04               $  (6.11)            $ (12.55)

    Pro Forma Equivalent Combined  . . .       $ (0.33)               $  1.61               $  (2.66)            $  (5.61)

 Libertyville Historical . . . . . . . .       $ (1.64)               $(14.19)                 N/A                  N/A
    Pro Forma Equivalent Combined  . . .       $ (0.22)               $  1.07                  N/A                  N/A
 Crabtree Historical . . . . . . . . . .       $ (0.03)               $  1.85               $  (0.70)            $  (2.71)
    Pro Forma Equivalent Combined  . . .       $ (0.06)               $  0.31               $  (0.52)            $  (1.10)

- ---------------
(1) Historical net income (loss) per common share from continuing operations are computed by dividing net income (loss) per common share from continuing operations by the sum of the weighted average number of shares outstanding during the period plus dilutive common stock equivalents applicable to stock options, stock rights and stock warrants. Pro forma equivalent combined net income (loss) per common share from continuing operations are computed by multiplying proforma net income (loss) per common share from continuing operations by the applicable Exchange Ratio, or in the case of North Shore, the North Shore Stock Split, so that the pro forma per share amounts are equated to the respective pro forma values for one share of the applicable Company.

                                                March 31,       December 31,
                                                  1996              1995
                                             ---------------   ---------------
 Book Value per Common Share:(1)
 North Shore Historical  . . . . . . . .       $ 41.80           $ 41.76
    Pro Forma Equivalent Combined  . . .       $ 33.91           $ 33.91
 Lake Forest Historical  . . . . . . . .       $ 62.98           $ 63.77
    Pro Forma Equivalent Combined  . . .       $ 63.55           $ 63.55
 Hinsdale Historical . . . . . . . . . .       $ 44.72           $ 44.78
    Pro Forma Equivalent Combined  . . .       $ 39.64           $ 39.64
 Libertyville Historical . . . . . . . .       $ 44.90           $ 46.64
    Pro Forma Equivalent Combined  . . .       $ 26.45           $ 26.45
 Crabtree Historical . . . . . . . . . .       $  2.59           $  2.62
    Pro Forma Equivalent Combined  . . .       $  7.77           $  7.77

_
(1) Historical book value per share is computed by dividing shareholders' equity by the number of shares of the respective companies, as the case may be, outstanding at the balance sheet date, adjusted for the number of shares resulting from the exercise of dilutive stock options, stock rights and stock warrants. The pro forma equivalent combined book values per share represent the pro forma combined book value of $6.57 and $6.57 as of March 31, 1996 and December 31, 1995, respectively, multiplied by the applicable Exchange Ratio, or, in the case of North Shore, the North Shore Stock Split, so that the pro forma per share amounts are equated to the respective pro forma book value for one share of the applicable Company.

                 RISK FACTORS AND CERTAIN OTHER CONSIDERATIONS


POTENTIAL CONFLICTS OF INTEREST

         Certain directors of the Companies (i) presently serve as officers and directors of more than one of the Companies; (ii) have been designated to serve as directors and/or officers of Wintrust following the Effective Date; and/or
(iii) are shareholders of more than one of the Companies. For these reasons, certain directors and officers of the Companies may not be independent and may be considered to have conflicts of interest with respect to the Reorganization and Reorganization Agreement. In addition, the Companies have retained common legal, accounting, tax and financial advisors to represent them with respect to various matters involved in this transaction. See "BACKGROUND OF THE REORGANIZATION." See also "TERMS OF THE REORGANIZATION -- Interests of Certain Persons in the Reorganization; Conflicts of Interests." Shareholders are urged to carefully read this Joint Proxy Statement/Prospectus and rely on their own judgment in evaluating the advisability and fairness of the Reorganization Agreement.

RELIANCE ON KEY PERSONNEL

         Wintrust's success will be largely dependent on its continuing ability to retain the services of the Companies' existing senior management, including Howard D. Adams and Edward J. Wehmer, and the management teams of each of the Banks and First Premium, and, as Wintrust grows, to attract and retain qualified additional senior and middle management. The unexpected loss of services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on Wintrust's business and financial results. It is anticipated that Wintrust and its subsidiaries will enter into management employment contracts or other forms of understanding with senior management; however, the terms and conditions of such arrangements have not yet been finalized.

ADDITIONAL CAPITAL NEEDS

         It is anticipated that Wintrust will need to raise additional capital in 1996 in order to support the growth of the Banks. While management believes that sufficient debt and/or equity capital is available, and that Wintrust, as a combined organization, will be able to access more efficient sources of capital than any of the Companies on a stand alone basis, there can be no assurance that the needed funds will be raised on pricing terms deemed favorable by existing shareholders. To the extent such capital is funded through the issuance of additional equity, Wintrust shareholders may experience dilution and their percentage ownership will be diluted as a result of an offering unless they acquire shares in that offering proportionate to their current ownership interest in Wintrust. See "WINTRUST FINANCIAL
CORPORATION -- Proposed Public Offering."

LIMITED MARKET FOR SHARES

         While the shares of Wintrust Common Stock to be issued in the Reorganization will be freely tradeable by persons other than those who are currently affiliates of any of the Companies, there has been no prior public market for the shares of any of the Companies and there can be no assurance that an active public market will necessarily develop for the Wintrust Common Stock. However, it is anticipated that with more than 6.4 million shares to be outstanding and more than [1,000] shareholders of Wintrust after consummation of the Reorganization, certain broker dealer firms may commence making a limited market in such shares.

         Management is currently considering the feasibility of publicly offering shares of Wintrust Common Stock during the second half of 1996 in order to address additional capital needs. There can be no assurance, however, that an offering will be made at that time or any future time or that a public market will develop as a result of any such proposed public offering. Management is unable to predict at what price such a market, if any, may develop. See "WINTRUST FINANCIAL CORPORATION -- Proposed Public Offering."

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of Wintrust's Articles and By-Laws, which will become effective as part of the Reorganization, and the Illinois Business Corporation Act ("IBCA") may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Board of Directors of Wintrust. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors. Such provisions will also render the removal of the current Board of Directors or management of Wintrust more difficult. Such provisions include, among other things, the authorization of "blank check" preferred stock, staggering the board of directors, limiting the filling of Board vacancies to the Board of Directors, prohibiting shareholder action by written consent, election of the IBCA "fair price" provision, requiring advance notice with respect to shareholder proposals and director nominations and requiring an 85% vote of the shareholders to amend certain anti-takeover provisions in the Articles and By-Laws. Shareholders are encouraged to read carefully Wintrust's Articles and By-Laws which are included in this Joint Proxy Statement/Prospectus as Exhibits B and C, respectively, to the Reorganization Agreement which is set forth in Appendix A.

         It is anticipated that the Board of Directors of Wintrust will consider and may implement a shareholder rights plan ("rights plan") subsequent to the consummation of the Reorganization to deter coercive, hostile bids for corporate control and encourage a potential acquiror to negotiate with the Board of Directors. A rights plan, if implemented, will have also certain anti-takeover effects. See "Certain Anti- Takeover Effects of Wintrust's Articles and By-Laws and Illinois Law" under "DESCRIPTION OF CAPITAL STOCK OF WINTRUST."

IMPACT OF DE NOVO OPERATIONS ON WINTRUST PROFITABILITY

         Each of the Banks was organized as a de novo banking organization within the past five years. Typically, de novo banks require 18 months to three years of operation before becoming profitable due to the impact of organizational and overhead expenses and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. Libertyville, formed in 1994, is still in the start-up phase, and Libertyville Bank, which commenced operations in October 1995, is not yet profitable. North Shore, which commenced operations in September 1994, recorded net losses for 1994 and 1995 and has recently incurred the organizational costs associated with opening two new branches, one in Glencoe in 1995 and one in Winnetka in 1996. Hinsdale, which commenced banking operations in October 1993, recorded net losses for both 1993 and 1994, and first recorded net income for 1995. While management believes that each of these Banks has demonstrated significant success to date in deposit generation and will likely continue to increase its loan-to-deposit ratio as loan origination activities increase, the reported net income and return on average assets for Wintrust will in the near term be impacted by start-up costs associated with these and possible future de novo operations. See "WINTRUST FINANCIAL CORPORATION -- Possible Acquisitions" for information regarding a possible acquisition from certain directors of the Companies of a corporation formed to organized a de novo bank in a northwestern suburb of Chicago.

ALLOWANCE FOR LOAN LOSSES

         The Banks' and First Premium's allowances for loan losses are maintained at a level considered adequate by management to absorb anticipated losses. While none of the Banks nor First Premium has experienced any significant charge-offs since inception, the amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Wintrust's control, and such losses may exceed current estimates. Although management believes that the allowances for loan losses are adequate to absorb any losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. In particular, First Premium is currently seeking to recover the approximately $1.1 million remaining amount related to an approximately $5.0 million premium finance loan that was fraudulently obtained by the obligor, through pending litigation in which First Premium has filed claims against several defendants, including the obligor corporation, certain agents of the obligor and the insurance company. While First Premium management believes it will ultimately recover the remaining amount and associated costs of recovery and therefore has not fully reserved against possible loss of these sums, there can be no assurances when or if such funds will be received.

EFFECT OF INTEREST RATES

         Like most banks, the Banks will realize income primarily from the spread between interest earned on loans and investments and the interest paid on deposits and borrowings. It is expected that the Banks from time to time will experience "gaps" in the interest rate sensitivities of their assets and liabilities, meaning that either their interest-bearing liabilities will be more sensitive to changes in market interest rates than their interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to the Banks' position, the "gap" will work against the Banks and their earnings may be negatively affected. Management will actively monitor the interest rate sensitivities of the assets and liabilities of the Banks and will work to prevent any gaps from approaching imprudent levels.

REGULATORY RESTRICTIONS ON DIVIDENDS

         None of the Companies has previously paid regular quarterly dividends. While there can be no assurances, it is anticipated that Wintrust may commence payment of dividends out of funds legally available therefor. Wintrust's sources of funds for dividend payments will consist primarily of dividends from its direct and indirect subsidiaries. Under the provisions of the Illinois Banking Act, dividends may not be declared by the Banks except out of each Bank's net profit (as defined therein), and unless each Bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the amount of its surplus is at least equal to its capital. Presently, the surplus of each of the Banks equals or exceeds regulatory capital. There are no regulatory restrictions on declaration of dividends by Crabtree. There are, however, certain dividend restrictions in the financial covenants of First Premium's securitization facility and credit agreements of certain of the Companies that may limit payment of dividends to Wintrust.

FINANCIAL INSTITUTION REGULATION

         Wintrust, the Banks and their bank holding companies are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit Wintrust and the Banks; others, however, may increase their costs of doing business and thereby assist competitors.

                        BACKGROUND OF THE REORGANIZATION

BACKGROUND OF THE REORGANIZATION

         Each of the Companies shares certain common members of their senior management teams, a number of common directors and numerous overlapping investors. Howard D. Adams, the principal founding shareholder of each of the organizations, is the Chairman or Vice Chairman of each of the Boards of Directors. Together with members of his family, he is also the largest shareholder of each of the Companies. Edward J. Wehmer, a principal organizer of each of the banking organizations, is a director and Vice Chairman of each of the Companies other than Crabtree.

         Commencing in January 1996, Messrs. Howard Adams, Wehmer, David A. Dykstra, the chief financial officer of each of the bank holding companies, Alan W. Adams, and a management representative of Crabtree, began seriously exploring the possibility of combining the five companies into a common holding company structure. The strategic rationale of the proposed consolidations was to formalize the various cost sharing and shared executive management arrangements already existent to varying degrees among the different Companies in order to: (i) enhance operational systems for the ultimate benefit of customer support; (ii) position the Banks to pursue insurance premium financing as an additional specialized earning asset niche designed to increase overall yield on assets; (iii) offer First Premium a lower cost source of funds through the Banks' participation in premium finance receivables; (iv) provide each of the Companies improved access as a larger entity to more efficient sources of the additional capital that was anticipated to be needed in the near future to fund further growth of the Banks and of First Premium; and (v) potentially achieve greater liquidity for shareholders through the possible creation of public market trading in their shares.

         By the end of January 1996, management had developed a proposed transaction structure and an initial proposal regarding the basis for relative valuations of the five Companies, as well as a sixth company, Wolfhoya, owned by Howard Adams' family and Ed Wehmer which Howard Adams and Mr. Wehmer had formed for the purpose of organizing a fifth de novo bank. In early February 1996, management assembled a team of legal, accounting and tax advisors to begin evaluating the proposed transaction structure and to advise the Companies generally regarding various aspects of the proposal. Over the next approximately eight weeks, management met regularly with its legal, tax and accounting advisors to refine the terms of the proposed consolidation in order to accomplish a tax-free reorganization to be accounted for as a pooling-of-interests.

         At Special Meetings of the respective Boards of Directors of the Companies during the week of April 1, 1996, management introduced the concept of the proposed Reorganization to each of the Boards, outlining the perceived strategic benefits and potential business risks. Following management's presentation, legal counsel reviewed with each of the Boards the fiduciary responsibilities of the directors in considering a transaction such as that proposed where certain members of management and the Board may be deemed to have conflicting loyalties. Each of the Boards appointed a special committee of disinterested directors to further evaluate the proposed transaction, to consider retaining common advisors with the other Companies, and to select a financial advisor to assist in evaluating the fairness to Shareholders of the proposed transaction from a financial point of view. Each Company also agreed to share equally with the other Companies the expenses relating to pursuit of the proposed transaction.

         On April 5, 1996, the Special Committees of each of the Companies convened jointly to review in greater detail with management the terms of the proposed transaction and to establish a process for further discussions among the Special Committees in order to ensure fair dealing in arriving at the terms of any proposed transaction. The Special Committees determined to engage jointly (i) Vedder, Price, Kaufman & Kammholz as the legal advisor to the transaction with respect to certain corporate and securities matters, (ii) KPMG Peat Marwick LLP, to advise as to certain accounting matters, and (iii) Blackman Kallick Bartelstein, LLP, to advise as to certain tax matters. Each of the banking Companies separately retained Meltzer, Purtill & Stelle as corporate and bank regulatory counsel and Crabtree retained Rudnick & Wolfe as its corporate counsel to advise on certain matters relating to the transaction. The Special Committees also considered four written proposals received by management from investment banking firms and requested that representatives of Howe Barnes Investments, Inc. be invited to make a presentation to the combined Special Committees regarding representing each of the Companies on a combined basis in connection with delivery of separate fairness opinions to each of the Companies regarding the proposed exchange ratios.

         Thereafter, at a meeting on April 12, 1996, following a presentation by representatives of Howe Barnes, the Special Committees each engaged Howe Barnes to evaluate management's proposed exchange ratios and to deliver a separate opinion to each Company as to whether the proposed exchange ratios were fair to their respective shareholders from a financial point of view. It was further agreed that if Howe Barnes did not conclude that the proposed exchange ratios were fair, they would advise the Special Committees as to exchange ratios that they did consider to be fair to all parties. Subsequent thereto, each Special Committee met separately with Howe Barnes, after consultation with the management team of their respective subsidiary, to discuss with Howe Barnes those factors the directors considered important in assessing the valuation of that Company relative to the other Companies.

         The Special Committees met together on three subsequent occasions. On April 23, 1996, additional developments and certain due diligence matters were discussed, including a presentation by management of First Premium to overview its premium finance business, followed by a facility tour. On May 7, 1996, management advised the Special Committees that it had determined not to pursue the acquisition of Wolfhoya at this time; legal counsel reviewed with the members of the Special Committees the provisions of the proposed form of the Reorganization Agreement, including the proposed Articles and By-laws of Wintrust; and Howe Barnes delivered its oral opinions that the Exchange Ratios, as modified by Howe Barnes to increase the relative valuation of Libertyville, were fair to shareholders from a financial point of view.

         After several days involving various discussions among members of the separate Special Committees and management, the committees jointly reconvened on May 10, 1996, to consider the definitive proposal regarding the Reorganization including the Exchange Ratios. At the conclusion of this meeting, each of the Special Committees indicated its intention to recommend approval of the Reorganization Agreement to its respective Board of Directors.

         Special Meetings of the Boards of Directors of each of the Companies were held during the week of May 13, 1996. At each of these meetings, management reviewed with the Board the strategic rationale for the proposed Reorganization, legal counsel reviewed the terms of the definitive Reorganization Agreement, including the Articles and By-laws of Wintrust, and representatives of Howe Barnes delivered their oral fairness opinions to the full boards. At each meeting, following separate discussion among the disinterested directors of such Board, the disinterested directors of each Company approved the Reorganization Agreement and, after reconvening the full board, the full board of each Company approved the Reorganization Agreement, subject to requisite shareholder approval.

REASONS FOR THE REORGANIZATION AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF EACH COMPANY BELIEVES THAT THE
REORGANIZATION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE RESPECTIVE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF EACH COMPANY, INCLUDING THE DISINTERESTED DIRECTORS THEREOF VOTING SEPARATELY, HAVE APPROVED THE REORGANIZATION AND EACH BOARD UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS TO VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT.

         The Boards of Directors of the Companies, with the assistance of outside financial and legal advisors, have evaluated the financial, legal and market conditions bearing on the decision to recommend the Reorganization. The terms of the Reorganization, including the Exchange Ratios and the North Shore Stock Split, were initially proposed by the shared senior management team of the Companies. The final terms of the Reorganization Agreement reflect ensuing discussions among the Special Committees appointed by the Boards of each of the Companies, management and the Companies' financial advisor.

         In reaching its conclusion to approve the Reorganization Agreement and the transactions contemplated thereby, each Board consulted with its respective management team, as well as its financial and legal advisors, and considered, among other factors, the following:

                 (i) each Company's business, financial condition, results of operations, management and prospects as a stand alone institution, including but not limited to its potential growth, development, productivity and profitability, and the business risks associated therewith;

                 (ii) the current and prospective environment in which the Companies operate, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend towards consolidation in the financial services industry, particularly in the Chicago market area;

                 (iii) information concerning the business, operations, asset quality and prospects of the Companies on a combined basis, including the ability of the combined entity to (a) compete more effectively and weather future unforeseen financial difficulties, (b) provide enhanced prospects for earlier dividends for shareholders of the Company, (c) provide shareholders with long term growth potential and liquidity through publicly registered shares, (d) provide capacity for a more efficient capital structure, and (e) provide access to more efficient sources of capital to finance future growth;

                 (iv) the enhanced ability of the combined entity to develop additional profitable earning asset niches;

                 (v) the conclusion of its Special Committee that the Reorganization is fair to its shareholders and the Special Committee's recommendation to approve the Reorganization;

                 (vi) the opinion of Howe Barnes that the Exchange Ratios and North Shore Stock Split are fair to the holders of Common Stock of each of the Companies from a financial point of view;

                 (vii) the review by each Board of Directors with its legal and financial advisors of the provisions of the Reorganization Agreement, including the conditions to consummation thereof;

                 (viii) the belief of the Boards of Directors that the terms of the Reorganization Agreement are attractive in that they would allow shareholders of the Companies the opportunity to receive a more liquid investment in the form of Wintrust Common Stock, while permitting the shareholders to defer any tax liability associated with any gain in the value of their investment greater than the amount of cash received and to become shareholders Wintrust;

                 (ix) the desirability of retaining access to the existing common senior management teams that have provided each Company a level of management, marketing and financial expertise beyond that which the respective Companies could have otherwise afforded to hire, and the operational compatibility of the respective business and management philosophies of the Companies, all of which are committed to prioritizing localized decisionmaking in order to deliver quality product and achieve a highly responsive level of personalized customer service;

                 (x) the fact that the Companies need additional funds to support further growth in profitability and the opinion of senior management that a combined organization would enable the Companies to raise additional capital more efficiently and on more favorable terms than any of the Companies could likely achieve on a stand-alone basis; and

                 (xi) the alternative strategic courses available to the Companies, including remaining independent and undertaking other potential capital raising alternatives.

         In reaching their determination to accept the Reorganization Agreement, the Boards did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. The importance of these factors relative to one another cannot be precisely determined or stated herein and there can be no assurance that the expected results or benefits of the proposed Reorganization will actually occur. Although there can be no assurance, the Boards of Directors believe that the Reorganization will provide shareholders with increased value and liquidity for their stock and will provide their communities and customers with expanded services and products.

         The Board of Directors of each Company unanimously recommend that the shareholders of the respective Company vote "FOR" approval and adoption of the Reorganization Agreement.

OPINIONS OF HOWE BARNES INVESTMENTS, INC.

         At separate meetings of the Boards of Directors of: Crabtree on May 13, 1996; North Shore and Hinsdale on May 14, 1996; and Lake Forest and Libertyville on May 15, 1996, at which the terms of the proposed Reorganization were discussed and considered, Howe Barnes rendered opinions to the Board of Directors for each of the Companies that, as of the date of such meetings, the Exchange Ratios are fair, from a financial point of view, to the holders of Common Stock for each of the Companies. Howe Barnes has confirmed its opinions by delivery of a written opinion to the Board of Directors of each of the Companies dated the date of this Proxy Statement stating that, as of the date hereof and based on the matters set forth in such opinion, the Exchange Ratios are fair, from a financial point of view, to the holders of common stock for each of the Companies.

         THE FULL TEXT OF HOWE BARNES' OPINIONS DATED THE DATE HEREOF, WHICH SET FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN BY HOWE BARNES, ARE ATTACHED AS APPENDIX C AND ARE INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE HOWE BARNES OPINIONS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. SHAREHOLDERS ARE URGED TO READ THE APPLICABLE HOWE BARNES OPINION IN ITS ENTIRETY.

         Each Howe Barnes opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratios to the holders of the Companies' Common Stock and does not address the Companies' underlying business decisions to proceed with the Reorganization. Howe Barnes has been retained on behalf of the Board of Directors of each of the Companies, and its opinion does not constitute a recommendation to any holder of any of the Companies' Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of the Companies' Common Stock.

         Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Board of Directors for each of the Companies selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

         For purposes of its opinions dated the date hereof and in connection with its review of the proposed transaction, Howe Barnes, among other things:
(i) reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth; (ii) reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the other Companies and materials prepared in connection with the proposed transaction; (iii) conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each; (iv) reviewed certain financial forecasts and projections of the Companies as prepared by the management of each; (v) reviewed the offering document and private placement memorandum for each of the Companies (where applicable) used in connection with the capitalization of each; (vi) reviewed the recent stock prices and historical trading activity for the shares of each of the Companies;
(vii) reviewed the Reorganization Agreement and all of the related agreements; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

         Howe Barnes has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information supplied to it by each of the Companies for the purposes of this opinion. Howe Barnes has also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it. In that regard, Howe Barnes has assumed that such forecasts reflect the best currently available estimates and judgment of management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. Howe Barnes is not an expert in the evaluation of allowances for loan losses, and has not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor has Howe Barnes reviewed any individual loan credit files and has assumed that the aggregate allowance for loan losses is adequate to cover such losses. In addition, Howe Barnes has not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies or any of their subsidiaries, nor was Howe Barnes furnished with any such evaluation or appraisal. Its opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date hereof.

         The following is a brief summary of the analysis presented by Howe Barnes to the Board of Directors of each of the Companies in connection with Howe Barnes' fairness opinion.

         Comparison of Performance. Howe Barnes analyzed the historical operating results of each of the Companies for 1994 and 1995, including the balance sheet and income statement, asset quality, current asset/liability sensitivity, and operating budgets. Because of the limited operating history for each of the Companies, Howe Barnes also reviewed and analyzed the projected future performance for each of the Companies through 1999. The projections reviewed by Howe Barnes were prepared by the managements of each of the Companies. None of the Companies publicly discloses internal management projections of the type provided to Howe Barnes in connection with the review of the merger. Such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

         This analysis showed, among other things, that from 1994 to 1995, Lake Forest's assets grew 36.8% to $197 million from $144 million, while Lake Forest's net income grew 99.8% to $1.015 million from $508 thousand for the same period. From 1994 to 1995 Hinsdale's assets grew 74.2% to $116 million from $67 million, while net income grew to $420 thousand in 1995 from a net loss of $893 thousand for 1994. From 1994 to 1995 North Shore's assets grew 132.8% to $105 million from $45 million, while North Shore had net losses of $862 thousand and $896 thousand for 1995 and 1994, respectively. For 1995 Libertyville had total assets of $37 million and a net loss of $958 thousand. From 1994 to 1995 Crabtree's assets grew 11.6% to $18.8 million from $16.9 million, while net income grew to $1,882 thousand from a net loss of $955 thousand.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that each of the Companies could produce over the period from January 1, 1996 through December 31, 1999, assuming a minimum required equity level of 5.5% of total assets, if each of the Companies performed in accordance with forecasts based on the management's estimates for each of the Companies. Howe Barnes also estimated the net income capitalization rate for each of the Companies as of December 31, 1999 ranging from 9.0% to 10.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1995 using discount rates ranging from 13.0% to 14.0%, which reflect different assumptions regarding the required rate of return of holders and prospective buyers of common stock. Howe Barnes' indicated theoretical values for Lake Forest, based on four-year projections of return on average assets ranging between 0.70% and 1.40% and asset growth rates ranging between 14.0% and 27.0%, indicated a range between $138.89 per share and $159.68 per share. Howe Barnes' indicated theoretical values for Hinsdale, based on four-year projections of return on average assets ranging between 0.70% and 1.50% and asset growth rates ranging between 22.0% and 34.0%, indicated a range between $88.00 per share and $100.92 per share. Howe Barnes' indicated theoretical values for North Shore, based on four-year projections of return on average assets ranging between 0.30% and 1.40% and asset growth rates ranging between 15.0% and 70.0%, indicated a range between $70.41 per share and $80.86 per share. Howe Barnes' indicated theoretical values for Libertyville, based on four-year projections of return on average assets ranging between (0.10)% and 1.40% and asset growth rates ranging between 22.0% and 150.0%, indicated a range between $55.66 per share and $64.00 per share. Howe Barnes' indicated theoretical values for Crabtree, based on four-year projections of net income ranging between $1.0 million and $4.6 million and asset growth rates ranging between 24.0% and 38.0%, indicated a range between $16.81 per share and $19.28 per share.

         Relative Contribution Analysis. In performing a relative contribution analysis, Howe Barnes analyzed the contribution of each of the Companies to the income statement and balance sheet of the consolidated entity on a pro-forma basis. The balance sheet and income statement items analyzed included, among other things, the relative contribution to the consolidated entity of each of the Companies of preliminary unaudited total equity as of March 31, 1996, 1995 net income, and projected net income through 1999. The proposed dollar values for each of the Companies expressed as a percentage of the total combined pro-forma value were 24.0%, 18.6%, 20.7%, 13.7%, and 23.0% for Lake Forest, Hinsdale, North Shore, Libertyville, and Crabtree, respectively.

         The relative contribution analysis showed, among other things, that, as of March 31, 1996, Lake Forest, Hinsdale, North Shore, Libertyville, and Crabtree would have contributed 25.0%, 22.1%, 25.7%, 21.2%, and 6.0% of total shareholders' equity, respectively.

         Given the limited operating history of several of the Companies as well as the projected growth potential and future prospects for each, Howe Barnes considered not only the current level of net income contribution but also the future projected net income contribution for each of the Companies. Projected net income for each of the Companies was based on estimates of the respective managements of the Companies. The relative contribution analysis also showed, among other things, that Lake Forest, Hinsdale, North Shore, Libertyville, and Crabtree would have contributed 67.8%, 28.1%, (57.6)%, (64.0)%, and 125.7% of net income as of December 31, 1995, and 24.8%, 19.2%,
20.3%, 14.2%, and 21.6% of projected net income (exclusive of any cost savings and revenue enhancements resulting from the Reorganization) as of December 31, 1999, respectively.

         The foregoing is a summary of the material financial analyses performed by Howe Barnes, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes' opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes' view of the accrual value of the Companies.

         Howe Barnes examined the history of trading prices and volume for Common Stock of the Companies and found the trading history to be limited in most cases, and nonexistent in others. None of the Companies trade on any organized exchange and no active market for the Common Stock of any of the Companies has developed. As a result, the stock trading history of the Companies was not deemed by Howe Barnes to be useful in rendering its fairness opinion. Howe Barnes also attempted to conduct a comparable transaction analysis by compiling financial data from comparable merger transactions.
Given the unique aspects of this transaction, including the simultaneous merger of five operating companies, the limited operating history of certain of the Companies, and the differing asset sizes, profitability levels, and business lines of the Companies, the usefulness of this valuation technique is diminished. In Howe Barnes' opinion, a material number of comparable transactions could not be compiled which would sufficiently reflect the facts of this transaction. In arriving at its fairness determination, Howe Barnes considered the results of all such analyses some of which are not mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among the Companies. Reorganization transactions involve unique non-financial issues that must be negotiated in a fair and equitable manner. Although they are difficult to quantify, these non-financial issues could influence the appropriateness of the Exchange Ratios. These issues include, among other things, the name of the surviving corporation, location of headquarters, board of directors composition, management structure, and respective ownership by each Company's shareholders in the surviving corporation. Representatives of the Companies were responsible for the negotiation of these non-financial issues, and as such, Howe Barnes has assumed that these factors did not influence the Exchange Ratios.

         In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Companies. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of assets and liabilities do not purport to be appraisals or to reflect the prices at which such assets and liabilities actually may be sold or transferred to another party.

         Pursuant to the terms of a letter agreement dated April 8, 1996, and accepted by each of the Companies on April 23, 1996, each of the Companies agreed jointly to pay Howe Barnes an aggregate fee of $120,000 for rendering of its opinion. In addition, the Companies have each agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.


                          TERMS OF THE REORGANIZATION

         The following description of the Reorganization is qualified in its entirety by reference to the Agreement and Plan of Reorganization and Plan of Merger (collectively, the "Reorganization Agreement"), which is attached hereto as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. ALL SHAREHOLDERS ARE ENCOURAGED TO READ THE REORGANIZATION AGREEMENT IN ITS ENTIRETY.

GENERAL

         On the Effective Date, subject to the terms and conditions of the Reorganization Agreement, LFBII will merge with and into Lake Forest, HBII will merge with and into Hinsdale, LBII will merge with and into Libertyville, and Crabtree II will merge with and into Crabtree, with Lake Forest, Hinsdale, Libertyville and Crabtree to be surviving corporations which will continue to exist as wholly-owned, mid-tier holding company subsidiaries of Wintrust (formerly North Shore, the name of which will be changed at the Effective Date pursuant to the Reorganization). As part of, and simultaneous with the Effective Date of, the Reorganization, the Articles of Incorporation and By-Laws of North Shore will be amended and restated pursuant to the terms of the Reorganization Agreement, and will govern Wintrust until amended or repealed in accordance with applicable law. The Articles of Incorporation or Certificate of Incorporation, as the case may be, and by-laws of each of Lake Forest, Hinsdale, Libertyville and Crabtree in effect at the Effective Date will govern the respective surviving corporation until amended or repealed in accordance with applicable law. The separate corporate existences of the Banks and First Premium will be unaffected by the Reorganization. See "WINTRUST FINANCIAL CORPORATION -- Operational Philosophy."

EXCHANGE RATIOS

         In the Reorganization, each share of Lake Forest Common Stock, Hinsdale Common Stock, Libertyville Common Stock and Crabtree Common Stock which is issued and outstanding immediately prior to the Effective Date, other than dissenting shares, shall be converted into and represent the right to receive shares of Wintrust Common Stock (the "Wintrust Shares") on the basis of the Exchange Ratios set forth in the table below. Each share of North Shore Common Stock which is issued and outstanding immediately prior to the Effective Date, other than dissenting shares, shall be adjusted in the form of a stock split (the "North Shore Stock Split") so as to represent 5.16180 Wintrust Shares.

         The table below sets forth, based on the shares of Common Stock of each of the Companies issued and outstanding as of May 22, 1996, and assuming conversion to Common Stock of all preferred shares in accordance with the terms thereof, (i) respective Exchange Ratios, (ii) the aggregate number of shares of Wintrust Common Stock to be issued in exchange for the shares of Common Stock of each Company, and (iii) the resulting percentage ownership of Wintrust shares to be held by the shareholders of each Company.


                                                                  Aggregate
                                                                  Number of
                                                                  Shares of          Pro Forma
                                                                   Wintrust            % of
                                                                 Common Stock          Total
                                                                  Issuable in         Wintrust
                                         Exchange Ratio           Exchange(1)       Shares(1)(2)
                                         --------------          -------------      ------------
             North Shore . . . . . .      5.16180                    1,189,841         18.5%
             Lake Forest . . . . . .      9.67334                    1,580,237         24.6%
             Hinsdale  . . . . . . .      6.03398                    1,196,508         18.6%
             Libertyville  . . . . .      4.02578                      848,840         13.2%
             Crabtree  . . . . . . .      1.18332                    1,612,829(3)      25.1%

_
(1) As of May 22, 1996, assuming full conversion of preferred shares in accordance with their respective terms and giving effect to cancellation of all intercompany holdings of Common Stock as provided in the Reorganization Agreement.

(2) Assumes no exercise of currently outstanding warrants, right and options to purchase shares of Common Stock of the various Companies other than as specified in footnote (3) below.

(3) Gives effect to the exercise of a portion of the First Premium common stock warrants and conversion thereof into 399,612 shares of Wintrust Common Stock in accordance with the terms of the Reorganization Agreement. Does not give effect to the possible exercise of the remaining portion of First Premium warrants which are not anticipated to be exercised prior to the Effective Date and would thereafter be exercisable for an additional 48,128 shares of Wintrust Common Stock on the basis of the Crabtree Exchange Ratio.

         Each share of LFBII, HBII, LBII and Crabtree II Common Stock which is issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive one share of either Lake Forest Common Stock, Hinsdale Common Stock, Libertyville Common Stock or Crabtree Common Stock, as the case may be. The Reorganization Agreement provides that any shares of Preferred Stock of Lake Forest, Hinsdale, Libertyville and Crabtree which are issued and outstanding as of the Effective Date will be cancelled, it being contemplated that all such Shares will have been previously converted to Common Stock in accordance with provisions of the Reorganization Agreement.

COMMON STOCK WARRANTS

         There are outstanding certain Warrants to purchase shares of the North Shore Common Stock, Hinsdale Common Stock and Libertyville Common Stock (the "Common Stock Warrants") which, as of March 31, 1996, entitled the holders thereof to purchase an aggregate of 5,000 shares of North Shore Common Stock, 10,000 shares of Hinsdale Common Stock and 20,760 shares of Libertyville Common Stock, respectively. Upon consummation of the Reorganization, each such Warrant that is outstanding immediately prior to the Effective Date shall remain outstanding after the Effective Date and shall be unaffected by the Reorganization, except that the North Shore Common Stock Warrants shall be adjusted to give effect to the North Shore Stock Split.

         As of March 31, 1996, Warrants to purchase 6,493 shares of First Premium were outstanding (the "First Premium Warrants"). At or prior to the Effective Date, the Reorganization Agreement requires that the First Premium Warrants will be amended so as to provide the holders thereof the right to purchase that number of shares Crabtree Common Stock that will convert, on the basis of the Crabtree Exchange Ratio, into an aggregate of 447,740 shares of Wintrust Common Stock (assuming no prior exercise of the Warrants). Any of such Warrants that are not exercised prior to the Effective Date, will be converted pursuant to the Reorganization into the right to purchase shares of Wintrust Common Stock on terms appropriately adjusted to reflect such Exchange Ratio. The two holders of the First Premium Warrants, Internationale Netherlanden Bank, N.V. and Deerpath Investments, LLP have indicated their intention to agree to the proposed amendments to the First Premium warrants.

OPTIONS/RIGHTS

         Options/rights (each an "Option" and collectively, the "Options") to purchase shares of North Shore Common Stock, Lake Forest Common Stock, Hinsdale Common Stock, Libertyville Common Stock, Crabtree Common Stock, First Premium Common Stock and Common Stock of The Credit Life Companies, Inc., a Delaware corporation and wholly-owned subsidiary of Crabtree ("Credit Life"), are outstanding under several different stock option/rights plans and agreements. Options to purchase 64,076 shares of North Shore Common Stock, 36,502 shares Lake Forest Common Stock, 31,455 shares of Hinsdale Common Stock, 22,550 shares of Libertyville Common Stock, 43,725 shares of Crabtree Common Stock, 1,783 shares of First Premium Common Stock and 74.7 shares of Credit Life Common Stock were issued and outstanding as of March 31, 1996. Upon consummation of the Reorganization, each Option, other than the First Premium and Credit Life Options, that is validly issued and outstanding immediately prior to the Effective Date will automatically become an option to purchase the number of shares of Wintrust Common Stock (a "Wintrust Stock Option") determined by multiplying the number of shares of Lake Forest Common Stock, Hinsdale Common Stock, Libertyville Common Stock and Crabtree Common Stock subject to the Options by the respective Exchange Ratio and in the case of North Shore, by the number of shares represented by the North Shore Stock Split. At or prior to consummation of the Reorganization, the Options to purchase shares of First Premium Common Stock or Credit Life Common Stock which are validly issued and outstanding immediately prior to the Effective Date will be amended so as to convert into the right to purchase an aggregate of 133,963 shares of Wintrust Common Stock.

CLOSING DATE OF THE REORGANIZATION

         The closing of the Reorganization (the "Closing") will take place on a date mutually agreed upon by the parties to the Reorganization Agreement as soon as practicable following satisfaction of the conditions precedent to the Reorganization. See "-- Conditions to the Reorganization." The parties shall execute, acknowledge and file, in accordance with the governing corporate law, a certificate of merger or articles of merger, as the case may be, upon satisfaction of all conditions precedent to the consummation of the Reorganization contemplated by the Reorganization Agreement. The date and time on which the Reorganization becomes effective is referred to herein as the "Effective Date."

SURRENDER OF CERTIFICATES

         As soon as practicable after the Effective Date, Wintrust will mail to each holder of record of the Common Stock of each of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree a letter of transmittal and instructions for use in effectuating the surrender of such holder's North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock certificates (the "Certificates").

         NO SHAREHOLDERS SHOULD SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM WINTRUST.

         Upon surrender to Wintrust of one or more Certificates, together with a properly completed letter of transmittal, Wintrust will cause to be issued and mailed to holders of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock, certificates representing the shares of Wintrust Common Stock plus the amount of cash which the holder is entitled to receive in lieu of fractional shares pursuant to the Reorganization Agreement. The surrendered certificates of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock will thereupon be cancelled. No fractional shares of Wintrust Common Stock will be issued in exchange for shares of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock and holders thereof will receive cash in lieu thereof. A Wintrust Common Stock certificate may be issued in a name other than the name in which the surrendered Certificate(s) is registered only if a certificate representing such North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock is presented to Wintrust, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

         No dividends or other distributions declared after the Effective Date with respect to Wintrust Common Stock shall be paid to the holder of any unsurrendered certificate of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock (with respect to the right to receive any Wintrust Common Stock represented thereby) until such holder of record shall have surrendered such North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree Common Stock certificate in good and proper form. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Wintrust Common Stock represented by such certificate.

CONDITIONS TO THE REORGANIZATION

         Consummation of the Reorganization is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         In addition to the required regulatory approvals described below, the obligations of the Companies to effect the Reorganization are subject to the fulfillment at the Effective Date of the following conditions (unless waived by the appropriate parties): (i) there shall not be any order, injunction or decree issued by any court or agency or legal restraint or prohibition preventing the consummation of the Reorganization in effect, nor any statute, rule, regulation, order, injunction or decree enacted, promulgated or enforced which prohibits, materially restricts or makes illegal consummation of the Reorganization; (ii) the Reorganization Agreement and the Reorganization shall have been approved by at least 2/3 of the shares of Common Stock of each of North Shore, Hinsdale and Libertyville entitled to vote thereon; and by at least a majority of the shares of Common Stock of each of Lake Forest and Crabtree entitled to vote thereon;
(iii) the Fairness Opinion shall not have been withdrawn or materially modified prior to the Effective Date; (iv) the absence of a stop order suspending effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus is a part and/or proceedings seeking such a stop order; (v) the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve and any other applicable regulatory authority required to consummate the Reorganization; (vi) receipt of an opinion from Blackman Kallick regarding the federal income tax consequences of the Reorganization substantially to the effect that, among other matters, the shareholders of the Constituent Corporations will not recognize taxable gain by reason of the Reorganization except to the extent of cash received in lieu of fractional shares; (vii) receipt of an opinion from KPMG Peat Marwick LLP to the effect that the Reorganization will qualify for "pooling-of-interests" method of accounting and a favorable pooling letter from Arthur Andersen, LLP ("Arthur Andersen") with respect to certain pooling issues relating to Crabtree and its former and current subsidiaries; (viii) the First Premium Warrants shall have been amended so as to provide the holders thereof the right to acquire upon conversion or exercise an aggregate of 447,740 shares of Wintrust Common Stock;
(ix) the First Premium and Credit Life Options shall have been amended so as to provide for the conversion of the Credit Life Options into the right to acquire shares of First Premium on the Effective Date and the conversion of all options to acquire First Premium Common Stock issued and outstanding immediately prior to the Effective Date into the right to acquire an aggregate of 133,963 shares of Wintrust Common Stock; (x) as of the Effective Date, there shall have been no adverse change or changes in the assets, liabilities, properties, financial condition, results of operations or business prospects of any one or more of the Companies and their respective subsidiaries, taken as a whole, which would be materially adverse to the results of operations, financial condition or business prospects of Wintrust on a combined basis; and (xi) the merger of Credit Life with and into First Premium shall have been completed.

REGULATORY APPROVALS

         Federal Reserve. The Reorganization is subject to prior approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve from approving the Reorganization if the Reorganization would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if the effect of the Reorganization in any section of the country may be to substantially lessen competition or tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Reorganization are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is highly improbable that the Reorganization poses any antitrust issues. The Federal Reserve also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve will assess the records of the Banks under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Reorganization may not be consummated up to 30 days following the date of the Federal Reserve approval, during which time the Department of Justice ("DOJ") may challenge the Reorganization on antitrust grounds. The Federal Reserve, in conjunction with the DOJ, may reduce the 30-day waiting period to 15 days. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Under the Federal Reserve's regulations, the Federal Reserve is required to act on the application within the 60-day period (reduced to 30 days if the Federal Reserve delegates processing of the application to the Federal Reserve Bank of Chicago) that begins on the date of submission to the Federal Reserve of a complete record of the application (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve).

         Wintrust filed its application with the Federal Reserve on [June] _____, 1996. By letter dated ________, 1996, the Federal Reserve deemed the application informationally complete, and accepted the application for processing under delegated authority. It is anticipated that the Federal Reserve will render its decision on the application by _____________, 1996. There can be no assurance that the Federal Reserve will continue processing the application under delegated authority.

         There can be no assurance that the Federal Reserve will approve the Reorganization, and if the Reorganization is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the DOJ will not challenge the Reorganization or, if such a challenge is made, as to the result thereof.

         The Reorganization cannot proceed in the absence of all requisite regulatory approvals. See "-- Conditions to the Reorganization," "-- Closing Date of the Reorganization" and "-- Termination, Amendment and Waiver." The Companies have agreed to take all reasonable actions necessary to obtain approvals and comply with the requirements of the Federal Reserve and other governmental entities.

         The Companies are not aware of any other governmental approvals or actions that are required for consummation of the Reorganization except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

CONDUCT OF BUSINESS PENDING THE REORGANIZATION

         Under the Reorganization Agreement, pending consummation of the transaction each of the Companies is generally obligated to (i) operate and conduct its respective business only in the ordinary course consistent with past practices; (ii) preserve, and to cause its respective operating subsidiaries to preserve, their respective business organizations; (iii) use best efforts to keep available the services of its respective present officers, key employees, and agents; and (iv) use its best efforts to preserve the goodwill of its key suppliers, customers and others having material business relations therewith, except in each case where the loss of such services or relationships will not have a material adverse effect on the financial condition or business prospects of Wintrust.

         In this regard, each of the Companies has agreed: (i) not to make any material change in its respective business or operations; (ii) to maintain its respective property and physical assets in as good a state of operating condition and repair, except for ordinary depreciation and wear and tear; (iii) subject to certain exceptions, not to sell, pledge, lease, mortgage, encumber or otherwise dispose of any of its respective assets, other than pursuant to transactions in the normal course of business for fair value; (iv) to keep in force all policies of insurance covering its respective businesses, properties and assets and any of its respective subsidiaries and all policies of insurance providing for directors and officers errors and omission coverage except as same may be replaced with policies of insurance providing substantially similar coverage; (v) except as otherwise contemplated in the Reorganization Agreement or as provided for above in clause (iii) above, not to incur or agree to incur any obligations to issue, sell, pledge or dispose of, or otherwise encumber, any of its respective shares of capital stock, or any options, rights, or other securities convertible into such shares, options, rights or other securities;
(vi) not to authorize or pay or agree to pay or accrue any increased wage, salary or other remuneration of the directors, officers or other key employees or agents of any of the Companies or North Shore Bank and not to authorize or make any material changes in compensation or policy regarding compensation payable or to become payable to any directors, officers or other employees, of any of the Companies and their respective subsidiaries; (vii) not to declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its respective capital stock, or otherwise make any payments to its respective shareholders in their capacity as such; except as contemplated in the Reorganization Agreement, not to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any rights, warrants or options to acquire any such shares; or, except as contemplated in the Reorganization Agreement, not to purchase, redeem or otherwise acquire any shares of its respective capital stock or any rights, warrants or options to acquire any such shares;
(viii) not to amend its respective Articles of Incorporation or Certificate of Incorporation (as the case may be) or amend in any material respect its By-Laws, except as provided for in the Reorganization Agreement; (ix) not to acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (x) not to change any accounting policies, procedures or practices currently employed by it except for any such changes as may be required to be implemented by GAAP or any other such changes which will not have material effect on its financial condition or results of operations; or
(xi) not to enter into any material contract, agreement or lease or make any material change in any existing contracts, agreements or leases except in the ordinary course of business consistent with past practices.

         Pursuant to the terms of the Reorganization Agreement, the Companies have agreed not to, and will cause their respective subsidiaries not to, borrow any money other than in the usual and ordinary course of business.

         In addition, except with the prior consent of the other parties and subject to certain exceptions, none of the Companies shall make, nor shall they permit their respective subsidiaries to make, any extension of credit or commitment to make any extension of credit not consistent with their current lending policies or in excess of their current internal lending limits or to any customer who is listed on their respective loan watch list as of the date of the execution of the Reorganization Agreement.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

         The Companies have received an opinion of Blackman Kallick that the Reorganization will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. Accordingly, the Companies will recognize no gain or loss for federal income tax purposes as a result of the Reorganization and no gain or loss will be recognized by any Company shareholder upon receipt of Wintrust Common Stock pursuant to the Reorganization (except upon the receipt of cash in lieu of fractional shares of Wintrust Common Stock). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Reorganization and such request will not be made. The opinion of Blackman Kallick is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE REORGANIZATION.

         Based upon the opinion of Blackman Kallick, which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the Companies' holders will result from the Reorganization:

                 (i) Provided (a) that the merger of Lake Forest II with and into Lake Forest, Hinsdale II with and into Hinsdale, Libertyville II with and into Libertyville, and Crabtree II with and into Crabtree qualify as statutory mergers under applicable state law, (b) that after the transaction, each Company will hold substantially all of its assets and the assets of the respective Reorganization Subsidiary, and
         (c) that in the transaction, the shareholders of each Company exchange an amount of stock constituting control of the Company (within the meaning of section 368(c)) solely for Wintrust Common Stock, each proposed merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. The Reorganization will not be disqualified by reason of the fact that the Common Stock of Wintrust will be used in the merger. (For purposes of the Blackman Kallick tax opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of each of the Companies and Reorganization Subsidiaries. Wintrust, and each of the Companies and Reorganization Subsidiaries will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

                 (ii) No gain or loss will be recognized to each Reorganization Subsidiary upon the transfer of its assets to the respective Company in exchange for the shares of Company Common Stock;

                 (iii) No gain or loss will be recognized to the Company upon the receipt of the assets of the respective Reorganization Subsidiary in exchange for the Company Common Stock;

                 (iv) The basis of the Reorganization Subsidiary's assets in the hands of the respective Company will be the same as the basis of those assets in the hands of the Reorganization Subsidiary immediately before the Reorganization;

                 (v)      The holding period of the assets of the
         Reorganization Subsidiary in the hands of the Company will include the period during which such assets were held by the Reorganization Subsidiary;

                 (vi) No gain or loss will be recognized to Wintrust upon the receipt of the Company Common Stock solely in exchange for the Reorganization Subsidiary Common Stock;

                 (vii) No gain or loss will be recognized to the Company shareholders upon the receipt of stock solely in exchange for their shares of Company Common Stock;

                 (viii) The basis of the Wintrust Common Stock to be received by the Company shareholders, including any fractional shares to which they may be entitled, will be the same as the basis of the Company Common Stock surrendered in exchange therefor;

                 (ix) The holding period of the Wintrust Common Stock to be received by the Company shareholders, including any fractional shares to which they may be entitled, will include the holding period of the Company Common Stock surrendered in exchange therefor, provided that the Company Common Stock was held as a capital asset on the date of the exchange;

                 (x) Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, the Company will succeed to and take into account the items of the respective Reorganization Subsidiary described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383, 384, and 1502 of the Code and the regulations thereunder;

                 (xi) The Company will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of the respective Reorganization Subsidiary as of the date of the transfer. Any deficit in earnings and profits of the Reorganization Subsidiary will be used only to offset the earnings and profits accumulated after the date of the transfer;

                 (xii) Where a shareholder of the Company dissents to the proposed transaction and receives solely cash in exchange for such Shareholder's Company Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of the Code. Where as a result of such distribution, the Company shareholder neither holds any stock of Wintrust directly, nor is deemed to own any such stock under the constructive ownership rules of the Code, the redemption will be a complete termination of interest under the Code and will be treated as a distribution in full payment in exchange for the shares redeemed. Accordingly, such shareholders will recognize gain or loss under the Code measured by the difference between the amount of cash received and such Shareholder's adjusted basis in the Company Common Stock surrendered;

                 (xiii) The payment of cash in lieu of fractional shares of Wintrust Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Wintrust. These cash payments will be treated as having been received as distributions in full payment in exchange for stock redeemed as provided in the Code; and

                 (xiv) No gain or loss will be recognized by the holders of non-qualified options to buy shares in the Companies upon the conversion of those options into non-qualified options to buy shares of Wintrust Common Stock under the same terms and conditions as in effect immediately prior to the proposed transaction.

         The foregoing describes, in the opinion of Blackman Kallick, the material federal income tax consequences of the Reorganization for shareholders or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each shareholder of the Companies. It does not discuss all of the consequences that may be relevant to shareholders of the Companies entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Reorganization Agreement or the Reorganization itself. No information is provided herein with respect to the tax consequences, if any, of the Reorganization under state, local or foreign tax laws.

ACCOUNTING TREATMENT

         Consummation of the Reorganization is conditioned upon qualification of the Reorganization as a pooling-of-interests for accounting purposes. The Reorganization Agreement requires that the Companies receive (i) an opinion from KPMG Peat Marwick LLP ("KPMG") to the effect that the Reorganization qualifies for "pooling-of-interests" method of accounting and (ii) a favorable pooling letter from Arthur Andersen, LLP with respect to certain pooling issues relating to Crabtree. Under the "pooling-of-interests" accounting treatment the historical basis of the assets and liabilities of the Constituent Corporations will be combined at the Effective Date and carried forward at their previously recorded amounts and the shareholders' equity accounts of the Constituent Corporations will be combined on Wintrust's consolidated balance sheet. Income and other financial statements of Wintrust issued after consummation of the Reorganization will be restated retroactively to reflect the consolidated operations of the Constituent Corporations as if the Reorganization had taken place prior to the periods covered by such financial statements.

         For the Reorganization to qualify for "pooling-of-interests" accounting treatment, substantially all of the outstanding Common Stock of each of the Companies must be exchanged for Wintrust Common Stock and certain other technical requirements mandated by generally accepted accounting principles must be satisfied.

EXPENSES

         The Reorganization Agreement provides that each of North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree will equally share the total fees and expenses incurred in connection with the Reorganization, including but not limited to, legal fees and disbursements, investment banking and financial advisory fees relating to the Fairness Opinions, fees relating to the tax opinion and "pooling" opinions, SEC registration fees and the costs of printing and mailing this Joint Prospectus/Proxy Statement and conducting special shareholder meetings, and the costs of preparing and filing requisite regulatory applications.

TERMINATION, AMENDMENT AND WAIVER

         Pursuant to the terms and conditions of the Reorganization Agreement, the Reorganization Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Constituent Corporations by: (i) the mutual written consent of all the parties to the Reorganization Agreement; (ii) any party to the Reorganization Agreement if (a) the Reorganization has not been effected on or prior to the close of business on December 31, 1996 (the "Final Reorganization Date"); provided, however, that the right to terminate the Reorganization Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of the Reorganization Agreement has been the cause of, or resulted in, the failure of the Reorganization to have been effected on or prior to such date; or (b) any court of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (iii) any party to the Reorganization Agreement in the event that such party's due diligence investigation and review of any of the other parties as provided for in the Reorganization Agreement discloses matters which such party in good faith believes to (a) be inconsistent in any material respect with any of the representations and warranties of any party contained in the Reorganization Agreement or (b) be of such significance as to materially and adversely affect the financial condition or the business prospects of any party and its respective subsidiaries on a consolidated basis, or (c) deviate materially and adversely from the applicable financial statements for the year ended December 31, 1995 by giving written notice of termination to the other parties hereto within seven days after the Review Date (as defined in the Reorganization Agreement); provided however, that no party may terminate the Reorganization Agreement pursuant to clause (iii) as a result of any changes in general economic conditions or matters which affect financial institutions or premium finance businesses generally; or (iv) any party to the Reorganization Agreement if any condition precedent cannot be satisfied by the Final Reorganization Date.

         The Reorganization Agreement may be amended, supplemented or interpreted at any time before or after approval of the matters presented in connection with the Reorganization by the shareholders of the Constituent Corporations, but after any such approval, no amendment may be made which would have an effect on the Exchange Ratios as approved by such shareholders. At any time prior to the Effective Date, any party to the Reorganization Agreement may, to the extent legally allowed, waive any term or condition of the Reorganization Agreement intended to benefit the waiving party.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION; CONFLICTS OF INTEREST

         Certain directors of the Companies (i) presently serve as officers and directors of more than one of the Companies; (ii) have been designated to serve as directors and/or officers of Wintrust following the Effective Date; and/or
(iii) are shareholders of more than one of the Companies. For these reasons, certain directors and officers of the Companies may not be independent and may be considered to have conflicts of interest with respect to the Reorganization and Reorganization Agreement. In addition, the Companies have retained common legal, accounting, tax and financial advisors to represent them with respect to various matters involved in this transaction. See "TERMS OF THE REORGANIZATION
- -- Material Arrangements Between Companies and Certain Transactions with Management."

         Those persons designated in the Reorganization Agreement to serve as directors and executive officers of Wintrust are listed in "Management of Wintrust" and certain information regarding executive compensation is set forth in "Executive Compensation," both under "WINTRUST FINANCIAL CORPORATION."

         Numerous of the directors and officers hold certain rights and options to acquire Common Stock of certain of the Companies. The Reorganization Agreement provides that such rights and options will be converted in the Reorganization on the basis of the applicable Exchange Ratio so as to represent the right to acquire shares of Wintrust Common Stock at appropriately adjusted exercise prices.

         Howard D. Adams holds certain options relating to shares of Credit Life, a subsidiary of Crabtree that has discontinued operations. Such options are to be amended in connection with the Reorganization Agreement so as to convert to options to acquire Wintrust Common Stock at an exercise price appropriately adjusted to reflect such conversion. Such options may be more valuable after the Reorganization since Wintrust will have ongoing operations. In addition, Howard D. Adams owns 40,000 shares of Crabtree Common Stock which were purchased at a discount of $20 per share from the market price prevailing at the time of purchase, pursuant to the Crabtree Capital Corporation 1990 Stock Purchase Plan. The terms of the Crabtree Capital Corporation 1990 Stock Purchase Plan provide that if such shares are proposed to be sold, then Crabtree would have the right of first refusal to repurchase the stock, net of the original discount of $20 per share. The terms of such plan, however, also provide that Crabtree's right of first refusal terminates effective upon the effectiveness of a registration statement relating to such shares. The registration statement, of which this Joint Proxy Statement/Prospectus constitutes a part, relates to the shares of Wintrust Common Stock into which the Crabtree shares will convert; therefore, after the Reorganization, Howard
D. Adams will hold the shares of Wintrust Common Stock into which such Crabtree shares are to be converted with no continuing restrictions or discounts.

         Mr. James Knollenberg, the President of First Premium and a director nominee of Wintrust, holds certain options to purchase shares of First Premium. The Reorganization Agreement provides that such options shall be converted in the Reorganization so as to represent options to acquire Wintrust Common Stock at an exercise price appropriately adjusted to reflect such conversion. The provision in the Reorganization Agreement is intended to eliminate the possibility of minority interests in one of Wintrust's operating subsidiaries from which Wintrust may look to receive dividends. Absent such provision of the Reorganization Agreement, Mr. Knollenberg would continue to hold an option to purchase a minority position in a wholly-owned subsidiary of a mid-tier holding company and for which there is unlikely to develop any established market for such shares.

MATERIAL ARRANGEMENTS BETWEEN THE COMPANIES; CERTAIN TRANSACTIONS WITH
MANAGEMENT

         Howard D. Adams was a founder and is a principal shareholder and director of each of the Companies, and Edward J. Wehmer was a founder and is a principal shareholder and a director of each of the Companies other than Crabtree. Numerous of the other directors have also participated as organizers of and serve as a director of more than one of the Companies. See "Management Ownership of Common Stock" under "NORTH SHORE COMMUNITY BANCORP, INC.," "LAKE FOREST BANCORP, INC.," "HINSDALE BANCORP, INC.," "LIBERTYVILLE BANCORP, INC.," and "CRABTREE CAPITAL CORPORATION" for information relating to interlocking directorships and such directors' share ownership. Many directors who do not serve as directors of some or all of the other Companies also own shares in some or all of the other Companies. In addition, certain of the Companies have purchased shares in certain of the other Companies, at the price per share applicable to concurrent public or private offerings by such other Companies, as follows:



                                                Shares of          Shares of          Shares of
                                                 Hinsdale         North Shore        Libertyville
                                               Common Stock       Common Stock       Common Stock
                                               ------------       ------------       ------------
                                             Number      %      Number      %      Number      %
                                             ------     ---     ------     ---     ------     ---
        Lake Forest . . . . . . . . . . . .   8,842     4.3%    11,300     4.4%    6,359      3.1%
        Hinsdale  . . . . . . . . . . . . .      --      --      6,000     2.4     6,359      3.1

        North Shore . . . . . . . . . . . .      --      --         --      --     6,360      3.1
        Libertyville  . . . . . . . . . . .      --      --      6,000     2.4        --       --
                                              -----    ----     ------   -----    ------    -----
           Total Inter-Company
                Ownership . . . . . . . . .   8,842     4.3%    23,300     9.2%   19,078      9.3%
                                              =====    ====     ======   =====    ======    =====





The Reorganization Agreement provides that these inter-Company shares will be cancelled in the Reorganization. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."


   Each of North Shore, Lake Forest, Hinsdale and Libertyville currently share in the salaries of Mr. Howard D. Adams, Mr. Edward J. Wehmer, Mr. David A. Dykstra, Mr. Robert F. Key, Mr. Lloyd Bowden and Mr. Randolph Hibben who currently provide services to each of these Companies. See "WINTRUST FINANCIAL CORPORATION -- Executive Compensation." The Boards of Directors of each of North Shore, Lake Forest, Hinsdale and Libertyville determined that it was in the best interests of the entities to share in the costs of retaining these individuals for their professional services which they could not justify on an individual entity basis. With the common senior management team, certain cost savings have occurred as a result of the increased buying power of the combined group of banks. In particular, the Banks have experienced cost savings and/or product enhancements for insurance, data processing and certain professional fees.

   In connection with the Reorganization, the Companies entered into an expense sharing agreement relating to certain professional fees and other costs associated with the pursuit of the proposed transaction. See "TERMS OF THE REORGANIZATION -- Expenses."

   During 1995, 1994 and 1993, Crabtree's bank debt was guaranteed by Mr. Howard D. Adams in connection with which Crabtree pays a fee to Mr. Adams at a rate of 1.5% of the balance of the debt guaranteed. These transactions resulted in expense to Crabtree and income to Mr. Adams of $32,973, $29,840 and $68,339 in 1995, 1994 and 1993, respectively. This guarantee arrangement remains in place during 1996; however, it is anticipated that the arrangement will be terminated following consummation of the Reorganization.

   The Banks have in the past participated, and it is expected they will continue to participate, with one another on the funding of certain customer loans and have jointly pursued certain earning asset investments. By pursuing earning asset niches from the perspective of the combined lending capacity of the Banks, senior management believes each of the Banks has enjoyed the enhanced origination of earning assets. Because deposit fund generation typically outpaces loan generation in de novo banks, the origination of loans through such earning asset niches has allowed the Banks to accelerate the deployment of deposit funds into higher yielding assets than might otherwise have been achieved.

   Each of the Companies shares in expenses incurred by HDA Capital Corporation, a corporation owned by the Alan W. Adams Family Trust and the Sarah K. Adams Family Trust, for marketing personnel, secretarial personnel and direct costs incurred on behalf of the respective Companies. HDA Capital Corporation provides periodic invoices to each of the Companies for such marketing and secretarial time and direct expenses based upon specific activities attributable to each of the respective Companies and based on estimated actual cost. The Alan W. Adams Family Trust and the Sarah K. Adams Family Trust are co-trusteed by Emmett McCarthy, a Crabtree director, and either Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams. Alan W. Adams is proposed to be a director of Wintrust.

   In addition to the expense sharing arrangement noted above, HDA Capital Corporation receives consulting fees from Crabtree for services rendered by Howard D. Adams. Such fees amounted to $142,692 and $111,030 for the years ended December 31, 1995 and 1994, respectively. It is anticipated that following consummation of the Reorganization, Mr. Adams will be compensated directly for his services as an executive officer of Wintrust.

   Directors and principal officers of the Companies and the Banks and their associates were customers of, and have had transactions with the Banks in the ordinary course of business during 1995 and 1996. Comparable transactions may be expected to take place in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in the opinion of each Bank's Board of Directors did not involve more than the normal risk of collectibility or present other abnormally unfavorable features. Each Bank expects to continue its banking transactions in the ordinary course of business on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

DISSENTERS' RIGHTS

   Hinsdale, Libertyville, and North Shore. Any holder of Hinsdale, Libertyville or North Shore Common Stock as of the Record Date has the right to dissent to the approval of the Reorganization pursuant to Section 11.65 of the BCA and the right to receive the "fair value" of his or her shares of Common Stock in cash by complying with the procedures set forth in Section 11.70 of the Illinois Business Corporation Act.

   Holders of record of Hinsdale, Libertyville or North Shore common stock who desire to exercise any dissenters' rights which they may have must satisfy all of the conditions contained in Sections 11.65 and 11.70 of the IBCA. A written demand for payment for shares of Hinsdale, Libertyville or North Shore common stock must be delivered to Hinsdale, Libertyville or North Shore by a shareholder seeking payment before the taking of the vote on the Reorganization. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Reorganization. Voting against approval of the Reorganization abstaining from voting or failing to vote with respect to approval of the Reorganization will not constitute a demand for payment within the meaning of Sections 11.65 and 11.70.

   SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SECTIONS
11.65 AND 11.70 MUST NOT VOTE FOR APPROVAL OF THE REORGANIZATION. A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE REORGANIZATION IS NOT REQUIRED IN ORDER FOR THAT SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A SHAREHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE REORGANIZATION OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE REORGANIZATION, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

   A demand for appraisal will be sufficient if it reasonably informs Hinsdale, Libertyville or North Shore of the identity of the shareholder and that such shareholder intends thereby to demand payment. If the Hinsdale, Libertyville or North Shore common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Hinsdale, Libertyville or North Shore common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may exercise the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners.

   A record owner, such as a broker, who holds Hinsdale, Libertyville or North Shore common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Hinsdale, Libertyville and North Shore common stock outstanding in the name of such record owner. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to Hinsdale, Libertyville and North Shore the record owner's written consent to the dissent before or at the time the beneficial owner asserts dissenters' rights.

   If the Reorganization is approved and consummated, the surviving corporation, Wintrust, shall within ten days of such consummation or 30 days after the delivery of the shareholder's demand for payment in cash, whichever is later, send to the dissenting shareholder a written opinion as to its estimate of the value of the shares and a commitment that it will pay the estimated value of the shares in cash upon delivery of the stock certificates by such shareholder to Wintrust. Wintrust must also include with the estimate and commitment, its consolidated balance sheet as of the end of the most recent fiscal year, its consolidated statement of income for such year and its latest available unaudited condensed consolidated interim financial statements.

   If the dissenting shareholder does not agree with the opinion of Wintrust as to the value of his shares, such shareholder, within 30 days from the delivery of Wintrust's statement of value, shall notify Wintrust of his estimate of value and shall demand payment for the difference between such estimate of value and the amount that Wintrust has agreed to pay to the shareholder. If within 60 days of the delivery of the shareholder's estimate of value to Wintrust, Wintrust and the dissenting shareholder have not agreed in writing upon the value of the shares, Wintrust shall either: (i) pay the difference between the shareholder's estimate of value and any amount previously paid by Wintrust; or (ii) file a petition in the circuit court of Lake County, Illinois requesting that the court determine the fair value of the shares. All dissenting shareholders whose claims remain unsettled at the time of the filing of the action must be joined as parties thereto and be bound by the judgment of the Court. The Court may appoint one or more persons to serve as appraisers to hear evidence and determine the fair value of the shares.

   Each dissenting shareholder who is a party to the action will be entitled to the payment of the fair value of the shares as determined by the Court, plus interest at a rate deemed fair and reasonable by the Court, from the Effective Date of the Reorganization until the date of payment. The Court may also assess court costs, other than attorneys' fees of the parties, against Wintrust if the fair value as determined by the Court, materially exceeds the amount which Wintrust initially agreed to pay for the shares.

   The provisions of Section 11.65 and 11.70 are technical in nature and complex. The preceding summary is qualified in its entirety by reference to Sections 11.65 and 11.70, the complete text of which is attached hereto as Appendix D. Hinsdale, Libertyville or North Shore shareholders desiring to exercise dissenters' rights and obtain payment of the fair value of their Hinsdale, Libertyville and North Shore Common Stock should consult counsel, as failure to comply strictly with the provisions of Sections 11.65 and 11.70 may defeat their dissenters' rights.

   Lake Forest and Crabtree. Each shareholder of Lake Forest and Crabtree has the right to demand an appraisal of the fair value of his shares of stock by the Delaware Court of Chancery and to receive the appraised value of such shares in cash if the shareholder follows the procedures set forth under Delaware law and summarized below.

   Under Section 262 of the Delaware General Corporation Law, a Lake Forest or Crabtree shareholder seeking to exercise his appraisal rights must: (i) deliver to Lake Forest or Crabtree, as the case may be, prior to the vote on the Reorganization a written demand for appraisal of his shares of stock; and (ii) not vote in favor of the Reorganization at the Special Meeting. By failing to file a demand for appraisal or by voting in favor of the Reorganization a shareholder will be deemed to be not entitled to appraisal rights. A shareholder who perfects his appraisal rights by delivering a demand for appraisal prior to the vote and by not voting in favor of the Reorganization may withdraw his demand for appraisal and accept the terms of the Reorganization for a period of 60 days after the Effective Date of the Reorganization.

   If the Reorganization is approved and consummated, within ten days after the Effective Date, Wintrust, as the surviving corporation, will notify each Lake Forest or Crabtree shareholder who has perfected his appraisal rights of the date upon which the Reorganization was consummated. Within 120 days of the Effective Date, each shareholder who has perfected his appraisal rights is entitled, upon such shareholder's written request to Wintrust, to receive from Wintrust a statement setting forth the aggregate number of shares of stock owned by all Lake Forest or Crabtree shareholders who have perfected their appraisal rights. Such written statement must be mailed by Wintrust within ten days after receipt of a shareholder's written request.

   Within 120 days after the Effective Date of the Reorganization, Wintrust or any shareholder who has perfected his appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the stock of all shareholders of Lake Forest or Crabtree who have perfected their appraisal rights. If the petition is filed by a shareholder, Wintrust will be served with a copy of such petition and must, within 20 days of such service, file in the office of the Register in Chancery where the petition was filed a duly verified list of the names and addresses of the shareholders who have demanded payment for the value of their shares of stock and with whom Wintrust has not reached agreement as to such value. If the petition is filed by Wintrust, such duly verified list of shareholders must accompany the filing. If ordered by the Court, the Register of Chancery shall give notice, by certified or registered mail, of the time and place fixed for a hearing on the petition to Wintrust and to each shareholder on the list of shareholders. The notice of time and place of hearing will also be published in one or more newspapers of general circulation at least one week prior to the hearing.

   At the hearing on such petition, the Court shall first determine which of the shareholders of Lake Forest or Crabtree have complied fully with the appraisal rights provisions of the DGCL and have become entitled to appraisal rights. The Court may also require all shareholders who demand appraisal to present their stock certificates to the Register of Chancery for the placement of a notation thereon as to the pendency of the appraisal proceeding. After determination of the shareholders entitled to an appraisal, the Court will appraise the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Reorganization. The Court may also determine a fair rate of interest to be paid on the fair value of the shares, considering, among other factors, the rate of interest which Wintrust would have paid on borrowed money during the pendency of the appraisal proceedings.

   After appraisal of the fair value of the shares, the Court will direct Wintrust to pay such amount, with interest if any, to the shareholders entitled to such payment. Payment will be made only upon the surrender of stock certificates evidencing shares of stock by the shareholder to Wintrust. The cost of the appraisal proceedings will be determined by the Court and such cost will be allocated to the parties in a manner deemed to be equitable by the Court. Also, upon application of a shareholder, the Court may order all or a portion of the expenses incurred by the shareholders in connection with the appraisal proceedings, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares subject to appraisal.

   The provisions of Section 262 are technical in nature and complex. The preceding summary is qualified in its entirety by reference to Section 262, the complete text of which is attached hereto as Appendix E. Lake Forest or Crabtree shareholders desiring to exercise dissenters' rights and obtain payment of the fair value of their

Lake Forest or Crabtree common stock should consult counsel, as failure to comply strictly with the provisions of Section 262 may defeat their dissenters' rights.

RESALE OF WINTRUST COMMON STOCK

   Shares of Wintrust Common Stock issued to shareholders of Wintrust will be transferable without restriction upon disposition, except shares issued to any person who may be considered an "affiliate" of one or more of the Companies, as defined by the rules and regulations of the Commission under the Securities Act. In general, those persons who are directors or officers and certain 10% or greater shareholders, of a company are deemed to be an "affiliate" for these purposes. Pursuant to the Reorganization Agreement, each of the Companies has delivered to Wintrust a written undertaking from each affiliate of such Company to the effect that (a) he or she will not sell or dispose of the Wintrust Common Stock, acquired by him or her in connection with the Reorganization, other than in accordance with the Securities Act and pursuant to (i) a separate registration statement for such distribution (which Wintrust has not agreed to provide), or (ii) in accordance with all applicable provisions of Rule 145 promulgated thereunder by the Commission including the manner-of-sale requirements and the volume limitations, or (iii) pursuant to some other exemption from registration; and (b) he or she will not dispose of the Wintrust Common Stock or otherwise reduce his or her risk relative to the Wintrust Common Stock prior to the publication by Wintrust of an earnings statement covering at least 30 days of combined operations after the Effective Date. It is anticipated that the latter requirements would be satisfied during November 1996.

   The availability of the Rule 145 resale exemption is conditioned upon Wintrust making timely filings of all periodic reports required to be filed under the Securities Exchange Act of 1934. The provisions of Rule 145 will generally restrict, for a period of two years following the Effective Date, the ability of any "affiliate" of any of the Companies to sell an amount of shares of Wintrust Common Stock in excess of certain prescribed volume limitations. During any three-month period, an affiliate is permitted to sell up to an amount equal to the greater of 1% of the total shares outstanding at the time of sale or the average weekly trading volume for the prior four-week period (if a trading market does develop) of the Wintrust Common Stock. In addition, such sales must be made in unsolicited "brokers' transactions" through a broker-dealer, and the affiliate must file a notice of sale on a form prescribed by the SEC.

   Shareholders of the Companies who become "affiliates" of Wintrust will be subject to similar sale restrictions for as long as they remain "affiliates" of Wintrust. Generally, in the absence of other factors indicating a control relationship, persons who are not officers, directors or greater than 10% shareholders of the Companies prior to the Reorganization and are not officers, directors or greater than 10% shareholders of Wintrust after the Reorganization will not be considered "affiliates" of Wintrust and will not be subject to resale restrictions after two years have elapsed from the Effective Date of the Reorganization.


                    DESCRIPTION OF CAPITAL STOCK OF WINTRUST

GENERAL

   Wintrust is authorized to issue 30,000,000 shares, without par value, of common stock (the "Common Stock") and 20,000,000 shares, without par value, of preferred stock (the "Preferred Stock"). There are currently shares of Common Stock outstanding. Wintrust currently expects to issue approximately 6,428,255 shares of Common Stock and no shares of Preferred Stock in the Reorganization, with approximately 1,224,064 additional shares of Common Stock to be reserved for issuance upon the exercise of currently outstanding options, rights and warrants. See "Exchange Ratios," "Common Stock Warrants" and "Options/Rights" under "TERMS OF THE REORGANIZATION." Each share of Wintrust Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon consummation of the Reorganization all such stock will be duly authorized, fully paid and nonassessable.

COMMON STOCK

   Dividends. Wintrust may pay dividends if, as and when declared by its Board of Directors. The payment of dividends by Wintrust is subject to limitations which are imposed by the IBCA. The holders of Wintrust Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Wintrust out of funds legally available therefor. If Wintrust issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

   Voting Rights. Upon the Reorganization, the holders of Common Stock of Wintrust will possess voting rights in Wintrust. They will elect Wintrust's Board of Directors and act on such other matters as are required to be presented to them under Illinois law or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Wintrust issues Preferred Stock, holders of the Preferred Stock may also possess voting rights to the extent designated by the Board of Directors of Wintrust.

   Liquidation. In the event of any liquidation, dissolution or winding up of Wintrust, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Wintrust, all assets of Wintrust available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of any liquidation or dissolution.

   Preemptive Rights and Redemption. Holders of the Common Stock of Wintrust will not be entitled to preemptive rights with respect to any shares which may be issued in the future by Wintrust. The Common Stock is not subject to redemption by Wintrust.

PREFERRED STOCK

   None of the shares of Wintrust's authorized Preferred Stock will be issued in the Reorganization. The Preferred Stock authorized may be issued at such time as the Board of Directors of Wintrust may determine, without further shareholder action, except as otherwise provided by law. Shareholders will not have preemptive rights to subscribe for shares of Preferred Stock.

   The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized Preferred Stock and the numbers of such shares of Preferred Stock in each series will be established by the Board of Directors of Wintrust as such shares are to be issued. It is not possible to state the actual effect of the Preferred Stock on the rights of holders of Common Stock until the Board of Directors of Wintrust determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that the Preferred Stock were given voting rights; (iii) dilution of the equity interest and voting power if the Preferred Stock were convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of Common Stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the Preferred Stock.

   Furthermore, although it has no present intention to do so, Wintrust's Board of Directors could cause Wintrust to issue, in one or more transactions, shares of Preferred Stock or additional shares of Common Stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange or automated dealer quotation system to the extent that such rules may become applicable or may be observed by Wintrust) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in management of Wintrust or any other extraordinary corporate transaction which might be opposed by the incumbent Board of Directors. Any issuance of Preferred Stock or of Common Stock could have the effect of diluting the earnings per share, book value per share and voting power of Common Stock held by Wintrust shareholders.

CERTAIN ANTI-TAKEOVER EFFECTS OF WINTRUST'S ARTICLES AND BY-LAWS AND ILLINOIS
LAW

   General. Certain provisions of Wintrust's Articles, By-Laws and the IBCA may have the effect of impeding the acquisition of control of Wintrust by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Board of Directors of Wintrust.

   These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Wintrust shareholders may deem to be in their best interests or in which Wintrust shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of Wintrust more difficult.

   The provisions of the Articles and By-Laws described below are designed to reduce, or have the effect of reducing, the vulnerability of Wintrust to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of Wintrust or an unsolicited takeover attempt which is unfair to Wintrust shareholders.

   It is anticipated that the Board of Directors of Wintrust will consider and may implement a shareholder rights plan subsequent to the consummation of the Reorganization to deter coercive, hostile bids for corporate control and encourage a potential acquiror to negotiate with the Board of Directors. If a rights plan is implemented, each share of Wintrust Common Stock would include an associated preferred or common share purchase right. The purchase right would entitle the holder to purchase shares of Wintrust Common Stock at a price and under such other terms and conditions as set forth in the rights plan. A rights plan, if implemented, will have certain anti-takeover effects in addition to those measures described below.

   The following description of certain of the provisions of the Articles and By-Laws of Wintrust is necessarily general and is qualified in its entirety by reference to the Articles and By-Laws of Wintrust and the IBCA.

   Although no specific proposals have yet been made, the Board of Directors of Wintrust expressly reserves the right to introduce in the future additional measures, including the rights plan, which might have an anti-takeover effect.

   Authorized Shares. The Articles of Wintrust authorize the issuance of 30,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.
The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Reorganization to provide Wintrust's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, employee stock options and a rights plan. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Wintrust. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent Board of Directors and management to retain their respective positions. Wintrust's Board of Directors currently has no plans for the issuance of additional shares.

   Classified Board of Directors, Filling of Board Vacancies. The Board of Directors of Wintrust is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Articles and By-Laws provide that the size of the Board of Directors is determined by a majority of the directors. The Articles and By-Laws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The staggered board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of Wintrust.

   Cumulative Voting; Action by Written Consent and Shareholder Meetings. The Articles do not provide for cumulative voting for any purpose. The Articles and By-Laws also provide that any action required or permitted to be taken by the shareholders of Wintrust may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting. Directors also retain the right to postpone any previously scheduled shareholder meeting and adjourn any shareholder meeting at any time, whether or not a quorum is present.

   Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. Wintrust's Articles expressly elect to be governed by the provisions of Section 7.85 of the IBCA which applies to a transaction with an "Interested Shareholder" (as defined below) (the "IBCA fair price provision"). Under Illinois law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of the corporation and any other affected class of stock. Under the IBCA fair price provision and the Articles of Wintrust, the approval of at least 80% of the shares is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Wintrust's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders of Wintrust a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock is required.

   The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than Wintrust or any Subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Wintrust. This provision of the Articles of Wintrust applies to any "Business Combination," which is defined to include (i) any merger or consolidation of Wintrust or any of its subsidiaries with or into any Interested Shareholder or Affiliate or Associate (as defined in the Articles) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Shareholder or Affiliate or Associate of 10% or more of the assets of Wintrust on a consolidated basis; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate or Associate by Wintrust (or any Subsidiary) of any securities of Wintrust in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the consolidated assets of Wintrust; (iv) the adoption of any plan for the liquidation or dissolution of Wintrust proposed by or on behalf of any Interested Shareholder or Affiliate or Associate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of Wintrust which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of Wintrust owned directly or indirectly, by an Interested Shareholder or Affiliate or Associate thereof.

   In a Business Combination involving cash or other consideration being paid to Wintrust's shareholders, the consideration would be required to be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of shares previously acquired by it. In the case of payments to holders of Common Stock, the per share fair market value of such payments generally would have to be at least equal in value to the higher of
(i) the highest per-share price paid (including any brokerage commissions, transfer taxes and soliciting dealers' fees) by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to the first public announcement of the proposed Business Combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the fair market value of Wintrust shares on the first trading date after the date of such announcement date or on the first trading date after the date on which the Interested Shareholder became an Interested Shareholder, (whichever is higher); in any case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event.

   In a Business Combination involving cash or other consideration being paid to the holders of Wintrust shares other than Wintrust Common Stock, the consideration would have to be at least equal in value to the higher of (i) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to the first public announcement of the proposed business combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the highest per-share amount to which the holders of shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of Wintrust; or (iii) the fair market value of Wintrust shares on the first trading date after such announcement date or the date on which the Interested Shareholder became an Interested Shareholder (whichever is higher); and (iv) the price per-share equal to the fair market value per-share determined in
(iii) above, multiplied by the ratio of (x) the highest per-share price paid by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to such announcement date (although not an Interested Shareholder at the time of any such acquisitions) to (y) the fair market value per-share on the first day in such two-year period upon which the Interested Shareholder acquired any shares; in any case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event.

   Fair price provisions are designed to impede two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders.

   Amendment of the Articles and By-Laws. Amendment of the Articles must be approved by a majority vote of the Board of Directors and also by a 2/3 vote of the outstanding shares of Wintrust Common Stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Articles, including provisions (i) limiting voting rights, (ii) relating to certain business combinations, (iii) limiting the shareholders ability to act by written consent, (iv) regarding the number, classification of directors, filling of Board vacancies, newly created directorships, indemnification of directors and officers by Wintrust and limitation of liability for directors,
(v) regarding shareholder proposals and director nominations and (vi) regarding amendment of the foregoing super majority provisions of Wintrust's Articles. Wintrust's By-Laws may be amended only by the Board of Directors.

   Certain By-Laws Provisions. The By-Laws of Wintrust also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to provide advance notice to the Secretary of Wintrust. The notice provision requires a shareholder who desires to raise new business to provide certain information to Wintrust concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Wintrust with certain information concerning the nominee and the proposing shareholder.

   The provisions described above are intended to reduce Wintrust's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors.

   Attempts to take over corporations have recently become increasingly common. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors of each of the Companies believes it is in the best interests of Wintrust and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of each of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Wintrust and that otherwise is in the best interest of all shareholders.

                 COMPARATIVE RIGHTS OF SHAREHOLDERS OF WINTRUST
                               AND THE COMPANIES

   Upon consummation of the Reorganization, the shareholders of each of the Companies who receive Wintrust Common Stock will become shareholders of Wintrust and their rights will be governed by the Articles and the By-Laws of Wintrust which differ in certain material respects from the corporate governing documents of each of the Companies. In addition, as shareholders of Wintrust, the rights of each of the former Company shareholders will be governed by the IBCA under which Wintrust was incorporated, rather than the respective state of incorporation under which each Company was incorporated.

   In some respects the rights of holders of Company common stock are similar to those of Wintrust Common Stock. For example, the holders of the Company common stock and Wintrust Common Stock do not have cumulative voting rights. There are, however, differences between the IBCA and the DGCL and between the Articles of Incorporation or Certificate of Incorporation (collectively, the "Charters"), as the case may be, and by-laws of the Companies, and Wintrust's Articles and By-Laws. Although it is impractical to compare all aspects of those differences, the following discussion summarizes certain significant aspects of the principal differences.

   The following comparison of the corporate governance documents of each of the Companies and Wintrust is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the DGCL and the IBCA, each of the Company's Charter and by-laws and Wintrust's Articles and By-Laws. Copies of each Company's Charter and By-laws are available for inspection at the offices of each Company and copies will be sent to the Constituent Corporations' shareholders upon request. Copies of Wintrust's Articles and By-Laws are attached hereto as Exhibit B and Exhibit C, respectively, to Appendix A to this Joint Proxy Statement/Prospectus. See also "DESCRIPTION OF CAPITAL STOCK OF WINTRUST."

AUTHORIZED CAPITAL STOCK

   North Shore's authorized capital stock currently consists of 400,000 common shares, without par value; Hinsdale's authorized capital stock currently consists of 350,000 common shares, par value $1.00 per share; Lake Forest's authorized capital stock currently consists of 200,000 common shares, par value $1.00 per share, and 7,500 preferred shares, par value $2.00 per share; Libertyville's authorized capital stock currently consists of 350,000 common shares, without par value, and 25,000 preferred shares, without par value; and Crabtree's authorized capital stock currently consists of 2,000,000 common shares, par value $1.00 per share. The holders of the shares of the Constituent Corporations' common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. Prior to or on the Effective Date, all of the preferred stock of the Companies that is issued and outstanding as of this date will be redeemed and it is expected that no additional shares shall be issued prior to the Reorganization.

   Wintrust's Articles authorize the issuance of 30,000,000 shares of Wintrust Common Stock. As of [June _, 1996], shares of Wintrust Common Stock are authorized but unissued. The holders of Wintrust Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. Holders of Wintrust Common Stock have no conversion, preemptive or other subscription rights, and, there are no redemption provisions applicable to Wintrust Common Stock. In the event of liquidation, dissolution or winding up of Wintrust, the Wintrust Common Stock is entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. The holders of Wintrust Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of any outstanding Preferred Stock.

   Wintrust's Articles also authorize the issuance of 20,000,000 shares of Preferred Stock. The Board of Directors, without the need for shareholder approval, is authorized by the Articles to issued the Preferred Stock in one or more series, from time to time, with such voting powers, full or limited, and with such designations, rights and preferences as may be determined by the Board of Directors. As of the date hereof, all Wintrust's Preferred Stock is authorized but unissued. There are no plans for the issuance of any such shares at the present. The issuance of shares of the Preferred Stock would affect the relative rights of Wintrust Common Stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the Preferred Stock as determined by the Board of Directors.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

   Currently, the directors of each Company are elected annually by the shareholders to serve until the next annual meeting or until their successors are elected and qualified. With the exception of Lake Forest and Crabtree, any vacancies occurring on the Boards of Directors of the Companies may be filled by the shareholders of the respective Company. Any vacancies occurring on the Lake Forest and Crabtree Boards are filled by a majority of the directors then in office.

   Under Wintrust's Articles and By-Laws, the size of the Board of Directors may be increased or decreased by the Board of Directors provided that in no event shall the number be less than six (6) members. The initial number of directors is 21. In addition, the Board of Directors is divided into three (3) classes of directors as nearly equal in size as possible and the directors are elected to serve staggered three-year terms so that the term of office of one class of directors will expire each year. Vacancies which occur on the Board may be filled by the Board of Directors and directors elected to fill a vacancy will hold office for the remainder of the term of the class to which they have been elected. If the number of directors is modified, any increase in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

   The staggered election of directors ensures that at any given time, approximately two-thirds of the directors serving will have had prior experience on the Board. Staggered terms for directors also would moderate the pace of any change in the Board by extending the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for the shareholders to change a majority of the directors at any annual meeting should they consider such a change desirable, unless Article Ten of Wintrust's Articles are amended by action of at least 85 percent of the voting shares of Wintrust.

NOMINATIONS FOR DIRECTORS

   Under the Charters of the Companies there are no specific procedures for the nomination for the election of directors by shareholders, therefore directors can be nominated from the floor at the annual meeting of the shareholders.

   Wintrust's By-Laws provide that nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements.

   In light of these requirements, a shareholder may be deterred from nominating an individual for election as a director. This provision is designed to prevent nominations from the floor at the annual meeting without advance notice and requires that sufficient information be provided regarding each nominee. The Board of Directors believes that such disclosure is beneficial and the elimination of the element of surprise will allow a more reasonable consideration of the qualifications of all nominees.

ACTION BY WRITTEN CONSENT

   Under the IBCA, DGCL and the Charters and by-laws of the Companies, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent setting forth the action so taken signed by the holders of all shares. Wintrust's Articles and By-Laws prohibit shareholder action by written consent. The purpose of this limitation is to require that all proposals be addressed at the regularly scheduled meetings of shareholders, thereby creating sufficient opportunity to disseminate information to all shareholders resulting in a more reasonable consideration of matters by the shareholders.

MEETINGS OF SHAREHOLDERS

   Under the IBCA, Wintrust shareholders holding not less than one-fifth of the outstanding shares may call a special meeting of shareholders. A quorum for a meeting of the shareholders of Wintrust generally is a majority of the outstanding shares entitled to vote for the transaction of any business.
Except as described below under the subheadings "Shareholder Vote Required to Approve Business Combinations with Principal Shareholders" and "Amendment of the Articles and By-Laws" a majority of the quorum is generally required for the transaction of any general business. Extraordinary matters such as a merger, consolidation, share exchange or sale of substantially all of the assets of the corporation requires the affirmative vote of 2/3 of the shares of the corporation. The IBCA provides that the articles of incorporation of an Illinois corporation may require any number or percentage greater than a majority to constitute a quorum. In contrast, the DGCL requires only the approval of a majority of the outstanding shares to approve extraordinary matters.

   Wintrust's Articles and By-Laws permit the Board of Directors of Wintrust to postpone any previously scheduled meeting and adjourn any shareholder meeting at any time, whether or not a quorum is present. The Charters and By-laws of the Companies do not give this power to their respective Boards of Directors. The Board of Directors of Wintrust believes such a provision is necessary to ensure that shareholders are not asked to act on matters without being fully informed.

SHAREHOLDER PROPOSALS

   Under the Charters of the Companies there are no specific procedures for the consideration of shareholder proposals, therefore proposals can be introduced from the floor at an annual or special meeting of the shareholders.

   Wintrust's By-Laws establish procedures that must be followed for a shareholder to submit a proposal for consideration at a meeting of the shareholders. No proposal for a shareholder vote may be submitted to the shareholders by a shareholder unless such submitting shareholder has timely filed with the Secretary of Wintrust a written statement setting forth specified information, including the name and address of the shareholder making the proposal, the class and number of shares of capital stock of Wintrust beneficially owned by such shareholder, a brief description of the proposal and the reasons for bringing such business before the annual meeting and any material interest of the shareholder in such business. If the presiding officer at any shareholders' meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with the law, such presiding officer may refuse to permit the matter to come before the meeting.

   In light of these requirements, a shareholder may be deterred from bringing a matter before the shareholders. This provision is designed to prevent the introduction of matters from the floor at a meeting without advance notice and sufficient information. The Board of Directors believes that such disclosure is beneficial and the elimination of the element of surprise will allow a more reasonable consideration of the merits of the matter.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The indemnification of officers and directors of a corporation under the IBCA, DGCL and the Charters and by-laws of the Companies is substantially similar to the indemnification provided by the Articles and By-Laws of Wintrust.

   The Articles and By-Laws provide that Wintrust may indemnify its officers and directors to the fullest extent provided by the IBCA. The IBCA authorizes an Illinois corporation to indemnify any person made, or threatened to be made, a party in any civil or criminal proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees actually and reasonably incurred by such person as a result of such action or proceeding or any appeal therein). With respect to actions by or in the rights of the corporation, the IBCA authorizes indemnification of such person against reasonable expenses, including attorneys fees, and amounts paid in settlement. To be entitled to indemnification, a person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Court approval is required as a prerequisite to indemnification of expenses in respect of any claim as to which a person has been adjudged liable to the corporation. The IBCA requires indemnification against expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for action in such capacity to the extent that the person has been successful on the merits or otherwise. Advancement of expense (i.e., payment prior to a determination on the merits) is permitted, but not required, by the IBCA, which further requires that any director or officer must undertake to repay such expenses if it is ultimately determined that such officer or director is not entitled to indemnification. The disinterested members of the board of directors (or independent legal counsel or the shareholders) must determine, in each instance where indemnification is not required by the IBCA, that such director, officer, employee or agent is entitled to indemnification. The IBCA provides that the indemnification provided by statute is not exclusive.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Wintrust has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION ON DIRECTORS' LIABILITY

   Under the IBCA and DGCL, a corporation may limit or eliminate the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty in such capacity. This limitation on liability is not available for (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) any transaction in which the director derived an improper personal benefit; or
(iv) resulted in a violation of Section 8.65 of the IBCA, or Section 174 of the DGCL, as the case may be, which, among other things, prohibit certain dividend declarations, stock repurchases and redemptions.

   Of the Companies, only the corporate governance documents of each of Lake Forest and Crabtree provide for the limitation of liability for directors. Wintrust's Articles provide for the limitation on directors' liability as permitted by these statutes. In recent years, directors of corporations have faced increasing personal liability for corporate decisions and significant and increasing expenses in defending their actions. At the same time, liability insurance for directors is costly. Such a provision is necessary if Wintrust is to remain competitive for the services of the most highly qualified persons and keep Wintrust's insurance costs manageable.

SHAREHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL SHAREHOLDERS

   Wintrust's Articles expressly elect to be governed by the provisions of
Section 7.85 of the IBCA which applies to a transaction with an "Interested Shareholder" (as defined below) (the "IBCA fair price provision"). Under Illinois law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of the corporation and any other affected class of stock. Under the IBCA fair price provision and the Articles of Wintrust, the approval of at least 80% of the shares is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of Wintrust's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders of Wintrust a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock is required.

   The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than Wintrust or any Subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Wintrust. This provision of the Articles of Wintrust applies to any "Business Combination," which is defined to include (i) any merger or consolidation of Wintrust or any of its subsidiaries with or into any Interested Shareholder or Affiliate or Associate (as defined in the Articles) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Shareholder or Affiliate or Associate of 10% or more of the assets of Wintrust on a consolidated basis; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate or Associate by Wintrust (or any Subsidiary) of any securities of Wintrust in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the consolidated assets of Wintrust; (iv) the adoption of any plan for the liquidation or dissolution of Wintrust proposed by or on behalf of any Interested Shareholder or Affiliate or Associate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of Wintrust which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of Wintrust owned directly or indirectly, by an Interested Shareholder or Affiliate or Associate thereof.

   In a Business Combination involving cash or other consideration being paid to Wintrust's shareholders, the consideration would be required to be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of shares previously acquired by it. In the case of payments to holders of Common Stock, the per share fair market value of such payments generally would have to be at least equal in value to the higher of
(i) the highest per-share price paid (including any brokerage commissions, transfer taxes and soliciting dealers' fees) by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to the first public announcement of the proposed business combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the fair market value of Wintrust shares on the first trading date after the date of such announcement date or on the first trading date after the date on which the Interested Shareholder became an Interested Shareholder, (whichever is higher); in any case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event.

   In a Business Combination involving cash or other consideration being paid to the holders of Wintrust shares other than Wintrust Common Stock, the consideration would have to be at least equal in value to the higher of (i) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to the first public announcement of the proposed business combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the highest per-share amount to which the holders of shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of Wintrust; or (iii) the fair market value of Wintrust shares on the first trading date after such announcement date or the date on which the Interested Shareholder became an Interested Shareholder (whichever is higher); and (iv) the price per-share equal to the fair market value per-share determined in
(iii) above, multiplied by the ratio of (x) the highest per-share price paid by the Interested Shareholder in acquiring any Wintrust Common Stock during the two-year period prior to such announcement date (although not an Interested Shareholder at the time of any such acquisitions) to (y) the fair market value per-share on the first day in such two-year period upon which the Interested Shareholder acquired any shares; in any case appropriately adjusted for any stock dividend; stock split, combination of shares or similar event.

   Fair price provisions are designed to impede two-step takeover transactions which might otherwise result in disparate treatment of Wintrust's shareholders. The Charters and by-laws of the Companies do not contain any super majority shareholder voting provisions or fair price provisions with respect to transactions with interested parties.

AMENDMENT OF THE ARTICLES AND BY-LAWS

   Amendment of the Articles must be approved by a majority vote of the Board of Directors and also by a 2/3 vote of the outstanding shares of Wintrust Common Stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Articles, including provisions (i) limiting voting rights, (ii) relating to certain business combinations, (iii) limiting the shareholders ability to act by written consent, (iv) regarding the number, classification of directors, filling of Board vacancies, newly created directorships, indemnification of directors and officers by Wintrust and limitation of liability for directors, (v) regarding shareholder proposals and director nominations and (vi) regarding amendment of the foregoing super majority provisions of Wintrust's Articles. Wintrust's By-Laws may be amended only by the Board of Directors.

   The Charters and by-laws of the Companies do not contain any super majority shareholder vote requirement to amend the Charters and by-laws of the Companies.


                         WINTRUST FINANCIAL CORPORATION

OPERATIONAL PHILOSOPHY

   Upon effectiveness of the Reorganization, Wintrust will have five direct wholly-earned subsidiaries: Lake Forest, Hinsdale, North Shore Bank, Libertyville, and Crabtree; and four second-tier operating subsidiaries: Lake Forest Bank, Hinsdale Bank, Libertyville Bank and First Premium, each of which will continue to be wholly-owned by its respective parent holding company. (There will continue to be outstanding following the Reorganization certain warrants to purchase shares of Hinsdale and Libertyville held by certain officers and directors.)

   After the Effective Date, the operations of the Companies will continue to be conducted in substantially the same manner as presently conducted. Each of the Companies has effectively competed in its respective business niches by emphasizing quality products delivered through traditional and state-of-the-art systems and by prioritizing highly responsive and personalized attention to customer service. Management believes that these operational objectives can be best achieved by retaining decision making in the on-site Bank management personnel and their respective Bank boards, largely comprised of local community leaders in the Bank's respective market areas. Similarly, First Premium management and its board will continue to manage the insurance premium finance operations in order to allow Wintrust to maximize the benefit of the significant specialized expertise of such persons in this financial services niche and to best preserve the many insurance agent relationships key to the success of First Premium's business.

   The present senior management currently shared by the Companies are anticipated to serve as the Wintrust executive officers after the Effective Date and will continue to have responsibility for capital planning, long-term strategic planning, marketing and advertising, financial management and asset/liability management and technology, while the existing management teams of the Banks and First Premium will continue to have the full managerial responsibilities with respect to customer service and the ongoing day-to-day operations of their respective subsidiaries. The Boards of Directors of each of the Banks and of First Premium will not be changed as a result of the Reorganization and will continue to have full oversight responsibilities of their respective management teams.

   Management believes that, in addition to the operational efficiencies of formally combining the shared senior management functions and the improved access to more efficient sources of additional capital, the strategic combination of the five Companies offers certain synergies to potentially enhance profitability. While the Banks, as is typical for newly formed retail-oriented banks, have generated core deposits in excess of earning asset growth, First Premium utilizes external funding sources, such as its securitization facility, to support planned growth in insurance premium receivables. The Banks can potentially offer First Premium an alternative lower cost funding source, while potential investments in premium finance receivables originated by First Premium can offer the Banks an additional source of higher yielding earning assets. This investment opportunity would be consistent with the Banks' strategy of pursuing specialized earning asset niches having large volumes of homogenous assets that can be acquired for the Banks' portfolios, such as the indirect auto loan program currently in place, and possibly sold in the secondary market to generate fee income. Management intends to pursue opportunities to leverage off of the respective Companies' asset/liability generating strengths.

MANAGEMENT OF WINTRUST

   As provided in the Reorganization Agreement, the Board of Directors of Wintrust will initially consist of 21 members comprised of certain members of the currents boards of each of the Companies. Following consummation of the Reorganization, the Wintrust Board will determine which directors will serve as Class I, II and III directors to hold office for staggered three-year terms as provided in the By-Laws. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF WINTRUST AND THE COMPANIES -- Size and Classification of the Board of Directors." It is currently anticipated that the Board will establish certain committees to include, among possible others, an Audit Committee, Nominating Committee and Asset/Liability Management Committee, with the full board acting as the Compensation Committee. The Wintrust Board is expected to meet quarterly and at such other times deemed necessary.

   The names, certain background information and the ages of the persons designated in the Reorganization Agreement to constitute the initial Board of Directors and the executive officers of Wintrust are provided below.

BOARD OF DIRECTORS

Howard D. Adams -- (63) Chairman and Chief Executive Officer of Wintrust.

   Mr. Adams is a financier who, for more than the past 10 years, has concentrated his investments primarily in diversified financial services businesses. He was the principal organizer of each of the Companies. Since 1986, Mr. Adams has served as Chairman of Crabtree and has been an officer and director of its various subsidiaries, including First Premium. Together with Edward J. Wehmer and certain other organizers, he founded Lake Forest in 1991, Hinsdale in 1993, North Shore in 1994 and Libertyville in 1995. He is currently the Chairman and a Director of Crabtree, Lake Forest and Libertyville, and he is the Vice-Chairman and a Director of North Shore and of Hinsdale. He also serves as director of each of the Banks and First Premium.

   Prior to 1986, Mr. Adams was associated in various capacities with the firm of Booz, Allen & Hamilton Inc. for 23 years where he was the partner responsible for domestic and international banking and financial consulting services. He eventually served as the senior advisor in those areas. Mr. Adams is a Trustee of the Chicago Horticultural Society and Colby College of Waterville, Maine (retired) and is a member of the Lake Forest Open Lands Association.

Edward J. Wehmer -- (42) President and Director of Wintrust.

   Mr. Wehmer has been a principal organizer, together with Howard D. Adams, of each of the banking organizations. He has served as the President of Lake Forest and Lake Forest Bank since its establishment in 1991. Mr. Wehmer serves as the Vice Chairman and a Director of Lake Forest, Hinsdale, North Shore, Libertyville and each of the Banks.

   Prior to joining Lake Forest, Mr. Wehmer was President and a director of Lincoln National Bank, Chicago, Illinois and Senior Vice President, Chief Financial Officer, and a director of its parent company, River Forest Bancorp, Chicago, Illinois. Mr. Wehmer also served as a managing director of that organization's six other banking subsidiaries and as President of a mortgage banking subsidiary and a commercial finance subsidiary. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Whinney specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr.

Wehmer is a Trustee of Barat College, Lake Forest, Illinois, and is involved in several other charitable and fraternal organizations.

Lemuel H. Tate, Jr. -- (70) Director of Wintrust.

   From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership company jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. During his retirement since 1988, he has been active in volunteer work in the area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since establishment, Mr. Tate has been Chairman and a Director of North Shore and North Shore Bank, which opened in 1994, and he served on the Special Committee appointed by the North Shore Board to consider the Reorganization.

Alan W. Adams -- (31) Director of Wintrust.

   Mr. Adams has been Vice President/Lending at Lake Forest Bank since August 1993. Prior to his association with Lake Forest Bank, Mr. Adams was the Senior Financial and Strategic Analyst for Crabtree after obtaining his law degree in 1993. He is licensed to practice law in the State of Illinois and is a member of the Illinois and American Bar Associations. From 1987 through 1989, Mr. Adams was a commercial lending representative for Harris Trust and Savings Bank, specializing in banking relationships with companies in the food and agribusiness industries. Mr. Adams serves on the board of directors of the Gorton Community Center and the Associate Board of the Lake Forest Open Lands Association. He is the son of Howard D. Adams.

Peter Crist -- (44) Director of Wintrust.

   Mr. Crist is a partner with Crist Partners, Ltd., an executive search firm he founded in 1994. Immediately prior thereto he was the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest where he was employed for more than ___ years. He is a Director of Hinsdale and Hinsdale Bank, and he served on the Special Committee appointed by the Hinsdale Board to consider the Reorganization.

Maurice F. Dunne, Jr. -- (69) Director of Wintrust.

   Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Graduate School of Management at Lake Forest College, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of North Shore and Lake Forest and their respective bank subsidiaries.

Eugene Hotchkiss III -- (68) Director of Wintrust.

   Mr. Hotchkiss served as the President of Lake Forest College from 1970 to 1993 and has been the President Emeritus of Lake Forest College since 1993. Since 1994, Mr. Hotchkiss has been the Senior Fellow of the Foundation for Independent Higher Education, Lake Forest College. Mr. Hotchkiss is a Director of Lake Forest and Lake Forest Bank.

James Knollenberg -- (48) Director of Wintrust.

   Mr. Knollenberg serves as the President of First Premium, which he helped form, together with an experienced management team, in 1990. Mr. Knollenberg has 25 years experience in corporate financial services. In 1975, he co-founded Borg-Warner Insurance Finance Corp. (BWIFC), the premium finance unit of Borg Warner Financial Services, which was later acquired by Transamerica Corporation. In the 1980's he served four years as

Chief Financial Officer of Willis Corroon's Brokerage Services Group followed by four years as Director of Receivables Management for Sedgwick, Inc.

John S. Lillard -- (65) Director of Wintrust.

   Mr. Lillard spent more than fifteen years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. In addition, Mr. Lillard serves as a director of Cintas Corporation and Stryker Corporation. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. Mr. Lillard is a Director of Lake Forest and Lake Forest Bank.

James E. Mahoney -- (59) Director of Wintrust.

   From 1978 to present, Mr. Mahoney has been the owner and President of Heidi's Cheese Products, Inc., Mundelein, Illinois. Mr. Mahoney is a Director of Libertyville and Libertyville Bank, and he served on the Special Committee appointed by the Libertyville Board to consider the Reorganization.

James B. McCarthy -- (45) Director of Wintrust.

   From 1991 to present, Mr. McCarthy has been President and a Director of Gemini Consulting Group, Inc., Oak Brook, Illinois, a management consulting firm focusing on the health care industry. Mr. McCarthy is a Director of Hinsdale and Hinsdale Bank, and he served on the Special Committee appointed by the Hinsdale Board to consider the Reorganization.

Marguerite Savard McKenna -- (51) Director of Wintrust.

   Ms. McKenna, an attorney, has practiced in Wilmette since 1983. She is a member of the Rotary Club, Wilmette Chamber of Commerce and the North Suburban Bar Association. Ms. McKenna is a Director of North Shore and North Shore Bank, and she served on the Special Committee appointed by the North Shore Board to consider the Reorganization.

Tull Monsees -- (62) Non-voting Director of Wintrust.

   For over five years, Mr. Monsees has been a Senior Vice President with Principal Financial Securities (and two predecessor firms, Illinois Company and Hamilton Investments), Chicago, Illinois. Mr. Monsees is a Director of Crabtree, and he served on the Special Committee appointed by the Crabtree Board to consider the Reorganization. He will serve as a non-voting director of Wintrust due to his affiliation with the securities brokerage firm.

Albin F. Moschner -- (43) Director of Wintrust.

   Mr. Moschner has been President and CEO and a director of Zenith Electronics, Glenview, Illinois, since 1991. Previously he held the positions of Chief Operating Officer and Senior Vice President of Operations. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows. Mr. Moschner is a Director of Lake Forest and Lake Forest Bank, and he served on the Special Committee appointed by the Lake Forest Board to consider the Reorganization.

Hollis W. Rademacher -- (60) Director of Wintrust.

   Mr. Rademacher is currently self-employed as a business consultant and private investor. He has participated with Mr. Adams and Mr. Wehmer as an organizer of each of the Banks. From 1957 to 1993, Mr. Rademacher held various positions with Continental Bank, N.A., Chicago, Illinois, from 1988 to 1993 holding the positions of Officer in Charge, U.S. Banking Department, Chief Credit Officer and Chief Financial Officer. Mr.

Rademacher also currently serves as a director of Schawk, Inc., Cityscape Financial Corp., Anthem Financial, Inc., Continere Corp., Kirke/Van Orsdel, Inc., Harken's Distribution, Inc., and Banker's Systems, Inc. He is a Director of North Shore, Hinsdale, Libertyville, Lake Forest and each of the Banks.

J. Christopher Reyes -- (42) Director of Wintrust.

   Since 1979, Mr. Reyes has been Chairman and President of Chicago Beverage Systems, Inc., a beverage distributor headquartered in Lake Forest, Illinois. Mr. Reyes is a Director of Lake Forest and Lake Forest Bank, and he served on the Special Committee appointed by the Lake Forest Board to consider the Reorganization.

John N. Schaper -- (44) Director of Wintrust.

   Mr. Schaper is a general agent for American United Life Insurance Company. Mr. Schaper is a Director of Libertyville and Libertyville Bank, and he served on the Special Committee appointed by the Libertyville Board to consider the Reorganization.

John J. Schornack -- (65) Director of Wintrust.

   Mr. Schornack is Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois. From 1955 to 1991 Mr. Schornack was a certified public accountant with Ernst & Young, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. Mr. Schornack also serves as a director of Binks Manufacturing Company. Mr. Schornack is a Director of North Shore and North Shore Bank, and he served on the Special Committee appointed by the North Shore Board to consider the Reorganization.

Jane R. Stein -- (51) Director of Wintrust.

   Ms. Stein is currently the Executive Director of the Lake County Medical Society, Vernon Hills, Illinois, a not-for-profit professional association. Ms. Stein is a Director of Libertyville and Libertyville Bank, and she served on the Special Committee appointed by the Libertyville Board to consider the Reorganization.

Katherine Sylvester -- (56) Director of Wintrust.

   Mrs. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education, and an Associate Member of the Women's Board of the Rehabilitation Institute of Chicago. Mrs. Sylvester is a Director of Hinsdale and Hinsdale Bank, and she served on the Special Committee appointed by the Hinsdale Board to consider the Reorganization.

Larry Wright -- (56) Director of Wintrust.

   For the past 32 years, Mr. Wright has been Vice President of Milbank Corporation, Chicago, Illinois, an investment advisory firm. He is a Director of Crabtree, and he served on the Special Committee appointed by the Crabtree Board to consider the Reorganization.

EXECUTIVE OFFICERS

   The following persons, all of whom are currently employed on a shared basis by each of the banking Companies or otherwise provide consulting services to each of the Companies, are designated in the Reorganization Agreement to serve as the executive officers of Wintrust following the Effective Date.

Howard D. Adams -- (63) Chairman and Chief Executive Officer of Wintrust.

   Mr. Adams will serve as Wintrust's Chief Executive Officer and will oversee the long-term strategic, marketing and organizational planning of the Company. See the description above under "Board of Directors" for biographical information.

Edward J. Wehmer -- (42) President and Director of Wintrust.

   Mr. Wehmer will serve as Wintrust's President and perform the functions of the Chief Operating Officer. Accordingly, he will be responsible for overseeing the execution of Wintrust's day-to-day operations and strategic initiatives. Mr. Wehmer also serves as President of Lake Forest and its subsidiary. See the description above under "Board of Directors" for biographical information.

David A. Dykstra -- (35) Executive Vice President, Chief Financial Officer and Treasurer of Wintrust.

   Mr. Dykstra will serve as Wintrust's Chief Financial Officer and will oversee all financial affairs of Wintrust, including internal and external financial reporting. Mr. Dykstra currently serves as an Executive Vice President and Chief Financial Officer of Lake Forest, Hinsdale, North Shore, Libertyville and each of the Banks. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 in a similar capacity by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG Peat Marwick, most recently holding the position of Audit Manager in the Financial Institutions practice. In addition to various civic and charitable activities, Mr. Dykstra is a Trustee of the Village of Lake Villa. Mr. Dykstra is a Director of Libertyville and Libertyville Bank.

Lloyd Bowden -- (42) Executive Vice President -- Technology.

   Mr. Bowden will serve as Executive Vice President - Technology for Wintrust and will be responsible for planning, implementing and maintaining all aspects of the Banks' internal data processing systems and technology designed to service the Banks' customer base. Mr. Bowden joined the Companies in April 1996 to serve as the Director of Technology at Lake Forest, Hinsdale, North Shore and Libertyville with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.

Robert F. Key -- (41) Executive Vice President -- Marketing.

   Mr. Key will serve as the Executive Vice President - Marketing for Wintrust and will direct all advertising and marketing programs for each of the Companies. Mr. Key joined the Companies in March 1996 to serve as Executive Vice President of Marketing at Lake Forest, Hinsdale, North Shore and Libertyville. From 1978 through

March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company where he most recently had responsibility for the $30 million advertising budget of a $600 million business.

PRO FORMA BENEFICIAL OWNERSHIP INFORMATION

   The table below sets forth the pro forma beneficial ownership of Wintrust Common Stock of (i) each director nominee of Wintrust as designated in the Reorganization Agreement; (ii) each proposed executive officer of Wintrust as designated in the Reorganization Agreement; (iii) such director nominees and executive officers as a group; and (iv) all other persons anticipated to be holders of or who might be deemed to be the beneficial owner of more than 5% of the Wintrust Common Stock to be outstanding upon the Effective Date of the Reorganization. For more detailed information regarding beneficial ownership of the respective Companies, see "Management Ownership of Common Stock" and "Beneficial Ownership of Certain Shareholders" under "NORTH SHORE COMMUNITY BANCORP, INC.," "LAKE FOREST BANCORP, INC.," "HINSDALE BANCORP, INC.," "LIBERTYVILLE BANCORP, INC.," and "CRABTREE CAPITAL CORPORATION."


                                                                                                                        Pro Forma
                                         Total       Total        Total         Total                    Wintrust           %
                                      Lake Forest   Hinsdale    North Shore  Libertyvile    Crabtree     Pro forma      Ownership
                                       Beneficial   Beneficial  Beneficial    Beneficial    Beneficial   Beneficial        of
                                       Ownership    Ownership   Ownership     Ownership     Ownership   Ownership(1)  Wintrust(1)(2)
                                      ------------  ---------  ------------  ----------     ----------  -----------   --------------
DIRECTORS NOMINEES OF WINTRUST
Alan W. Adams(3)  . . . . . . . . .       4,840       1,050        9,402       15,659        20,433        155,969        2.42%
Howard D. Adams(4)**  . . . . . . .      18,090      22,083        6,368        5,300       123,141        485,920        7.56%
Peter Crist . . . . . . . . . . . .          --       3,210        1,000        1,000            --         27,652           *
Maurice F. Dunne, Jr. . . . . . . .       1,780       2,100        2,882        2,200            --         53,623           *
Eugene Hotchkiss III  . . . . . . .         334          --           --          200            --          4,036           *
James Knollenberg . . . . . . . . .         200         300          300          300        61,361         79,111        1.22%
John S. Lillard . . . . . . . . . .       3,966          --        1,623        1,000            --         50,768           *
James E. Mahoney  . . . . . . . . .          --          --           --        1,620            --          6,522           *
James B. McCarthy . . . . . . . . .          --       2,717           --           --            --         15,489           *
Marguerite Savard McKenna . . . . .          --          --        3,162          600            --         18,737           *
Tull Monsees  . . . . . . . . . . .          --          --           --           --        40,800         48,279           *
Albin F. Moschner.  . . . . . . . .         400          --           --           --            --          3,869           *
Hollis W. Rademacher  . . . . . . .          --       2,590        3,194        3,995            --         47,293           *
J. Christopher Reyes  . . . . . . .       3,414       4,400        5,083        4,000            --        101,915        1.58%
John N. Schaper . . . . . . . . . .          --          --           --          300            --          1,208           *
John J. Schornack . . . . . . . . .          --          --        1,952           --            --         10,076           *
Jane R. Stein . . . . . . . . . . .          --          --           --           --            --             --           *
Katherine Sylvester . . . . . . . .          --         980           --           --            --          5,008           *
Lemuel H. Tate  . . . . . . . . . .          --          --        3,113          100            --         16,471           *
Edward J. Wehmer**  . . . . . . . .      10,884       6,936        8,989        7,350            --        210,581        3.20%
Larry Wright(5) . . . . . . . . . .      14,650      20,400       15,600        2,500       123,753        501,836        7.72%
                                         ------      ------       ------       ------       -------      ---------       -----
  Total Directors . . . . . . . . .      59,558      66,766       62,668       46,124       369,488      1,844,363       28.50%

NON-DIRECTOR EXECUTIVE OFFICERS
Lloyd M. Bowden . . . . . . . . . .         455         625          667        1,000            --         10,223           *
David A. Dykstra  . . . . . . . . .         550         500          175        1,958            --         14,949           *
Robert F. Key . . . . . . . . . . .         409         563          600          900            --         14,074           *
                                         ------      ------       ------       ------       -------      ---------       -----

  Total Directors and Executive          60,972      68,454       64,110       49,982       369,488      1,883,659       29.19%
                                         ======      ======       ======       ======       =======      =========       =====
OTHER SIGNIFICANT SHAREHOLDERS
Milbank Corporation(6)  . . . . . .      15,650      20,990       15,600        2,500       124,453        514,992        8.01%





   ---------------
   *    Less than 1%
   **   Denotes executive officer (in addition to director status)

(1) Excludes beneficial ownership of any shares subject to warrants of Hinsdale and Libertyville which will remain outstanding after the Reorganization at the respective mid-tier holding company subsidiary of Wintrust.

(2) Assumes no exercise prior to the Reorganization of outstanding options, rights or warrants other than the anticipated exercise of a portion of the First Premium warrants resulting in 399,612 additional shares of Wintrust Common Stock to be outstanding immediately following the Effective Date of the Reorganization. Includes shares deemed beneficially owned by such persons in any of the other Companies, giving effect to the applicable Exchange Ratios and North Shore Stock Split. Also gives effect to the cancellation of intercompany share ownership as provided in the Reorganization Agreement.

(3) Includes shares to be held in certain family trusts for the benefit of Alan W. Adams and with respect to which he has shared voting and investment power. Does not include shares to be held in certain other family trusts (for which Alan Adams does not act as co-trustee) and does not include shares to be held directly by, or indirectly through other family trusts for the benefit of Sarah K. Adams, Alan Adams' sister. Sarah K. Adams and Alan W. Adams are the two adult children of Howard D. Adams.

(4) Includes shares to be held in certain family trusts for the benefit of Mr. Adams' children or in charitable foundations with respect to which either Mr. Adams or his wife has voting power and with respect to which Mr. Adams disclaims beneficial ownership. Does not include shares to be held directly by, or indirectly through certain other family trusts (for which neither Mr. Adams nor his wife act as co- trustees) for the benefit of, Mr. Adams' two adult children. See the footnotes to beneficial ownership tables in the section "Management Ownership of Common Stock" under each of "NORTH SHORE COMMUNITY BANCORP, INC.," "LAKE FOREST BANCORP, INC.," "HINSDALE BANCORP, INC.," "LIBERTYVILLE BANCORP, INC.," AND "CRABTREE CAPITAL CORPORATION" for additional information.

(5) Includes (i) 16,393 shares to be held directly by Mr. Wright; (ii) 5,804 shares to be held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and principal shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 22,611 shares to be held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; (iv) 377,588 shares to be held in Deerpath Investments LLP, a limited partnership ("Deerpath"), to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power; and (v) 4,827 shares to be held in certain family trusts of another officer of Milbank with respect to which certain officers of Milbank act as co-trustees and exercise shared voting power. Also includes 74,612 shares to be subject to purchase by Deerpath pursuant to the exercise of warrants (assuming no prior exercise) giving effect to the conversion of the outstanding First Premium common stock warrants as contemplated by the Reorganization Agreement. See footnote (6) below for a description of Milbank total pro forma beneficial ownership which includes that of Mr. Wright.

(6) Includes (i) 16,393 shares to be held by Larry Wright, a director of Crabtree, and an aggregate of 3,483 shares to be held or to be subject to currently exercisable options held by Robert D. Harnach, a director of Lake Forest and Hinsdale, each of whom are officers of Milbank Corporation ("Milbank"); (ii) 5,804 shares to be held by Milbank; (iii) 22,611 shares to be held by an employee retirement plan of Milbank of which Mr. Wright and Mr. Harnach are trustees with voting and investment power; (iv) 377,588 shares to be held in Deerpath Investments LLP, a limited partnership ("Deerpath") to which Milbank serves as investment advisor and with respect to which Mr. Wright and Mr. Harnach exercise shared voting and investment power; and (v) 14,500 shares to be held in certain family trusts of another officer of Milbank with respect to which certain officers of Milbank act as co-trustees and exercise shared voting power. Also includes 74,612 shares to be subject to purchase by Deerpath pursuant to the exercise of warrants (assuming no prior exercise) giving effect to the conversion of the outstanding First Premium common stock warrants as contemplated by the Reorganization Agreement. See footnote (5) above for a description of the pro forma beneficial ownership of Larry Wright included within that of Milbank.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid, on a pro forma combined basis giving effect to the Reorganization, to the Chairman and Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers"), for 1995 and 1994 and the salary and certain other compensation estimated to be paid in 1996.

                                                                 Summary Compensation Table
                         --------------------------------------------------------------------------------------------------------
                                             Annual Compensation                     Long-Term Compensation
                                   ---------------------------------------     ----------------------------------
                                                                                        Awards            Payouts
                                                                                --------------------     --------
                                                                   Other                     Securities
                                                                  Annual                       Under-                  All Other
                                                                  Compen-      Restricted      lying        LTIP        Compen-
       Name and                    Salary (5)       Bonus        sation (2)      Stock        Options/     Payouts     sation (4)
  Principal Position    Year          ($)           ($)              ($)         Awards       SARs (#)       ($)          ($)
  ------------------    -----      ----------       --------    ----------     ---------    ---------    --------     -----------
Howard D. Adams(6)      1996        250,000            --(1)          --(2)       --           --           --             --
Chairman and CEO        1995        190,000        43,000            629          --           --           --             --
                        1994        141,000        10,000             --          --           --           --             --

Edward J. Wehmer(7)     1996        395,000            --(1)          --(2)       --           --           --             --
Chief Operating         1995        326,250        43,000          5,935          --           --           --          3,592
  Officer               1994        255,000        25,000          4,862          --           --           --          3,482

David A. Dykstra        1996        155,000            --(1)          --(2)       --        2,779           --             --
Exec. Vice President    1995         80,889        12,000          2,486          --       30,880           --             --
  & Chief Financial     1994            N/A           N/A            N/A          --           --           --             --
  Officer

Robert Key              1996        121,233        15,000(3)          --(2)       --       29,226           --             --
Exec. Vice President    1995            N/A           N/A            N/A          --           --           --             --
  & Director of         1994            N/A           N/A            N/A          --           --           --             --
  Marketing

Lloyd Bowden            1996         90,082        10,000(3)          --(2)       --       18,671           --             --
Exec. Vice President    1995            N/A           N/A            N/A          --           --           --             --
  & Director of         1994            N/A           N/A            N/A          --           --           --             --
  Technology

- ---------------
(1) Mr. Adams, Mr. Wehmer, and Mr. Dykstra are entitled to be paid discretionary bonuses as determined by the compensation committee of the Board of Directors. To date, no such bonuses have been declared or paid.

(2) Other compensation represents the sum of compensation for the use of a company car and/or the payment of club dues.

(3) Mr. Key and Mr. Bowden were employed by North Shore, Lake Forest, Hinsdale, and Libertyville on March 11, 1996 and April 1, 1996, respectively. The bonus amounts presented represent the aggregate signing bonus paid to these individuals in 1996. Mr. Key and Mr. Bowden are also entitled to be paid additional discretionary bonuses as determined by the compensation committee of the Board of Directors. To date, no such additional bonuses have been declared or paid.

(4) Represents compensation to the executive officer for the aggregate life insurance premium paid on behalf of the named executive officer by any of the Companies subject to the Reorganization.

(5) The 1996 salary amount presented for each individual reflects the aggregated base annual salary amounts expected to be paid in 1996 based on the number of days employed in 1996 and the level at which the named executive is currently being paid by each of the Companies subject to this Reorganization.

(6) Mr. Adams also received a salary from HDA Capital Corporation of $50,000 for 1995 and 1994 and is receiving the same amount in 1996. Such amounts are not included as compensation in the above table. HDA Capital Corporation receives income in the form of consulting fees from Crabtree for Mr. Adams' services. Specifically, consulting fees of $46,671, $142,692 and $111,030 were received for the four months ended April 30, 1996, the year ended December 31, 1995 and the year ended December 31, 1994, respectively. HDA Capital Corporation is owned by the Alan W. Adams Family Trust and the Sarah K. Adams Family Trust.

(7) During 1996, Edward J. Wehmer entered into deferred compensation plans with Libertyville and Lake Forest. The deferred compensation plans are in the form of "Phantom Stock Agreements" whereby the amount of compensation deferred is equal to the value which Edward J. Wehmer would have received had he held 6,000 shares of Libertyville and 1,300 shares of Lake Forest as of the date of the awards, respectively.


         The information presented below summarizes certain information, on a pro forma combined basis giving effect to the Reorganization, about the Wintrust Common Stock underlying options which were granted in 1995 by the Companies to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             % of                                      Potential Realized
                            Number of        Total                                      Value at Assumed
                             Wintrust      Options/                                      Annual Rates of
                              Shares         SARs                                         Stock Price
                            Underlying    Granted to     Exercise                         Appreciation
                             Options/      Employees     of Base                         for Option Term
                               SARs        in Fiscal      Price       Expiration   -----------------------
           Name               Granted       Year (1)     ($Sh)(1)       Date          5%             10%
           ----             ----------    ----------     --------     ----------   -------         -------
 Howard D. Adams                  --            --           --            --             --             --
 Edward J. Wehmer                 --            --           --            --             --             --
 David A. Dykstra             30,880         18.38%          --(2)       2005      $ 207,850      $ 526,732

 Robert F. Key                    --            --           --            --             --             --
 Lloyd Bowden                     --            --           --            --             --             --

- ---------------
(1) All information is presented on a pro forma combined basis assuming each of the Companies' options and exercise prices have been converted by giving effect to the Exchange Ratios and represent on a pro forma basis options to purchase shares of Wintrust Common Stock.

(2) The exercise price per share is $9.30 for options to purchase 11,608 shares of Wintrust Common Stock; $10.77 for options to purchase 7,241 shares of Wintrust Common Stock; $11.62 for options to purchase 6,194 shares of Wintrust Common Stock; and $12.42 for options to purchase 5,837 shares of Wintrust Common Stock.

         The following table summarizes the number and value of stock options relating to Wintrust Common Stock, on a pro forma combined basis giving effect to the Reorganization, that were unexercised at December 31, 1995. No stock options were exercised by the named executives during 1995 or the first quarter of 1996.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/SAR VALUES

                                                                  Number of
                                                            Securities Underlying
                                                                 Unexercised           Value of Unexercised
                                                               Options/SARs at            Options/SARs at
                                                            December 31, 1995 (#)      December 31, 1995 ($)
                            Shares                         ------------------------  ------------------------
                          Acquired on         Value              Exercisable/              Exercisable/
          Name            Exercise (#)     Realized ($)        Unexercisable(1)          Unexercisable(1)
          ----           -------------     ------------    ------------------------  ------------------------

 Howard D. Adams               --               --              11,234/2,902              18,349/10,500
 Edward J. Wehmer              --               --              84,622/31,458            413,658/144,354
 David A. Dykstra              --               --               4,712/26,168              9,000/45,000
 Robert Key                    --               --                  --/--                     --/--
 Lloyd Bowden                  --               --                  --/--                     --/--

- ---------------
(1) The numbers and amounts in the above table represent, on a pro forma combined basis giving effect to the Reorganization, shares of Wintrust Common Stock subject to stock options that were unexercised as of December 31, 1995, assuming such options had been converted to reflect the respective Company's Exchange Ratio.


PROPOSED PUBLIC OFFERING

         It is anticipated that Wintrust will need additional capital to support further growth in assets at a number of the Banks within the next six months to a year. The Reorganization offers each of the Companies the benefit of raising capital as a larger organization with greater access to more efficient capital markets and the opportunity to potentially obtain more favorable terms. It is anticipated that Wintrust may seek to raise up to an additional $20 million of debt and/or equity capital in 1996. Among other capital raising alternatives, management has considered seeking to borrow on a consolidated basis from a commercial bank, with borrowings to be possibly secured by pledges of capital stock of the Banks and First Premium, and a possible public or private offering of shares of Wintrust Common Stock which may be targeted to investors residing in new market areas being targeted by the Banks or Wintrust.

         While there can be no assurance that Wintrust will determine to pursue a public offering of Wintrust Common Stock to raise capital in the near term, should Wintrust proceed with an underwritten public offering of its shares, a market for Wintrust Common Stock may develop which could provide a source of liquidity to investors in the Companies. It is also anticipated that, whether or not Wintrust undertakes a public offering, certain broker-dealer firms may commence to make a market in the Wintrust shares following the Reorganization. Management is unable to predict at what price such a market, if any, may develop. See "RISK FACTORS AND CERTAIN OTHER CONSIDERATIONS -- Limited Market for Shares."

POSSIBLE ACQUISITION

        Following consummation of the Reorganization, it is expected that the Board of Directors and management of Wintrust will consider the feasibility of acquiring a fifth bank currently in organization by Howard D. Adams, Edward J. Wehmer and certain other persons who are directors and/or executive officers of one or more of the Companies and may serve as directors and/or executive officers of Wintrust. Organizational efforts completed to date include identifying a favorable location and securing a lease for the bank site in a northwestern suburban community, commencement of the bank regulatory application process and initial discussions with potential candidates to serve as bank personnel. The organizers have initially capitalized an Illinois corporation, Wolfhoya Investments, Inc. ("Wolfhoya"), with $526,000 to fund organizational expenses relating to the de novo bank formation and hold certain warrants to acquire additional shares in Wolfhoya.

         The Organizers believe that acquiring Wolfhoya in its organizational phase could provide Wintrust an attractive opportunity to expand its franchise into an affluent community not yet served by the other Banks where the same community banking concept and similar marketing strategies can be successfully employed to achieve significant growth in deposits. Accordingly, the organizers have indicated their willingness to sell Wolfhoya to Wintrust after consummation of the Reorganization; however, the terms of any such transaction would be subject to negotiation by Wintrust after the Reorganization and would require approval by the Wintrust Board of Directors. Consequently, there can be no assurances when or if this possible acquisition may be consummated.

DIVIDEND POLICY

         Pre-Reorganization Dividend Policy. None of the banking Companies has since inception nor has Crabtree during the past five years declared or paid any dividends. With the exception of the North Shore Stock Split, the Reorganization Agreement prohibits the Companies from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock pending consummation of the Reorganization.

         Post-Reorganization Dividend Policy. It is the current intention of the Board of Directors of Wintrust to declare cash dividends on the Wintrust Common Stock following the Reorganization. Shareholders should note that no such dividends have previously been declared and that all future dividends will be determined by the Wintrust Board of Directors in light of earnings and financial condition of Wintrust and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Wintrust is a separate and distinct entity from its banking and non-banking subsidiaries, and the principal sources of Wintrust's income are dividends and interest from such subsidiaries. Payments of dividends by Wintrust's banking subsidiaries are subject to certain restrictions under applicable governmental regulations. See "RISK FACTORS AND CERTAIN OTHER CONSIDERATIONS -- Regulatory Restrictions on Dividends."

REPORTS TO SHAREHOLDERS

         After the Effective Date, Wintrust will become subject to the periodic financial reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), including but not limited to filing with the Securities and Exchange Commission annual reports on Form 10-K within 90 days of year-end, quarterly reports on Form 10-Q within 45 days of the quarter end, and other current reports on Form 8-K. It is anticipated that Wintrust shareholders will begin receiving quarterly and annual reports after the close of the 1996 third quarter. Neither Wintrust nor any of the Companies has ever been previously subject to the Exchange Act.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Condensed Combined Statement of Condition as of March 31, 1996 combines the historical consolidated statements of condition of each of the Companies as if the Reorganization had occurred on that date after giving effect to pro forma adjustments described in the accompanying notes.

         Also presented are the Pro Forma Condensed Combined Statements of Operations for the three-month period ended March 31, 1996, and the years ended December 31, 1995, 1994 and 1993, giving effect to the Reorganization as if it had been consummated at the beginning of the earliest period presented. The pro forma information is based on the historical consolidated financial statements of the Companies presented elsewhere herein, giving effect to the proposed transaction under the "pooling-of-interests" method and on the assumptions and adjustments set forth in the accompanying notes to the pro forma condensed consolidated financial statements. These pro forma statements may not be indicative of the results of operations that actually would have occurred if the Reorganization had been consummated on the date indicated or which may occur in the future.

         The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and related footnotes of each of the Companies.

              PRO FORMA CONDENSED COMBINED STATEMENT OF CONDITION
                                  (UNAUDITED)

                                                                         MARCH 31, 1996
                                            -------------------------------------------------------------------
                                            NORTH SHORE          LAKE
                                             COMMUNITY          FOREST       HINSDALE  LIBERTYVILLE   CRABTREE
                                              BANCORP           BANCORP,     BANCORP,   BANCORP,       CAPITAL
                                               INC.               INC.         INC.       INC.          CORP.
                                            -----------         --------     --------  ------------   ---------
                                                                         (in thousands)
ASSETS
Cash and demand balance due from banks  . . . . .  $  3,739     $  4,291    $  1,612    $   642    $   585
Money market assets:
   Interest-bearing deposits at banks . . . . . .    10,000          100          --      9,000         --
   Federal funds sold . . . . . . . . . . . . . .     8,875       18,155      10,221     11,285         --
Investment securities . . . . . . . . . . . . . .    12,054       62,467      32,440      4,588         --
Loans . . . . . . . . . . . . . . . . . . . . . .    74,338      121,055      67,505     22,311     14,564
   Less:  allowance for possible loan losses  . .       510          950         583        130        788
                                                   --------     --------    --------    -------    -------
Loans, net  . . . . . . . . . . . . . . . . . . .    73,828      120,105      66,922     22,181     13,776
Premises and equipment, net . . . . . . . . . . .     7,107        8,098       5,085      4,064      1,007
Goodwill and organization costs . . . . . . . . .       288           44          76        101         --
Other assets  . . . . . . . . . . . . . . . . . .     2,047        2,390       2,189        681      2,796
                                                   --------     --------    --------    -------    -------
Total assets  . . . . . . . . . . . . . . . . . .  $117,938     $216,350    $118,545    $52,542    $18,164
                                                   ========     ========    ========    =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing  . . . . . . . . . . . . .    12,569       17,094      10,471      7,282         --
   Interest-bearing . . . . . . . . . . . . . . .    93,671      182,927      95,921     35,293         --
                                                   --------     --------    --------    -------    -------
Total deposits  . . . . . . . . . . . . . . . . .   106,240      200,021     106,392     42,575         --
Accrued interest and other expenses . . . . . . .       291        1,282         577        219      8,895
Notes and loans payable . . . . . . . . . . . . .        --        3,952       1,800        361      4,400
Subordinated notes payable  . . . . . . . . . . .        --           --          --         --      1,999
                                                   --------     --------    --------    -------    -------
Total liabilities . . . . . . . . . . . . . . . .   106,531      205,255     108,769     43,155     15,294
                                                   --------     --------    --------    -------    -------
Minority interest . . . . . . . . . . . . . . . .        --           --          --         --        212

Stockholders' equity
   Common stock . . . . . . . . . . . . . . . . .       254          161         207        206      1,032
   Convertible warrants . . . . . . . . . . . . .        25           --          25         25         --
   Convertible preferred stock  . . . . . . . . .        --            3          --        500         --
   Surplus  . . . . . . . . . . . . . . . . . . .    12,161        9,549       9,506      8,994     17,971
   Undivided profit (deficit) . . . . . . . . . .    (1,032)       1,185          19       (338)   (16,180)
   Less:  Treasury shares . . . . . . . . . . . .        --           --          --         --       (165)
   Net unrealized gain (loss) -- securities
     available-for-sale, net of tax . . . . . . .        (1)         197          19         --         --
                                                   --------     --------    --------    -------    -------
Total stockholders' equity  . . . . . . . . . . .    11,407       11,095       9,776      9,387      2,658
                                                   --------     --------    --------    -------    -------
Total liabilities and stockholders'
equity  . . . . . . . . . . . . . . . . . . . . .  $117,938     $216,350    $118,545    $52,542    $18,164
                                                   ========     ========    ========    =======    =======


                                                                         MARCH 31, 1996
                                                     ------------------------------------------------------
                                                     PROFORMA ADJUSTMENTS
                                                     --------------------                          COMBINED
                                                           DEBIT                 CREDIT            PROFORMA
                                                        -----------          --------------        --------
                                                                         (in thousands)
ASSETS
Cash and demand balance due from banks  . . . . .    $   541     (D)                                 $11,410
Money market assets:
   Interest-bearing deposits at banks . . . . . .                                                     19,100
   Federal funds sold . . . . . . . . . . . . . .                                                     49,236
Investment securities . . . . . . . . . . . . . .                             $ 3,375     (A)        108,174
Loans . . . . . . . . . . . . . . . . . . . . . .                                                    299,773
   Less:  allowance for possible loan losses  . .                                                      2,961
                                                                                                    --------
Loans, net  . . . . . . . . . . . . . . . . . . .                                                    296,812
Premises and equipment, net . . . . . . . . . . .                                                     25,361
Goodwill and organization costs . . . . . . . . .                                                        509
Other assets  . . . . . . . . . . . . . . . . . .                                                     10,103
                                                                                                    --------
Total assets  . . . . . . . . . . . . . . . . . .                                                   $520,705
                                                                                                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing  . . . . . . . . . . . . .                                                     47,416
   Interest-bearing . . . . . . . . . . . . . . .                                                    407,812
                                                                                                    --------
Total deposits  . . . . . . . . . . . . . . . . .                                                    455,228
Accrued interest and other expenses . . . . . . .        106     (A)                                  11,158
Notes and loans payable . . . . . . . . . . . . .                                                     10,513
Subordinated notes payable  . . . . . . . . . . .        499     (D)                                   1,500
                                                                                                    --------
Total liabilities . . . . . . . . . . . . . . . .                                                    478,399
                                                                                                    --------
Minority interest . . . . . . . . . . . . . . . .        212     (D)               50     (E)             50

Stockholders' equity
   Common stock . . . . . . . . . . . . . . . . .      1,656  (A)(B)(E)         6,225  (C)(D)(E)       6,429
   Convertible warrants . . . . . . . . . . . . .         50     (E)                                      25
   Convertible preferred stock  . . . . . . . . .        503     (C)                                      --
   Surplus  . . . . . . . . . . . . . . . . . . .     50,455  (A)(B)(E)        44,414  (C)(D)(E)      52,140
   Undivided profit (deficit) . . . . . . . . . .                                                    (16,346)
   Less:  Treasury shares . . . . . . . . . . . .                                 165     (B)             --
   Net unrealized gain (loss) -- securities
     available-for-sale, net of tax . . . . . . .        207     (A)                                       8
                                                     -------                                        --------
Total stockholders' equity  . . . . . . . . . . .                                                     42,256
Total liabilities and stockholders'                                                                 --------
equity  . . . . . . . . . . . . . . . . . . . . .    $54,229                  $54,229               $520,705
                                                     =======                  =======               ========

See accompanying notes to condensed pro forma combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                          Three Months Ended March 31, 1996
                                    ------------------------------------------------------------------------------------------------
                                    North Shore                                            Crabtree
                                    Community     Lake Forest  Hinsdale   Libertyville      Capital    Pro Forma
                                     Bancorp,       Bancorp,   Bancorp,     Bancorp,     Corporation   Adjustments
                                     Inc. and      Inc. and    Inc. and    Inc. and          and      -------------      Pro Forma
                                    Subsidiaries Subsidiaries Subsidiaries Subsidiaries Subsidiaries  Debit  Credit      Combined
                                    ------------ ------------ ------------ ------------ ------------ ------  ------      ---------
                                                                     (in thousands, except per share data)
Total interest income  . . . . . .   $1,804      $3,445       $1,999      $  645        $  394                         $8,287
Total interest expense . . . . . .    1,114       2,200        1,295         416           182                $ 7       5,200
                                     ------      ------       ------      ------        ------                         ------
Net interest income  . . . . . . .      690       1,245          704         229           212                          3,087
Provision for loan losses  . . . .       79         110          104          75            42                            410
                                     ------      ------       ------      ------        ------                         ------
Net interest income after
 provision for loan losses . . . .      611       1,135          600         154           170                          2,677
Gain on sale of receivables  . . .       --          --           --          --           967                            967
Total noninterest income . . . . .      149         258          230          57           353       $44                1,003
Total noninterest expense  . . . .      997       1,133          762         546         1,520                 26       4,932
                                     ------      ------       ------      ------        ------                         ------
Net income before income taxes . .   $ (237)        260           68        (335)          (30)                          (285)
Income tax expense   . . . . . . .       --          82           --          --            --                             82
                                     ------      ------       ------      ------        ------      ----     ----      ------
Net income (loss)                    $ (237)     $  178       $   68      $ (335)       $  (30)      $44      $33      $ (367)
                                     ======      ======       ======      ======        ======      ====     ====      ======
Average number of common
 shares outstanding  . . . . . . .      250         176          219         204         1,025                          6,695

Net income (loss) per share
 from continuing operations  . . .   $(0.95)     $ 1.01       $ 0.31      $(1.64)       $(0.03)                        $(0.05)
                                     ======      ======       ======      ======        ======                         ======
Net income (loss) per share  . . .   $(0.95)     $ 1.01       $ 0.31      $(1.64)       $(0.03)                        $(0.05)
                                     ======      ======       ======      ======        ======                         ======


                                                                 Year Ended December 31, 1995
                                 -----------------------------------------------------------------------------------------------
                                 North Shore                                            Crabtree
                                  Community     Lake Forest  Hinsdale   Libertyville      Capital    Pro Forma
                                   Bancorp,       Bancorp,   Bancorp,     Bancorp,     Corporation   Adjustments
                                   Inc. and      Inc. and    Inc. and    Inc. and          and     -------------       Pro Forma
                                 Subsidiaries Subsidiaries Subsidiaries Subsidiaries Subsidiaries  Debit  Credit       Combined
                                 ------------ ------------ ------------ ------------ ------------ ------  ------      ----------
                                                            (in thousands, except per share data)
Total interest income  . . . . . . $ 4,587       $12,180     $ 5,837     $   321       $  2,547                       $25,472
Total interest expense . . . . . .   2,841         7,749       3,770         164          1,336           $ 29         15,831
                                   -------       -------     -------     -------       --------                       -------
Net interest income  . . . . . . .   1,746         4,431       2,067         157          1,211                         9,641
Provision for loan losses  . . . .     428           301         299          55            347                         1,430
                                   -------       -------     -------     -------       --------                       -------
Net interest income after
 provision for loan losses   . . .   1,318         4,130       1,768         102            864                         8,211
Gain on sale of receivables  . . .      --            --          --          --          4,421                         4,421
Total noninterest income . . . . .     264         1,115         572          21          2,151    $85                  4,038
Total noninterest expense  . . . .   2,444         4,402       2,260       1,081          5,537             85         15,639
                                   -------       -------     -------     -------       --------                       -------
Net income before income taxes . .    (862)          843          80        (958)         1,899                         1,031
Income tax (benefit) expense . . .      --          (172)       (340)         --             --                          (512)
                                   -------       -------     -------     -------       --------                       -------
Net income (loss) from
 continuing operations . . . . . .    (862)        1,015         420        (958)         1,899                         1,543
Loss from operations of
 discontinued subsidiaries,
 net of minority interest of $75 .      --            --          --          --            (17)                          (17)
                                   -------       -------     -------     -------       --------   ----    -----        -------
Net income (loss)  . . . . . . . . $  (862)       $1,015     $   420     $  (958)      $  1,882    $85    $ 114       $ 1,526
                                   =======       =======     =======     =======       ========   ====    =====       =======

Average number of common shares
 outstanding   . . . . . . . . . .     201           171         206          68          1,025                         5,799
Net income (loss) per share
 from continuing operations  . . . $ (4.29)       $ 5.95     $  2.04     $(14.19)      $   1.85                       $  0.27
                                   =======       =======     =======     =======       ========                       =======
Net income (loss) per share  . . . $ (4.29)       $ 5.95     $  2.04     $(14.19)      $   1.83                       $  0.26
                                   =======       =======     =======     =======       ========                       =======

See accompanying notes to condensed pro forma combined financial statements.

                                                                Year Ended December 31, 1994
                                 -----------------------------------------------------------------------------------------------
                                 North Shore                                            Crabtree
                                  Community     Lake Forest  Hinsdale   Libertyville      Capital    Pro Forma
                                   Bancorp,       Bancorp,   Bancorp,     Bancorp,     Corporation  Adjustments
                                   Inc. and      Inc. and    Inc. and    Inc. and          and     -------------       Pro Forma
                                 Subsidiaries Subsidiaries Subsidiaries Subsidiaries Subsidiaries  Debit  Credit       Combined
                                 ------------ ------------ ------------ ------------ ------------ ------  ------      ----------
                                                            (in thousands, except per share data)
Total interest income  . . . . . . $   460        $6,708      $ 2,305       $ --       $  8,271                        $17,744
Total interest expense   . . . . .     276         3,831        1,732         --          4,769             $27         10,581
                                   -------        ------       ------       ----       --------                        -------
Net interest income  . . . . . . .     184         2,877          573         --          3,502                          7,163
Provision for loan losses  . . . .      50           240          180         --            137                            607
                                   -------        ------       ------       ----       --------                        -------
Net interest income after
 provision for loan losses . . . .     134         2,637          393         --          3,365                          6,556
Gain on sale of receivables  . . .      --            --           --         --             --                             --
Total noninterest income . . . . .      36           649          237         --            564     $ 50                 1,436
Total noninterest expense  . . . .   1,066         2,778        1,523         --          4,648              50          9,965
                                   -------        ------       ------       ----       --------                        -------
Net income (loss) from
 continuing operations
 before income taxes . . . . . . .    (896)          508         (893)        --           (719)                        (1,973)
Income tax (benefit) expense . . .      --            --           --         --             --                             --
                                   -------        ------       ------       ----       --------                        -------
Net income (loss) from
 continuing operations   . . . . .    (896)          508         (893)        --           (719)                        (1,973)
Loss from operations of
 discontinued subsidiaries, net
 of minority interest of $180  . .      --            --           --         --           (236)                          (236)
                                   -------        ------       ------       ----       --------     ----    ----       -------
Net income (loss)
 from continuing operations  . . . $  (896)       $  508       $ (893)      $ --       $   (955)    $ 50    $ 77       $(2,209)
                                   =======        ======       ======       ====       ========     ====    ====       =======

Average number of common shares
 outstanding   . . . . . . . . . .      73           167          146         --          1,025                          4,483
Net income (loss) per share
 from continuing operations  . . . $(12.26)       $ 3.05       $(6.11)        --       $  (0.70)                       $ (0.44)
                                   =======        ======       ======       ====       ========                        =======
Net income (loss) per share  . . . $(12.26)       $ 3.05       $(6.11)      $ --       $  (0.93)                       $ (0.49)
                                   =======        ======       ======       ====       ========                        =======


                                                                          Year Ended December 31, 1993
                                 -----------------------------------------------------------------------------------------------
                                 North Shore                                            Crabtree
                                  Community     Lake Forest  Hinsdale   Libertyville      Capital    Pro Forma
                                   Bancorp,       Bancorp,   Bancorp,     Bancorp,     Corporation   Adjustments
                                   Inc. and      Inc. and    Inc. and    Inc. and          and     -------------       Pro Forma
                                 Subsidiaries Subsidiaries Subsidiaries Subsidiaries Subsidiaries  Debit  Credit       Combined
                                 ------------ ------------ ------------ ------------ ------------ ------  ------      ----------
                                                            (in thousands, except per share data)
Total interest income. . . . . . . $ --         $  3,743    $    73       $ --        $  4,423                          $ 8,239
Total interest expense . . . . . .   --            1,939         66         --           2,321              $ 26          4,300
                                   ----         --------    -------       ----        --------                          -------
Net interest income  . . . . . . .   --            1,804          7         --           2,102                            3,939
Provision for loan losses  . . . .   --              240         --         --             887                            1,127
                                   ----         --------    -------       ----        --------                          -------
Net interest income after
 provision for loan losses . . . .   --            1,564          7         --           1,215                            2,812
Gain on sale of receivables  . . .   --               --         --         --              --                               --
Total noninterest income . . . . .   --              783         43         --             318      $ 40                  1,104
Total noninterest expense  . . . .   --            2,147        615         --           4,314                40          7,036
                                   ----         --------    -------       ----        --------                          -------
Net income (loss) from continuing
 operations before income taxes. .   --              200       (565)        --          (2,781)                          (3,120)
Income tax (benefit) expense . . .   --               --         --         --              --                               --
                                   ----         --------    -------       ----        --------                          -------
Net income (loss) from continuing
 operations  . . . . . . . . . . .   --              200       (565)        --          (2,781)                          (3,120)
Loss from operations of
 discontinued subsidiaries, net
 of minority interest of $112. . .   --               --         --         --            (193)                            (193)
                                   ----         --------    -------       ----        --------      ----    ----        -------
Net income (loss)  . . . . . . . . $ --         $    200    $  (565)      $ --        $ (2,974)     $ 40    $ 66        $(3,313)
                                   ====         ========    =======       ====        ========      ====    ====        =======
Average number of common shares
 outstanding   . . . . . . . . . .   --              152         45         --           1,025                            3,354
Net income (loss) per share
 from continuing operations  . . .   --         $   1.32    $(12.55)        --        $  (2.71)                         $ (0.93)
                                   ====         ========    =======       ====        ========                          =======
Net income (loss) per share  . . . $ --         $   1.32    $(12.55)      $ --        $  (2.90)                         $ (0.99)
                                   ====         ========    =======       ====        ========                          =======


See accompanying notes to condensed pro forma combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

Note 1.  Basis of Presentation

         The unaudited pro forma financial information does not give effect to any synergies that are expected to occur due to the integration of the North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree operations. Additionally, the unaudited pro forma financial information excludes the transaction costs of the Reorganization and the nonrecurring costs and expenses associated with integrating the operations of the businesses. The impact of the majority of the transaction costs of the Reorganization, and the nonrecurring costs and expenses associated with integrating the operations is expected to be recorded in the second quarter of 1996.

         The merger will be accounted for under the "pooling-of-interests" method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

Note 2.  Pro Forma Condensed Combined Statement of Condition Adjustments

         A.      Elimination of Intercompany Shares

         Each of Lake Forest, North Shore, Hinsdale and Libertyville own shares in one or more of the other Companies. The Reorganization Agreement provides that such shares will be retired at the Effective Date of the Reorganization and, thus, will not be outstanding at or subsequent to the date of the Reorganization. This entry reflects such shares as being retired as Treasury shares.


         B.      Elimination of Treasury Shares of Crabtree Capital Corporation

         Crabtree has 7,000 shares of Treasury Stock that have a carrying value of $164,500. This entry eliminates the Treasury Stock against the Common Stock and paid-in capital of Crabtree.

         C.      Conversion of Preferred Shares into Common Shares

         Lake Forest has 1,700 shares of preferred stock outstanding that are convertible into 2,550 shares of common stock. Libertyville has 24,000 shares of preferred stock outstanding that are convertible into 24,000 shares of common stock. This entry assumes the preferred shares are converted to common shares prior to the Effective Date of the Reorganization as contemplated by the Reorganization Agreement.

         D.      Conversion and Exercise of First Premium Warrants

         The pro forma condensed combined financial information assumes that a portion of the outstanding warrants at First Premium -- which are to be converted under the terms of the Reorganization Agreement so as to represent the right to acquire, or are to be exercised for shares to be exchanged for, an aggregate of 477,740 shares of Wintrust Common Stock -- will be exercised and exchanged for 399,612 shares of Wintrust Common Stock and that the remaining warrants will convert into warrants to purchase 48,128 shares of Wintrust Common Stock. In conjunction with the conversion of the warrants into Common Stock, a portion of the proceeds received from the warrant holders to exercise such warrants is assumed to retire the subordinated debt of First Premium because the holder of certain warrants is also the owner of the subordinated debt.

         E.      Shareholders' Equity

         The combined equity accounts of Wintrust reflect the combination of the equity accounts for North Shore, Lake Forest, Hinsdale, Libertyville and Crabtree. Shares of common stock are presented on the basis of a stated value of $1.00 per share. Based on the Exchange Ratios, and assuming no exercise of options, rights or warrants

(except the partial exercise of First Premium warrants as described above), the following shares of Wintrust Common Stock will be issued to holders of the respective Companies' common stock and will be outstanding:

                                                                                 WINTRUST
                                                                                  SHARES
                                                                               TO BE ISSUED
                                                    EXCHANGE RATIO           AND OUTSTANDING
                                                    --------------           ---------------
North Shore Community Bancorp, Inc. . . . . .            5.16180                 1,189,841
Lake Forest Bancorp, Inc. . . . . . . . . . .            9.67334                 1,580,237
Hinsdale Bancorp, Inc.  . . . . . . . . . . .            6.03398                 1,196,508
Libertyville Bancorp, Inc.  . . . . . . . . .            4.02578                   848,840
Crabtree Capital Corporation  . . . . . . . .            1.18332                 1,213,217
Converted First Premium Warrants  . . . . . .                                      399,612
                                                                                ----------
  Total Wintrust Shares . . . . . . . . . . .                                    6,428,255
                                                                                ==========

         The average number of shares of common stock shown to be outstanding during the periods presented in the Pro Forma Condensed Combined Statements of Operations includes 339,612 shares under the assumption that a portion of the First Premium warrants would be converted to Common Stock of Wintrust in accordance with the terms of the Reorganization Agreement.

         Also, the Pro Forma Statement of Condition assumes that no shareholders of the Companies dissent to the transaction and exercise appraisal rights and that fractional shares issued upon consummation of the Reorganization will be immaterial.

Note 3.  Pro Forma Condensed Combined Statements of Operations Adjustments

         F. Reflects the elimination from noninterest expense of intercompany fees charged by Lake Forest to (1) Hinsdale in 1993 of $40,000;
(2) North Shore in 1994 of $50,000; and (3) Libertyville in 1995 of $50,000.

         G. Reflects the elimination from noninterest expense of an aggregate of $26,000 and $35,000 of fees charged by Hinsdale Bank to Lake Forest Bank, North Shore Bank and Libertyville Bank for services performed in servicing a portfolio of indirect automobile loans for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. Such fees were only applicable in 1995 and the first quarter of 1996.

         H. Reflects the elimination from noninterest income of an $18,000 gain on the sale of shares of Hinsdale Common Stock by Lake Forest in the first quarter of 1996.

         I. Reflects the reduction of interest expense associated with the elimination of the subordinated debt at First Premium as discussed above in Note D. Interest expense has been reduced by $7,413 for the three months ended March 31, 1996, and $28,565, $26,906 and $26,232 for the years ended December 31, 1995, 1994 and 1993, respectively.

                      NORTH SHORE COMMUNITY BANCORP, INC.


BUSINESS

        Organization and Operation. North Shore Community Bancorp, Inc. ("North Shore") is a bank holding company that was incorporated by an Illinois corporation in December of 1992. The primary asset of North Shore is its ownership of 100% of the common shares of North Shore Bank. North Shore is engaged in the business of banking through its ownership of North Shore Bank. Its mailing address is 1145 Wilmette Avenue, Wilmette, Illinois 60091 and its telephone number is (847) 853-1145. As of March 31, 1996, North Shore had total assets of $117,938,000 and total stockholders' equity of $11,407,000.

        North Shore Bank was organized under the laws of the State of Illinois and commenced operation in October, 1993. North Shore and North Shore Bank are regulated by the Federal Reserve Bank. Additionally, North Shore Bank is regulated by the [Illinois Commissioner of Banks and Trust Companies ("CBTC")] and the Federal Deposit Insurance Corporation ("FDIC").

        North Shore Bank is the only locally owned and managed full service commercial bank in its primary service area of Wilmette, Glencoe, Winnetka and Kenilworth, Illinois. The Village of Wilmette is located approximately 17 miles north of the downtown Chicago area and has a population of approximately 28,000. The Villages of Glencoe and Winnetka are located north of Wilmette and house the full service branch banking facilities. Glencoe and Winnetka have populations of approximately 12,000 and 16,000, respectively. Kenilworth, Illinois is an adjacent community which North Shore Bank serves and has a population of approximately 3,500 residents.

        Employees. As of March 31, 1996, North Shore Bank employed 46 full-time equivalent employees. North Shore has no paid employees.

        Services. North Shore Bank is an Illinois chartered, FDIC-insured commercial bank which provides the full range of banking services. North Shore Bank furnishes personal and commercial banking services, including demand, NOW, money market, savings, and time deposit accounts; real estate, commercial, and consumer loans; and safe deposit facilities. North Shore Bank anticipates adding trust services during late 1996 or early 1997.

        North Shore Bank was formed to provide the Wilmette and Kenilworth communities with a community bank alternative. As North Shore Bank showed strong growth in those communities, the services were extended to Glencoe and Winnetka. As such, North Shore Bank is focused on providing a highly personal, professional level of service to commercial and retail customers residing in these areas. Emphasis is placed on local ownership and management in attracting and maintaining deposit, loan and trust customers.

        Property. North Shore Bank currently has four physical banking locations. North Shore Bank owns the main bank facility that is a one story brick building located at 1145 Wilmette Avenue in downtown Wilmette, Illinois. North Shore Bank constructed a 9,600 square foot drive-in, walk-up banking facility at 720 12th Street, approximately one block west of the main banking facility. North Shore Bank also opened a full service banking facility at 362 Park Avenue in Glencoe, Illinois. Additionally, during May, 1996, North Shore Bank opened a branch banking facility in Winnetka, Illinois where it leases approximately 4,000 square feet. North Shore Bank maintains automated teller machines at each of its locations, except Glencoe and Winnetka. North Shore Bank has no offsite automated teller machines.

ADDITIONAL INFORMATION

        For a description of North Shore's and North Shore Bank's competition, litigation, regulatory environment, interests in affiliates, transactions with management and relationship with independent public accountants, see "MATTERS OF GENERAL APPLICABILITY TO BANKS."

MANAGEMENT OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of March 31, 1996, with respect to beneficial ownership of shares of North Shore Common Stock held by
(i) each director of North Shore, (ii) each executive officer of North Shore, and (iii) all directors and executive officers as a group.




                                                     Shares      Shares     Shares       Total
                                                   Subject to  Subject to  Subject to    North        % of     Pro Forma
                                                     Common      Common     Vested       Shore       North        % of
                                        Common       Stock       Stock       Stock    Beneficial     Shore      Wintrust
                                        Shares       Rights     Warrants    Options    Ownership    Total(2)  Total(2)(3)
                                     ------------ ----------- ---------------------- -----------  ----------- ------------
DIRECTORS
- ---------
Howard D. Adams **  . . . . . . . .       6,368          --          --          --      6,368         2.51%       7.56%
Gilbert W. Bowen  . . . . . . . . .         265          --          --          24        289            *           *
T. Tolbert Chisum **  . . . . . . .       3,355         449          85         704      4,593         1.80%          *
John W. Close **  . . . . . . . . .       5,226       1,681          --       1,250      8,157         3.18%          *
Joseph DeVivo, Jr.  . . . . . . . .       1,721         449         125         192      2,487            *           *
Maurice F. Dunne, Jr. . . . . . . .       2,241         449          --         192      2,882         1.13%          *
Gayle Inbinder  . . . . . . . . . .         641         449          50         228      1,368            *           *
Thomas J. McCabe, Sr. . . . . . . .         541         449          --         216      1,206            *           *
Marguerite Savard McKenna . . . . .       2,435         449          50         228      3,162         1.24%          *
Donald L. Olson . . . . . . . . . .       1,232         449          25         228      1,934            *           *
Hollis Rademacher . . . . . . . . .       2,541         449          --         204      3,194         1.26%          *
John J. Schornack . . . . . . . . .       1,311         449          --         192      1,952            *           *
Ingrid S. Stafford  . . . . . . . .         571         449          25         204      1,249            *           *
Lemuel H. Tate  . . . . . . . . . .       1,907       1,121          85          --      3,113         1.22%          *
Edward J. Wehmer ** . . . . . . . .       4,796       2,943       1,250          --      8,989         3.48%       3.20%
Stanley R. Weinberger . . . . . . .       1,400          --          --          48      1,448            *           *
Elizabeth C. Warren . . . . . . . .          --          --          --          48         48            *           *
                                        -------      ------       -----       -----    -------        -----
   Total Directors  . . . . . . . .      36,551      10,235       1,695       3,958     52,439        20.53%

NON-DIRECTOR EXECUTIVE OFFICERS
- -------------------------------
Lloyd M. Bowden . . . . . . . . . .         667          --          --          --        667            *           *
David A. Dykstra  . . . . . . . . .         175          --          --          --        175            *           *
Randolph Hibben . . . . . . . . . .         500          --          --          --        500            *           *
Robert F. Key . . . . . . . . . . .         600          --          --          --        600            *           *
Donald F. Krueger . . . . . . . . .       1,100         224          --         250      1,574            *           *
Brian V. Masterton  . . . . . . . .       1,400          --          --          --      1,400            *           *
Robert H. Meeder  . . . . . . . . .       1,901         840          --         500      3,241         1.27%          *
                                        -------      ------       -----       -----    -------        -----

Total Directors and Executive
  Officers as a group                    42,894      11,299       1,695       4,708     60,596        23.74%
                                        =======      ======       =====       =====     ======        =====

Total Common Share
  Equivalents . . . . . . . . . . .     253,809      20,000       5,000       5,400    284,209
                                        =======      ======       =====       =====    =======        =====

- ----------
 * -- Less than 1%
** -- Denotes executive officer (in addition to director status)

(1) Includes shares held directly and, if applicable, indirectly through such person's spouse, minor children, certain family trusts, IRA's 401(k) plans.

(2) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

         On March 31, 1996, North Shore had 253,809 shares of common stock outstanding. As of such date, the following persons not listed under "Management Ownership of Common Stock" are known by North Shore to be the owners of or might be deemed to be the beneficial owners of more than 5% of its common stock.

                                                                 Number of Shares            Percent of
                    Name                     Address            Beneficially Owned            Class(1)
 -----------------------------------   ------------------     ---------------------          -----------
 Milbank Corporation(2)                 135 South LaSalle              15,600                    6.15%
                                        Chicago, Illinois
 Emmett D. McCarthy, as trustee
 for(3):
   Alan W. Adams Family Trust           570 Crabtree Lane              18,364                    7.12%
   Sarah K. Adams Family Trust          Lake Forest, Illinois

- ---------------------

(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) Larry Wright, a director of Crabtree, and Robert D. Harnach, a director of Lake Forest and Hinsdale, are officers, directors and principal shareholders of Milbank Corporation ("Milbank"). The beneficial ownership shown in the table includes 600 shares held by an employee retirement plan of Milbank of which Mr. Wright and Mr. Harnach are trustees with shared voting and investment power, and 15,000 shares held in Deerpath Investments LLP, a limited partnership to which Milbank serves as investment advisor and with respect to which Mr. Wright and Mr. Harnach exercise shared voting and investment power.

(3) The Alan W. Adams Family Trust and the Sarah K. Adams Family Trust are irrevocable trusts for which Emmett McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. Mr. McCarthy is a Director of Crabtree. Of the total shares beneficially owned by the two Trusts, each Trust owns 5,130 shares of North Shore Common Stock, rights to acquire 3,427 shares of North Shore Common Stock, and warrants to acquire 625 shares of North Shore Common Stock. The beneficiaries of the respective Trusts are Alan W. Adams and Sara K. Adams, respectively, adult children of Howard D. Adams, and Mr. McCarthy disclaims beneficial ownership of all such shares. Mr. Alan W. Adams is currently a vice president of Lake Forest Bank and a Director nominee of Wintrust and directly owns an additional 220 shares.

SELECTED FINANCIAL DATA
NORTH SHORE COMMUNITY BANCORP, INC.

                                                          Three Months            Year Ended     Period Ended
                                                        Ended March 31,          December 31,    December 31,
                                                 ------------------------------ -------------- ---------------
                                                      1996           1995            1995          1994(1)
                                                 -------------- --------------- -------------- ---------------
                                                                      (dollars in thousands)
 Interest income . . . . . . . . . . . . . . . .    $ 1,804        $    787       $  4,587          $   460
 Interest expense  . . . . . . . . . . . . . . .      1,114             507          2,841              276
                                                   --------        --------       --------          -------
 Net interest income . . . . . . . . . . . . . .        690             280          1,746              184
 Provision for possible loan losses  . . . . . .         79              60            428               50
                                                   --------        --------       --------          -------
 Net interest income after provision for
  possible loan losses   . . . . . . . . . . . .        611             220          1,318              134
 Noninterest income, excluding security gains. .        149              26            264               36
 Security gains  . . . . . . . . . . . . . . . .          0               0              0                0
 Noninterest expense . . . . . . . . . . . . . .        997             450          2,444            1,066
                                                   --------        --------       --------          -------
 Net loss before income taxes  . . . . . . . . .       (237)           (204)          (862)            (896)
 Income taxes  . . . . . . . . . . . . . . . . .          0               0              0                0
                                                   --------        --------       --------          -------
 Net loss  . . . . . . . . . . . . . . . . . . .   $   (237)       $   (204)      $   (862)         $  (896)
                                                   ========        ========       ========          =======

 Net loss per common share . . . . . . . . . . .   $  (0.95)       $  (1.04)      $  (4.29)         $(12.26)
 Cash dividends declared per common share  . . .   $      0        $      0       $      0          $     0

 Total assets at end of period . . . . . . . . .   $117,938        $ 59,544       $105,122          $45,164
 Total deposits at end of period . . . . . . . .   $106,240        $ 51,367       $ 93,657          $36,736

 Return on average total assets  . . . . . . . .      (0.86%)         (1.53%)        (1.23%)             __(2)
 Return on average common
  shareholders' equity   . . . . . . . . . . .        (8.43%)        (10.04%)       (10.44%)             __(2)

- -------------------
(1) Management has for this period presented selected financial data reflecting reported results from the date of incorporation (December 30, 1992) to December 31, 1994. The Company was in a capital raising and organizational phase and as described elsewhere herein was only operational from September 14, 1994 through December 31, 1994. Accordingly, management believes that separate selected financial data from the date of incorporation to December 31, 1993 and for January 1, 1994 to December 31, 1994 is not meaningful as the period presented herein approximates those revenues and expenses that would have been recognized had 1994 been presented on a stand-alone calendar year basis.

(2) Return on average assets and average equity ratios are not meaningful as a result of the nature as discussed in Note 1 above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         General. North Shore completed its first full year of operations in 1995. During that time period, North Shore has conducted no business other than that directly related to North Shore Bank. North Shore's results of operations are primarily dependent on North Shore Bank's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest bearing liabilities. In addition, to a lesser extent, North Shore Bank's operating results are affected by fees paid by borrowers, fees earned on residential mortgage loans sold to the secondary market, customer service charges and other income. Also, noninterest expenses such as employee salaries and benefits, office occupancy, marketing, insurance costs and other expenses affect the results of operations.

         Operational results are also affected by general economic conditions (particularly changes in interest rates), competition, government policies and actions of regulatory agencies.

RESULTS OF OPERATIONS

Comparison of Results for the Period Ended March 31, 1996 to the Period Ended March 31, 1995

         The net loss for the three-month period ended March 31, 1996 was $237,000 compared to a net loss for the three-month period ended March 31, 1995 of $204,000. The following discussion will discuss the components of the net losses and the change between the respective three-month periods.

         Net interest income increased to $690,000 for the three months ended March 31, 1996 from approximately $280,000 for the same period of 1995. This increase is a result of a 89.7% increase in interest earning assets at March 31, 1996 compared to March 31, 1995 and the fact that the mix of interest-earning assets has gradually shifted more into higher yielding loans from short-term money market investment products. Management anticipates that the net interest income amount will continue to grow in the remaining quarters of 1996 due to the continuation of the growth in earning assets, specifically the loan category.

         The provision for possible loan losses increased to $79,000 for the three months ended March 31, 1996 compared to $60,000 for the prior year three-month period. North Shore Bank has provided a higher amount to the allowance for possible loan losses during the first quarter of 1996 because of the growth in the loan portfolio. Management considers it prudent to continue to build a reserve for unanticipated credit problems that may occur with the existing portfolio despite a low level of actual charge-offs since the inception of North Shore Bank. The allowance for loan losses as a percentage of total loans outstanding stood at 0.69% at March 31, 1996 and December 31, 1995, and 0.64% as of March 31, 1995. Management considers the amount of the provision and the level of the allowance for loan losses to be adequate for the period ended and as of March 31, 1996.

         Other noninterest income totaled $149,000 for the three months ended March 31, 1996 compared to approximately $26,000 for the three months ended March 31, 1995. The increase is predominantly related to fees on fixed rate residential mortgage loans which were sold to the secondary market. During 1995, this activity was just underway as North Shore Bank entered its second full quarter of operations and customer relationships were being established, whereas in 1996, the service has become an established function at North Shore Bank and has generated the additional revenues. Fees on loans sold during the first quarter of 1996 were approximately $117,000 compared to only $16,000 during the first quarter of 1995.

         Other noninterest expenses were $997,000 and $450,000 for the three-month periods ended March 31, 1996 and March 31, 1995, respectively. The major components of the other noninterest expenses for the respective three-month periods are as follows (in thousands):

                                                Three Months Ended March 31,
                                            ----------------------------------
                                                 1996                   1995
                                            -----------------   --------------
  Salaries and employee benefits  . . . .          $523                  $218
  Occupancy expense . . . . . . . . . . .            73                    21
  Other noninterest expenses  . . . . . .           401                   211
                                                   ----                  ----
  Total other noninterest expenses  . . .          $997                  $450
                                                   ====                  ====

         The substantial increase in each of the other noninterest expense categories for the three-month periods presented in the table above is primarily a result of the three banking locations that were operational and the one additional banking location that was in the organizational phase in the first quarter of 1996, compared to only one main banking location during the first quarter of 1995. During the fourth quarter of 1995, the North Shore Bank opened a walk-up/drive-through banking location in Wilmette and opened a full service banking location in Glencoe, Illinois. Also during the fourth quarter of 1995 and into the first quarter of 1996, North Shore Bank began the process of building a staff, renovating a building and accumulating furniture and supplies to open a full service banking facility in Winnetka, Illinois. As a result, the other noninterest expense categories increased significantly.

Comparison of Results for the Year Ended December 31, 1995 and Period Ended December 31, 1994

         General. North Shore had a net loss of $862,000 for the year ended December 31, 1995, compared with a net loss of $896,000 for the period ended December 31, 1994. The increase in net loss was due primarily to the fact that 1995 was North Shore's first full year of operations. The company began to organize its banking operations in 1994 and ultimately became operational in September of 1994. Consequently, the 1994 period included only slightly over three months of actual operations and revenue generation; however, a significant amount of expenditures were incurred during the organizational and start-up phases of operations. It is typical for a new bank to incur operating losses during its first few years of operation due to the overhead infrastructure required to house and staff a banking facility. As the bank is able to grow its deposit base and deploy those funds into interest earning assets, the net interest income earned should generally grow to support the overhead expenses and provide a profit. Accordingly, the increase in the net loss was anticipated by management due to the start-up nature of the entity.

         These and other details will be discussed in greater detail in the following sections.

         Interest Income and Interest Expense. The major source of earnings for North Shore is net interest income. In fact, net interest income was approximately 87% and 84% of the net revenues during 1995 and 1994, respectively. Net interest income is defined as the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. The following table sets forth information relating to North Shore's consolidated average balances and interest income and expense components for the year ended December 31, 1995. The table reflects the types of accounts generating interest income and interest expense as well as those accounts' average balances and yields/rates. Information related to the period ended 1994 has not been presented due to limited operations in 1994.

                                                                                           1995
                                                                           -----------------------------------
                                                                             Average                Average
                                                                             Balance    Interest   Yield/Rate
                                                                           ----------- ---------- ------------
                                                                                  (dollars in thousands)
                              ASSETS
                              Interest bearing deposits with banks  . . .      $14,178      $  914       6.45%
                              Federal funds sold  . . . . . . . . . . . .        8,193         478       5.83%
                              Taxable securities  . . . . . . . . . . . .        9,218         546       5.92%
                              Loans, net of unearned discount . . . . . .       31,611       2,649       8.38%
                                                                               -------      ------       ----
                              Total earning assets  . . . . . . . . . . .       63,200       4,587       7.26%

                              Cash and due from banks-noninterest bearing        1,841
                              Allowance for possible loan losses  . . . .         (165)
                              Premises and equipment, net . . . . . . . .        3,187
                              Other assets  . . . . . . . . . . . . . . .        1,770
                                                                               -------
                              Total assets  . . . . . . . . . . . . . . .      $69,833
                                                                               =======

                              LIABILITIES AND SHAREHOLDERS' EQUITY
                              Deposits-interest bearing
                              NOW accounts  . . . . . . . . . . . . . . .      $ 2,618          77       2.94%
                              Savings and money market deposits . . . . .       18,374         710       3.86%
                              Time deposits . . . . . . . . . . . . . . .       32,507       2,054       6.32%
                                                                               -------       -----       ----
                              Total interest-bearing deposits . . . . . .       53,499       2,841       5.31%
                                                                               -------       -----       ----


                              Short-term borrowings . . . . . . . . . . .            0           0       0.00%
                              Term-debt . . . . . . . . . . . . . . . . .            0           0       0.00%
                                                                               -------       -----       ----
                              Total interest-bearing liabilities  . . . .       53,499       2,841       5.31%
                              Noninterest bearing deposits  . . . . . . .        7,879
                              Other liabilities . . . . . . . . . . . . .          198
                              Shareholders' equity  . . . . . . . . . . .        8,257
                                                                               -------       -----       ----
                              Total liabilities and shareholders' equity       $69,833
                                                                               =======

                              Interest income/average earning assets  . .                                7.26%
                              Interest expense/average interest-bearing
                              liabilities . . . . . . . . . . . . . . . .                                5.31%
                                                                                                         ----
                              Net interest spread . . . . . . . . . . . .                   $1,746       1.95%
                                                                                            ======      =====
                              Net interest margin(1)  . . . . . . . . . .                                2.76%
                                                                                                         =====

- --------------------------
(1) Net interest margin represents net interest income as a percent of the average earning assets for the period.


         Changes in Interest Income and Expense. Because North Shore has had only one complete fiscal year and no prior period of comparison, presentation of a disclosure of the dollar amount of changes in interest income and expense by major categories of assets and liabilities attributable to changes in volume or rate or both for such period is not considered meaningful.

         Provision for Possible Loan Losses. The provision for possible loan losses increased from $50,000 for the period through 1994 to $428,000 in 1995. The increase is due to reflecting the full year of banking operations in 1995. Management's additions to the allowance for possible loan losses were deemed appropriate as the loan portfolio increased approximately $53.8 million between the year-end periods. At December 31, 1995, the allowance for possible loan losses stood at 0.69% of loans outstanding which management feels is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. Future additions to the allowance for possible loan losses are dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

         Other Noninterest Income. Noninterest income increased to $264,000 in 1995 from $36,000 in the previous period, an increase of $228,000. Approximately $196,000 of the increase was primarily attributable to fees on loans sold. North Shore Bank had no such fees during its first few months of operations in 1994. Fees on loans sold relate to income received by North Shore Bank for its services of originating and selling residential real estate loans into the secondary market. The remaining increase in noninterest income of $33,000 is a result of North Shore Bank receiving a full year of service charges and miscellaneous fees in 1995.

         Noninterest Expense. Noninterest expense includes all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses.

                                                             YEAR             PERIOD
                                                            ENDED              ENDED
                                                         DECEMBER 31,      DECEMBER 31,       DOLLAR
                                                             1995              1994           CHANGE
                                                       ----------------  ----------------   ----------
   Salaries and employee benefits  . . . . . . . . .    $1,189              $  546          $  643
   Occupancy expenses  . . . . . . . . . . . . . . .       124                  43              81
   Advertising and marketing . . . . . . . . . . . .       205                  65             140
   Data processing . . . . . . . . . . . . . . . . .       143                  36             107
   Depreciation -- furniture and equipment . . . . .       104                  22              82
   Other noninterest expenses  . . . . . . . . . . .       679                 354             325
                                                        ------              ------          ------
      Total noninterest expenses   . . . . . . . . .    $2,444              $1,066          $1,378
                                                        ======              ======          ======

The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. Salaries and employee benefits increased by $643,000 to $1,189,000 in 1995. The increase in salaries is a result of four fundamental factors: (1) North Shore Bank was in its initial operations for the period ended 1994; and, as such, the period did not fully represent operational salaries and employee benefits. Staffing levels began to accumulate in April of 1994 as North Shore Bank began the process of chartering a new bank. A full staffing complement was achieved in September of 1994 when North Shore Bank received regulatory approval and began to operate; (2) North Shore Bank established a drive-through banking facility that became operational in November, 1995 and required additional teller staffing; (3) North Shore Bank established a full service banking facility in Glencoe, Illinois which began serving customers in October of 1995. Salary and employee benefits related to that branch in 1995 were approximately $94,000; and (4) North Shore Bank began the process of establishing a full service banking facility in Winnetka, Illinois and began to add key staff members at the end of 1995. Salaries and employee benefits related to the Winnetka branch in 1995 were approximately $9,000.

         Occupancy Expenses. Occupancy expenses include those expenses which relate directly to the operation of the buildings, improvements and property. The major components of occupancy expense in 1995 were $64,000 for depreciation expense on the buildings and improvements and $34,000 for real estate taxes. The remaining $26,000 of expense in 1995 was for such items as utilities, maintenance and repair of the buildings and grounds and rental expense. The occupancy expense amount in 1995 was substantially higher than the prior period ended 1994 because of the full year of operations in 1995 and due to the establishment of the new drive-through banking facility and the Glencoe banking facility that opened in October of 1995.

         Advertising and Marketing. Marketing and advertising expenditures amounted to $205,000 during 1995 compared to $65,000 for the period ended 1994. North Shore Bank considers effective marketing to be a cornerstone of establishing effective market penetration. North Shore Bank developed community oriented deposit and loan products to attract its deposit base during its initial months of operation and determined that expenditures for marketing these products was appropriate. Management believes the advertising and marketing expenses were instrumental in achieving the rapid growth in the deposit base since the inception of North Shore Bank.

Management anticipates that relatively similar levels of marketing expenses will be incurred in 1996 as North Shore Bank continues to establish its base of customers and to promote the opening of its Winnetka banking facility.

         Data Processing. Data processing expense increased to $143,000 in 1995 from $36,000 for the period ended 1994, or a 297% increase. The increase is directly related to the increase in the number of customer deposit and loan accounts that were processed and the number of months North Shore Bank was in operation during 1995. Customer deposit and loan balances increased 155% and 560%, respectively, from year-end 1994 to year-end 1995. Also, 1995 represented a full year of operations whereas the period ended 1994 had slightly over three months of banking operations.

         Depreciation--Furniture and Equipment. Depreciation of furniture and equipment increased $82,000 in 1995 to $104,000. Again, the increase in this category relates directly to the number of months of operation in 1995 versus the period ended 1994, and the fact that additional furniture and equipment were added in the later stages of 1995 to furnish and equip the new drive-through location and the Glencoe banking facility.

         Other Noninterest Expenses. Other noninterest expenses increased to $679,000 in 1995 from $354,000 in the period ended 1994. The primary reasons for the increase in this category are the length of time that North Shore Bank was operational in 1995 and the expenses incurred to support the growth in deposit and loan accounts. This category of expenses contains insurance expense, stationery and supplies expense, postage expense, amortization of organizational costs, audits and examinations expense, and other sundry expenses. Controlling overhead expenses is a basic philosophy of management and is closely evaluated. North Shore Bank's ratio of noninterest expenses to average assets was 3.55% compared to its peer group average of 3.76% for the year ended December 31, 1995. Despite having an expense ratio that is slightly better than its peer group average, management is committed to continually evaluating its operations to determine whether additional expense savings are possible without impairing the goal of providing superior customer service.

         Income Taxes. North Shore had no Federal or State income tax expense for 1995 or for the period ended 1994. Management has established a valuation allowance against its net deferred tax assets with the result being that no federal or state income tax expense or benefit was realized in the financial statements. Management anticipates that income tax expense or benefit will begin to be recorded when North Shore Bank's earnings history and projected future earnings are sufficient to make a judgment that the realization of the net deferred tax asset is more likely than not.

FINANCIAL CONDITION

         The dynamics of a community bank's balance sheet is generally reflective of the ability of management to attract additional deposit accounts to fund the growth of the institution. This is the current situation at North Shore Bank as it is a relatively new institution which is still diligently attempting to establish itself as the bank of choice in a significant amount of households and businesses in the communities it serves. Accordingly, the discussion of the financial condition of North Shore Bank will focus first on the sources of funds received through the liability side of the balance sheet which is predominantly deposit growth.

         Deposits. Total deposit balances increased to $93,657,000 at December 31, 1995 compared to $36,736,000 at the end of 1994. Also, during the first quarter of 1996, deposits increased by approximately $12,583,000 from the 1995 year-end level. The deposit growth was a result of effective marketing of North Shore Bank's community oriented deposit products, management and director interaction with the community, and the opening of a new banking facility in Glencoe as well as a new drive-through banking facility in Wilmette. Deposit growth occurred in all major deposit categories as shown in the table below (dollars in thousands):

                                                                              December 31,
                                        March 31,         ----------------------------------------------------
                                          1996                       1995                      1994
                                ------------------------- ------------------------- --------------------------
                                               Percent                    Percent                   Percent
                                               of Total                  of Total                   of Total
                                  Balance      Deposits     Balance      Deposits      Balance      Deposits
                                ------------ ------------ ------------ ------------ ------------  ------------
 Demand  . . . . . . . . . . .    $ 12,569       11.8%      $ 13,571       14.5%      $ 5,539        15.1%
 Savings . . . . . . . . . . .      10,910       10.3%        10,153       10.8%        7,258        19.8%
 NOW . . . . . . . . . . . . .      11,878       11.2%         7,601        8.1%        1,475         4.0%
 Money Market  . . . . . . . .      13,661       12.8%        12,131       13.0%        7,974        21.7%
 Certificates of deposit . . .      57,222       53.9%        50,201       53.6%       14,490        39.4%
                                   -------      -----       --------      -----       -------       -----
   Total deposits  . . . . . .    $106,240      100.0%      $ 93,657      100.0%      $36,736       100.0%
                                  ========      =====       ========      =====       ======        =====

         North Shore Bank offered a variety of special deposit account promotions during its initial months of operations in 1994 when the main location in Wilmette opened. Additionally, similar special deposit account promotions were offered to households in Glencoe when that branch opened in late October 1995, and to Winnetka residents during the first quarter of 1996 in anticipation of that facility opening in the second quarter of 1996. Customers who opened a combination of accounts (generally a combination of an interest-bearing account and a noninterest-bearing account) were afforded special privileges as a "founding" depositor of North Shore Bank. These privileges included rights to receive free safe deposit boxes, favorable loan deposit rates as compared to the stated market rates, and other selected prerequisites. The most popular product for North Shore Bank's initial depositors was the certificate of deposit accounts. North Shore Bank continues to aggressively promote its products to the community and attempts to meld the competitive products with superior customer service. The result should be a continuing growth in all deposit categories throughout 1996.

         Reference is made to the average balance/rate table for data regarding average daily deposits and rates paid thereon for the periods ended December 31, 1995 and 1994. North Shore Bank has no foreign deposits.

         The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, as of December 31, 1995 are shown below (in thousands):

   Three months or less  . . . . . . . . . . . . . . . $ 9,167
   Over three through six months . . . . . . . . . . .   1,650
   Over six through twelve months  . . . . . . . . . .   2,207
   Over twelve months  . . . . . . . . . . . . . . . .   7,045
                                                       -------
      Total  . . . . . . . . . . . . . . . . . . . . . $20,069
                                                       =======

         Accrued Interest Payable and Other Liabilities. Accrued interest payable and other liabilities as of December 31, 1995 were $337,000 compared to $178,000 at the end of the prior year. The increase can be primarily attributed to a higher amount of accrued interest payable on deposit accounts due to the significant growth in the level of deposits. No other significant changes were present in this financial statement category.

         Total Assets and Earning Assets. Total assets and earning assets were $105,122,000 and $93,974,000, respectively, at December 31, 1995 compared to $45,164,000 and $39,960,000, respectively, at December 31, 1994. The increase in total assets and earning assets during the year was a result of significant growth in all types of deposit categories. The level of earning assets as a percentage of total assets remained steady at approximately 89% of total assets; however, the composition of earning assets shifted as North Shore Bank began to invest deposit funds into loans from shorter-term money market investments. Loans comprised 67.5% of total earning assets at December 31, 1995 compared to 24.1% at December 31, 1994. These changes in the mix of earning assets will be discussed further below.

         Loans. The following table shows Bancorp's loans classified by type at March 31, 1996, December 31, 1995 and December 31, 1994 (in thousands):

                                                                            December 31,
                                                   March 31,      ------------------------------
                                                     1996             1995             1994
                                                --------------   --------------   --------------
            Residential real estate . . . . .   $ 7,117           $ 8,557           $   465
            Commercial  . . . . . . . . . . .    22,664            20,344             3,551
            Home equity . . . . . . . . . . .    23,816            19,212             5,175
            Consumer  . . . . . . . . . . . .    18,251            15,417               427
                                                -------           -------           -------
               Total gross loans  . . . . . .    71,848            63,439             9,618
            Less unearned discount  . . . . .        --                --                --
                                                     --                --                --
               Net loans  . . . . . . . . . .   $71,848           $63,439           $ 9,618
                                               ======             =======           =======

         Total loans increased to $63,439,000 at December 31, 1995 from $9,618,000 at December 31, 1994. As can be seen from the table above, significant growth occurred in all loan types during 1995. Generally, the growth in the loan portfolio was a result of the following factors: (1) during North Shore Bank's first few months of operations in 1994, the focus of management was to concentrate on attracting deposit accounts and providing superior customer service; (2) management was cautious in making loans during the initial months of operations until a stable core deposit base could be established; and (3) loan product development and customer relationships evolved during 1995 which resulted in higher loan demand. The following paragraphs will highlight the growth by loan type.

         The commercial loan category increased by $16,793,000 from year-end 1994 to year-end 1995. This category includes such loans as working capital lines of credit, equipment financing, interim construction financing for builders, commercial real estate financing and balloon financing for a variety of real estate investors. The increase can be attributed to an expanded customer base, referral networks, and the moving of customer relationships from previous bank affiliations with North Shore Bank's senior officers.

         The outstanding level of home equity loans increased $13,946,000 during 1995. Several promotional home equity loan products were offered during the year which featured competitive rates and fee arrangements. Also, depositors who opened accounts with the bank during the first six months of its operations were awarded certain lifetime benefits, one of which was a special rate on home equity loans. Management attributes the growth in this lending category to these promotional programs. These loans are secured by first or second position mortgage liens on the underlying property with loan-to-value ratios not exceeding 80%.

         Consumer loans increased approximately $15 million from December 31, 1994 to December 31, 1995. Approximately $10.4 million of this increase is related to the purchase of fixed rate indirect automobile loans. These indirect automobile loans are purchased from Hinsdale Bank and Trust Company, an affiliated bank, and are loans secured by new and used automobiles. These credits generally have an original maturity of 36 to 60 months; however, the average actual maturity is estimated to be approximately 37 months. The risk associated with this portfolio is diversified amongst many individual borrowers.

         Residential real estate increased $8,092,000 during 1995. This category includes adjustable rate mortgages that have repricing terms from one to three years, construction loans to individuals, and bridge financing loans for qualifying customers. North Shore Bank does not generally originate loans for its own portfolio with long-term fixed rates due to interest rate risk considerations. However, North Shore Bank does accommodate customer requests for these fixed rate loans by originating and selling the loans in the secondary market for which North Shore Bank receives a fee.

     North Shore Bank has no loans to businesses or governments of foreign countries.

         Money Market Investments and Investment Securities. North Shore Bank's objective in managing its securities portfolio is to balance North Shore Bank's liquidity risk, interest rate risk and credit quality such that the earnings of North Shore Bank are maximized. As noted in the "Loan" section above, the predominant portion of the funds received from new deposit accounts was invested in the various loan categories during 1995. Management has maintained the funds that were not invested in loans in short-term investment securities and money market investments as follows:

                                                                       December 31,
                                               March 31,     -------------------------------
                                                 1996            1995              1994
                                            --------------   -------------    --------------
Federal funds sold  . . . . . . . . . . .   $ 8,875             $12,000         $ 7,170
Interest bearing deposits with banks  . .    10,000               7,000          14,000
Investment securities . . . . . . . . . .    12,056              11,535           9,172
                                            -------             -------         -------
Total money market investments
  and investment securities   . . . . . .   $30,931             $30,535         $30,342
                                            =======             =======         =======



         Federal Funds Sold and Interest Bearing Deposits with Banks. Federal funds sold and interest bearing deposits with banks are very short-term investments with high quality banks. The balances in these accounts fluctuate based upon deposit inflows and loan demand. These accounts are extremely liquid and provide management with the ability to meet liquidity needs for supplying loan demand or for other reasons.

         Investment Securities. The carrying value of securities held by North Shore at December 31, are as follows (in thousands):

                                                             December 31,
                                                    -------------------------------
                                                         1995             1994
                                                    --------------   --------------
         AVAILABLE-FOR-SALE
            U.S. agency obligations  . . . . . .      $ 8,971              $   --
            Other securities . . . . . . . . . .        2,002                  --
            Federal Reserve Bank stock . . . . .          212                  --
            Equity securities  . . . . . . . . .          350                  --
                                                      -------                 ---
              Total available-for-sale   . . . .      $11,535                  --
                                                      -------              ------
         HELD-TO-MATURITY
            U.S. agency obligations  . . . . . .           --               8,974
            Federal Reserve Bank stock . . . . .           --                 198
                                                      -------              ------
              Total held-to-maturity   . . . . .           --               9,172
                                                      -------              ------

              Total investment securities  . . .      $11,535              $9,172
                                                      =======              ======


         There were no securities of any single issuer which had book value in excess of 10% of shareholders' equity at December 31, 1995.

Maturities of securities as of December 31, 1995 are as follows (in thousands):

                                     Within      From 1      From 5 to      After       Equity
                                     1 Year    to 5 years     10 years     10 years   Securities      Total
                                   ---------- ------------ -------------  ---------- ------------ ------------
 U.S. agency obligations . . . .    $8,971      $   --       $   --        $   --      $   --      $ 8,971
 Other securities  . . . . . . .       499       1,503           --            --          --        2,002
 Federal Reserve Bank stock  . .        --          --           --            --         212          212
 Equity securities . . . . . . .        --          --           --            --         350          350
                                    ------      ------       ------        ------      ------      -------
 Total  . . . . . . . . . . . .    $9,470       $1,503       $   --        $   --      $  562      $11,535
                                   ======       ======       ======        ======      ======     ========

The weighted average yield for each range of maturities of securities is shown below as of December 31, 1995:

                                    Within      From 1      From 5 to      After       Equity
                                    1 Year    to 5 years     10 years     10 years   Securities      Total
                                  ---------- ------------ -------------  ---------- ------------ ------------
 U.S. agency obligations . . . .    5.66%        --           --             --         --         5.66%
 Other securities  . . . . . . .    5.38%      6.52%          --             --         --         6.24%
 Federal Reserve Bank stock  . .      --         --           --             --       6.00%        6.00%
 Equity securities . . . . . . .     N/A        N/A          N/A            N/A        N/A          N/A

Yields on equity securities are not considered meaningful for purposes of this analysis.

North Shore did not own any federally tax-advantaged securities during the periods presented.

         Shareholders' Equity. North Shore was initially capitalized through the issuance of 1,000 common shares, no par value, at $1 each; 10,000 no par preferred convertible shares at $50 each; and 5,000 no par common stock series A warrants at $5 each. Each series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

         Subsequent to the initial capitalization, in 1994, North Shore raised an additional $8,670,000 through the private placement issuance of 173,480 no par common shares. During the initial period of operations, North Shore allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.

         The 10,000 preferred shares initially outstanding were exchanged in the fourth quarter of 1994 for 22,500 common shares of North Shore Common Stock, as the preferred stock was retired by North Shore.

         North Shore also has a stock rights plan for certain key employees and Directors. Each stock right entitles the holder to purchase one share of North Shore's common stock for $40.00 per share. The plan was adopted on December 1, 1993 and expires on December 1, 2003. The plan provides for the issuance of a total of 20,000 such rights, all of which have been awarded. As of December 31, 1995, none of the stock rights had been exercised.

         Because of growth, during 1995, North Shore authorized the issuance of additional shares of common stock at $75 per share. This additional offering of common stock resulted in additional capital proceeds of approximately $4.3 million. Of the $4.3 million raised, approximately $3.7 million was received in 1995 and the remaining $0.6 million was received in the first quarter of 1996.

         The following table reflects various measures of capital at March 31, 1996, December 31, 1995 and December 31, 1994:

                                                                                          DECEMBER 31,
                                                                  MARCH 31,      -------------------------------
                                                                    1996             1995             1994
                                                                --------------   --------------   --------------
                        Ending tier 1 risk based capital ratio  . .   12.8%            15.2%            18.4%
                        Ending total risk based capital ratio . . .   13.4%            15.8%            18.5%
                        Ending leverage ratio . . . . . . . . . . .    9.5%            10.3%            17.6%
                        Dividend payout ratio . . . . . . . . . . .    0.0%             0.0%             0.0%


         The leverage ratios, tier 1 risk-based capital ratios and total capital ratios all exceed the "well capitalized" levels established by regulatory agencies of 5%, 6% and 10%, respectively.

         Management is not aware of any known trends, events, regulatory recommendations or uncertainties that will have any adverse effect on North Shore's capital resources or operations.

ASSET-LIABILITY MANAGEMENT

         As a continuing part of its financial strategy, North Shore attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset-liability management policies are established and monitored by management in conjunction with the Board of Directors. The policy establishes guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

         The following table illustrates North Shore's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of March 31, 1996. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive and will generally benefit from rising rates.

                                             0-90         91-365         1-5          Over 5
                                             Days          Days         Years          Years         Total
                                         -----------   -----------   ------------  ------------   -----------
 Total assets  . . . . . . . . . . . .     $81,015       $ 7,321        $ 9,919       $19,683       $117,938
 Total liabilities and equity  . . . .      63,460        16,001         12,003        26,474        117,938
                                           -------       -------        -------       -------       --------
 Interest sensitivity gap  . . . . . .     $17,555       $(8,680)       $(2,084)      $(6,791)
                                           =======       =======        =======       =======

 Cumulative interest sensitivity gap .     $17,555       $ 8,875        $ 6,791
 Ratio of cumulative rate sensitivity
    gap to rate sensitive assets . . .       14.93%         7.55%          5.78%
 Cumulative ratio of rate-sensitive
    assets to rate-sensitive
    liabilities  . . . . . . . . . . .      127.66%       111.17%        107.42%       100.00%

         To protect the net interest margin from the volatility of the business cycle, particular attention is given to managing the interest rate spread between the yield on earning assets and the cost of funds. Management has determined that this can best be achieved by maintaining a balance sheet with an asset sensitive posture. The tables shown above depicts an interest rate sensitivity position consistent with management's philosophy.

LIQUIDITY

         At the Bank Level. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies formulated and monitored by North Shore Bank's Asset/Liability Committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

         "Liquid assets" refers to money market assets such as Federal funds sold and interest bearing deposits with banks, as well as available-for-sale debt securities and held-to-maturity securities with a remaining maturity of less than one year. Net liquid assets would represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At December 31, 1995, net liquid assets totaled approximately $24 million, compared to approximately $30 million at December 31, 1994. Thus, North Shore Bank has substantial short-term balance sheet liquidity.

         Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a community bank can have due to the long-term relationships established with the depositors and the security of deposit insurance provided by the Federal Deposit Insurance Corporation. At December 31, 1995, 66% of total assets were funded by core deposits with balances less than $100,000 while the remaining assets were funded by other funding sources such as core deposits with balances in excess of $100,000, public funds, purchased funds, and the capital of North Shore Bank. At December 31, 1994, 76% of total assets were funded by core deposits with balances less than $100,000.

         North Shore Bank routinely accepts deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. At December 31, 1995 and 1994, North Shore Bank had approximately $5,800,000 and $0 of such public deposits, respectively. These assets are not considered to be core deposits and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

         At the Holding Company Level. North Shore's principal funds are dividends from North Shore Bank subsidiary, and if necessary, borrowings or additional equity offerings. Banking laws place restrictions upon the amount of dividends which can be paid to North Shore by North Shore Bank. Based on these laws, North Shore Bank is not permitted to pay dividends until such time as any previous operating losses have been recovered through earnings. As such, no cash dividends were paid to North Shore by North Shore Bank during the periods ended December 31, 1995 and 1994.

         Also, North Shore Bank is required to maintain a 9% capital-to-assets ratio for three years as a de novo bank, and is not allowed to pay dividends during this de novo time period without prior approval of the banking regulators. This three year period ends as of October, 1997.

         Subsequent to the three year de novo period, North Shore Bank could, subject to minimum capital requirements, declare dividends to North Shore without obtaining regulatory approval in an amount not exceeding (a) undivided profits, and (b) the amount of net income reduced by dividends paid for the current and prior two years.

         At January 1, 1996, North Shore Bank was not allowed to pay dividends based upon the above mentioned restrictions.

         Nonaccrual, Past Due and Restructured Loans. Nonaccrual loans at March 31, 1996, December 31, 1995 and December 31, 1994 are as follows (in thousands):

                                                                          December 31,
                                                  March 31,      -------------------------------
                                                     1996             1995             1994
                                                --------------   --------------   --------------


Nonaccrual loans  . . . . . . . . . . . . .     $ 659              $ 519             $ --
Nonaccrual loans to total loans . . . . . .     0.92%               0.82%               0%

         It is the policy of North Shore to discontinue the accrual of interest income on any loan for which there is a reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest. The loans included above as nonaccrual were not past due more than 90 days; however, management believed the loans exhibited certain characteristics that created doubt as to the payment of interest or principal. Other than those loans indicated above, North Shore had no significant loans (1) for which the terms of had been renegotiated, or (2) for which there were serious doubts as to the ability of the borrower to comply with repayment terms.

         There were no loans past due 90 days or more at March 31, 1996 or December 31, 1995 or 1994.

         Potential Problem Loans. In addition to the nonaccrual loans shown in the table above, there are certain loans in the portfolio which management has identified, through its problem loan identification system, which exhibit a higher than normal credit risk. However, these loans do not represent non-performing loans to North Shore. Management's review of the total loan portfolio to identify loans where there is concern that the borrower will not be able to continue to satisfy present loan repayment terms includes factors such as review of individual loans, recent loss experience and current economic conditions. Loans in this category include those with characteristics such as those past maturity more than 45 days, those that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments. The principal amount of loans in this category as of December 31, 1995 was approximately $383,000. Loans in this category generally include loans that were classified for regulatory purposes. At December 31, 1995, there were no significant loans which were classified by any bank regulatory agency that are not included above as nonaccrual, past due, or restructured.

         Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995, North Shore had no concentrations of loans exceeding 10% of total loans.

         Other Real Estate Owned. In addition to the risk elements identified above, Other Real Estate Owned would provide insight into the historical quality of the loan portfolio. North Shore has had no Other Real Estate Owned during any of the reporting periods.

         Summary of Loan Loss Experience. The following table summarizes loan balances at the end of each period, changes in the allowance for possible loan losses arising from additions to the allowance which have been charged to earnings, and loans charged-off and recoveries on loans previously charged-off by loan category.



                                                     THREE MONTHS
                                                         ENDED            YEAR ENDED        PERIOD ENDED
                                                       MARCH 31,         DECEMBER 31,       DECEMBER 31,
                                                         1996                1995               1994
                                                  ------------------  ------------------ ------------------
 Balance at beginning of period  . . . . . . . . . .  $   440,000            $    50,000             $     --
 Total loans charged off . . . . . . . . . . . . . .       10,000                 38,000                   --
 Total recoveries on loans previously charged-off  .       (1,000)                    --                   --
 Add:  Provision for possible loan losses  . . . . .       79,000                428,000               50,000
                                                      -----------            -----------             --------
 Balance at end of period  . . . . . . . . . . . . .  $   510,000            $   440,000             $ 50,000
                                                      ===========            ===========             ========
 Average loans outstanding . . . . . . . . . . . . .  $68,245,000            $31,611,000             $988,000
                                                      ===========            ===========             ========
Ratio of net charge-offs during the period to
   average loans outstanding during the period   . .         0.01%                  0.12%                0.00%
                                                      ===========            ===========             ========

         As of December 31, 1995, management allocated the allowance for possible loan losses by specific category as shown in the following table. The allocation was made after considering all relevant qualitative and quantitative factors about the loan portfolio.

                                                                PERCENT OF
                                                               LOANS IN EACH
                                                                CATEGORY TO
                                                AMOUNT          TOTAL LOANS
                                            --------------   -----------------
     Residential real estate . . . . . .       $  8,000               14%
     Commercial  . . . . . . . . . . . .        123,000               32%
     Home equity . . . . . . . . . . . .        108,000               30%
     Consumer  . . . . . . . . . . . . .         85,000               24%
     Unallocated . . . . . . . . . . . .        116,000              N/A
                                               --------              ---
       Total   . . . . . . . . . . . . .       $440,000              100%
                                               ========              ===

         Prior to 1995, management did not perform a specific allocation of the allowance for possible loan losses by category. Management believes that the loan portfolio is well diversified and well secured, without undue concentration in any specific risk area. Control of the loan quality is continually monitored by management and is reviewed by the Board of Directors and its Credit Committee on a monthly basis. Independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors. The amount of additions to the allowance for possible loan losses which are charged to earnings through the provision for possible loan losses are determined based on a variety of factors, including actual charge-offs during the year, historical loss experience, delinquent loans, and an evaluation of current and prospective economic conditions in the market area. Management believes the allowance for possible loan losses is adequate to cover any potential losses.

                           LAKE FOREST BANCORP, INC.

BUSINESS

         Organization and Operation. Lake Forest Bancorp, Inc. ("Lake Forest") is a bank holding company that was incorporated as a Delaware corporation on June 25, 1991. The primary asset of Lake Forest is its ownership of 100% of the common shares of Lake Forest Bank. Lake Forest is engaged in the business of banking through its ownership of Lake Forest Bank. Its mailing address is 727 North Bank Lane, Lake Forest, Illinois 60045 and its telephone number is
(847) 234-2442. As of March 31, 1996, Lake Forest had total assets of $216,859,000 and total stockholders' equity of $11,095,000.

         Lake Forest Bank was organized under the laws of the State of Illinois and commenced operation in December, 1991. Lake Forest and Lake Forest Bank are regulated by the Federal Reserve Bank. Additionally, Lake Forest Bank is regulated by the "CBTC" and the FDIC.

         Lake Forest Bank is the only locally owned and managed full service commercial bank in its primary service area of Lake Forest, Illinois and Lake Bluff, Illinois. The City of Lake Forest is located approximately 20 miles north of the downtown Chicago area and has a population of approximately 17,900. The City of Lake Bluff is located directly north and adjacent to the City of Lake Forest and has a population of approximately 5,500.

         Employees. As of March 31, 1996, Lake Forest Bank employed 51 full-time equivalent employees. Lake Forest has no paid employees.

         Services. Lake Forest Bank is an Illinois chartered, FDIC-insured commercial bank which provides the full range of banking services, including trust operations. Lake Forest Bank furnishes personal and commercial banking services, including demand, NOW, money market, savings, and time deposit accounts; real estate, commercial, and consumer loans; safe deposit facilities; and trust services.

         Lake Forest Bank was formed to provide the Lake Forest and Lake Bluff communities with a community bank alternative. As such, Lake Forest Bank is focused on providing a highly personal, professional level of service to commercial and retail customers residing in these areas. Emphasis is placed on local ownership and management in attracting and maintaining deposit, loan and trust customers.

         Property. Lake Forest Bank has four physical banking locations. Lake Forest Bank owns the main bank facility that is a three story, 18,000 square foot brick building located at 727 North Bank Lane in Lake Forest, Illinois. Lake Forest Bank constructed a drive-in, walk-up banking facility on land leased from the City of Lake Forest on the corner of Bank Lane and Wisconsin Avenue in Lake Forest, approximately one block north of the main banking facility. Lake Forest Bank also leases a 1,200 square foot, full service banking facility at 103 East Scranton Avenue in Lake Bluff, Illinois and a 2,100 square foot, full service banking facility on the west side of Lake Forest, Illinois at 810 South Waukegan Road. Lake Forest Bank maintains automated teller machines at each of its locations except the 810 South Waukegan Road facility. Lake Forest Bank has no offsite automated teller machines.

ADDITIONAL INFORMATION

         For a description of Lake Forest's and Lake Forest Bank's competition, litigation, regulatory environment, interests in affiliates, transactions with management and relationship with independent public accountants, see "MATTERS OF GENERAL APPLICABILITY TO BANKS."

MANAGEMENT OWNERSHIP OF COMMON STOCK

        The following table sets forth information as of March 31, 1996, with respect to beneficial ownership of shares of Lake Forest Common Stock held by
(i) each director of Lake Forest, (ii) each executive officer of Lake Forest and
(iii) all directors and executive officers as a group.


                                                   Shares
                                                  Issuable
                                                    Upon        Shares       Total                     Pro
                                                 Conversion    Subject        Lake        % of        Forma
                                                     of       to Vested      Forest       Lake         % of
                                       Common     Preferred     Stock      Beneficial    Forest      Wintrust
                                      Shares(1)   Shares(2)    Options     Ownership    Total(3)   Total(3)(4)
                                     ----------  ------------ ------------ ----------- ----------- -----------
DIRECTORS
- ---------
Howard D. Adams** . . . . . . . . .     17,890         --          200       18,090        11.06%       7.56%
Craig E. Arnesen**  . . . . . . . .      3,280        750        4,634        8,664         5.16%       1.46%
Maurice F. Dunne, Jr. . . . . . . .      1,200         --          580        1,780         1.09%          *
Robert Harnach  . . . . . . . . . .     14,050         --           --       14,050         8.60%       6.31%
John A. Hilton, Jr. . . . . . . . .        410         --          467          877            *           *
Eugene Hotchkiss  . . . . . . . . .        200         --          134          334            *           *
Moris T. Hoversten  . . . . . . . .      1,430         --          673        2,103         1.28%          *
John S. Lillard . . . . . . . . . .      3,500         --          466        3,966         2.42%          *
Albin Moschner  . . . . . . . . . .        400         --           --          400            *           *
Genevieve M. Plamondon  . . . . . .      1,200         --          700        1,900         1.16%          *
Hollis Rademacher . . . . . . . . .         --         --           --           --            *           *
J. Christopher Reyes  . . . . . . .      3,000         --          414        3,414         2.08%       1.58%
Babette Rosenthal . . . . . . . . .        362         --           --          362            *           *
Ellen A. Stirling . . . . . . . . .      7,000         --          540        7,540         4.60%       1.51%
Edward J. Wehmer**  . . . . . . . .        636      1,500        8,748       10,884         6.32%       3.20%
                                       -------      -----        -----       ------        -----
   Total Directors  . . . . . . . .     54,558      2,250       17,556       61,664        44.98%

NON-DIRECTOR EXECUTIVE OFFICERS
David A. Dykstra  . . . . . . . . .        250         --          300          550            *           *
Randolph Hibben . . . . . . . . . .        784        300        2,443        3,527         2.13%          *
Robert F. Key . . . . . . . . . . .        409         --           --          409            *           *
Joseph Alaimo . . . . . . . . . . .        333         --          250          583            *           *
Frank Strainis  . . . . . . . . . .        105         --          250          355            *           *
Lloyd M. Bowden . . . . . . . . . .        455         --           --          455            *           *
                                       -------      -----       ------      -------        -----

Total Directors and
   Executive Officers as a group  .     56,894      2,550       20,799       80,243        48.54%
                                       =======      =====       ======      =======        =====

Total Common Shares and Share
   Equivalents  . . . . . . . . . .    160,810      2,550       23,806      187,166
                                       =======      =====       ======      =======

- ----------------

 * --  Less than 1%
** --  Denotes executive officer (in addition to director status)
(1) Includes shares held directly and, if applicable, indirectly through such person's spouse, minor children, certain family trusts, IRA's or 401(k) plans.
(2) Pursuant to the Reorganization Agreement, all preferred shares are to be converted to shares of Common Stock prior to consummation of the Reorganization. Each share of preferred stock is convertible into 1.5 shares of Lake Forest Common Stock.
(3) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
(4) Assumes no exercise of outstanding options, rights or warrants other than the anticipated exercise of a portion of the First Premium warrants resulting in 399,612 additional shares of Wintrust Common Stock to be outstanding immediately following the Effective Date of the Reorganization. Includes shares deemed beneficially owned by such persons in any of the other Companies, giving effect to the applicable Exchange Ratios and North Shore Stock Split. Also gives effect to the cancellation of intercompany share ownership as provided in the Reorganization Agreement.
(5) Includes an aggregate 3,280 shares held in certain family trusts for the benefit of Mr. Adams' children and with respect to which Mr. Adams' wife has voting power; also includes 80 shares held by a charitable foundation with respect to which shares Mr. Adams has voting power. Mr. Adams disclaims beneficial ownership of all such shares. Does not include an aggregate of 8,450 shares held by the Alan W. Adams Family Trust and the Sarah K. Adams Family Trust for the benefit of Mr. Adams' adult children nor an additional 649 shares held by his children. See "-- Beneficial Ownership of Certain Shareholders."
(6) Includes (i) 600 shares held by Milbank Corporation of which Mr. Harnach is an officer, director and principal shareholder; (ii) 750 shares held by an employee retirement plan of Milbank Corporation of which Mr. Harnach is a trustee; and (iii) 12,700 shares held by Deerpath Investments LLP to which Milbank Corporation serves as investment advisor and with respect to which shares Mr. Harnach has shared voting and investment power.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

         On March 31, 1996, Lake Forest had 160,810 shares of common stock outstanding. As of such date, the following persons not listed under "Management Ownership of Common Stock" are known by Lake Forest to be the owners of more than 5% of its common stock.


                                                                                          Number of Shares             Percent
                 Name                                       Address                     Beneficially Owned           of Class(1)
 ------------------------------------            ---------------------------          -----------------------      ---------------
 Milbank Corporation(2)                           135 South LaSalle Street                      15,650                     9.58%
                                                  Chicago, Illinois 60603

 Emmett D. McCarthy, as trustee for(3):

   Alan W. Adams Family Trust                     570 Crabtree Lane
   Sarah K. Adams Family Trust                    Lake Forest, Illinois                          8,450                     5.18%


(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) Includes (i) 600 shares held by Milbank Corporation ("Milbank") of which Robert D. Harnach, a director of Lake Forest and Hinsdale, is an officer, director and principal shareholder with shared voting and investment power relating to such shares; (ii) 600 shares held by Larry Wright, a director of Crabtree who is also an officer, director and principal of Milbank;
     (iii) 750 shares held by an employee retirement plan of Milbank of which Mr. Wright and Mr. Harnach are trustees with voting and investment power;
     (iv) 12,700 shares held in Deerpath Investments LLP, a limited partnership to which Milbank serves as investment advisor and with respect to which Mr. Wright and Mr. Harnach exercise shared voting and investment power; and (v) 1,000 shares held in certain family trusts of another officer of Milbank with respect to which such officer of Milbank acts as co-trustee and exercises voting power.

(3) The Alan W. Adams Family Trust and the Sarah K. Adams Family Trust are irrevocable trusts for which Emmett McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. Mr. McCarthy is a Director of Crabtree. Of the total shares beneficially owned by the two Trusts, each Trust owns 4,225 shares of Lake Forest Common Stock. The beneficiaries of the respective Trusts are Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams, and Mr. McCarthy disclaims beneficial ownership of all such shares. Mr. Alan W. Adams is currently a vice president of Lake Forest Bank and a Director nominee of Wintrust and directly owns an additional 449 shares and has vested options to acquire an additional 100 shares.



SELECTED FINANCIAL DATA
LAKE FOREST BANCORP, INC.

                                                                                                      Period
                                  Three Months Ended                                                   ended
                                       March 31,                        Year Ended December 31,       Dec. 31,
                             ---------------------------- ------------------------------------------ ---------
                                  1996           1995         1995     1994       1993        1992    1991(1)
                             -------------  ------------- ---------  ---------  ----------  -------- ---------
                                                           (DOLLARS IN THOUSANDS)
Interest income . . . . . .  $  3,445     $  2,665       $ 12,180     $  6,708     $ 3,743      $ 1,800   $   18
Interest expense  . . . . .     2,200        1,692          7,749        3,831       1,939        1,031        8
                             --------     --------       --------     --------     -------      -------   ------
Net interest income . . . .     1,245          973          4,431        2,877       1,804          769       10
Provision for possible loan
losses  . . . . . . . . . .       110           63            301          240         240          182        0
                             --------     --------       --------     --------     -------      -------   ------
Net interest income after
   provision for possible
   loan losses  . . . . . .     1,135          910          4,130        2,637       1,564          587       10
Noninterest income,
   excluding security gains       240          149          1,115          628         760           52        0
Security gains  . . . . . .        18            0              0           21          23            0        0
Noninterest expense . . . .     1,133          969          4,402        2,778       2,147        2,025      340
                             --------     --------       --------     --------     -------      -------   ------
Net income before income
taxes . . . . . . . . . . .       260           90            843          508         200       (1,386)    (330)
Income tax expense
(benefit) . . . . . . . . .        82            0           (172)           0           0            0        0
                             --------     --------       --------     --------     -------      -------   ------
Net income (loss) . . . . .  $    178     $     90       $  1,015     $    508     $   200      $(1,386)  $ (330)
                             ========     ========       ========     ========     =======      =======   ======

Net income (loss) per
   common share . . . . . .  $   1.01     $   0.54       $   5.95     $   3.05     $  1.32      $(13.36)      NM
Cash dividends per common
share . . . . . . . . . . .  $      0     $      0       $      0     $      0     $     0      $     0   $    0

Total assets at end of
period  . . . . . . . . . .  $216,350     $164,642       $197,140     $144,155     $96,186      $50,128   $9,033
Total deposits at end of
period  . . . . . . . . . .  $200,021     $151,618       $181,186     $126,067     $81,452      $42,996   $2,361
Secured-term debt at end of
period  . . . . . . . . . .  $  3,952     $  2,922       $  3,952     $  2,742     $     0      $   600   $  600
Preference stock at end of
period  . . . . . . . . . .  $      3     $      3       $      3     $      3     $     3      $     3   $    0

Return on average total
assets  . . . . . . . . . .      0.35%        0.23%          0.58%        0.44%       0.28%       (3.90%)     --(2)
Return on average common
  shareholders' equity  . .      6.49%        3.79%          9.98%        5.53%       2.35%      (25.18%)     --(2)

- -----------------------
(1) Management has for this period presented selected financial data reflecting reported results from the date of incorporation (September 25, 1991) to December 31, 1991. The Company was in a capital raising and organizational phase and as described elsewhere herein was only operational from December 27, 1991 to December 31, 1991.

(2) Return on average assets and average equity ratios are not meaningful as a result of the nature of operations as discussed in Note 1 above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         General. Lake Forest completed its fourth full year of operations in 1995. During that time period, Lake Forest has conducted no business other than that directly related to "Lake Forest Bank". Lake Forest's results of operations are primarily dependent on Lake Forest Bank's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. In addition, to a lesser extent, Lake Forest Bank's operating results are affected by fees paid by borrowers, fees earned on residential mortgage loans sold to the secondary market, customer service charges and other income. Also, noninterest expenses such as employee salaries and benefits, office occupancy, marketing, insurance costs and other expenses affect the results of operations. Finally, income tax consequences have an impact on the reported results of operations.

         Operational results are also affected by general economic conditions (particularly changes in interest rates), competition, government policies and actions of regulatory agencies.

RESULTS OF OPERATIONS

Comparison of Results for the Period Ended March 31, 1996 to the Period Ended March 31, 1995

         Lake Forest recorded net income of $178,000 and $90,000 for the three-month period ended March 31, 1996 and for the three-month period ended March 31, 1995, respectively. The following discussion will discuss the components of the net income and the change between the respective three month periods.

         Net interest income increased to $1,245,000 for the three months ended March 31, 1996 from approximately $973,000 for the same period of 1995. This 28% increase in net interest income can generally be attributable to a 29% increase in average earning assets for the first quarter of 1996 as compared to the first quarter of 1995. The net interest margin was 2.66% for the three months ended March 31, 1996 compared to 2.68% for the three months ended March 31, 1995. Accordingly, the increase in average earning assets combined with a very slight compression of the net interest margin appropriately explains the increase in the net interest margin.

         The provision for possible loan losses increased to $110,000 for the three months ended March 31, 1996 compared to $63,000 for the prior year three month period. Lake Forest Bank has provided a higher amount to the allowance for possible loan losses during the first quarter of 1996 because of the growth in the loan portfolio. Loans outstanding at March 31, 1996 were $121,055,000 compared to $77,068,000 at March 31, 1995. Management considers it prudent to continue to build a reserve for unanticipated credit problems that may occur with the existing portfolio despite having no loans on nonaccrual status or significantly past due at March 31, 1996. The allowance for loan losses as a percentage of total loans outstanding stood at 0.78% at March 31, 1996 compared to 0.91% as of March 31, 1995. The decline in the ratio of the allowance to total loans is a function of the growth in the loan portfolio and net charge-offs of approximately 98,000 during the first quarter of 1996. However, due to the high quality of the outstanding loan portfolio, management considers the amount of the provision and the level of the allowance for loan losses to be adequate for the period ended and as of March 31, 1996.

         Other noninterest income, excluding security gains, totaled $240,000 for the three months ended March 31, 1996 compared to approximately $150,000 for the three months ended March 31, 1995. The increase in the 1996 and 1995 three month periods is primarily a result of (1) approximately $40,000 of increased revenue related to fees on fixed rate residential mortgage loans which were sold to the secondary market; and (2) approximately $37,000 of increased income from trust administration services. Additionally, Lake Forest recorded an $18,000 gain on the sale of securities that were available for sale, whereas 1995's first quarter had no gains from the sales of securities.

         Other noninterest expenses were $1,133,000 and $969,000 for the three-month periods ended March 31, 1996 and March 31, 1995, respectively. The major components of the other noninterest expenses for the respective three month periods are as follows (in thousands):

                                                        Three Months Ended March 31,
                                                   ---------------------------------------
                                                          1996                 1995
                                                   ------------------   ------------------
        Salaries and employee benefits  . . . .           $  620                $478
        Occupancy expense . . . . . . . . . . .              124                  89
        Other noninterest expenses  . . . . . .              389                 402
                                                          ------                ----
        Total other noninterest expenses  . . .           $1,133                $969
                                                          ======                ====


  Salaries and Employee Benefits and Occupancy Expense. Salaries and employee benefits and occupancy expenses were higher in the first quarter of 1996 compared to the first quarter of 1995 primarily because of the opening of a new banking facility in the western section of Lake Forest during the second quarter of 1995. Accordingly, the 1996 amounts include salaries and benefits for 5 additional employees related to that facility compared to no such expenses in the first three months of 1995. Also, normal salary increases contributed to the increase from the 1995 period to the 1996 period. Additionally, occupancy expense increased for 1996's first three months fundamentally as a result of the additional bank location.

  Other Noninterest Expenses. Notwithstanding the additional expenses incurred related to the opening of the additional banking facility as noted in the preceding section, other noninterest expenses declined for the first quarter of 1996 as compared to the first quarter of 1995 primarily as a result of (1) a significant reduction in the level of premiums charged for Federal Deposit Insurance Corporation (FDIC) deposit insurance. During the first quarter of 1995, Lake Forest Bank was paying a premium $0.23 per $100 of deposits for FDIC insurance, or approximately $66,000; however during for the first quarter of 1996, Lake Forest Bank recorded expense of only $500 due to a significant restructuring of the deposit insurance rate schedule. Lake Forest Bank expects the $500 per quarter rate to apply for the remainder of 1996 unless the rate schedule is further modified by the FDIC; (2) the amount recorded for advertising and marketing expenses for the first three months of 1996 was approximately $24,000 less than the same period of 1995 primarily due to the fact that 1995's marketing expenses included promotions for the upcoming opening of the new banking facility in western side of Lake Forest; and (3) offsetting these expense reductions were the normal operating costs of operating the one additional banking location in 1996's first quarter compared to 1995's first quarter.

Comparison of Results for the Years Ended December 31, 1995 and December 31,
1994

  General. Lake Forest had net income of $1,015,000 for the year ended December 31, 1995, compared with $508,000 for the year ended December 31, 1994. The increase in net income was due to an increase in net interest income of $1,554,000, an increase in other noninterest income of $466,000, the realization of $172,000 in income tax benefits, offset by an increase in the provision for possible loan losses of $61,000 and other noninterest expenses of $1,624,000. These and other details will be discussed in greater detail in the following sections.

  Net Interest Income. The major source of earnings for Lake Forest is net interest income. Net interest income was approximately 80%, 82% and 70% of the net revenues during 1995, 1994, and 1993, respectively. Net interest income is defined as the difference between interest income and fees on earning assets and interest expense on deposits and borrowings.

  Interest Income and Interest Expense. Interest income increased from $6,708,000 in 1994 to $12,180,000 in 1995. This $5,472,000 increase in interest income was attributable to (1) a 52% increase in average earning assets; (2) a shift in the earning assets mix such that higher yielding loans comprised a larger portion of the total earning assets; and (3) a rise in interest rates during 1995. Interest expense increased from $3,831,000 in 1994 to $7,749,000 in 1994. The 102% increase in interest expense was attributable to a 56% increase in interest-bearing liabilities and a general rise in interest rates paid to depositors during 1995. An analysis of the components and characteristics of interest income and interest expense is presented in the table below, including average balances and average rates/yields for Lake Forest Bank's earning assets and interest bearing liabilities for the years ended December 31, 1995, 1994 and 1993.

                                              1995                            1994                              1993
                                 ------------------------------- ------------------------------- ----------------------------------
                                                        AVERAGE                        AVERAGE                            AVERAGE
                                   AVERAGE              YIELD/    AVERAGE              YIELD/     AVERAGE                 YIELD/
ASSETS                             BALANCE   INTEREST    RATE     BALANCE  INTEREST     RATE      BALANCE    INTEREST      RATE
                                 ----------- --------- --------- --------- --------- ----------- ---------- ---------- -----------
                                                                          (dollars in thousands)
Interest bearing deposits
  with banks . . . . . . . . .   $  21,265    $ 1,130   6.25%    $ 12,351   $  555      4.49%    $ 7,663    $  258        3.37%
Federal funds sold . . . . . .      15,044        876   5.82%       8,551      361      4.22%      7,808       239        3.06%
Taxable debt securities  . . .      34,960      1,916   5.48%      27,442    1,380      5.03%     17,534       827        4.72%
                                     1,334          0   0.00%         381        0      0.00%          0         0          --
Loans, net of
  unearned discount  . . . . .      89,764      8,058   8.98%      57,883    4,412      7.62%     34,398     2,419        7.03%
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----
  Total earning assets . . . .     162,367     12,180   7.50%     106,608    6,708      6.29%     67,403     3,743        5.55%
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----

Cash and due from banks-
  noninterest bearing  . . . .       3,674                          3,006                          1,782
Allowance for possible
  loan losses  . . . . . . . .        (770)                          (521)                          (293)
Premises and equipment, net. .       7,504                          4,796                          2,025
Other assets . . . . . . . . .       2,043                          2,430                          1,521
                                 ---------                       --------                        -------
  Total Assets . . . . . . . .   $ 174,818                       $116,319                        $72,438
                                 =========                       ========                        =======

LIABILITIES AND
  SHAREHOLDERS' EQUITY

Deposits-interest bearing
  NOW accounts . . . . . . . .   $  18,406        713   3.87%    $  6,505      174      2.67%    $ 3,090        83        2.69%
  Savings and money
    market deposits  . . . . .      50,813      2,020   3.98%      53,427    1,953      3.66%     38,326     1,303        3.40%
  Time deposits  . . . . . . .      76,202      4,681   6.14%      29,642    1,417      4.78%     13,583       518        3.81%
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----
  Total interest-bearing
    deposits . . . . . . . . .     145,421      7,414   5.10%      89,574    3,544      3.96%     54,999     1,904        3.46%
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----

Short-term borrowings  . . . .       1,141         59   5.17%       4,960      200      4.03%      1,505        35        2.33%
Term-debt  . . . . . . . . . .       3,125        276   8.83%       1,220       87      7.13%          0         0          --
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----
  Total interest-bearing
    liabilities  . . . . . . .     149,687      7,749   5.18%      95,754    3,831      4.00%     56,504     1,939        3.43%
                                 ---------    -------   ----     --------   ------      ----     -------    ------        ----
Noninterest bearing deposits .      14,558                         11,127                          7,254
Other liabilities  . . . . . .         407                            245                            164
Shareholders' equity . . . . .      10,166                          9,193                          8,516
                                 ---------                       --------                        -------
  Total liabilities and
    shareholders' equity . . .   $ 174,818                       $116,319                        $72,438
                                 =========                       ========                        =======
Interest income/average
  earning assets . . . . . . .                          7.50%                           6.29%                             5.55%
Interest expense/average
  interest-bearing
  liabilities  . . . . . . . .                          5.18%                           4.00%                             3.43%
                                                        ----                            ----                              ----
Net interest spread  . . . . .                $ 4,431   2.32%               $2,877      2.29%               $1,804        2.12%
                                              =======   ====                ======      ====                ======        ====
Net interest margin(1) . . . .                          2.73%                           2.70%                             2.68%
                                                        ====                            ====                              ====

(1) Net interest margin represents net interest income as a percentage of the average earning assets during the period.

         Changes in Interest Income and Expense. The following table shows the dollar amount of changes in interest income and expense by major categories of assets and liabilities attributable to changes in volume or rate or both, for the periods indicated (in thousands):


                                               1995 Compared to 1994                1994 Compared to 1993
                                     ---------------------------------------- ---------------------------------
                                          Change        Change                  Change      Change
                                          Due to        Due to       Total      Due to      Due to     Total
                                          Volume         Rate        Change     Volume       Rate      Change
                                     --------------- ------------ ----------- ----------- ---------- ----------
Interest-earning deposits with
  banks  . . . . . . . . . . . . .      $   502        $   273     $   775     $   192     $   105    $   297
Federal funds sold . . . . . . . .          343            172         515          24          98        122
Taxable securities . . . . . . . .          417            257         674         495          58        553
Loans, net of discount . . . . . .        2,728            780       3,508     $ 1,775         218      1,993
                                        -------        -------     -------     -------     -------    -------
    Total interest income  . . . .      $ 3,990        $ 1,482     $ 5,472     $ 2,468     $   479    $ 2,965
                                        -------        -------     -------     -------     -------    -------
NOW accounts . . . . . . . . . . .          433            106         539          91          --         91
Savings and money
  market deposits  . . . . . . . .          (85)           152          67         546         104        650
Time deposits  . . . . . . . . . .        2,763            501       3,264         740         159        899
Short-term borrowings  . . . . . .         (223)            82        (141)        125          40        165
Term debt  . . . . . . . . . . . .          164             25         189          87          --         87
                                        -------        -------     -------     -------     -------    -------
   Total interest expense  . . . .        3,052            866       3,918       1,589         303      1,892
                                        -------        -------     -------     -------     -------    -------
   Net interest income . . . . . .      $   938        $   616     $ 1,554     $   897     $   176    $ 1,073
                                        =======        =======     =======     =======     =======    =======


        Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each. Lake Forest did not own any federally tax-advantaged securities during the periods presented.

         Provision for Possible Loan Losses. The provision for possible loan losses increased from $240,000 in 1994 to $301,000 in 1995. Management continued to provide for additions to the allowance for possible loan losses as the loan portfolio increased approximately $40 million, or 58%, between the year-end periods. At December 31, 1995, the allowance for possible loan losses stood at 0.85% of loans outstanding which management feels is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for thereby affecting future results of operations. Future additions to the allowance for possible loan losses are dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

         Other Noninterest Income. Noninterest income increased to $1,115,000 in 1995 from $649,000 in the previous year. Approximately $197,000 of the increase was attributable to additional trust administration fees. In early 1995, the trust department added two new senior managers to oversee the trust operations, investments, administration and new business development. These individuals were responsible for generating additional trust business during the course of 1995. Management expects further increases in trust revenue in 1996. Also, during 1995, Lake Forest Bank recorded approximately $125,000 in fee income for services rendered to Libertyville Bancorp, Inc. and Wolfhoya Investments, Inc. Lake Forest Bank contributed its marketing plans, data processing file structure, new product development materials and other services to assist these entities in establishing de novo bank operations. Fees on loans sold increased approximately $74,000 in 1995 as compared to the prior year. A favorable interest rate environment and an experienced lending officer contributed to this increase. Fees on loans sold relate to income received by Lake Forest Bank for its services of originating and selling residential real estate loans into the secondary market. Service charges on deposit accounts increased from $105,000 in 1994 to $146,000 in 1995, or approximately $41,000, primarily as a result of the rapid growth in the retail deposit base. The level of service charges received on deposit accounts is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges. That philosophy has contributed to the strong growth in retail deposits. The remaining increase in noninterest income is a result of a variety of less material items.

         Noninterest Expense. Noninterest expenses include all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses (in thousands).

                                                           For the Year
                                                        Ended December 31,
                                                      ----------------------      Dollar       Percentage
                                                         1995        1994         Change         Change
                                                      ----------   ---------      ------       ----------
 Salaries and employee benefits  . . . . . . . . .     $2,283      $1,436       $  847            59.0%
 Occupancy expenses  . . . . . . . . . . . . . . .        394         223          171            76.7%
 Advertising and marketing . . . . . . . . . . . .        234         152           82            53.9%
 Data processing . . . . . . . . . . . . . . . . .        314         211          103            48.8%
 Insurance . . . . . . . . . . . . . . . . . . . .        222         239          (17)           (7.1%)
 Other noninterest expenses  . . . . . . . . . . .        955         517          438            84.7%
                                                       ------      ------       ------           -----
    Total noninterest expenses . . . . . . . . . .     $4,402      $2,778       $1,624            58.5%
                                                       ======      ======       ======            ====


The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. The opening of two new branch banking facilities and the continuing expansion of the deposit base by 44% were largely responsible for the growth in salaries and employee benefits. In December of 1994, a branch was established in the neighboring community of Lake Bluff, approximately four miles to the north of Lake Forest Bank's main offices. Located six miles to the south and west, another branch was opened in May of 1995. The additional facilities required expanding the payroll by ten full-time equivalent employees. The addition of many new accounts and the increased utilization of established relationships also contributed to the need for more support staff. Also, annual salary and wage increases were partially responsible for the increase in salaries. As of December 31, 1995, Lake Forest Bank had a ratio of $3.82 million of assets per full-time equivalent employee as compared to a ratio $2.07 million of assets per full- time equivalent employee for its peer group. This places Lake Forest Bank in the 97th percentile of its peer group. Lake Forest has a philosophy of paying a fewer number of highly effective individuals a salary that is at a premium over market rates rather than staffing at higher peer group levels. Management believes that this staffing philosophy is effective in attracting talented individuals and achieving high levels of productivity.

         Occupancy Expenses. The opening of the two new branch facilities during 1995 as discussed in the preceding paragraph added an additional $67,000 of lease rental expense during the year ended December 31, 1995. These two new facilities also resulted in additional occupancy related expenses such as depreciation on leasehold improvements, maintenance and repairs, utilities and other miscellaneous expenses related to the premises. Also, 1995 included a full year of occupancy of Lake Forest Bank's permanent banking facilities which were occupied beginning in April of 1994 compared to only eight full months in the prior year.

         Advertising and Marketing. Marketing and advertising expenditures amounted to $234,000 during 1995 compared to $152,000 in 1994. The increase in this category can be primarily attributed to the opening of the two new branch banking facilities during 1995 and the desire of management to effectively integrate the opening of those facilities into the overall marketing plan of Lake Forest Bank. Lake Forest Bank has traditionally developed community oriented deposit and loan products and considers the marketing expenses as an instrumental part in achieving the growth in the deposit base. Management anticipates that relatively similar levels of marketing expenses will be incurred in 1996 as Lake Forest Bank continues to pursue its objective of increasing its base of customers.

         Data Processing. Data processing expenses increased by approximately $103,000 or 48.8% for the year ended December 31, 1995 compared to the results for the year ended December 31, 1994. Data processing expenses are highly dependent on the number of accounts processed by Lake Forest Bank. As such, the increase during 1995 in deposit and loan balances of approximately 44% and 58%, respectively, was the primary reason for the increase in this expense category. Additionally, data processing charges related to account processing for the trust department is included in this expense category. As a result, the increase in trust accounts during 1995 translated into higher data processing charges.

         Insurance. Insurance expense represents costs incurred to secure insurance policies for risks associated with the physical properties, fidelity concerns, director and officer liability, deposit insurance supplied by the Federal Deposit Insurance Corporation (FDIC), and other sundry insurance products. The decline in this expense category is a function of a significant decrease in the level of premiums charged by the FDIC during 1995. Lake Forest Bank recorded approximately $143,000 and $192,000 of insurance expense related to FDIC deposit insurance in 1995 and 1994, respectively. Lake Forest Bank anticipates incurring only $2,000 in FDIC deposit insurance expense in 1996 as a result of the restructuring of the deposit insurance rates. Offsetting the decline in FDIC insurance was a general increase in premiums associated with Lake Forest Bank's other insurance policies. Many of Lake Forest's insurance policies have premium rates that are based partly upon the number of employees and the total deposit and asset levels of Lake Forest Bank. Due to the increase in these areas during 1995, the cost of some of the other insurance policies increased.

         Other Noninterest Expenses. Other noninterest expenses increased to $955,000 for the year ended December 31,1995 from $517,000 for the year ended December 31,1994. This category of expenses represents stationery and supplies expense, loan origination expenses, postage expense, audits and examinations expense, and other sundry expenses. The increase in this category is a general increase of all of the above categories primarily due to the higher volume of accounts outstanding and the additional depreciation, supplies, and other sundry expenses related to the opening of the new branch facilities. For example, depreciation expense on furniture and equipment increased by $104,000 as a result of furnishing the new facilities with desks, computers, other furnishings and a full year of depreciation expense on the furnishings of the main bank facility which was occupied in April of 1994. Also, stationery and supplies expense increased approximately $52,000 due to the additional supplies necessary to operate the two new branch banking facilities. Controlling overhead expenses is a basic philosophy of management and is closely evaluated. Management is committed to continually evaluating its operations to determine whether additional expense savings are possible without impairing the goal of providing superior customer service.

         Despite the increases in the various noninterest expense categories during 1995, Lake Forest's ratio of noninterest expenses to total average assets was 2.52% of average assets in 1995 compared to its peer group that has a ratio of noninterest expenses to total average assets of approximately 3.51%. Thus, Lake Forest Bank has controlled its noninterest expenses in a fashion which is admirable when compared to other banks in its peer group.

         Income Taxes. Lake Forest had no Federal or state income tax expense for 1995 or 1994. In 1995, an income tax benefit of $172,000 was recorded as management determined that the realization of certain deferred tax assets not previously valued was more likely than not to occur. In 1994, management had established a valuation allowance against its net deferred tax assets with the result being that no Federal or state income tax expense or benefit was realized in the financial statements. However, in 1995, management determined that its earnings history and projected future earnings were sufficient to make a judgment that the realization of the net deferred tax asset was more likely than not. As such, an income tax benefit was recorded to the extent that no valuation allowance was required to offset any deferred tax assets.

Comparison of Results for the Years Ended December 31, 1994 and December 31,
1993

         General. Lake Forest had net income of $508,000 for the year ended December 31,1994, compared with $200,000 for the year ended December 31,1993. The increase in net income was due to an increase in net interest income of $1,073,000, offset by a slight decrease in the noninterest income of $134,000 and an increase in other noninterest expenses of $631,000. These and other details will be discussed in greater detail in the following sections.

         Interest Income and Interest Expense. Interest income increased from $3,743,000 in 1993 to $6,708,000 in 1994. This 79% increase in interest income was attributable to (1) a 58% increase in average earning assets; (2) a shift in the earning assets mix such that higher yielding loans comprised a larger portion of total earning assets; and (3) a general rise in interest rates during 1994.

         Interest expense increased from $1,939,000 in 1993 to $3,831,000 in 1994. The near doubling of interest expense was attributable to a 69% increase in interest-bearing liabilities and a general rise in interest rates paid to depositors during 1994.

         A complete analysis of the components and characteristics of interest income and interest expense is shown in the average balance/rate table presented previously. Also, changes in interest income and expense due to fluctuations in the rate environment and volume levels is presented in the section above titled "Changes in Interest Income and Expense".

         Provision for Possible Loan Losses. The provision for possible loan losses totaled $240,000 in 1994 and 1993. Management continued to provide for additions to the allowance for possible loan losses as the loan portfolio increased approximately $24.8 million between the year-end periods. At December 31, 1994, the allowance for possible loan losses stood at 0.91% of loans outstanding which management determined was adequate to cover potential losses in the portfolio.

         Other Noninterest Income. Noninterest income decreased to $649,000 in 1994 from $783,000 in 1993, or approximately $134,000. The primary reason for the decline was a result of approximately $276,000 less from fees on loans sold in 1994 as compared to 1993. Fees on loans sold relate to income received by Lake Forest Bank for its services of originating and selling residential real estate loans into the secondary market. The income derived from these sales is highly dependent on the volume of real estate sales transactions and refinancing activity. As such, the business is sensitive to the interest rate environment and other economic conditions. When market interest rates begin to decline until the time that they level off, is the period in which the greatest number of consumer mortgage refinancings can be anticipated. As rates stabilize or rise, the pool of seasoned higher coupon mortgage loans suitable for refinance diminishes. Accordingly, because interest rates began an upward trend in 1994, the number of loans which actually benefited from refinancing diminished and fee income declined also. Offsetting the decline from fees on loans sold was an increase in trust administration fees of approximately $110,000 to $202,000 in 1994. The increase in trust fees was primarily due to the fact that 1994 was the second full year of trust services and the trust department was continuing its growth by effectively marketing itself to the community. The remaining change in noninterest income was a result of a slight increase in service charges on deposit accounts and other income.

         Noninterest Expense. Noninterest expenses include all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses (in thousands).

                                                                              FOR THE YEAR
                                                                           ENDED DECEMBER 31,
                                                                        -----------------------       DOLLAR        PERCENTAGE
                                                                            1994       1993           CHANGE          CHANGE
                                                                        ----------- -------------  -------------  --------------
                    Salaries and employee benefits  . . . . . . . . . .    $1,436        $1,179         $257           21.8%
                    Occupancy expenses  . . . . . . . . . . . . . . . .       223           190           33           17.4%
                    Advertising and marketing . . . . . . . . . . . . .       152           106           46           43.4%
                    Data processing . . . . . . . . . . . . . . . . . .       211           158           53           33.5%
                    Insurance . . . . . . . . . . . . . . . . . . . . .       239           151           88           58.3%
                    Other noninterest expenses  . . . . . . . . . . . .       517           363          154           42.4%
                                                                           ------        ------         ----           ----
                      Total noninterest expenses  . . . . . . . . . . .    $2,778        $2,147         $631           29.4%
                                                                           ======        ======         ====           ====


The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. The primary contributor to the increase in salaries and employee benefits expense of $257,000 from 1993 to 1994 was the additional staffing required to open Lake Forest Bank's permanent offices at 727 North Bank Lane in Lake Forest, Illinois. The improved facility and aggressive marketing resulted in deposit and loan growth of approximately 54.8% and 54.6%, respectively, from year-end 1993 to year-end 1994. The growth in loans and deposits resulted in the need for additional employees to appropriately service the accounts. Also, normal annual salary and wage increases contributed to the increase.

         Occupancy Expenses. Occupancy expenses increased approximately $33,000, or 17.4% for the year ended December 31, 1994 compared to the year ended December 31, 1993. The move to the new 18,000 square foot permanent offices in April 1994 and the growth as described in the preceded paragraph accounted for the growth in this expense category.

         Advertising and Marketing. The majority of the $46,000 increase in advertising and marketing expense from year-end 1993 to year-end 1994 is directly attributable to the opening of Lake Forest Bank's permanent offices. A myriad of promotions were employed to mark the event. Events included such festivities as a series of open houses for local dignitaries and community leaders and an outdoor carnival for children and families. All of the promotional events were designed to draw attention to Lake Forest Bank at a important time in its growth cycle.

         Data Processing. Data processing expenses increased by approximately $53,000 or 33.5% for the year ended December 31, 1994 compared to the results for the year ended December 31, 1993. Data processing expenses are highly dependent on the number of accounts processed by Lake Forest Bank. As a result, the increase during 1994 in both deposit and loan balances of approximately 55% was the primary reason for the increase in this expense category.

         Insurance. For the year ended December 31, 1994, insurance expense increased to approximately $239,000 from $151,000 in the prior year, or a 58.3% increase. This increase is primarily a result of the additional premiums paid for FDIC insurance. During 1993 and 1994, Lake Forest Bank paid deposit insurance premiums based upon the amount of deposits and certain other factors. Because of the substantial increase in deposit balances, the expense related to FDIC deposit insurance increased by approximately $79,000 in 1994 from 1993. The remainder of the increase was a result of slightly higher premium amounts for Lake Forest Bank's other insurance policies due to the growth in the level of employees and assets.

         Other Noninterest Expenses. Other noninterest expenses increased to approximately $517,000 for the year ended December 31, 1994 from approximately $363,000 for the year ended December 31, 1993. This increase represents a 42.4% increase in 1994 from 1993. No individual expense category stands for any significant portion of the increase. Rather the increase relates primarily to the growth in loans and deposits and the requisite additional sundry expenses associated with that growth.

         Notwithstanding the increase in each of the noninterest expense categories, Lake Forest's ratio of noninterest expenses as a percent of average assets in 1994 was approximately 2.39% which was substantially below its peer group's 1994 level of 3.26%.

         Income Taxes. Lake Forest recorded no income tax expense or benefit for the years ended December 31, 1994 and 1993. The net operating losses generated during the initial years of operation were available to be carried forward to offset income in these years.

FINANCIAL CONDITION

         The dynamics of a community bank's balance sheet is generally dependent upon the ability of management to attract additional deposit accounts to fund the growth of the institution. This is the current situation at Lake Forest Bank as it has recently expanded the number of banking facilities in its delineated service area and is still diligently attempting to solidify itself as the bank that the constituents of the communities select as their preferred bank. Accordingly, the discussion of the financial condition of Lake Forest Bank will focus first on the sources of funds received through the liability side of the balance sheet which is predominantly deposit growth. After it is understood how Lake Forest Bank was funded during the periods under discussion, the latter section of this "Financial Condition" discussion will focus on the asset categories where Lake Forest invested the funds.

         Deposits. Total deposits balances increased to $200,021,000 at March 31, 1996 compared to $181,186,000 at December 31, 1995 and $126,067,000 at the
end of 1994. This follows a $44,615,000 increase in deposits in 1994 from the $81,452,000 deposit level at the end of 1993. The following table presents the balances of deposits by category and those categories' relative percentage of the total deposits at March 31, 1996 and at December 31 during the past three years (dollars in thousands).

                                   March 31, 1996        December 31, 1995     December 31, 1994     December 31, 1993
                                --------------------- -------------------------------------------- ---------------------
                                            Percent                Percent               Percent               Percent
                                Balance     of Total    Balance    of Total    Balance   of Total   Balance    of Total
                                ---------- ---------- ---------- ----------- ---------- ---------- ---------- ----------
Demand  . . . . . . . . . . . . $ 17,094     8.5%      $ 16,930      9.3%     $ 13,787     10.9%   $ 13,664     10.9%
Savings . . . . . . . . . . . .   26,235    13.1%        26,208     14.5%       30,280     24.0%     27,054     24.0%
NOW . . . . . . . . . . . . . .   23,692    11.9%        22,287     12.3%        9,903      7.9%      4,306      7.9%
Money market  . . . . . . . . .   30,589    15.3%        25,469     14.1%       23,650     18.8%     18,906     18.8%
Certificates of deposit . . . .  102,411    51.2%        90,292     49.8%       48,447     38.4%     17,522     38.4%
                                --------   -----       --------    -----      --------    -----    --------    -----
    Total Deposits  . . . . . . $200,021   100.0%      $181,186    100.0%     $126,067    100.0%   $ 81,452    100.0%
                                ========   =====       ========    =====      ========    =====    ========    =====

         With the exception of savings accounts, all deposit categories have exhibited positive growth trends for the periods presented above. Although the stratification of the deposit categories is somewhat typical of a community bank's balance sheet, two categories stand out in particular. In January, 1995, Lake Forest Bank was the successful bidder and was able to garner the banking relationship of the municipality in which Lake Forest Bank has its headquarters. The dramatic increase in the NOW account balances since 1994 is directly attributable to that municipality's deposit accounts. Certificates of deposit is the second area displaying unusually rapid growth. In late 1992, Lake Forest Bank introduced a variable rate certificate of deposit account whose rate was indexed to the U.S. Treasuries yield. This product has proven to be highly successful contributing approximately $36 million to the overall increase in the balances from 1993 to 1995. The modest reduction in savings balances from 1994 to 1995 resulted from customers' desire to lock in higher rates of return on term certificates of deposit.

         Reference is made to the average balance/rate table for data regarding average daily deposits and rates paid thereon for each of the three years ended December 31, 1995. Lake Forest Bank has no foreign deposits.

         The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, as of December 31, 1995 are shown below (in thousands):

               Three months or less  . . . . . . . . . . . . . $24,135
               Over three through six months . . . . . . . . .   5,158
               Over six through twelve months  . . . . . . . .   9,909
               Over twelve months  . . . . . . . . . . . . . .   4,452
                                                               -------
                  Total  . . . . . . . . . . . . . . . . . . . $42,835
                                                               =======



         Accrued Interest and Other Expenses, Treasury Tax and Loan and Other Liabilities. The collective balances of these financial statement categories as of December 31, 1995, 1994, and 1993 were $1,088,000, $900,000, and
$660,000, respectively. The increase can be primarily attributed to a higher amount of accrued interest payable on deposit accounts due to the significant growth in the level of deposits. No other significant changes were present in these financial statement categories.

         Total Assets and Earning Assets. Total assets and earning assets were $197,140,000 and $183,765,000, respectively, at December 31, 1995 compared to $144,155,000 and $129,993,000, respectively, at December 31, 1994. The increase in total assets and earning assets during the year was a result of continued growth in the deposit categories discussed above. The level of earning assets as a percentage of total assets increased to approximately 93% of total assets at December 31, 1995 from approximately 90% at December 31, 1994. This increase in the level of earning assets occurred because Lake Forest Bank was able to reduce the ratio of capital required to support total assets. Lake Forest Bank, as a de novo bank, was required to maintain a 9% leverage ratio during its first three years of operation; however, this requirement expired in December 1994 (see discussion of capital in the "Shareholders' Equity" section below). Additionally, the composition of earning assets shifted as Lake Forest Bank increased the level of deposit funds invested into loans from shorter-term money market investments. Loans comprised 60.2% of total earning assets at December 31, 1995 compared to 54.0% at December 31, 1994. These changes in the mix of earning assets will be discussed further below.

         Loans. The following table shows Lake Forest's loans at March 31, 1996 and as of December 31 for the previous five fiscal years (in thousands):


                                                                         December 31,
                                     March 31,    ----------------------------------------------------------
                                       1996          1995        1994        1993        1992       1991
                                  --------------  ---------- ----------- ----------- ----------- -----------
Residential real estate . . . . .   $ 25,174      $ 19,500   $ 19,260    $ 14,095    $  9,020    $    --
Commercial  . . . . . . . . . . .     57,098        52,811     31,852      13,537       4,659         --
Home equity . . . . . . . . . . .     21,223        23,239     15,455      12,892       6,351         --
Consumer  . . . . . . . . . . . .     17,580        15,146      3,691       4,926       3,140         --
                                    --------      --------   --------    --------    --------    -------
Total gross loans . . . . . . . .    121,075       110,696     70,258      45,450      23,171         --
Less:  unearned discount  . . . .         20            23         --          --          --         --
                                    --------      --------   --------    --------    --------    -------
Net loans . . . . . . . . . . . .   $121,055      $110,673   $70,258     $45,450     $ 23,171    $    --
                                    ========      ========   =======     =======     ========    =======


        Total net loans increased to $110,673,000 at December 31, 1995 from $70,258,000 at December 31, 1994. As can be seen from the table above, growth occurred in all loan types during 1995. The following paragraphs will highlight the growth by loan type.

         The commercial loan category exhibited the larger dollar increase from year-end 1994 to year-end 1995 of $20,959,000. The commercial loan component is comprised primarily of commercial real estate loans, working capital lines of credit, and equipment financing. Commercial real estate is predominantly owner occupied and secured by a first mortgage lien and assignment of rents on the property. Equipment loans are fully amortized over 24 to 60 months and secured by titles and/or U.C.C. filings. Working capital lines are renewable annually and supported by business assets, personal guarantees and often some sort of additional collateral. The vast majority of commercial loans are made within Lake Forest Bank's immediate market area. The increase can be attributed to an emphasis on business development calling programs and aggressive servicing of existing commercial loan customers which has increased referrals.

         The outstanding level of home equity loans increased $7,784,000 during 1995. The growth was a result of several promotional home equity loan products that were offered during the year. The special home equity loan products featured competitive rates structures and fee arrangements. These loans are generally secured by first or second position mortgage liens on the underlying property with loan-to-value ratios not exceeding 80%.

         Consumer loan increased approximately $11,455,000 million from December 31, 1994 to December 31, 1995. Approximately $10.4 million of this increase is related to the purchase of fixed rate indirect automobile loans. These indirect automobile loans are purchased from Hinsdale Bank and Trust Company, an affiliated bank, and are loans secured by new and used automobiles. These credits generally have an original maturity of 36 to 60 months; however, the average actual maturity is estimated to be approximately 37 months. The risk associated with this portfolio is diversified amongst many individual borrowers.

         The residential real estate category continues to increase and includes adjustable rate mortgages that have repricing terms from one to three years, construction loans to individuals, and bridge financing loans for qualifying customers. Lake Forest Bank does not generally originate loans for its own portfolio with long-term fixed rates due to interest rate risk considerations. However, Lake Forest Bank does accommodate customer requests for these fixed rate loans by originating and selling the loans in the secondary market for which Lake Forest Bank receives a fee.

         Lake Forest has no loans to businesses or governments of foreign countries.

         Money Market Investments and Investment Securities. Lake Forest Bank's objective in managing its securities portfolio is to balance Lake Forest Bank's liquidity risk, interest rate risk and credit quality such that the earnings of Lake Forest Bank are maximized. As noted in the "Loans" section above, the predominant portion of the funds received from new deposit accounts was invested in the various loan categories during 1995. Management has maintained the funds that were not invested in loans in short-term investment securities and money market investments as follows (in thousands):

                                                                                      December 31,
                                                               March 31,    ----------------------------------
                                                                 1996             1995              1994
                                                           ---------------- ----------------- ----------------
Federal funds sold  . . . . . . . . . . . . . . . . . . .    $18,855           $ 13,100          $  7,135
Interest bearing deposits with Bank . . . . . . . . . . .        100             21,100            16,699
Investment securities . . . . . . . . . . . . . . . . . .     62,467             38,892            35,801
                                                              ------             ------            ------
Total money market investments and
   investment securities  . . . . . . . . . . . . . . . .    $81,422           $ 73,092           $59,635
                                                              ======             ======            ======

        Federal Funds Sold and Interest Bearing Deposits with Banks. Federal funds sold and interest bearing deposits with banks are very short-term investments with high quality banks. The balances in these accounts fluctuate based upon deposit inflows and loan demand. These accounts are extremely liquid and provide management with the ability to meet liquidity needs for supplying loan demand or for other reasons.

         Investment Securities. The carrying value of securities held by Lake Forest at December 31, are presented by category as follows (in thousands):

                                                                          1995             1994              1993
                                                                          ----             ----              ----
                           Available-for-Sale
                             U.S. Treasury obligations . . . . .        $    --          $    --           $ 4,919
                             U.S. agency obligations . . . . . .         12,972               --                --
                             Other securities  . . . . . . . . .         18,655            4,773             9,390
                             Federal Reserve Bank stock  . . . .            316              290               256
                             Equity securities . . . . . . . . .          1,947              854                --
                                                                        -------          -------           -------
                               Total available-for-sale  . . . .         33,890            5,917            14,565
                                                                        -------          -------           -------
                           Held-to-Maturity
                             U.S. Treasury obligations . . . . .          5,002           10,009                --
                             U.S. agency obligations . . . . . .             --           19,975             9,432
                             Other securities  . . . . . . . . .             --               --                --
                             Equity securities . . . . . . . . .             --               --                --
                                                                             --               --                --
                             Total held-to-maturity  . . . . . .          5,002           29,984             9,432
                                                                        -------          -------           -------
                             Total securities  . . . . . . . . .        $38,892          $35,901           $23,997
                                                                        =======          =======           =======


Maturities of securities as of December 31, 1995 are as follows (in thousands):

                                 Within        From 1       From 5 to       After        Equity
                                 1 Year      to 5 Years     10 years      10 Years     Securities       Total
                               ----------   ------------   -----------   ----------   ------------   -----------
 U.S. Treasuries . . . . .       $    --      $ 5,002       $   --       $    --        $  --         $ 5,002
 U.S. agency obligations .        10,481        2,491           --            --           --          12,972
 Other securities  . . . .        14,610        4,045           --            --           --          18,655
 Federal Reserve Bank  . .            --           --           --            --          316             316
 Stock equity  . . . . . .            --           --           --            --        1,947           1,947
                                 -------      -------       ------      --------       ------         -------
     Total . . . . . . . .       $25,091      $11,538       $   --      $     --       $2,263         $38,892
                                 =======      =======       ======      ========       ======         =======


The weighted average yield for each range of maturities of securities is shown below as of December 31, 1995:

                                 Within        From 1       From 5 to       After        Equity
                                 1 Year      to 5 Years     10 years      10 Years     Securities       Total
                               ----------   ------------   -----------   ----------   ------------   -----------
 U.S. Treasuries . . . . .           --         5.00%           --             --           --          5.00%
 U.S. agency obligations .         5.78%        5.19%           --             --           --          5.67%
 Other securities  . . . .         5.73%        6.07%           --             --           --          5.98%
 Federal Reserve Bank  . .           --           --            --             --         6.00%         6.00%
 Equity securities . . . .          N/A          N/A           N/A            N/A          N/A           N/A

Yields on equity securities are not considered meaningful for purposes of this analysis.

         Lake Forest did not own any federally tax-advantaged securities during the periods presented.

         There were no securities of any single issuer which had book value in excess of 10% of shareholders' equity at December 31, 1995.

         Shareholders' Equity. The following table reflects various measures of capital at March 31, 1996 and at year-end 1995 and 1994 for Lake Forest:

                                                                                   DECEMBER 31,
                                                          MARCH 31,     --------------------------------
                                                             1996             1995             1994
                                                        --------------   --------------   ---------------
          Ending tier 1 risk-based ratio  . . . . . .         8.0%            8.4%             12.0%
          Ending total risk-based capital ratio . . .         8.7%            9.2%             12.8%
          Ending leverage ratio . . . . . . . . . . .         5.1%            5.5%              6.5%
          Dividend payout ratio . . . . . . . . . . .         0.0%            0.0%              0.0%


         The leverage ratios and tier 1 risk-based capital ratios exceed the "well capitalized" levels established by regulatory agencies of 5% and 6%, respectively. The total risk-based capital ratios exceed the regulatory agencies' threshold for an "adequately capitalized" institution.

         Management is not aware of any known trends, events, regulatory recommendations or uncertainties that will have any adverse effect on Lake Forest's capital resources or operations.

ASSET-LIABILITY MANAGEMENT

         As a continuing part of its financial strategy, Lake Forest attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset-liability management policies are established and monitored by management in conjunction with the Board of Directors. The policy establishes guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

         The following table illustrates Lake Forest's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of March 31, 1996. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive and will generally benefit from rising rates.

                                                      0-90         91-365        1-5         OVER 5
                                                      DAYS          DAYS        YEARS        YEARS        TOTAL
                                                 -------------- ------------ ------------ ------------ ------------
                                                                       (DOLLARS IN THOUSANDS)
     Total assets . . . . . . . . . . . . . .     $ 126,171        $ 33,745     $ 34,522     $  21,912    $ 216,350
     Total liabilities and equity . . . . . .       127,614          25,171       11,841        51,724      216,350
                                                    -------         -------      -------      --------
     Interest sensitivity gap . . . . . . . .     $  (1,443)       $  8,574     $ 22,681     $ (29,812)
                                                   ========        ========     ========     =========

     Cumulative interest sensitivity gap. . .     $  (1,443)       $  7,131     $ 29,812
     Ratio of cumulative rate sensitivity gap
       to rate sensitive assets . . . . . . .          (.67)%          3.32%        13.9%
     Cumulative ratio of rate-sensitive assets
      to rate-sensitive liabilities . . . . .         98.87%         104.67%      118.11%       100.00%

         To protect the net interest margin from the volatility of the business cycle, particular attention is given to managing the interest rate spread between the yield on earning assets and the cost of funds. Management has determined that this can best be achieved by maintaining a balance sheet with an asset sensitive posture. The table shown above depicts an interest rate sensitivity position consistent with management's philosophy.

LIQUIDITY

         At the Bank Level. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies formulated and monitored by Lake Forest Bank's Asset/Liability Committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

         "Liquid assets" refers to money market assets such as Federal funds sold and interest bearing deposits with banks, as well as available-for-sale debt securities and held-to-maturity securities with a remaining maturity of less than one year. Net liquid assets would represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At December 31, 1995, net liquid assets totaled approximately $50 million, compared to approximately $32 million at December 31, 1994. Thus, Lake Forest Bank has substantial short-term balance sheet liquidity.

         Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a community bank can have due to the long-term relationships established with the depositors and the security of deposit insurance provided by the Federal Deposit Insurance Corporation. At December 31, 1995, 64% of total assets were funded by core deposits with balances less than $100,000 while the remaining assets were funded by other funding sources such as core deposits with balances in excess of $100,000, public funds, purchased funds, and the capital of Lake Forest Bank. At December 31, 1994, 63% of total assets were funded by core deposits.

         Lake Forest Bank routinely accepts deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. At December 31, 1995 and 1994, Lake Forest Bank had approximately $20,500,000 and $9,800,000 of such public deposits, respectively. These assets are not considered to be core deposits and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

         At the Holding Company Level. Lake Forest's principal funds are dividends from Lake Forest Bank subsidiary, and if necessary, borrowings or additional equity offerings. Banking laws place restrictions upon the amount of dividends which can be paid to Lake Forest by Lake Forest Bank. Based on these laws, Lake Forest Bank could, subject to minimum capital requirements, declare dividends to Lake Forest without obtaining regulatory approval in an amount not exceeding (a) undivided profits, and (b) the amount of net income reduced by dividends paid for the current and prior two years. At January 1, 1996, $1,007,000 was available as dividends from the subsidiary Bank without prior regulatory approval, compared with no dividend availability from the subsidiary Bank at December 31, 1994. No cash dividends were paid to Lake Forest by the subsidiary during the periods ended December 31, 1995, 1994, or 1993.

         Nonaccrual, Past Due and Restructured Loans. Nonaccrual loans at December 31 are as follows (in thousands):

                                                                                             December 31,
                                                       March 31,     -----------------------------------------------------------
                                                         1996           1995        1994         1993        1992        1991
                                                    --------------   ----------   ---------   ---------   ---------   ----------
   Nonaccrual loans  . . . . . . .                        $0            $ 150       $0          $0          $0           $0
   Nonaccrual loans to total
     loans   . . . . . . . . . . .                         0%            0.14%       0%          0%          0%           0%

         It is the policy of Lake Forest to discontinue the accrual of interest income on any loan for which there is a reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest. Other than those loans indicated above, Lake Forest had no significant loans (i) for which the terms of had been renegotiated, or (ii) for which there were serious doubts as to the ability of the borrower to comply with repayment terms.

         The table below sets forth loans past due 90 days or more, including nonaccrual loans, at the dates shown (in thousands):

                                                         March 31,                           December 31,
                                                                       -------------------------------------------------------
                                                           1996          1995        1994        1993       1992        1991
                                                      --------------   ---------   --------   ---------   --------   ---------
   Loans past due 90 days
     or more . . . . . . . . . . .                          $0           $187        $13          $0         $0          $0

         Potential Problem Loans. In addition to those loans disclosed under "Nonaccrual, Past Due and Restructured Loans," there are certain loans in the portfolio which management has identified, through its problem loan identification system, which exhibit a higher than normal credit risk.
However, these loans do not represent non-performing loans to Lake Forest. Management's review of the total loan portfolio to identify loans where there is concern that the borrower will not be able to continue to satisfy present loan repayment terms includes factors such as review of individual loans, recent loss experience and current economic conditions. Loans in this category include those with characteristics such as those past maturity more than 45 days, those that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments.
The principal amount of loans in this category as of December 31, 1995 was approximately $177,000. Loans in this category generally include loans that were classified for regulatory purposes. At December 31, 1995, there were no significant loans which were classified by any bank regulatory agency that are not included above as nonaccrual, past due or restructured.

         Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995, Lake Forest had no concentrations of loans exceeding 10% of total loans.

         Other Real Estate Owned. In addition to the risk elements identified above, Other Real Estate Owned would provide insight into the historical quality of the loan portfolio. Lake Forest has had no Other Real Estate Owned during any of the reporting periods.

         Summary of Loan Loss Experience. The following table summarizes loan balances at the end of each period, changes in the allowance for possible loan losses arising from additions to the allowance which have been charged to earnings, and loans charged-off and recoveries on loans previously charged-off by loan category (in thousands):


                                 THREE MONTHS
                                     ENDED                 YEARS ENDED DECEMBER 31,             PERIOD ENDED
                                   MARCH 31,    ----------------------------------------------   DECEMBER 31,
                                     1996          1995        1994        1993        1992          1991
                                --------------  ----------  ----------  ----------  ----------  --------------
 Balance at beginning of year    $    938         $  642     $  422      $   182    $    --       $   --

 LOANS CHARGED-OFF:
 Residential real estate . . .         --             --         --           --         --           --
 Commercial  . . . . . . . . .         --             --        (20)          --         --           --
 Home Equity . . . . . . . . .        (96)            --         --           --         --           --
 Consumer  . . . . . . . . . .         (2)            (5)        --           --         --           --
                                 --------        -------    -------      -------    -------       ------
 Total charge-offs . . . . . .        (98)            (5)       (20)          --         --           --
                                 --------        -------    -------      -------    -------       ------
 RECOVERIES:
 Residential real estate . . .         --             --         --           --         --           --
 Commercial  . . . . . . . . .         --             --         --           --         --           --
 Home Equity . . . . . . . . .         --             --         --           --         --           --
 Consumer  . . . . . . . . . .         --             --         --           --         --           --
                                 --------        -------    -------      -------    -------       ------
 Total recoveries  . . . . . .         --             --         --           --         --           --
                                 --------        -------    -------      -------    -------       ------
 Net loans (charged-off) or
    recovered  . . . . . . . .        (98)            (5)       (20)          --          --           --
                                 --------        -------    -------      -------    -------       ------

 Add: Provision for possible
    loan losses  . . . . . . .        110            301        240          240        182           --
                                 --------        -------    -------      -------    -------       ------
 Balance at end of year  . . .   $    950        $   938    $   642      $   422    $   182       $   --
                                 ========        =======    =======      =======    =======       ======

 Average loans outstanding . .   $112,388        $89,764    $57,883      $34,398    $12,287       $   --
                                 ========        =======    =======      =======    =======       ======
 Ratio of net charge-offs
    during the period to
    average loans outstanding
    during the period  . . . .        0.1%           0.0%       0.0%         0.0%       0.0%         0.0%
                                      ===            ===        ===          ===        ===          ===


         As of December 31, 1995, management allocated the allowance for possible loan losses by specific category as shown in the following table (in thousands). The allocation was made after considering all relevant qualitative and quantitative factors about the loan portfolio.

                                                                  PERCENT OF
                                                                LOANS IN EACH
                                                                 CATEGORY TO
                                                 AMOUNT          TOTAL LOANS
                                                 ------      -------------------
   Residential real estate . . . . . . . . .       $ 16               17%
   Commercial  . . . . . . . . . . . . . . .        290               48%
   Home equity . . . . . . . . . . . . . . .        128               21%
   Consumer  . . . . . . . . . . . . . . . .         84               14%
   Unallocated . . . . . . . . . . . . . . .        420              N/A
                                                   ----              ---
     Total . . . . . . . . . . . . . . . . .       $938              100%
                                                   ====              ===


         Prior to 1995, management did not perform a specific allocation of the allowance for possible loan losses by category. Management believes that the loan portfolio is well diversified and well secured, without undue concentration in any specific risk area. Control of the loan quality is continually monitored by management and is reviewed by the Board of Directors and its Credit Committee on a monthly basis. Independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors. The amount of additions to the allowance for possible loan losses which are charged to earnings through the provision for possible loan losses are determined based on a variety of factors, including actual charge-offs during the year, historical loss experience, delinquent loans, and an evaluation of current and prospective economic conditions in the market area. Management believes the allowance for possible loan losses is adequate to cover any potential losses.

                             HINSDALE BANCORP, INC.

BUSINESS

         Organization and Operation. Hinsdale Bancorp, Inc. ("Hinsdale") is a bank holding company that was incorporated as an Illinois corporation in December of 1992. The primary asset of Hinsdale is its ownership of 100% of the common shares of Hinsdale Bank. Hinsdale is engaged in the business of banking through its ownership of Hinsdale Bank. Its mailing address is 25 East First Street, Hinsdale, Illinois 60521 and its telephone number is (708) 323-4404. As of March 31, 1996, Hinsdale had total assets of $118,545,000 and total stockholders' equity of $9,776,000.

         Hinsdale Bank was organized under the laws of the State of Illinois and commenced operation in October, 1993. Hinsdale and Hinsdale Bank are regulated by the Federal Reserve Bank. Additionally, Hinsdale Bank is regulated by the CBTC and the FDIC.

         Hinsdale Bank is the only locally owned and managed full service commercial bank in its primary service area of Hinsdale, Illinois and Clarendon Hills, Illinois. The Village of Hinsdale is located approximately 17 miles west of the downtown Chicago area and has a population of approximately 17,000. The Village of Clarendon Hills is located immediately west and adjacent to the Village of Hinsdale and has a population of approximately 8,000.

         Employees. As of March 31, 1996, Hinsdale Bank employed 24 full-time equivalent employees. Hinsdale has no paid employees.

         Services. Hinsdale Bank is an Illinois chartered, FDIC-insured commercial bank which provides the full range of banking services. Hinsdale Bank furnishes personal and commercial banking services, including demand, NOW, money market, savings, and time deposit accounts; real estate, commercial, and consumer loans; and safe deposit facilities. Hinsdale Bank anticipates adding trust services during late 1996 or early 1997.

         Hinsdale Bank was formed to provide the Hinsdale and Clarendon Hills communities with a community bank alternative. As such, Hinsdale Bank is focused on providing a highly personal, professional level of service to commercial and retail customers residing in these areas. Emphasis is placed on local ownership and management in attracting and maintaining deposit, loan and trust customers.

         Property. Hinsdale Bank currently has two physical banking locations. Hinsdale Bank owns its main bank facility that is a two story brick building located at 25 East First Street in downtown Hinsdale, Illinois. Hinsdale Bank constructed a 1,000 square foot drive-in, walk-up banking facility at 130 West Chestnut, approximately two blocks west of the main banking facility. Hinsdale Bank maintains automated teller machines at both of its locations. Hinsdale Bank has no offsite automated teller machines.

         Hinsdale Bank has purchased a building in Clarendon Hills which has approximately 6,000 square feet. Hinsdale Bank intends to occupy approximately 2,000 square feet as a full service banking facility and lease the remainder of the space to unrelated parties.

ADDITIONAL INFORMATION

         For a description of Hinsdale's and Hinsdale Bank's competition, litigation, regulatory environment, interests in affiliates, transactions with management and relationship with independent public accountants, see "MATTERS OF GENERAL APPLICABILITY TO BANKS."

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of March 31, 1996, with respect to beneficial ownership of shares of Hinsdale Common Stock held by
(i) each director of Hinsdale, (ii) each executive officer of Hinsdale, and
(iii) all directors and executive officers as a group.


                                                SHARES      SHARES
                                              SUBJECT TO  SUBJECT TO       TOTAL                   PRO FORMA
                                                COMMON      VESTED       HINSDALE        % OF         % OF
                                   COMMON       STOCK        STOCK      BENEFICIAL     HINSDALE     WINTRUST
                                  SHARES(1)   WARRANTS(2)   OPTIONS      OWNERSHIP     TOTAL(3)    TOTAL(3)(4)
                                ----------- ------------- -----------    ---------   ----------- -------------
DIRECTORS
- ---------
Howard D. Adams(5)**  . . . .     18,397        3,686           --          22,083       10.47%       7.56%
Peter Crist . . . . . . . . .      2,700          150          360           3,210        1.55%          *
Diane Dean  . . . . . . . . .      1,000          150          320           1,470           *           *
Robert D. Harnach(6)  . . . .     18,100          150          440          18,690        9.00%       6.31%
Dennis J. Jones **  . . . . .      3,170          527        3,700           7,397        3.50%          *
James B. McCarthy . . . . . .      2,227          150          340           2,717        1.31%          *
Mary Martha Mooney  . . . . .        716          150          440           1,306           *           *
Frank J. Murnane, Sr. . . . .      1,000           --          240           1,240           *           *
Richard B. Murphy **  . . . .      1,148          188        1,850           3,186        1.52%          *
Joel Nelson . . . . . . . . .        530          150          380           1,060           *           *
Hollis W. Rademacher  . . . .      2,000          150          440           2,590        1.25%          *
Ralph Schindler . . . . . . .      1,500          550          460           2,510        1.21%          *
Katherine Sylvester . . . . .        450          150          380             980           *           *
Edward J. Wehmer ** . . . . .      4,857        2,079           --           6,936        3.32%       3.20%
Lorraine Wolfe  . . . . . . .         --          150          180             330           *           *
                                  ------        -----        -----           -----       -----
   Total Directors  . . . . .     57,795        8,380        9,530          75,705       36.19%

NON-DIRECTOR EXECUTIVE
   OFFICERS
- ------------
David A. Dykstra  . . . . . .        200           --          300             500           *           *
Randolph Hibben . . . . . . .        500           --           --             500           *           *
Robert F. Key . . . . . . . .        563           --           --             563           *           *
Lloyd M. Bowden . . . . . . .        625           --           --             625           *           *
George Mitchell . . . . . . .         --           --          200             200           *           *
Richard J. Stefanski  . . . .         --           --          200             200           *           *
                                  ------        -----       ------          ------       -----
Total Directors and Executive
Officers as a group . . . . .     59,683        8,380       10,230          78,293       37.44%
                                  ======        =====       ======          ======       =====
Total Common Shares and
   Share Equivalents  . . . .    207,137       10,000       11,720         228,857
                                 =======       ======       ======         =======


 * -- Less than 1%
** -- Denotes executive officer (in addition to director status)

(1) Includes shares held directly and, if applicable, indirectly through such person's spouse, minor children, certain family trusts, IRA's or 401(k) plans.

(2) After the Effective Date of the Reorganization, Hinsdale Common Stock warrants will continue to represent the right to acquire shares of Hinsdale, which will then be a mid-tier holding company and a subsidiary of Wintrust.

(3) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.


(4) Assumes no exercise of outstanding options, rights or warrants other than the anticipated exercise of a portion of the First Premium warrants to acquire shares of Crabtree Common Stock as contemplated by the Reorganization Agreement, resulting in 399,612 additional shares of Wintrust Common Stock to be outstanding immediately following the Effective Date of the Reorganization. Includes shares deemed beneficially owned by such persons in any of the other Companies, giving effect to the applicable Exchange Ratios and North Shore Stock Split. Also gives effect to the cancellation of intercompany share ownership as provided in the Reorganization Agreement.

(5) Does not include an aggregate of 612 shares owned directly by or indirectly through certain family trusts for the benefit of Mr. Adams' two adult children, nor an additional 788 shares subject to warrants beneficially owned by his children.

(6) Includes (i) 1,600 shares held by an employee retirement plan of Milbank Corporation of which Mr. Harnach is a trustee; (ii) 16,500 shares held by Deerpath Investments LLP to which Milbank Corporation, of which Mr. Harnach is an officer, director and principal shareholder, serves as investment advisor and with respect to which shares Mr. Harnach has shared voting and investment power; and (iii) 590 shares subject to options and warrants held by Mr. Harnach.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

         On March 31, 1996, Hinsdale had 207,137 shares of common stock outstanding. As of such date, the following persons not listed under "Management Ownership of Common Stock" are known by Hinsdale to be the owners of more than 5% of its common stock.


                                                            NUMBER OF SHARES
            NAME                      ADDRESS              BENEFICIALLY OWNED        PERCENT OF CLASS(1)
 -------------------------   -------------------------   ----------------------  ----------------------------
 Milbank Corporation(2)      135 South LaSalle Street            20,990                      10.10%
                             Chicago, IL  60603


(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) Includes (i) 1,500 shares held by Larry Wright, a director of Crabtree, and an aggregate of 590 shares subject to currently exercisable options or warrants held by Robert D. Harnach, a director of Lake Forest and Hinsdale, each of whom are officers, directors and principal shareholders of Milbank Corporation ("Milbank"); (ii) 1,600 shares held by an employee retirement plan of Milbank of which Mr. Wright and Mr. Harnach are trustees with shared voting and investment power; (iii) 16,500 shares held in Deerpath Investments LLP, a limited partnership to which Milbank serves as investment advisor and with respect to which Mr. Wright and Mr. Harnach exercise shared voting and investment power; and (iv) 800 shares held in certain family trusts of another officer of Milbank with respect to which certain officers of Milbank act individually as co-trustees and exercise shared voting power.


SELECTED FINANCIAL DATA
HINSDALE BANCORP, INC.


                                                                                                           PERIOD
                                                 THREE MONTHS ENDED                 YEARS ENDED             ENDED
                                                     MARCH 31,                     DECEMBER 31,           DECEMBER 31,
                                         ----------------------------------------------------------------------------
                                               1996             1995            1995          1994          1993(1)
                                         ----------------  -------------  -------------  -------------  -------------
                                                                    (DOLLARS IN THOUSANDS)
Interest income . . . . . . . . . . . .  $  1,999          $  1,102        $  5,837       $  2,305      $     73
Interest expense  . . . . . . . . . . .     1,295               744           3,770          1,732            66
                                         --------          --------        --------       --------      --------
Net interest income . . . . . . . . . .       704               358           2,067            573             7
Provision for possible loan losses  . .       104                60             299            180             0
Net interest income after provision
   for possible loan losses . . . . . .       600               298           1,768            393             7
Noninterest income, excluding
   security gains (losses)  . . . . . .       230                93             572            237            43
Security gains (losses) . . . . . . . .         0                 0               0              0             0
Noninterest expense . . . . . . . . . .       762               427           2,260          1,523           615
                                         --------          --------        --------       --------      --------
Net income (loss) before income
   taxes  . . . . . . . . . . . . . . .        68               (36)             80           (893)         (565)
Income taxes benefit  . . . . . . . . .         0                 0             340              0             0
                                         --------          --------        --------       --------      --------
Net income (loss) . . . . . . . . . . .  $     68          $    (36)        $   420       $   (893)     $   (565)
                                         ========          ========         =======       ========      ========
Net income (loss) per common
   share  . . . . . . . . . . . . . . . $    0.31          $  (0.19)       $   2.04       $  (6.11)     $ (12.55)
Cash dividends per common share . . . . $       0          $      0        $      0       $      0      $      0

Total assets at end of period . . . . . $ 118,545          $ 72,466        $115,868       $ 66,519      $ 23,795
Total deposits at end of period . . . .   106,392            62,286         104,402         59,182        16,812
Secured-term debt at end of period  . .     1,800                 0           1,600              0           900
Preference stock at end of period . . .         0                 0               0              0             0
Return on average total assets  . . . .      0.23%            (0.20%)          0.49%         (1.88%)        --(2)
Return on average common
   shareholders' equity . . . . . . . .      2.80%            (1.65%)          4.57%        (15.15%)        --(2)


- ---------------------------------
(1) Management has for this period presented selected financial data reflecting reported results from the date of incorporation (September 25, 1992) to December 31, 1993. The company was in a capital raising and organizational phase and as described elsewhere herein was only operational from October 27, 1993 through December 31, 1993. Accordingly, management believes that separate selected financial data from the date of incorporation (September 25, 1992) to December 31, 1992 and for January 1, 1993 to December 31, 1993 is not meaningful as the period presented herein approximates those revenues and expenses that would have been recognized had 1994 been presented on a stand-alone calendar year basis.

(2) Return on average assets and average equity ratios are not meaningful as a result of the nature of operations as discussed in Note 1 above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         General. Hinsdale completed its second full year of operations in 1995. During that time period, Hinsdale has conducted no business other than that directly related to Hinsdale Bank. Hinsdale's results of operations are primarily dependent on Hinsdale Bank's net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. In addition, to a lesser extent, Hinsdale Bank's operating results are affected by fees paid by borrowers, fees earned on residential mortgage loans sold to the secondary market, customer service charges and other income. Also, noninterest expenses such as employee salaries and benefits, office occupancy, marketing, insurance costs and other expenses affect the results of operations. Finally, income tax consequences have an impact on the reported results of operations.

         Operational results are also affected by general economic conditions (particularly changes in interest rates). competition, government policies and actions of regulatory agencies.

RESULTS OF OPERATIONS

Comparison of Results for the Period Ended March 31, 1996 to the Period Ended March 31, 1995

         Hinsdale recorded net income of $68,000 for the three-month period ended March 31, 1996 compared to a net loss of $36,000 for the three-month period ended March 31, 1995. The following discussion will highlight the components of the net income and the change between the respective three month periods.

         Net interest income increased to $704,000 for the three months ended March 31, 1996 from approximately $358,000 for the same period of 1995. The near doubling of net interest income can generally be attributed to a 68% increase in average earning assets for the first quarter of 1996 as compared to the first quarter of 1995. The net interest margin was 2.64% for the three months ended March 31, 1996 compared to 2.26% for the three months ended March 31, 1995. Accordingly, the increase in average earning assets combined with the modest increase of the net interest margin appropriately explains the increase in the net interest income.

         The provision for possible loan losses increased to $104,000 for the three months ended March 31, 1996 compared to $60,000 for the prior year three month period. Hinsdale Bank has provided a higher amount to the allowance for possible loan losses during the first quarter of 1996 because of the growth in the loan portfolio. Loans outstanding at March 31, 1996 were $67,505,000 compared to $28,538,000 at March 31, 1995. Management considers it prudent to continue to build a reserve for unanticipated credit problems that may occur with the existing portfolio despite having no loans on nonaccrual status or significantly past due at March 31, 1996. The allowance for loan losses as a percentage of total loans outstanding stood at 0.86% at March 31, 1996 compared to 0.84% as of March 31, 1995. Due to the high quality of the outstanding loan portfolio, management considers the amount of the provision and the level of the allowance for loan losses to be adequate for the period ended and as of March 31, 1996.

         Other noninterest income totaled $230,000 for the three months ended March 31, 1996 compared to approximately $93,000 for the three months ended March 31, 1995. The increase in the 1996 and 1995 three-month periods is a primarily a result of (1) approximately $54,000 of increased revenue related to fees on fixed rate residential mortgage loans which were sold to the secondary market; and (2) approximately $49,000 from the gain on the sale of a parcel of property.

         Other noninterest expenses were $762,000 and $427,000 for the three-month periods ended March 31, 1996 and March 31, 1995, respectively. The major components of the other noninterest expenses for the respective three month periods are as follows (in thousands):

                                                        THREE MONTHS ENDED MARCH 31,
                                                   --------------------------------------
                                                         1996                 1995
                                                   -----------------   ------------------
            Salaries and employee benefits  . .            $414                 $206
            Occupancy expense . . . . . . . . .              49                   27
            Other noninterest expenses  . . . .             299                  194
                                                           ----                 ----

            Total other noninterest expenses  .            $762                 $427
                                                           ====                 ====


         Salaries and Employee Benefits. The increase in salaries and employee benefits to $414,000 for the three months ended March 31, 1996 from $206,000 for the same period in the prior year is a result of a variety of causes of which the most significant were: (1) Hinsdale Bank started a lending department to originate indirect automobile loans for its own portfolio and to sell to other parties. This department had 3 full time equivalent employees during 1996 but had no such employees in the first quarter of 1995; (2) Hinsdale Bank opened a new drive-in/walk-up facility in late 1995 and, therefore, the first quarter of 1995 had no salaries or benefits associated with that location whereas 1996 had expense for approximately 5 full-time equivalent employees;
(3) the growth of Hinsdale Bank from $72 million in assets at March 31, 1995 to approximately $119 million at March 31, 1996 required the addition of one employee in the operations, new accounts and lending areas of Hinsdale Bank, respectively; and (4) normal salary and wage increases as January 1, 1996.

         Occupancy Expense. Occupancy expense totaled approximately $49,000 for the first three months of 1996 compared to $27,000 for the first three months of 1995. The increase in this expense category is a result of the opening of the drive-in/walk-up banking facility in the fourth quarter of 1995. As such, 1995's first quarter had no occupancy expenses associated with this new facility, whereas the first three months of 1996 included additional depreciation, maintenance, property taxes, utilities and other miscellaneous expenses.

         Other Noninterest Expenses. Other noninterest expenses were $299,000 for the first quarter of 1996 compared to $194,000 for the same period of the prior year. The increase is primarily related to a 71% increase in the level of deposit accounts from March 31, 1995 to March 31, 1996 and the inclusion of the expenses related to the new drive-in/walk-up facility in 1996. The major categories that exhibited large increases were (1) data processing increased $21,000 as a result of additional loan and deposit accounts that required processing; (2) depreciation expense increased approximately $17,000 primarily due to the depreciation of the furnishings and equipment at the new facility;
(3) postage expense and stationery/supplies expense increased approximately $10,000 and $9,000, respectively, due to the additional account volume between years; and (4) Hinsdale Bank's indirect auto lending department was operational in 1996 but was not operational during the first quarter of 1995. Accordingly, various expenses related to the execution of that department acted to increase this expense category. Offsetting these additional expenses was a decline in the level of premiums assessed by the Federal Deposit Insurance Corporation for deposit insurance of approximately $24,000.

Comparison of Results for the Years Ended December 31, 1995 and December 31,
1994

         General. Hinsdale had net income of $420,000 for the year ended December 31, 1995, compared with a net loss of $893,000 for the year ended December 31, 1994. The increase of $1,313,000 in net income was due to an increase in net interest income of $1,494,000, an increase in other noninterest income of $335,000, the realization of $340,000 in income tax benefits, offset by an increase in the provision for possible loan losses of $119,000, and other noninterest expenses of $737,000. These and other details will be discussed in greater detail in the following sections.

         Net Interest Income. The major source of earnings for Hinsdale is net interest income. In fact, net interest income was approximately 78% and 71% of the net revenues during 1995 and 1994, respectively. Net interest income is defined as the difference between interest income and fees on earning assets and interest expense on deposits and borrowings.

         Interest Income and Interest Expense. Interest income increased from $2,305,000 in 1994 to $5,837,000 in 1995, whereas, interest expense increased from $1,732,000 in 1994 to $3,770,000 in 1995. The significant increases in each of these categories were due primarily to the increases in earning assets and interest-bearing liabilities of 80% and 83%, respectively. Increases in the general rate environment also contributed to the higher level of interest income and interest expense. An analysis of the components and characteristics of interest income and interest expense is presented in the table below, including average balances and average rates/yields for Hinsdale Bank's earning assets and interest-bearing liabilities for the years ended December 31, 1995 and 1994. Data for the period ended 1993 is not presented because Hinsdale Bank was only in operation for less than three months and net interest income amounted to only $7,000.

                                                           1995                                1994
                                          --------------------------------------------------------------------
                                            AVERAGE                AVERAGE     AVERAGE              AVERAGE
                                            BALANCE    INTEREST  YIELD/RATE    BALANCE   INTEREST  YIELD/RATE
                                            -------    --------  ----------    -------   --------  ----------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
Interest bearing deposits with banks  . .   $ 14,021   $  870        6.20%     $13,184   $  566    4.29%
Federal funds sold  . . . . . . . . . . .      9,041      528        5.84%       6,953      288    4.14%
Taxable debt securities . . . . . . . . .     13,803      738        5.35%      11,537      589    5.11%
Equity securities . . . . . . . . . . . .        287        0        0.00%           0        0    0.00%
Loans, net of unearned discount . . . . .     40,440    3,701        9.15%      11,374      862    7.58%
                                            --------   ------        ----      -------   ------    ----
    Total earning assets  . . . . . . . .     77,592    5,837        7.52%      43,048    2,305    5.35%
                                            --------   ------        ----      -------   ------    ----

Cash and due from banks-noninterest
  bearing   . . . . . . . . . . . . . . .      2,072                               679
Allowance for possible loan losses  . . .       (293)                              (85)
Premises and equipment, net . . . . . . .      5,037                             2,842
Other assets  . . . . . . . . . . . . . .      1,215                               909
                                            --------                           -------
    Total assets  . . . . . . . . . . . .   $ 85,623                           $47,393
                                            ========                           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits-interest bearing
  NOW accounts  . . . . . . . . . . . . .   $  2,093   $   51        2.44%     $   855   $   22    2.57%
  Savings and money market deposits   . .     36,347    1,781        4.90%      25,461    1,130    4.44%
  Time deposits   . . . . . . . . . . . .     30,280    1,862        6.15%      11,376      542    4.76%
                                            --------   ------        ----      -------   ------    ----
    Total interest-bearing deposits   . .     68,720    3,694        5.38%      37,692    1,694    4.49%
                                            --------   ------        ----      -------   ------    ----
Short-term borrowings . . . . . . . . . .          0        0        0.00%           0        0    0.00%
Term-debt . . . . . . . . . . . . . . . .        995       76        7.64%         450       38    8.44%
                                            --------   ------        ----      -------   ------    ----
    Total interest-bearing liabilities  .     69,715    3,770        5.41%      38,142    1,732    4.54%
                                            --------   ------        ----      -------   ------    ----

Noninterest bearing deposits  . . . . . .      6,440                             3,215
Other liabilities . . . . . . . . . . . .        276                               143
Shareholders' equity  . . . . . . . . . .      9,192                             5,893
                                            --------                           -------
    Total liabilities and shareholders'
    equity  . . . . . . . . . . . . . . .   $ 85,623                           $47,393
                                            ========                           =======

Interest income/average earning assets  .                           7.52%                          5.35%
Interest expense/average interest-bearing
  liabilities   . . . . . . . . . . . . .                           5.41%                          4.54%
                                                                    ----                           ----
Net interest spread . . . . . . . . . . .              $2,067       2.11%                $  573    0.81%
                                                       ======       ====                 ======    ====
Net interest margin(1)  . . . . . . . . .                           2.66%                          1.33%
                                                                    ====                           ====

(1) Net interest margin represents net interest income as a percent of the average earning assets for the period.

         Changes in Interest Income and Expense. The following table shows the dollar amount of changes in interest income and expense by major categories of assets and liabilities attributable to changes in volume or rate or both, for the period of 1995 as compared to 1994 (in thousands). Because Hinsdale did not have a complete fiscal year during 1993, the presentation of the 1994 comparison to 1993 is not meaningful. As such, no such disclosure for the 1994/1993 changes in interest income and expense is applicable.

                                                                                     1995 COMPARED TO 1994
                                                                      --------------------------------------------------
                                                                        CHANGE DUE        CHANGE DUE          TOTAL
                                                                         TO VOLUME          TO RATE           CHANGE
                                                                      ---------------   --------------   ---------------
                           Interest-earning deposits with banks  .    $   38              $266             $  304
                           Federal funds sold  . . . . . . . . . .       101               139                240
                           Taxable securities  . . . . . . . . . .       120                29                149
                           Loans, net of discount  . . . . . . . .     2,626               213              2,839
                                                                      ------              ----             ------
                               Total interest income   . . . . . .     2,885               647              3,532
                                                                      ------              ----             ------

                           NOW accounts  . . . . . . . . . . . . .        30                (1)                29
                           Savings and money market deposits . . .       524               127                651
                           Time deposits . . . . . . . . . . . . .     1,123               197              1,320
                           Short-term borrowings . . . . . . . . .        --                --                 --
                           Term debt . . . . . . . . . . . . . . .        41                (3)                38
                                                                      ------              ----             ------
                               Total interest expense  . . . . . .     1,718               320              2,038
                                                                      ------              ----             ------

                               Net interest income   . . . . . . .    $1,167              $327             $1,494
                                                                      ======              ====             ======


         Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
Hinsdale did not own any federally tax-advantaged securities during the periods presented.

         Provision for Possible Loan Losses. The provision for possible loan losses increased from $180,000 in 1994 to $299,000 in 1995. Management continued to provide for additions to the allowance for possible loan losses as the loan portfolio increased approximately $35,758,000 between the year-end periods. At December 31, 1995, the allowance for possible loan losses stood at 0.8% of loans outstanding which management feels is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for thereby affecting future results of operations. Future additions to the allowance for possible loan losses are dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

         Other Noninterest Income. Noninterest income increased to $572,000 in 1995 from $237,000 in the previous year, or an increase of $335,000. Fees on loans sold increased approximately $181,000 in 1995 as compared to the prior year. A favorable interest rate environment and an experienced lending officer contributed to this increase. Fees on loans sold relate to income received by Hinsdale Bank for its services of originating and selling residential real estate loans into the secondary market. Service charges on deposit accounts increased from $29,700 in 1994 to $73,200 in 1995, or approximately $43,500, primarily as a result of the rapid growth in the retail deposit base. It should be noted that approximately 75% of the service charges on deposit accounts relates to customary fees on accounts in overdraft positions and for return items on an account. The level of service charges received on deposit accounts is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges. That philosophy has contributed to the strong growth in retail deposits. The remaining increase in noninterest income is a result of (1) an additional $69,000 in rental income in 1995 as compared to the prior year, and (2) Hinsdale

Bank began servicing indirect automobile loan portfolios for affiliated banks in 1995 which resulted in approximately $35,000 of servicing fee income. The servicing rate charged the affiliated banks is at a market rate.

         Noninterest Expense. Noninterest expenses include all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses (dollars in thousands).

                                                                                                DOLLAR       PERCENTAGE
                                                                         1995        1994       CHANGE         CHANGE
                                                                      ----------  ----------   ---------   --------------
                           Salaries and employee benefits  . . . .    $1,166       $  754       $ 412           54.6%
                           Occupancy expenses  . . . . . . . . . .       124          139         (15)          10.8%
                           Advertising and marketing . . . . . . .       116           71          45           63.4%
                           Data processing . . . . . . . . . . . .       151           88          63           71.6%
                           Depreciation-furniture and equipment  .        94           58          36           62.1%
                           Insurance . . . . . . . . . . . . . . .       115           94          21           22.3%
                           Other noninterest expenses  . . . . . .       494          319         175           54.9%
                                                                      ------       ------       -----           ----
                                     Total noninterest expenses  .    $2,260       $1,523       $ 737           48.4%
                                                                      ======       ======       =====           ====

The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. Salaries and employee benefits expense increased to $1,166,000 for the year ended December 31, 1995 from $754,000 for the prior year. The growth in loans and deposits of 160% and 76%, respectively, required additional employees to appropriately service the accounts. The level of full-time equivalent employees increased to 20 at year-end 1995 from 14 at year-end 1994. As of December 31, 1995, this staffing level translates into a ratio of $5.79 million of assets per full-time equivalent employee as compared to a ratio of $2.77 million of assets per full-time equivalent employee of its peer group. This places Hinsdale Bank in the 92nd percentile of its peer group. A portion of the loan growth mentioned above occurred because during the second quarter of 1995, Hinsdale Bank initiated a lending department to originate indirect automobile loans for its own portfolio and for sale to other financial institutions. The employees in this department are included in the 20 full-time equivalent employees referenced above. Also, normal annual salary and wage increases contributed to the increase.

         Occupancy Expenses. Occupancy expenses include those expenses which relate directly to the operation of the buildings, improvements and property. The major components of occupancy expense in 1995 were $59,000 for depreciation expense on the buildings and improvements and $30,000 for repairs and maintenance expense. The remaining $35,000 of expense in 1995 was for such items as utilities, real estate taxes, and other sundry expense related to the occupancy of the buildings and grounds. The occupancy expense amount in 1995 was approximately $15,000 less than the prior year due to efficiencies implemented during Hinsdale Bank's second full year of operations.

         Advertising and Marketing. Marketing and advertising expenditures amounted to $116,000 during 1995 compared to $71,000 in 1994. The increase in this category can be primarily attributed to Hinsdale Bank's effort to attract new deposit accounts through the marketing of its competitive money market and certificate of deposit accounts (see discussion of these accounts in the "Financial Condition" section). Additionally, Hinsdale Bank more aggressively marketed its home equity loan product during 1995. The results of these marketing campaigns were positive as balances increased substantially over their 1994 levels. Hinsdale Bank continually attempts to develop community oriented deposit and loan products that meet the needs of its delineated market area and considers the marketing expenses instrumental in achieving the growth in the deposit base. Management anticipates that relatively similar levels of marketing expenses will be incurred in 1996 as Hinsdale Bank continues to pursue its objective of increasing its base of customers.

         Data Processing. Data processing expenses increased by approximately $63,000 or 71.6% for the year ended December 31, 1995 compared to the results for the year ended December 31, 1994. Data processing expenses are highly dependent on the number of accounts processed by Hinsdale Bank. As such, the increase during 1995 in deposit and loan balances of approximately 76% and 160%, respectively, was the primary reason for the increase in this expense category.

         Insurance. For the year ended December 31, 1995 insurance expense increased by approximately $21,000, or 22.3% from the prior year level. Many of Hinsdale Bank's insurance policies have premium rates that are based partly upon the number of employees and the total deposit and asset levels of Hinsdale Bank. Due to the increase in these areas during 1995, the cost of insurance for Hinsdale Bank increased.

         Other Noninterest Expenses. Other noninterest expenses increased to $494,000 for the year ended December 31, 1995 from $319,000 for the year ended December 31, 1994. This category of expenses represents stationery and supplies expense, loan origination expenses, postage expense, amortization of organizational costs, audits and examinations expense, and other sundry expenses. The 54.9% increase in this category is a general increase of all of the above categories primarily due to the higher volume of accounts outstanding. For example, postage expense increased approximately 69% which is comparable to the increase in deposit balances. Also, during 1995, Hinsdale Bank offered a home equity loan product that had no fees or costs borne by the customer; thus, Hinsdale Bank incurred the costs of appraisals, title searches
and other miscellaneous costs of originating home equity loans.   Controlling
overhead expenses is a basic philosophy of management and is closely evaluated. Management is committed to continually evaluating its operations to determine whether additional expense savings are possible without impairing the goal of providing superior customer service.

         Despite the increases in the various noninterest expense categories during 1995, Hinsdale's ratio of noninterest expenses to total average assets declined to 2.64% of average assets in 1995 from 3.21% of average assets in 1994. Hinsdale Bank's peer group has a ratio of noninterest expenses to total average assets of approximately 3.17%. Thus, Hinsdale Bank has controlled its noninterest expenses in a fashion which is superior to other banks in its peer group.

         Income Taxes. Hinsdale had no Federal or state income tax expense for 1995 or 1994. In 1995, an income tax benefit of $340,000 was recorded as management determined that the realization of certain deferred tax assets not previously valued was more likely than not to occur. In 1994, management had established a valuation allowance against its net deferred tax assets with the result being that no Federal or state income tax expense or benefit was realized in the financial statements. However, in 1995, management determined that its earnings history and projected future earnings were sufficient to make a judgment that the realization of a portion of the net deferred tax asset was more likely than not. As such, an income tax benefit was recorded to record the portion of the net deferred tax asset that was more likely than not to be recognized.

Comparison of Results for the Year Ended December 31, 1994 and Period Ended December 31, 1993

         General. Hinsdale had a net loss of $893,000 for the year ended December 31, 1994, compared with a net loss of $565,000 for the period ended December 31, 1993. It is typical for a new bank to incur operating losses during its first few years of operation due to the overhead infrastructure required to house and staff a banking facility. As Hinsdale Bank is able to grow its deposit base and employ those funds into interest earning assets, the net interest income earned should eventually generate enough income to support the overhead expenses and provide a profit. Accordingly, the increase in the net loss was anticipated by management due to the start-up nature of the entity.

         The details of the components of the net loss will be discussed in greater detail in the following sections.

         Interest Income and Interest Expense. Interest income increased from $73,000 in the period ended 1993 to $2,305,000 in 1994. Similarly, interest expense increased from $66,000 in the period ended 1993 to $1,732,000 in 1994. The significant rise in interest income and interest expense from 1993 to 1994 is attributable to the fact that Hinsdale Bank only began banking operations in October of 1993 and, therefore, the level of interest-bearing liabilities and interest-earning assets were just beginning to accumulate in the last few months of 1993. During 1994, the volume of deposits and loans increased as customer relationships were established.

         A complete analysis of the components and characteristics of interest income and interest expense is shown in the average balance/rate table presented previously.

         Provision for Possible Loan Losses. The provision for possible loan losses totaled $180,000 in 1994; however, no provision for possible loan losses was charged to earnings during the period ended in 1993. Management provided for the addition to the allowance for possible loan losses as the loan portfolio increased approximately $22 million between the year-end periods. At December 31, 1994, the allowance for possible loan losses stood at 0.81% of loans outstanding which management considered adequate to cover potential losses in the portfolio.

         Other Noninterest Income. Noninterest income increased to $237,000 in 1994 from $43,000 in the period ended 1993, or approximately $194,000. The primary reason for the decline was a result of approximately $124,000 of income from fees on loans sold in 1994 whereas the period ended 1993 had no such fees. Fees on loans sold relate to income received by Hinsdale Bank for its services of originating and selling residential real estate loans into the secondary market. The income derived from these sales is highly dependent on the volume of real estate sales transactions and refinancing activity. As such, the business is sensitive to the interest rate environment and other economic conditions. The remaining $90,000 increase in noninterest income was a result of a slight increase in service charges on deposit accounts and other income.

         Noninterest Expense. Noninterest expenses include all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses (dollars in thousands).


                                                                           YEAR             PERIOD
                                                                           ENDED             ENDED
                                                                       DECEMBER 31,      DECEMBER 31,        DOLLAR
                                                                           1994              1993            CHANGE
                                                                      ---------------   ---------------   ------------
                          Salaries and employee benefits  . . . .      $  754              $ 310          $ 444
                          Occupancy expenses  . . . . . . . . . .         139                 33            106
                          Advertising and marketing . . . . . . .          71                 44             27
                          Data processing . . . . . . . . . . . .          88                 19             69
                          Depreciation-furniture and equipment  .          58                  8             50
                          Insurance . . . . . . . . . . . . . . .          94                  6             88
                          Other noninterest expenses  . . . . . .         319                195            124
                                                                        -----              -----          -----
                                     Total noninterest expenses .       $1,523             $ 615          $ 908



The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. Hinsdale Bank began to accumulate staff in June of 1993 as the company began the process of organizing the bank holding company and chartering the Hinsdale Bank. A full staffing complement was achieved by October of 1993 when Hinsdale Bank received regulatory approval and began to operate. From October 1993 and through December 31, 1993, Hinsdale Bank had approximately xx full-time equivalent employees to perform all the operations, customer service, lending and administration of the main banking location and its drive-up banking facility. Approximately $177,000 of the total salaries and employee benefits expense in the period ended 1993 was incurred during the start-up phase with the remaining $133,000 of this expense category incurred subsequent to the opening of Hinsdale Bank. The level of salaries increased in 1994 to $754,000 primarily due to a full year of operations in 1994.

         Occupancy Expenses, Advertising and Marketing, Data Processing, Insurance, and All Other Noninterest Expenses. Each of these expense categories increased significantly due primarily to the 12 months of operations in 1994 compared to only two full months of operations in 1993. The expenses incurred in these categories in both years were normal operational expenses for a community bank. No significant or unusual individual expenditures were incurred which warrant any further special discussion.

         Income Taxes. Hinsdale recorded no income tax expense or benefit for the year ended December 31, 1994 and the period ended December 31, 1993 due to the net operating losses generated during the initial years of operation.

FINANCIAL CONDITION

         The dynamics of a community bank's balance sheet is generally dependent upon the ability of management to attract additional deposit accounts to fund the growth of the institution. This is the current situation at Hinsdale Bank as it has expanded the number of banking facilities in its delineated market area and is persistent in its attempt to establish itself as Hinsdale Bank that the communities' residents and businesses select as their preferred bank. Accordingly, the discussion of the financial condition of Hinsdale will focus first on the sources of funds received through the liability side of the balance sheet which is predominantly deposit growth. After it is understood how Hinsdale was funded during the periods under discussion, the latter section of this "Financial Condition" discussion will focus on the asset categories where Hinsdale invested the funds.

         Deposits. Total deposits balances increased to $106,392,000 at March 31, 1996 compared to $104,402,000 at December 31, 1995 and $59,182,000 at the
end of 1994. This follows a $42,370,000 increase in deposits in 1994 from the $16,812,000 deposit level at the end of 1993. The following table presents the balances of deposits by category and those categories' relative percentage of the total deposits as of March 31, 1996 and as of year-end during the past three years.

                          MARCH 31,                                   DECEMBER 31,
                                           ------------------------------------------------------------------
                            1996                   1995                  1994                   1993
                    --------------------   -------------------   --------------------  ----------------------
                                PERCENT                PERCENT               PERCENT                 PERCENT
                     BALANCE    OF TOTAL   BALANCE    OF TOTAL    BALANCE   OF TOTAL     BALANCE    OF TOTAL
                    ---------   --------   --------   --------   --------   ---------  ----------   ---------
 Demand  . . . .    $ 10,471       9.8%    $ 11,640     11.2%    $ 5,792       9.8%     $ 1,387       8.3%
 Savings . . . .       7,010       6.6%       6,765      6.5%      7,830      13.2%       4,732      28.1%
 NOW . . . . . .       3,470       3.3%       3,029      2.9%      1,709       2.9%         103       0.6%
 Money market  .      35,383      33.3%      34,071     32.6%     26,190      44.3%       7,979      47.5%
 Certificates of
   Deposit   . .      50,058      47.0%      48,897     46.8%     17,661      29.8%       2,611      15.5%
                    --------     -----     --------    -----     -------     -----      -------     -----
 Total Deposits     $106,392     100.0%    $104,402    100.0%    $59,182     100.0%     $16,812     100.0%
                    ========     =====     ========    =====     =======     =====      =======     =====


         Since the inception of Hinsdale Bank in October of 1993, management has aggressively marketed money market and certificate of deposit products which provide a yield slightly higher than those of its primary competitors. Hinsdale Bank's primary money market product originally paid a rate at or slightly above the yield on the 91-day Treasury Bill. This market yield, tied with the flexibility of the money market account helped to generate close to $30 million in deposits for Hinsdale Bank. This growth has slowed somewhat due to the management's decision in mid-1995 to remove the tie to the 91-day Treasury Bill. However, this account still pays a rate higher than the money market accounts of Hinsdale Bank's primary competitors.

         Similar to the money market account, Hinsdale Bank has offered certificates of deposits which have paid a rate equal to or slightly higher than the rate paid by its primary competitors. This pricing, coupled with aggressive marketing of unique one-time certificate of deposit product offerings have generated substantial deposits for Hinsdale Bank. This type of marketing and pricing is a strategy Hinsdale Bank purposefully employs in order to generate customer loyalty and serve the needs of the community in a fashion unlike its competitors.

         One of the biggest challenges Hinsdale Bank has faced since opening, has been attracting demand deposit and N.O.W. accounts. At the time Hinsdale Bank opened, customer accessibility was limited due to a lack of a drive-up and customer parking lot. This situation was remedied, in part, during October of 1995 when Hinsdale Bank opened its drive-up facility. Since this time, combined DDA and NOW balances have grown by a combined $4.1 million.

         Reference is made to the average balance/rate table for data regarding average daily deposits and rates paid thereon for the years ended December 31, 1995 and 1994. Hinsdale Bank has no foreign deposits.

         The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, as of December 31, 1995 are shown below (in thousands):

              Three months or less  . . . . . . . . . . . . . . .  $ 9,035
              Over three through six months . . . . . . . . . . .    6,330
              Over six through twelve months  . . . . . . . . . .    3,588
              Over twelve months  . . . . . . . . . . . . . . . .    7,651
                                                                   -------
                  Total . . . . . . . . . . . . . . . . . . . . .  $26,604
                                                                   =======

         Accrued Interest Payable and Other Liabilities. The collective balance of these two financial statement categories as of December 31, 1995 and 1994 were $222,000 and $123,000, respectively. The increase can be primarily attributed to a higher amount of accrued interest payable on deposit accounts due to the significant growth in the level of deposits. No other significant changes were present in this financial statement category.

         Term Debt. In December, 1995, Hinsdale entered into a revolving loan agreement with an unaffiliated bank allowing borrowings up to $3,000,000. The loan is secured by 100% of the common stock of Hinsdale Bank. Borrowings under the agreement bear interest at the prime rate or at the rate of LIBOR plus 1.5% and will be due quarterly. The final maturity date for the agreement is December 31, 1997. The debt was entered into as a means to contribute additional capital to Hinsdale Bank to support its continued growth.

         Total Assets and Earning Assets. Total assets and earning assets were $115,868,000 and $105,516,000, respectively, at December 31, 1995 compared to $66,519,000 and $61,648,000, respectively, at December 31, 1994. The increase in total assets and earning assets during the year was a result of significant growth in all types of deposit categories. The level of earning assets as a percentage of total assets fell slightly to 91.1% at year-end 1995 from 92.7% at the end of 1994. The decline in the level of earning assets relative to the total asset base was a result of the additional building and premise expenditures made to establish a drive-through banking facility in Hinsdale. However, the composition of earning assets shifted as Hinsdale Bank began to invest deposit funds into loans from shorter-term money market investments. Loans comprised 55.0% of total earning assets at December 31, 1995 compared to 36.2% at December 31, 1994. These changes in the mix of earning assets will be discussed further below.

         Loans. The following table shows Hinsdale's loans classified by type at March 31, 1996 and as of December 31, 1995, 1994 and 1993 (in thousands):

                                               MARCH 31,                     DECEMBER 31,
                                                             --------------------------------------------
                                                  1996           1995           1994            1993
                                              ------------   ------------   ------------   --------------
              Residential real estate . . .   $ 9,942         $ 8,838        $ 6,463        $  --
              Commercial  . . . . . . . . .    25,614          21,165          9,503          105
              Home equity . . . . . . . . .    11,553          11,481          5,614          198
              Consumer  . . . . . . . . . .    22,101          18,082            747           35
                                              -------         -------        -------        -----
                 Total gross loans  . . . .    69,210          59,566         22,327          338
              Less:  unearned discount  . .     1,705           1,481             --           --
                                              -------         -------        -------        ------
                 Net loans  . . . . . . . .   $67,505         $58,085        $22,327        $ 338
                                              =======         =======        =======        =====

         Hinsdale Bank's loan portfolio has grown substantially from date of opening to over $58 million as of December 31, 1995, increasing from $22.3 million at the end of 1994. As of December 31, 1995, the portfolio can be broken down into three distinct categories. The first category, which consists of approximately $20 million, is made up of loans secured by single family homes. These loans are either nonconforming first mortgage residential real estate loans which Hinsdale Bank is unable to sell to the secondary market or home equity lines of credit. These loans, which are all variable rate, are secured by homes in the suburban Chicagoland area.

         The second category is commercial loans which total approximately $21 million. These loans consist of over $10 million in commercial real estate secured transactions which have terms of less than 10 years and are generally variable rate. The commercial real estate loans are generally not secured by any significant amount of speculative real estate transactions; rather, the loans are underwritten based upon stable verifiable cash flows generated by the property and also supported by the properties' collateral value. The balance of the category consists of loans to small, locally based companies, which typically have terms of one year or less. In general, these loans are secured by a combination of business assets, real estate and personal guaranties.

         The last category is consumer loans which consists of over $16 million in indirect automobile loans and approximately $2 million in other consumer loans to individuals. Hinsdale Bank has developed a niche business which provides for select automobile dealers to send applications directly to Hinsdale Bank for approval. The loans are secured by a first lien on the purchased automobile. The loans typically will have a term from 36 to 60 months and have a fixed rate.

         Hinsdale has no loans to businesses or governments of foreign countries.

         Money Market Investments and Investment Securities. Hinsdale Bank's objective in managing its securities portfolio is to balance Hinsdale Bank's liquidity risk, interest rate risk and credit quality such that the earnings of Hinsdale Bank are maximized. As noted in the "Loans" section above, the predominant portion of the funds received from new deposit accounts was invested in the various loan categories during 1995. Management has maintained the funds that were not invested in loans in short-term investment securities and money market investments as follows (in thousands):


                                                      MARCH 31,                     DECEMBER 31,
                                                                      ---------------------------------------
                                                        1996                 1995                 1994
                                                    ------------      ------------------   ------------------
 Federal funds sold  . . . . . . . . . . . . .       $10,221           $16,022              $10,494
 Interest bearing deposits with Banks  . . . .            --            16,000               11,500
 Investment securities . . . . . . . . . . . .        32,440            15,409               17,327
                                                     -------           -------              -------
 Total money market investments
     and investment securities . . . . . . . .       $42,661           $47,431              $39,321
                                                     =======           =======              =======

         Federal Funds Sold and Interest Bearing Deposits with Banks. Federal funds sold and interest bearing deposits with banks are very short-term investments with high quality banks. The balances in these accounts fluctuate based upon deposit inflows and loan demand. These accounts are extremely liquid and provide management with the ability to meet liquidity needs for supplying loan demand or for other reasons.

         Investment Securities. The carrying value of securities held by Hinsdale at December 31, 1995, 1994 and 1993 are as follows (in thousands):

                                                                       DECEMBER 31,
                                                      --------------------------------------------

                                                        1995             1994              1993
                                                      --------         --------          --------
            AVAILABLE-FOR-SALE
               U.S. Treasury Obligations . . .        $   5,529        $     --           $    --
               U.S. agency obligations . . . .            3,728              --                --
               Other securities  . . . . . . .            5,105              --                --
               Federal Reserve Bank stock  . .              247              --                --
               Equity securities . . . . . . .              800              --                --
                                                      ---------        --------           -------
                  Total available-for-sale   .           15,409              --                --
                                                      ---------        --------           -------

           HELD-TO-MATURITY
               U.S. Treasury obligations . . .              --             587                --
               U.S. agency obligations . . . .              --          13,555               885
               Other securities  . . . . . . .              --           3,036             2,811
               Federal Reserve Bank stock  . .              --             149               129
                                                      ---------        --------           -------
                  Total held-to-maturity   . .              --          17,327             3,825
                                                      ---------        --------           -------
                  Total securities   . . . . .        $ 15,409         $17,327             3,825


         Maturities of securities as of December 31, 1995 are as follows (in thousands):

                                     WITHIN      FROM 1      FROM 5 TO      AFTER       EQUITY
                                     1 YEAR    TO 5 YEARS     10 YEARS     10 YEARS   SECURITIES      TOTAL
                                  ----------- ------------ ------------- ------------ ------------ ------------
U.S. Treasury obligations . . . . $5,529       $   --        $  --         $  --        $    --        $5,529
U.S. agency obligations . . . . .  3,728           --           --            --             --         3,728
Other securities  . . . . . . . .    498        4,607                                                 5,105
Federal Reserve Bank stock  . . .     --           --           --            --            247           247
Equity securities . . . . . . . .     --           --           --            --
                                      --           --           --            --            800           800
                                  ------       ------        -----         -----         ------      --------
 Total . . . . . . . . . . . . .  $9,755       $4,607        $  --         $  --         $1,047      $ 15,409
                                  ======       ======        =====         =====         ======      ========

The weighted average yield for each range of maturities of securities is shown below as of December 31, 1994.

                                     WITHIN      FROM 1      FROM 5 TO      AFTER       EQUITY
                                     1 YEAR    TO 5 YEARS     10 YEARS     10 YEARS   SECURITIES      TOTAL
                                  ----------- ------------ ------------------------- ------------ ------------
U.S. Treasury obligations . . . .     5.72%          --%           --%        --%          --%        5.72%
U.S. agency obligations . . . . .     5.74%          --%           --%        --%          --%        5.74%
Other securities  . . . . . . . .     5.38%        6.17%           --%        --%          --%        6.09%
Federal Reserve Bank stock  . . .       --%          --%           --%        --%        6.00%        6.00%
Equity securities . . . . . . . .      N/A          N/A            --%        --%         N/A          N/A


Yields on equity securities are not considered meaningful for purposes of this analysis.

         Hinsdale did not own any federally tax-advantaged securities during the periods presented.

         There were no securities of any single issuer which had book value in excess of ten percent of shareholders' equity at December 31, 1995.

         Shareholders' Equity. Hinsdale was incorporated on September 25, 1992 and initially capitalized through the issuance of 20 no par common shares at $50 each; 10,000 no par preferred convertible shares at $50 each; and 5,000 no par common stock Series A warrants at $5 each. Each Series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

         Subsequent to the initial capitalization, Hinsdale raised an additional $6,042,827 through the private placement issuance of 120,834 no par common shares. During the initial period of operations, Hinsdale allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.

         The Hinsdale Bancorp, Inc. 1993 Recapitalization Plan, as approved by the shareholders, provided for the redemption of the 10,000 convertible, preferred shares of Hinsdale stock outstanding in a like kind exchange for common stock and the issuance of additional common stock warrants. The preferred shares were held primarily by officers and employees of Hinsdale who contributed significantly to the organization, capitalization and opening of Hinsdale Bank.

         2.15 shares of common stock were exchanged for each preferred share outstanding. The 10,000 preferred shares outstanding were exchanged for 21,500 common shares of Hinsdale common stock. The preferred stock received was retired by Hinsdale.

         Hinsdale also authorized and issued 5,000 common stock Series B warrants. Each Series B warrant entitles the holder to acquire one share of Hinsdale's common stock at a price of $31.50 per share. The warrants have a ten year life and were issued to the holders of the preferred stock.

         Because of growth, during 1994, Hinsdale authorized the issuance of an additional shares of common stock at $65 per share. This issuance resulted in 63,683 shares sold, resulting in proceeds of approximately $4,100,000.

         The following table reflects various measures of capital at March 31, 1996 and year-end 1995 and 1994 for Hinsdale:


                                                                                 DECEMBER 31,
                                                MARCH 31,          --------------------------------------
                                                  1996                    1995                 1994
                                              ------------         ------------------   -----------------
     Ending tier I risk-based capital ratio. .    12.1%                  12.8%                17.6%
     Ending total risk-based capital ratio . .    12.8%                  13.5%                18.0%
     Ending leverage ratio . . . . . . . . . .     8.2%                   8.3%                10.7%
     Dividend payout ratio . . . . . . . . . .     0.0%                   0.0%                 0.0%

         The leverage ratios, tier 1 risk-based capital ratios and total capital ratios all exceed the "well capitalized" levels established by regulatory agencies of 5%, 6% and 10%, respectively.

         Management is not aware of any known trends, events, regulatory recommendations or uncertainties that will have any adverse effect on Hinsdale's capital resources or operations.

ASSET-LIABILITY MANAGEMENT

         As a continuing part of its financial strategy, Hinsdale attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset-liability management policies are established and monitored by management in conjunction with the Board of Directors. The policy establishes guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

         The following table illustrates Hinsdale's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of March 31, 1996. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive and will generally benefit from rising rates.

                                               0-90          91-365          1-5        OVER 5
                                               DAYS           DAYS          YEARS        YEARS        TOTAL
                                           ------------- ------------- ------------- ------------ ------------
                                                                 (DOLLARS IN THOUSANDS)
Total assets  . . . . . . . . . . . . . .    $ 72,268      $ 17,180        $ 17,851     $ 11,246     $118,545
Total liabilities and equity  . . . . . .      63,100        14,120          17,766       23,559      118,545
                                             --------      --------        --------     --------
Interest sensitivity gap  . . . . . . . .    $  9,168      $  3,060        $     85     $(12,313)
                                             ========      ========        ========     ========

Cumulative interest sensitivity gap . . .    $  9,168      $ 12,288        $ 12,313
Ratio of cumulative rate
   sensitivity gap to rate
   sensitive assets . . . . . . . . . . .        7.79%        10.44%          10.45%
Cumulative ratio of rate-sensitive
   assets to rate-sensitive
   liabilities  . . . . . . . . . . . . .      114.52%       115.84%        112.961%      100.00%

         To protect the net interest margin from the volatility of the business cycle, particular attention is given to managing the interest rate spread between the yield on earning assets and the cost of funds. Management has determined that this can best be achieved by maintaining a balance sheet with an asset sensitive posture. The table shown above depicts an interest rate sensitivity position consistent with management's philosophy.

LIQUIDITY

         At The Bank Level. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies formulated and monitored by Hinsdale Bank's Asset/Liability Committee, which takes into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

         "Liquid Assets" refers to money market assets such as Federal funds sold and interest bearing deposits with banks, as well as available-for-sale debt securities and held-to-maturity securities with a remaining maturity of less than one year. Net liquid assets would represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At December 31, 1995, net liquid assets totaled approximately $38 million, compared to approximately $31 million at December 31, 1994. Thus, Hinsdale Bank has substantial short-term balance sheet liquidity.

         Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a community bank can have due to the long-term relationships established with the depositors and the security of deposit insurance provided by the Federal Deposit Insurance Corporation. At December 31, 1995, 67% of total assets were funded by core deposits with balances less than $100,000 while the remaining assets were funded by other funding sources such as core deposits with balances in excess of $100,000, public funds, purchased funds, and the capital of Hinsdale Bank. At December 31, 1994, 79% of total assets were funded by core deposits.

         Hinsdale Bank routinely accepts deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. At December 31, 1995 and 1994, Hinsdale Bank had approximately $8,258,000 and $5,640,000 of securities collateralizing such public deposits, respectively. These amounts are not considered to be core deposits and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.

         At the Holding Company Level. Hinsdale's principal funds are dividends from Hinsdale Bank subsidiary, and if necessary, borrowings or additional equity offerings. Banking laws place restrictions upon the amount of dividends which can be paid to Hinsdale by Hinsdale Bank. Based on these laws, Hinsdale Bank could, subject to minimum capital requirements, declare dividends to Hinsdale without obtaining regulatory approval in an amount not exceeding (1) undivided profits, and (2) the amount of net income reduced by dividends paid for the current and prior two years. No cash dividends were paid to Hinsdale by the subsidiary during the periods ended December 31, 1995, 1994, or 1993.

         Nonaccrual, Past Due and Restructured Loans. Hinsdale Bank had no nonaccrual loans at March 31, 1996. At December 31, 1995, Hinsdale Bank had $15,000 of nonaccrual consumer loans. There were no nonaccrual loans at December 31, 1994 or 1993.

         It is the policy of Hinsdale to discontinue the accrual of interest income on any loan for which there is a reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest. Hinsdale had no significant loans (1) for which the terms of had been renegotiated, or (2) for which there were serious doubts as to the ability of the borrower to comply with repayment terms.

         Loans past due 90 days or more, including nonaccrual loans at December 31, are presented as follows (in thousands):


                                                                         DECEMBER 31,
                                                 MARCH 31,    -----------------------------------
                                                   1996         1995        1994         1993
                                                -----------   ---------   ---------   -----------
            Loans past due 90 days
              or more   . . . . . . . . . . .      $ 41         $ 99        $  0         $  0

3

         Potential Problem Loans. In addition to those loans disclosed under "Nonaccrual, Past Due and Restructured Loans," there are certain loans in the portfolio which management has identified, through its problem loan identification system, which exhibit a higher than normal credit risk.
However, these loans do not represent non-performing loans to Hinsdale. Management's review of the total loan portfolio to identify loans where there is concern that the borrower will not be able to continue to satisfy present loan repayment terms includes factors such as review of individual loans, recent loss experience and current economic conditions. Loans in this category include those with characteristics such as those past maturity more than 45 days, those that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments.
The principal amount of loans in this category as of December 31, 1995 was approximately $44,000. Loans in this category generally include loans that were classified for regulatory purposes. At December 31, 1995, there were no significant loans which were classified by any bank regulatory agency that are not included in above as nonaccrual, past due or restructured.

         Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995, Hinsdale had no concentrations of loans exceeding 10% of total loans.

         Other Real Estate Owned. In addition to the risk elements identified above, Other Real Estate Owned would provide insight into the historical quality of the loan portfolio. Hinsdale has had no Other Real Estate Owned during any of the reporting periods.

         Summary of Loan Loss Experience. The following table summarizes loan balances at the end of each period, changes in the allowance for possible loan losses arising from additions to the allowance which have been charged to earnings, and loans charged-off and recoveries on loans previously charged-off by loan category (dollars in thousands).


                                                    THREE MONTHS                                   PERIOD
                                                       ENDED         YEAR ENDED DECEMBER 31,       ENDED
                                                     MARCH 31,    ----------------------------- DECEMBER 31,
                                                        1996           1995           1994         1993
                                                   -------------- -------------- -------------- -----------
Balance at beginning of year  . . . . . . . . . .     $   479         $   180        $    --        $    --
Total loans charged-offs  . . . . . . . . . . . .          --              --             --             --
Total recoveries on loans                                  --
   previously charged-off  . . . . . . . . . . .           --              --             --             --
Add: Provision for possible
    loan losses . . . . . . . . . . . . . . . . .         104             299            180             --
                                                      -------         -------        -------        -------
Balance at end of period  . . . . . . . . . . . .     $   583         $   479        $   180        $    --
                                                      =======         =======        =======        =======

Average loans outstanding . . . . . . . . . . . .     $62,612         $40,440        $11,374        $19,000
                                                      =======         =======        =======        =======
Ratio of net charge-offs
    during the period
    to average loans outstanding
    during the period . . . . . . . . . . . . . .        0.00%           0.00%          0.00%          0.00%
                                                      =======         =======        =======        =======


         As of December 31, 1995, management allocated the allowance for possible loan losses by specific category as shown in the following table (dollars in thousands). The allocation was made after considering all relevant qualitative and quantitative factors about the loan portfolio.

                                                                PERCENT OF
                                                              LOANS IN EACH
                                                               CATEGORY TO
                                                 AMOUNT        TOTAL LOANS
                                              -----------    ---------------
            Residential real estate . . . . .   $  2                15%
            Commercial  . . . . . . . . . . .     61                36%
            Home equity . . . . . . . . . . .     46                20%
            Consumer  . . . . . . . . . . . .     70                29%
            Unallocated . . . . . . . . . . .    300               N/A
                                                ----              ----
             Total. . . . . . . . . . . . . .   $479               100%
                                                ====              ====


         Prior to 1995, management did not perform a specific allocation of the allowance for possible loan losses by category. Management believes that the loan portfolio is well diversified and well secured, without undue concentration in any specific risk area. Control of the loan quality is continually monitored by management and is reviewed by the Board of Directors and its Credit Committee on a monthly basis. Independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors. The amount of additions to the allowance for possible loan losses which are charged to earnings through the provision for possible loan losses are determined based on a variety of factors, actual charge-offs during the year, historical loss experience, delinquent loans, and an evaluation of current and prospective economic conditions in the market area. Management believes the allowance for possible loan losses is adequate to cover any potential losses.

                           LIBERTYVILLE BANCORP, INC.

BUSINESS

         Organization and Operation. Libertyville Bancorp, Inc. ("Libertyville") is a bank holding company that was incorporated as an Illinois corporation in September of 1994. The primary asset of Libertyville is its ownership of 100% of the common shares of Libertyville Bank. Libertyville is engaged in the business of banking through its ownership of Libertyville Bank. Its mailing address is 507 North Milwaukee Avenue, Libertyville, Illinois 60048 and its telephone number is (847) 367-6800. As of March 31, 1996, Libertyville had total assets of $52,542,000 and total stockholders' equity of $9,387,000.

         Libertyville Bank was organized under the laws of the State of Illinois and commenced operation in October, 1995. Libertyville and Libertyville Bank are regulated by the Federal Reserve Bank. Additionally, Libertyville Bank is regulated by Illinois Commissioner of Banks and Trust Companies and the Federal Deposit Insurance Corporation.

         Libertyville Bank is the only locally owned and managed full service commercial bank in its primary service area of Libertyville, Mundelein and Vernon Hills, Illinois. Each of these villages has a population of approximately 20,000 and is located approximately 25 miles north of downtown Chicago.

         Employees. As of March 31, 1996, Libertyville Bank employed 21 full-time equivalent employees. Libertyville has no paid employees.

         Services. Libertyville Bank is an Illinois chartered, FDIC insured commercial bank which provides the full range of banking services, including trust operations. Libertyville Bank furnishes personal and commercial banking services, including demand, NOW, money market, savings, and time deposit accounts; real estate, commercial, and consumer loans; and, safe deposit facilities.

         Libertyville Bank was formed to provide the Libertyville and Vernon Hills communities with a community bank alternative. As such, Libertyville Bank is focused on providing a highly personal, professional level of service to commercial and retail customers residing in these areas. Emphasis is placed on local ownership and management in attracting and maintaining deposit, loan and trust customers.

         Property. Libertyville Bank currently has two physical banking locations. Libertyville Bank owns the main bank facility that is a 13,000 square foot two story brick building located at 507 North Milwaukee Avenue in downtown Libertyville, Illinois. Libertyville Bank also owns a 2,500 square foot drive-in, walk-up banking facility at 201 Hurlburt Court, approximately five blocks southeast of the main banking facility. Libertyville Bank maintains automated teller machines at both of its locations. Libertyville Bank has no offsite automated teller machines.

ADDITIONAL INFORMATION

         For a description of Libertyville's and Libertyville Bank's competition, litigation, regulatory environment, interests in affiliates, transactions with management and relationship with independent public accountants, see "MATTERS OF GENERAL APPLICABILITY TO BANKS."

MANAGEMENT OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of March 31, 1996, with respect to beneficial ownership of shares of Libertyville held by (i) each director of Libertyville, (ii) each executive officer of Libertyville, and
(iii) all directors and executive officers as a group.


                                                SHARES
                                               ISSUABLE                  SHARES
                                                 UPON        SHARES      SUBJECT
                                               CONVERSION   SUBJECT TO      TO        TOTAL                        PRO FORMA
                                                  OF         COMMON       VESTED    LIBERTYVILLE      % OF           % OF
                                    COMMON     PREFERRED     STOCK        STOCK      BENEFICIAL    LIBERTYVILLE    WINTRUST
                                    SHARES(1)   SHARES(2)   WARRANTS(3)  OPTIONS     OWNERSHIP      TOTAL(4)      TOTAL(4)(5)
                                 ------------ ----------- -----------  ----------  -------------   ------------   ------------
DIRECTORS
- ---------
Howard D. Adams(6) ** . . . . .     5,300             --          --          --        5,300           2.31%          7.56%
J. Albert Carstens ** . . . . .     3,216          2,402       2,000          --        7,618           3.28%             *
David A. Dykstra ** . . . . . .       777            641         540          --        1,958              *              *
Donald Flannery . . . . . . . .     1,033            802         660          --        2,495           1.08%             *
Scott Lucas . . . . . . . . . .       500             --          --          --          500              *              *
James E. Mahoney. . . . . . . .     1,620             --          --          --        1,620              *              *
Susan Milligan  . . . . . . . .       400             --          --          --          400              *              *
William Newell  . . . . . . . .     1,500             --          --          --        1,500              *              *
Hollis W. Rademacher  . . . . .     2,533            802         660          --        3,995           1.73%             *
John N. Schaper . . . . . . . .       300             --          --          --          300              *              *
Jane R. Stein   . . . . . . . .        --             --          --          --           --              *              *
Jack Stoneman . . . . . . . . .     4,000             --          --          --        4,000           1.74%             *
Edward Werdell ** . . . . . . .     3,086            962         800          --        4,848           2.10%             *
Edward J. Wehmer ** . . . . . .       854          5,088       1,408          --        7,350           3.18%          3.20%
                                  -------         ------      ------        ----      -------          -----           ----
Total Directors . . . . . . . .    25,119         10,697       6,068          --       41,884          18.15%

NON-DIRECTOR EXECUTIVE OFFICERS
- -------------------------------
Brian Mikaelian . . . . . . . .       656            319         260          --        1,235              *              *
Randolph Hibben . . . . . . . .       500             --          --          --          500              *              *
Robert F. Key . . . . . . . . .       900             --          --          --          900              *              *
Lloyd M. Bowden . . . . . . . .     1,000             --          --          --        1,000              *              *
                                  -------         ------      ------        ----      -------          -----           ----
Total Directors and Executive
Officers as a group . . . . . .    28,175         11,016       6,328          --       45,519          19.73%
                                  =======         ======      ======        ====      =======          =====           ====

Total Common Shares and Share
Equivalents . . . . . . . . . .   205,929         24,000      20,760          --      250,689
                                  =======         ======      ======        ====      =======


- -----------------------
 * -- Less than 1%
** -- Denotes executive officer (in addition to director status)

(1) Includes shares held directly and, if applicable, indirectly through such person's spouse, minor children, certain family trusts, IRA's or 401(k) plans.

(2) Pursuant to the Reorganization Agreement, all preferred shares are to be converted to Shares of Common Stock prior to consummation of the Reorganization. Each share of preferred stock converts into one share of Common Stock.

(3) After the Effective Date of the Reorganization, Libertyville Common Stock warrants will continue to represent the right to acquire shares of Libertyville which will then be a mid-tier holding company and a subsidiary of Wintrust.

(4) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(5) Assumes no exercise of outstanding options, rights or warrants other than the anticipated exercise of certain First Premium warrants resulting in 399,612 additional shares of Wintrust Common Stock to be outstanding immediately following the Effective Date of the Reorganization. Includes shares deemed beneficially owned by such persons in any of the other Companies, giving effect to the applicable Exchange Ratios and North Shore Stock Split. Also gives effect to the cancellation of intercompany share ownership as provided in the Reorganization Agreement.

(6) Includes an aggregate of 1,600 shares held in certain family trusts for the benefit of Mr. Adams' children and with respect to which Mr. Adams' wife has voting power; Mr. Adams disclaims beneficial ownership of such shares.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

         On March 31, 1996, Libertyville had 205,929 shares of common stock outstanding. As of such date, the following persons not listed under "Management Ownership of Common Stock" are known by Libertyville to be the owners of or might be deemed to be the beneficial owners of more than 5% of its common stock.

                                                             Number of Shares               Percent of
            Name                      Address               Beneficially Owned               Class(1)
 -------------------------   -------------------------   ------------------------   -------------------------
 Emmett D. McCarthy, as
 trustee for(2):

    Alan W. Adams            570 Crabtree                    15,479(1)                       6.53%(1)
    Family Trust             Lake Forest, IL

    Sarah K. Adams           570 Crabtree                    15,479(1)                       6.53%(1)
    Family Trust             Lake Forest, IL


- ---------------
(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) The Alan W. Adams Family Trust and the Sarah K. Adams Family Trust are each irrevocable trusts for which Emmett McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. Mr. McCarthy is a Director of Crabtree. The 15,479 shares shown for each Trust represent 1,771 shares of Common Stock, 6,492 shares of Preferred Stock which are convertible into Common Stock at a ratio of 1:1, and warrants to acquire 7,216 shares of Common Stock. The beneficial owners of the respective Trusts are Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams, and Mr. McCarthy disclaims beneficial ownership of all shares shown. Mr. Alan W. Adams is currently a vice president of Lake Forest Bank and a Director nominee of Wintrust, and he directly owns an additional 180 shares.

SELECTED FINANCIAL DATA
LIBERTYVILLE BANCORP, INC.



                                                                         Three Months          Period Ended
                                                                       Ended March 31,         December 31,
                                                                             1996                 1995(1)
                                                                     --------------------     --------------
                                                                              (dollars in thousands)
 Interest income . . . . . . . . . . . . . . . . . . . . . . . .      $    645                 $    321
 Interest expense  . . . . . . . . . . . . . . . . . . . . . . .           416                      164
                                                                      --------                 --------
 Net interest income . . . . . . . . . . . . . . . . . . . . . .           229                      157
 Provision for possible loan losses  . . . . . . . . . . . . . .            75                       55
                                                                      --------                 --------
 Net interest income after provision for possible loan losses  .           154                      102
 Noninterest income, excluding security gains (losses) . . . . .            57                       21
 Security gains  . . . . . . . . . . . . . . . . . . . . . . . .             0                        0
 Noninterest expense . . . . . . . . . . . . . . . . . . . . . .           546                    1,081
                                                                      --------                 --------
 Net loss before income taxes  . . . . . . . . . . . . . . . . .          (335)                    (958)
 Income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .            --                       --
                                                                      --------                 --------
 Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   (335)                    (958)
                                                                      ========                 ========

 Net loss per common share . . . . . . . . . . . . . . . . . . .      $  (1.64)                $ (14.19)
 Cash dividends declared per common share  . . . . . . . . . . .      $      0                 $      0

 Total assets at end of period . . . . . . . . . . . . . . . . .      $ 52,542                 $ 37,479
 Total deposits at end of period . . . . . . . . . . . . . . . .        42,575                   26,413
 Secured-term debt at end of period  . . . . . . . . . . . . . .           361                    1,064
 Preference stock at end of period . . . . . . . . . . . . . . .           500                      500

 Return on average total assets  . . . . . . . . . . . . . . . .         (2.91%)                     --(2)
 Return on average common shareholders' equity . . . . . . . . .        (14.10%)                     --(2)


- -----------------
(1) Management has for this period presented selected financial data reflecting reported results from the date of incorporation (September 26, 1994) to December 31, 1995. The Company was in a capital raising and organizational phase and as described elsewhere herein was only operational from October 10, 1995 through December 31, 1995. Accordingly, management believes that separate selected financial data from the date of incorporation (September 26, 1994) to December 31, 1994 and for January 1, 1995 to December 31, 1995 is not meaningful as the period presented herein approximates those revenues and expenses that would have been recognized had 1995 been presented on a stand-alone calendar year basis.

(2) Return on average assets and average equity ratios are not meaningful as a result of the nature of operations as discussed in Note 1 above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         General. Libertyville was organized and approved as a one bank holding company in 1995. Additionally, Libertyville Bank was approved to begin banking operations in October of 1995. As such, the following discussion of the results of operations include the activity of Company during its organizational period and the results as a functioning one-bank holding company during the period of October 10, 1995 through December 31, 1995. Generally, community bank holding companies' results of operations are reliant upon the net interest income to produce an overall profit for the company. However, as Libertyville Bank was only operational for less than three months, the revenues generated through net interest income were not sufficient to offset organizational expenses and the company experienced a loss. This is not unusual for a start-up banking organization and was anticipated by management during its initial planning. The following discussion will focus on describing the components of the net loss incurred for the three months ended March 31, 1996 and the period ended December 31, 1995.

RESULTS OF OPERATIONS

Comparison of Results for the Period Ended March 31, 1996 to the Period Ended December 31, 1995

         The net loss for the three-month period ended March 31, 1996 was $335,000. The following discussion will compare the results for the first quarter of 1996 to the last quarter of 1995 due to the fact that Libertyville Bank was only operational during that period in 1995.

         Net interest income increased to $229,000 for the three months ended March 31, 1996 from approximately $157,000 for the period ended 1995. This increase is a result of a substantial increase in interest earning assets since the inception of operations and the fact that the mix of interest earning assets has gradually shifted more into higher yielding loans from short-term money market investment products. Management anticipates that the net interest income amount will continue to grow in the remaining quarters of 1996 due to the continuation of the growth in earning assets, specifically the loan category.

         The provision for possible loan losses increased to $75,000 for the three months ended March 31, 1996 compared to $55,000 for the period ended December 31, 1995. Libertyville Bank has provided a higher amount to the allowance for possible loan losses during the first quarter of 1996 as compared to the period ended 1995 because of the growth in the loan portfolio. Although the Libertyville Bank has no non-performing loans or loans past due greater than 90 days, management considers it prudent to build a reserve for unanticipated credit problems that may occur with the existing portfolio.

         Other noninterest income totaled $57,000 for the three months ended March 31, 1996 compared to approximately $21,000 for the period ended 1995 that Libertyville Bank was operational. The increase is predominantly related to fees on fixed rate residential mortgage loans which were sold to the secondary market. During 1995, this activity was just underway and customer relationships were being established, whereas in 1996, the service has become an established function at Libertyville Bank and has generated the additional revenues.

         Other noninterest expenses were $546,000 for the three-month period ended March 31, 1996 compared to $1,081,000 for the period ended December 31, 1995. If the organizational period expenses are deducted from the total, the other noninterest expenses related to the three-months in which Libertyville was operation were $607,000. The slight decrease to $546,000 from $607,000 in the comparable operational periods was due primarily to the fact that significant marketing, advertising, and supplies were expended in 1995 to successfully announce the grand opening of the facility. During the first few months of 1996, these expenses were modestly reduced.

Operating Results for the Period Ended December 31, 1995

         General. Libertyville had a net loss of $958,000 for the period ended December 31, 1995. The net loss was primarily a result of $1,081,000 of noninterest expenses such as salaries and employee benefits, occupancy-related expenses, marketing expenses, stationery and supplies and other sundry expenses. These expenses were offset by approximately $157,000 in net interest income and $21,000 in miscellaneous fee income. Libertyville Bank also charged $55,000 against earnings as a provision for possible loan losses which contributed to the loss position. These and other details will be discussed in greater detail in the following sections.

         Interest Income and Interest Expense. The primary source of earnings for Libertyville during the period ended 1995 was net interest income. In fact, net interest income accounted for approximately 88% of the net revenues during the period ended 1995. Net interest income is defined as the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. An analysis of the components and characteristics of interest income and interest expense is presented in the table below, including average balances and average rates/yields for Libertyville Bank's earning assets and interest-bearing liabilities for the period ended December 31, 1995.

                                                                                       1995
                                                                   -------------------------------------------
                                                                      AVERAGE                      AVERAGE
                                                                      BALANCE       INTEREST     YIELD/RATE
                                                                   -------------- ------------ ---------------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS
Interest bearing deposits with banks  . . . . . . . . . . . . . .   $1,695         $  80           4.72%
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . .    2,894           166           5.74%
Taxable debt securities . . . . . . . . . . . . . . . . . . . . .       34             2           5.88%
Equity securities . . . . . . . . . . . . . . . . . . . . . . . .       38             0           0.00%
Loans, net of unearned discount . . . . . . . . . . . . . . . . .      841            73           8.68%
                                                                    ------         -----           ----
Total earning assets  . . . . . . . . . . . . . . . . . . . . . .    5,502           321           5.83%
                                                                    ------         -----           ----

Cash and due from banks-noninterest bearing . . . . . . . . . . .      819
Allowance for possible loan losses  . . . . . . . . . . . . . . .       (3)
Premises and equipment, net . . . . . . . . . . . . . . . . . . .    1,343

Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . .      230
                                                                       ---

  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . .   $7,391
                                                                    ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits-interest bearing
  NOW accounts  . . . . . . . . . . . . . . . . . . . . . . . . .   $   97             3           3.09%
  Savings and money market deposits . . . . . . . . . . . . . . .      713            30           4.21%
  Certificates of deposit . . . . . . . . . . . . . . . . . . . .    1,735           108           6.22%
                                                                    ------         -----           ----
    Total interest-bearing deposits . . . . . . . . . . . . . . .    2,545           141           5.54%
                                                                    ------         -----           ----

Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . .      793            23           2.90%
Term-debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4             0           0.00%
                                                                    ------         -----           ----
Total interest-bearing liabilities  . . . . . . . . . . . . . . .    3,342           164           4.91%
                                                                    ------         -----           ----

Noninterest bearing deposits  . . . . . . . . . . . . . . . . . .      427
Other liabilities . . . . . . . . . . . . . . . . . . . . . . . .       23
Shareholders' equity  . . . . . . . . . . . . . . . . . . . . . .    3,599
                                                                    ------

  Total liabilities and shareholders' equity  . . . . . . . . . .   $7,391
                                                                    ======

Interest income/average earning assets  . . . . . . . . . . . . .                                  5.83%
Interest expense/average interest-bearing liabilities . . . . . .                                  4.91%
                                                                                                   ----
Net interest spread . . . . . . . . . . . . . . . . . . . . . . .                  $ 157           0.92%
                                                                                   =====           ====

Net interest margin(1)  . . . . . . . . . . . . . . . . . . . . .                                  2.85%
                                                                                                   ====

- ----------------
(1) Net interest margin represents net interest income as a percent of the average earning assets for the period.

         Interest Income. As shown in the table above, the primary source of interest income was derived from short-term money market investments such as Federal funds sold and interest bearing deposits with banks. It was management's intention to invest primarily in high credit quality investments which were extremely liquid during the initial months of operations until a stable core deposit base could be established. These types of investments provide a much lower yield than investments in loans and other investment products with extended maturities. As such, the overall yield on the average earning assets for the period ended December 31, 1995 was only 5.83%, providing only a slight net interest spread of 0.92% to interest-bearing liabilities. Management is confident that the overall earning asset yield and its spread to the rates paid on interest-bearing liabilities will increase substantially as the deposit base grows and matures and as those funds are invested more predominantly in higher yielding loan accounts.

         Interest Expense. The information provided in the table above indicates that the vast majority of the interest expense related to certificates of deposits. As discussed in the "Financial Condition" section below, Libertyville Bank offered a variety of special deposit account promotions during its initial months of operations in 1995. The most popular product for Libertyville Bank's initial depositors was the certificate of deposit accounts. Accordingly, the bulk of the interest expense was concentrated in that category. During the initial stages of 1996, Libertyville Bank has experienced significant deposit growth in all deposit categories resulting in a more diverse deposit base.

         The Company also incurred approximately $23,000 in interest expense on debt outstanding which financed the acquisition of Libertyville Bank's two banking facilities. The rate indicated in the table above is less than the rate paid because a certain amount of interest expense was capitalized during the construction of the facilities. Please refer to Footnote 2 of the audited consolidated financial statements for a detailed description of the terms of the debt.

         Provision for Possible Loan Losses. Management recorded a charge against earnings of $55,000 for the provision for possible loan losses. Although the loan portfolio was recently originated and management clearly did not anticipate any losses on the loans just closed, it was deemed prudent to provide for an allowance for possible loan losses. Based upon the $55,000 provision and the $10,189,000 of loans outstanding at December 31, 1995, the allowance for possible loan losses stood at 0.54% of loans outstanding. Management feels is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for thereby affecting future results of operations. Management will continue to provide for possible loan losses in 1996; however, the magnitude of future additions to the allowance for possible loan losses are dependent upon loan growth, the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

         Other Noninterest Income. Noninterest income totaled $21,000 for the period ended 1995. Approximately $14,000 of the noninterest income was attributable to fees on loans sold. Fees on loans sold relate to income received by Libertyville Bank for its services of originating and selling residential real estate loans into the secondary market. The remaining increase in noninterest income of $7,000 is a result of insignificant miscellaneous fees collected in the period ended 1995.

         Noninterest Expense. Noninterest expenses include all expenses other than interest expense and the provision for possible loan losses. The following table provides a detailed analysis of the composition of these expenses for the period ended December 31, 1995 (in thousands):

              Salaries and employee benefits  . . . . . . . . .  $  514
              Occupancy expenses  . . . . . . . . . . . . . . .      46
              Advertising and marketing . . . . . . . . . . . .     127
              Depreciation - furniture and equipment  . . . . .      27
              Stationery and supplies . . . . . . . . . . . . .      95
              Other noninterest expenses  . . . . . . . . . . .     272
                                                                 ------
                 Total noninterest expenses . . . . . . . . . .  $1,081
                                                                 ======

The following discussion will review changes related to individual components of noninterest expenses.

         Salaries and Employee Benefits. Libertyville began to accumulate staff in May of 1995 as the company began the process of organizing a bank holding company and chartering a new bank. A full staffing complement was achieved by October of 1995 when Libertyville Bank received regulatory approval and began to operate. At October 1995 and through December 31, 1995, Libertyville Bank had approximately 20 full-time equivalent employees to perform all the operations, customer service, lending and administration of the main banking location and its drive-up banking facility. Approximately $279,000 of the total salaries and employee benefits expense was incurred during the startup phase with the remaining $235,000 of this expense category incurred subsequent to the opening of Libertyville Bank. Management's philosophy in staffing Libertyville Bank was to attract the best individuals to properly establish Libertyville Bank as a dominant customer service oriented bank in the Libertyville, Illinois market area. As such, the staffing level of 20 full-time equivalent employees and the amount of expense recorded during the start-up phase were deemed appropriate in order to institute a solid customer service oriented bank with a strong level of internal controls. Management also anticipated a reasonably rapid growth rate in its deposit base and determined that the staffing level would be sufficient to support growth during the initial six to twelve months of operations.

         Occupancy Expenses. Occupancy expenses include those expenses which relate directly to the operation of the buildings, improvements and property. The major components of occupancy expense in the period ended 1995 were $18,600 for depreciation of the two buildings and their improvements, $14,800 for utilities expense such as electricity, gas, water, and sewer charges, and $12,900 for property taxes. Additionally, Libertyville Bank incurred other sundry operating expense related to the occupancy of the buildings of approximately $11,900. Offsetting these expenses was approximately $12,700 of rental income collected from tenants of the main bank facility.

         Advertising and Marketing. Marketing and advertising expenditures amounted to approximately $127,000 for the period ended 1995. As a new banking organization, expenditures on marketing products and advertising were essential to communicate the concept of opening a new community oriented bank to the residents of the market area. Libertyville Bank developed many community oriented deposit and loan products to attract its deposit base during its initial months of operation and determined that expenditures for marketing these products was imperative. Management believes the advertising and marketing expenses were instrumental in achieving the rapid growth in the deposit base which has resulted during the time period since the inception of Libertyville Bank and, consequently, appropriately incurred. Management anticipates that appropriate but relatively high levels of marketing expenses will be incurred in 1996 as Libertyville Bank continues to establish its base of customers.

         Depreciation -- Furniture and Equipment. The $27,000 of depreciation expense in this category represents the depreciation on the furniture and equipment purchased to outfit Libertyville Bank. The depreciation expense began in October of 1995, the time when the items were placed in service. This expense category should continue to charge earnings at the same relative monthly pace because Libertyville Bank was fully furnished upon its opening.

         Stationery and Supplies. Stationery and supplies expense totaled approximately $95,000 for the period ended 1995. As Libertyville Bank was a new bank in 1995, it had to purchase an entire inventory of stationery and other administrative supplies. Many of these supplies were used in the initial months for mailings to customers, office supplies to equip employees' desks, deposit and withdrawal tickets for use in the lobbies, and many other uses.
The amount expended on supplies in future periods should not approach the historical level of spending due to the one time expense associated with some of these initial supply demands.

         Other Noninterest Expenses. This category of expenses represents insurance expense, data processing expense, postage expense, amortization of organizational costs, audits and examinations expense, and other sundry expenses. Of the $272,000 recorded in this expense category, approximately $119,000 was incurred during the start-up phase of the organization, the remaining amounts were incurred subsequent to the opening of Libertyville Bank. Of the amounts incurred while Libertyville Bank was operational, approximately $23,000 related to legal, accounting and other professional fees, $16,000 related to data processing expenses, $10,000 for insurance, and $13,000 for postage expense. The remaining expense amounts were disbursed among many different categories and were not individually significant. Controlling overhead expenses is a basic philosophy of management and is continually evaluated to determine whether additional expense savings are possible without impairing the goal of providing superior customer service.

         Income Taxes. Libertyville had no Federal or state income tax expense for the period ended 1995. Management has established a valuation allowance against its net deferred tax assets with the result being that no Federal or state income tax expense or benefit was realized in the financial statements. Management anticipates that income tax expense or benefit will begin to be recorded when Libertyville's earnings history and projected future earnings are sufficient to make a judgment that the realization of the net deferred tax asset is more likely than not.

FINANCIAL CONDITION

         The dynamics of a community bank's balance sheet is generally dependent upon the ability of management to attract additional deposit accounts to fund the growth of the institution. This is the current situation at Libertyville Bank as it is a new institution which is still diligently attempting to establish itself as the bank of choice in a significant amount of households and businesses in the communities it serves. Accordingly, the discussion of the financial condition of Libertyville Bank will focus first on the sources of funds received through the liability side of the balance sheet which is predominantly deposit growth. After it is understood how Libertyville Bank was funded during the periods under discussion, the latter section of this "Financial Condition" discussion will focus on the asset categories where Libertyville invested the funds.

         Deposits. Total deposits balances were $26,413,000 at December 31, 1995 and $42,575,000 at March 31, 1996. The deposit growth was a result of effective marketing of Libertyville Bank's community oriented deposit products, management and director interaction with the community, and the dedication of the experienced staff assembled to service a new customer base.

                                                MARCH 31, 1996                     DECEMBER 31, 1995
                                       ---------------------------------   ----------------------------------
                                                           PERCENT OF                           PERCENT OF
                                         BALANCE AT      TOTAL DEPOSITS      BALANCE AT       TOTAL DEPOSITS
                                       ---------------   ---------------   ---------------   ----------------
                                                              (DOLLARS IN THOUSANDS)
 Demand  . . . . . . . . . . . . .     $ 7,282            17.1%                $ 3,728            14.1%
 Savings . . . . . . . . . . . . .       6,906            16.2%                  4,063            15.4%
 NOW . . . . . . . . . . . . . . .       1,441             3.4%                    768             2.9%
 Money market  . . . . . . . . . .       3,046             7.2%                  2,572             9.7%
 Certificates of Deposit . . . . .      23,900            56.1%                 15,282            57.9%
                                       -------           -----                 -------           -----
 Total Deposits  . . . . . . . . .     $42,575           100.0%                $26,413           100.0%
                                       =======           =====                 =======           =====


         Deposit growth occurred in all major deposit categories as shown in the table above; however, certificates of deposit comprised the majority of the total deposits. Libertyville Bank offered a variety of special deposit account promotions during its initial months of operations in 1995. Customers who opened a combination of accounts (generally a combination of an interest-bearing account and a noninterest bearing account) were afforded special privileges as "founding" depositors of Libertyville Bank. These privileges included such rights to receive free safe deposit boxes, favorable loan deposit rates as compared to the stated market rates, and other selected perquisites. The most popular product for Libertyville Bank's initial depositors was the certificate of deposit accounts. Libertyville Bank continues to aggressively promote its products to the community and attempts to meld its competitive products with superior customer service. The result should be a continuing growth in all deposit categories throughout 1996.

         Reference is made to the average balance/rate table for data regarding average daily deposits and rates paid thereon for the period ended December 31, 1995. Libertyville Bank has no foreign deposits.

         The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, as of December 31, 1995 are shown below (in thousands):

                 Three months or less  . . . . . . . . . . . . . . .    $  720
                 Over three through six months . . . . . . . . . . .         0
                 Over six through twelve months  . . . . . . . . . .     1,942
                 Over twelve months  . . . . . . . . . . . . . . . .     1,448
                                                                        ------
                          Total  . . . . . . . . . . . . . . . . . .    $4,110
                                                                        ======

         Accrued Interest Payable and Other Liabilities. Accrued interest payable and other liabilities as of December 31, 1995 were $110,000. The balance is comprised of $46,000 for accrued interest payable on deposit accounts and $64,000 related to all other miscellaneous other liabilities, none of which are individually material.

         Notes Payable. Libertyville borrowed $1,770,000 to fund the purchase of real estate and to cover initial start-up expenses. This debt was paid down to $1,064,000 by December 31, 1995, primarily with the proceeds received through the issuance of common shares in a private placement offering. On January 5, 1996, this debt was further reduced by $703,000. The remaining outstanding note balance bears interest at 9% per annum, amortizes monthly and matures on July 1, 1999.

         Total Assets and Earning Assets. Total assets and earning assets were $37,479,000 and $31,979,000, respectively, at December 31, 1995. The level of earning assets as a percentage of total assets was approximately 85% of total assets. Management expects that the ratio of earning assets as a percentage of total assets will increase during 1996 to a level approaching 88% to 89%. It is desirable to have a higher level of assets invested in earning assets; however, due to the disproportionate amount of building and premises needed to establish the banking locations, the ratio was lower than Libertyville Bank's peer group during the initial months of operation. These components of earning assets will be discussed further in the sections below.

         Loans. The following table shows the categories of loans at March 31, 1996 and December 31, 1995 (in thousands):

                                              MARCH 31,        DECEMBER 31,
                                                1996              1995
                                             ----------      --------------
      Residential real estate . . . . . .     $ 1,195           $   179
      Commercial  . . . . . . . . . . . .      12,101             6,526
      Home equity . . . . . . . . . . . .       2,696               751
      Consumer  . . . . . . . . . . . . .       6,319             2,733
                                              -------           -------
         Total gross loans                     22,311            10,189
      Less unearned discount  . . . . . .          --                --
                                              -------           -------
         Net loans  . . . . . . . . . . .     $22,311           $10,189
                                              =======           =======

         Total loans amounted to $10,189,000 at December 31, 1995. As can be seen from the table above, significant growth occurred primarily in the Commercial and Consumer loan categories. It should be noted that management was cautious in making loans during the initial months of operations until a stable core deposit base could be established; however, loan product development and customer relationships evolved during 1995 and into 1996 which should result in healthy loan growth during Libertyville Bank's first full year of operation. The following paragraphs will highlight the growth by loan type.

         The Commercial loan category includes $2,763,000 of commercial loans to small-to-medium size businesses that are primarily secured by general business assets and personal guarantees. These loans have been made to established companies where the lending officers have had previous relationship history. This category also includes approximately $1,473,000 of loans secured by income producing real estate property and approximately $2,290,000 of investment grade commercial paper. Therefore, this category of commercial loans is well diversified. The continued growth in this category subsequent to year-end 1995 is a result of business development activities of Libertyville Bank's senior officers and the movement of certain commercial loan accounts to Libertyville Bank based upon prior relationships with Libertyville Bank's lending officers.

         Consumer loans outstanding at December 31, 1995 were $2,733,000. Approximately $2,110,000 of this balance is related to the purchase of fixed rate indirect automobile loans. These indirect automobile loans are purchased from Hinsdale Bank and Trust Company, an affiliated bank, and are loans secured by new and used automobiles. These credits generally have an original maturity of 36 to 60 months; however, the average actual maturity is estimated to be approximately 37 months. The risk associated with this portfolio is diversified amongst many individual borrowers.

         Residential real estate and home equity loans did not comprise a significant portion of the loan portfolio as of December 31, 1995.

         Libertyville has no loans to businesses or governments of foreign countries.

         Money Market Investments and Investment Securities. Libertyville Bank's objective in managing its securities portfolio is to balance Libertyville Bank's liquidity risk, interest rate risk and credit quality such that the earnings of Libertyville Bank are maximized. As noted in the "Interest Income" section above, the predominant portion of the funds received from new deposit accounts was invested in the short-term money market investment categories during 1995. The following table identifies of the financial statement categories in which Libertyville Bank invested its short-term funds as of March 31, 1996 and December 31, 1995 (in thousands):

                                                              MARCH 31,        DECEMBER 31,
                                                                1996              1995
                                                           --------------   ----------------
              Federal funds sold  . . . . . . . . . . .         $11,285           $14,690
              Interest bearing deposits with banks  . .           9,000             6,500
              Investment securities . . . . . . . . . .           4,588               600
                                                                -------           -------
              Total money market investments and
                 investment securities . . . . .  . . .         $24,873           $21,790
                                                                =======           =======


         Federal Funds Sold and Interest Bearing Deposits with Banks. Federal funds sold and interest bearing deposits with banks are very short-term investments with high quality banks. The balances in these accounts fluctuate based upon deposit inflows and loan demand. These accounts are extremely liquid and provide management with the ability to meet liquidity needs for supplying loan demand or for other reasons.

         Investment Securities. The carrying value of securities held by Libertyville at December 31, 1995 (in thousands):

            Available-for-Sale
               Federal Reserve Bank stock   . . . . . . .     $150
               Equity securities  . . . . . . . . . . . .      450
                                                              ----
                  Total available-for-sale  . . . . . . .     $600
                                                              ====

         Libertyville Bank is a member of the Federal Reserve Bank and is required, as a condition of membership, to own stock based upon the level of capital and surplus of Libertyville Bank. Accordingly, Libertyville Bank invested $150,000 in the Federal Reserve Bank. The $450,000 investment in equity securities represents an investment made by the holding company in North Shore Community Bancorp, Inc., an affiliated bank holding company.

         All of the securities owned by Libertyville were held as available-for-sale.

         Maturities of securities as of December 31, 1995 are as follows (in thousands):

                                           WITHIN       FROM 1      FROM 5 TO      AFTER        EQUITY
                                           1 YEAR     TO 5 YEARS    10 YEARS     10 YEARS     SECURITIES      TOTAL
                                        ------------ ------------ ------------ ------------  ------------  ------------
Federal Reserve Bank stock . . . .      $   --         $   --       $    --     $    --          $150          $150
Equity securities  . . . . . . . .          --             --            --          --           450           450
                                        ------         ------       -------     -------          ----          ----
    Total  . . . . . . . . . . . .      $   --         $   --       $    --     $    --          $600          $600
                                        ======         ======       =======     =======          ====          ====


The weighted average yield for each range of maturities of securities is shown below as of December 31, 1995:

                                      WITHIN       FROM 1      FROM 5 TO      AFTER         FEDERAL
                                      1 YEAR     TO 5 YEARS    10 YEARS     10 YEARS      RESERVE BANK    TOTAL
                                    ----------   ----------   ----------   -----------   --------------   ------
 Federal Reserve Bank stock           N/A          N/A          N/A           N/A          6.00%          6.00%
 Equity securities . . . . . . . .    N/A          N/A          N/A           N/A           N/A            N/A


         Yields on equity securities are not considered meaningful for purposes of this analysis.

         Libertyville did not own any federally tax-advantaged securities during the periods presented.

         There were no securities of any single issuer which had book value in excess of 10% of shareholders' equity at December 31, 1995.

         Shareholders' Equity. Libertyville was incorporated on September 26, 1994 and initially capitalized through the issuance of 1,000 no par common shares at $1 each; 10,000 no par preferred convertible shares at $50 each; and 5,000 no par common stock series A warrants at $5 each. Each series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

         Subsequent to the initial capitalization, Libertyville raised an additional $10,030,000 through the private placement issuance of 200,689 no par common shares. During the initial period of operations, Libertyville allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.

         Subsequent to the private placement of the 200,689 shares of common shares, the shareholders approved the Libertyville Bancorp, Inc. 1995 Recapitalization Plan ("Plan") which provided for the exchange of the 10,000 existing shares of preferred convertible stock for new preferred shares and common stock warrants. Under the Plan, the existing preferred shareholders received 2.4 shares of new Series B Preferred stock and two Series B Common Stock Warrants for each share of existing preferred shares held. As such, subsequent to the Plan, 24,000 Series B Preferred Shares and 20,000 Series B Common Stock Warrants are outstanding.

         The Series B Common Stock Warrants have a ten year life. Each warrant entitles the holder to purchase one share of the Common Stock at a purchase price of $40 per share.

         The Series B Preferred Stock is non-voting and will not pay dividends for a period of at least ten years from issuance and thereafter, dividends, if any, will not be cumulative. Each share of Series B Preferred Stock is convertible into one share of Common Stock.

         The following table presents certain ratios relating to Libertyville's equity at March 31, 1996 and December 31, 1995 for Libertyville:

                                                        MARCH 31,        DECEMBER 31,
                                                          1996              1995
                                                     --------------  -----------------
        Ending tier 1 risk-based capital ratio. . .      28.6%           52.6%
        Ending total risk-based capital ratio . . .      29.0%           52.9%
        Ending leverage ratio . . . . . . . . . . .      17.7%           25.3%
        Dividend payout ratio . . . . . . . . . . .       0.0%            0.0%


         The leverage ratios, tier 1 risk-based capital ratios and total capital ratios all exceed the "well capitalized" levels established by regulatory agencies of 5%, 6% and 10%, respectively. The capital ratios declined between December 31, 1995 and March 31, 1996 due to the substantial asset growth during the period. As a de novo banking institution, Libertyville's subsidiary bank is required to maintain a leverage ratio in excess of 9% during its first three years of operation. In order to fulfill its obligation under the 9% limit, Libertyville raised sufficient capital at the holding company level to support the anticipated asset growth of Libertyville Bank during its initial 12 to 24 months of operations. After that period, if asset growth required additional capital at Libertyville Bank level, Libertyville would consider capitalizing Libertyville Bank with additional funding from the holding company which would be raised in the form of debt or additional capital offerings.

         Management is not aware of any known trends, events, regulatory recommendations or uncertainties that will have any adverse effect on Libertyville's capital resources or operations.

ASSET-LIABILITY MANAGEMENT

         As a continuing part of its financial strategy, Libertyville attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset-liability management policies are established and monitored by management in conjunction with the Board of Directors. The policy establishes guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

         The following table illustrates Libertyville's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of March 31, 1996. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive and will generally benefit from rising rates.

                                              0-90        91-365          1-5         OVER 5
                                              DAYS         DAYS          YEARS        YEARS         TOTAL
                                          -----------   ----------    ----------   ----------   ------------
                                                               (DOLLARS IN THOUSANDS)
 Total assets  . . . . . . . . . . .         $32,705     $ 3,279        $ 7,306       $ 9,252     $52,542
 Total liabilities and equity  . . .          15,744      12,141          7,176        17,481      52,542
                                             -------     -------        -------       -------
 Interest sensitivity gap  . . . . .         $16,961     $(8,862)       $   130       $(8,229)
                                             =======     =======        =======       =======

 Cumulative interest sensitivity gap         $16,961     $ 8,099        $ 8,229
 Ratio of cumulative rate sensitivity
    gap to rate sensitive assets . .           32.67%      15.85%         16.11%
 Cumulative ratio of rate-sensitive
    assets to rate-sensitive
    liabilities  . . . . . . . . . .          207.73%     129.04%        123.47%       100.00%

         To protect the net interest margin from the volatility of the business cycle, particular attention is given to managing the interest rate spread between the yield on earning assets and the cost of funds. Management has determined that this can best be achieved by maintaining a balance sheet with an asset sensitive posture. The table shown above depicts an interest rate sensitivity position consistent with management's philosophy.

LIQUIDITY

         At The Bank Level. Liquidity management involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies formulated and monitored by Libertyville Bank's Asset/Liability Committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

         "Liquid assets" refers to money market assets such as Federal funds sold and interest bearing deposits with banks, as well as available-for-sale debt securities and held-to-maturity securities with a remaining maturity less than one year. Net liquid assets would represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At December 31, 1995, net liquid assets totaled approximately $xx million. Thus, Libertyville Bank has substantial short-term balance sheet liquidity.

         Long-term liquidity needs are provided by a large core deposit base, which is the most stable source of liquidity a community bank can have due to the long-term relationships established with the depositors and the security of deposit insurance provided by the Federal Deposit Insurance Corporation. At December 31, 1995, 64% of total assets were funded by core deposits with balances less than $100,000 while the remaining assets were funded by other funding sources such as core deposits with balances in excess of $100,000, public funds, purchased funds, and the capital of Libertyville Bank.

         Libertyville Bank may in the future accept deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. At December 31, 1995, Libertyville Bank had none of these public deposits; however, if received in the future, these deposits will not be considered core deposits and the assets that are pledged as collateral for these deposits will not deemed to be liquid assets.

         At the Holding Company Level. Libertyville's principal funds are dividends from Libertyville Bank subsidiary, and if necessary, borrowings or additional equity offerings. Banking laws place restrictions upon the amount of dividends which can be paid to Libertyville by Libertyville Bank. Based on these laws, Libertyville Bank is not permitted to pay dividends until such time as any previous operating losses have been recovered through earnings. As such, no cash dividends were paid to Libertyville by the subsidiaries during the periods ended December 31, 1995.

         Also, Libertyville Bank is required to maintain a 9% capital to asset ratio for three years as a de novo Bank, and is not allowed to pay dividends during this de novo time period without prior approval of the banking regulators. This three year period ends as of October, 1998.

         Subsequent to the three year de novo period, Libertyville Bank could, subject to minimum capital requirements, declare dividends to Libertyville without obtaining regulatory approval in an amount not exceeding (1) undivided profits, and (2) the amount of net income reduced by dividends paid for the current and prior two years.

         At January 1, 1996, Libertyville Bank was not allowed to pay dividends based upon the above mentioned restrictions.

         Nonaccrual Past Due and Restructured Loans. Libertyville had no nonaccrual loans or loans past due 90 days or more at March 31, 1996 or December 31, 1995.

         Potential Problem Loans. Management has not identified any loans in the portfolio through its problem loan identification system which exhibit a higher than normal credit risk. The lack of problem loans is expected by management because all loans have been outstanding less than three months (the time period Libertyville Bank has been open).

         Management continually reviews the total loan portfolio to identify loans where there may be a concern that the borrower will not be able to continue to satisfy present loan repayment terms. Factors that management analyzes to determine whether a loan could be a problem loan include current economic conditions, loans such as those past maturity more than 45 days, borrowers that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the loan officer feels might jeopardize the future timely collection of principal and interest payments. Loans in this category generally include loans that were classified for regulatory purposes. At December 31, 1995, there were no significant loans which were classified by any bank regulatory agency. At December 31, 1995, Libertyville Bank was not a lender for any highly-leveraged transactions.

         Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995, Libertyville Bank had no concentrations of loans exceeding 10% of total loans.

         Other Real Estate Owned. In addition to the risk elements identified above, Other Real Estate Owned would provide insight into the historical quality of the loan portfolio. Libertyville Bank has had no Other Real Estate Owned during any of the reporting periods.

         Summary of Loan Loss Experience. The following table summarizes loan balances at the end of each period, changes in the allowance for possible loan losses arising from additions to the allowance which have been charged to earnings, and loans charged-off and recoveries on loans previously charged-off by loan category.

                                                    THREE MONTHS ENDED        PERIOD ENDED
                                                        MARCH 31,             DECEMBER 31,
                                                          1996                   1995
                                                 -----------------------   ------------------
       Balance at beginning of period  . . . . .  $    55,000                    $     --
       Total loans charged-off . . . . . . . . .           --                          --
       Total recoveries on loans
         previously charged-off  . . . . . . . .           --                          --
       Add:  Provision for possible loan
         losses  . . . . . . . . . . . . . . . .       75,000                      55,000
                                                  -----------                    --------
       Balance at end of period  . . . . . . . .  $   130,000                    $ 55,000
                                                  ===========                    ========

       Average loans outstanding . . . . . . . .  $15,536,000                    $841,000
                                                  ===========                    ========


         Libertyville has not allocated the allowance for possible loan losses by specific category due to the start-up nature of Libertyville Bank. Libertyville will allocate the allowance for possible loan losses to specific loan categories when the portfolio characteristics begin to develop so that meaningful allocations can be determined. However, management believes that the loan portfolio is well diversified and well secured, without undue concentration in any specific risk area. Control of the loan quality is continually monitored by management and is reviewed by the Board of Directors and its Credit Committee on a monthly basis. Independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors. The amount of additions to the allowance for possible loan losses which are charged to earnings through the provision for possible loan losses are determined based on a variety of factors, including actual charge-offs during the year, historical loss experience, delinquent loans, and an evaluation of current and prospective economic conditions in the market area. Management believes the allowance for possible loan losses is adequate to cover any potential losses.

                   MATTERS OF GENERAL APPLICABILITY TO BANKS

COMPETITION

         North Shore, Lake Forest, Hinsdale and Libertyville (collectively, the "Holding Companies") compete in the commercial banking industry through their subsidiaries, North Shore Bank, Lake Forest Bank, Hinsdale Bank and Libertyville Bank (collectively, the "Banks"). The commercial banking industry is highly competitive, and the Banks face strong direct competition for deposits, loans, and other financial-related services. The Banks compete directly in Cook, DuPage and Lake counties with other commercial banks, thrifts, credit unions, stockbrokers, and the finance divisions of automobile companies. Some of these competitors are local, while others are statewide or nationwide. The Banks have developed a community banking and marketing strategy. In keeping with this strategy, the Banks provide highly personalized and responsive service unique to locally-owned and managed institutions. As such, the Banks compete for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services, and for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers and the variety of their loan products. Some of the financial institutions and financial services organizations with which the Banks compete are not subject to the same degree of regulation as that imposed on bank holding companies and Illinois banking corporations. In addition, the larger banking organizations have significantly greater resources than those that will be available to the Banks. As a result, such competitors have advantages over the Banks in providing certain non-deposit services. Currently, major competitors in certain of the Banks' markets include banking subsidiaries of Harris Bankcorp, Inc., Northern Trust Corporation, and First Chicago/NBD Corp. For a description of the competition relating to Crabtree Capital Corporation, see "Competition" under "CRABTREE CAPITAL CORPORATION."

LITIGATION

         The Holding Companies and their subsidiaries from time to time are subject to pending and threatened legal action and proceedings arising in the normal course of business. Since the Banks act as depositories of funds, they are named as defendants in various lawsuits (such as garnishments proceedings) involving claims to the ownership of funds in particular accounts. All such litigation is incidental to each Bank's business. After reviewing these actions and all other pending or threatened actions and proceedings with counsel, based upon information currently available to management, management of each of the Companies has informed Wintrust that it considers the outcome of such actions or proceedings will not have a material adverse effect on the operations or financial condition of such Company or its subsidiary(ies).

SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including the Holding Companies and the Banks.

BANK HOLDING COMPANY REGULATION

         The Holding Companies are registered as "bank holding companies" with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and, accordingly, are subject to supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the regulations issued thereunder (collectively, the "BHC Act"). The Holding Companies are required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board examines the Holding Companies and may examine the Banks.





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         The BHC Act requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating the premium finance business conducted by Crabtree. Under the BHC Act and Federal Reserve Board regulations, the Holding Companies and the Banks are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services.

         Any person, including associates and affiliates of and groups acting in concert with such person, who purchases or subscribes for 5% or more of the Holding Companies' Common Stock may be required to obtain prior approval of the Illinois Commissioner and the Federal Reserve Board. Under the Illinois Banking Act, any person who thereafter acquires stock of the Holding Companies such that its interest exceeds 10% of the Holding Companies, may be required to obtain the prior approval of the Illinois Commissioner and under the Change in Bank Control Act, after the Holding Companies and the Banks commence operations, a person may be required to obtain the prior regulatory approval of the FDIC and the Federal Reserve Board before acquiring the power to directly or indirectly direct the management, operations or policies of the Holding Companies or the Banks or before acquiring control of 25% or more of any class of the Holding Companies' or Banks' outstanding voting stock. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in the Holding Companies or the Banks may have to obtain approval of the Federal Reserve Board to become a bank holding company and thereafter be subject to regulation as such.

         It is the policy of the Federal Reserve Board that the Holding Companies are expected to act as a source of financial strength to the Banks and to commit resources to support the Banks. The Federal Reserve Board takes the position that in implementing this policy, it may require the Holding Companies to provide such support when the Holding Companies otherwise would not consider themselves able to do so.

         The Federal Reserve Board has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards revised the definition of capital and established minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. The Federal Reserve Board's risk-based guidelines apply on a consolidated basis for bank holding companies with consolidated assets of $150 million or more and on a "bank-only" basis for bank holding companies with consolidated assets of less than $150 million, subject to certain terms and conditions. Under the Federal Reserve Board's risk-based guidelines, capital is classified into two categories. For bank holding companies, Tier I or "core" capital consists of common shareholders' equity, perpetual preferred stock (subject to certain limitations) and minority interests in the common equity accounts of consolidated subsidiaries, and is reduced by goodwill, certain other intangible assets and certain investments in other corporations ("Tier I Capital"). Tier 2 capital consists of the allowance for loan and lease losses (subject to certain conditions and limitations), perpetual preferred stock, "hybrid capital instruments," perpetual debt and mandatory convertible debt securities, and term subordinated debt and intermediate-term preferred stock.

         Under the Federal Reserve Board's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I Capital. The Federal Reserve Board also requires a minimum leverage ratio of Tier I Capital to total assets of 3%, except that bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of 1% to 2% above such minimum. The 3% Tier I Capital to total assets ratio constitutes the minimum leverage standard for bank holding companies, and will be used in conjunction with the





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risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve Board continues to consider the Tier I leverage ratio in evaluating proposals for expansion or new activities.

         In its capital adequacy guidelines, the Federal Reserve Board emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

         As of March 31, 1996, on a pro forma combined basis, the Holding Companies had regulatory capital in excess of the Federal Reserve's minimum requirements. On a pro forma combined basis, Wintrust would have had a total risk-based capital ratio of 11.3% and a leverage ratio of 8.0% as of March 31, 1996.

         In August, 1995, the Federal Reserve Board, the FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under the final rule, the Federal Reserve Board and the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. The Federal Reserve Board, the FDIC and other federal banking agencies also published a joint policy statement for public comment that describes the process the banking agencies will use to measure and assess the exposure of a bank's net economic value to change in interest rates. Under the policy, the federal regulators will consider results of supervisory and internal interest rate risk models as one factor in evaluating capital adequacy. At a future date the Federal Reserve Board, the FDIC and other federal regulators intend to incorporate explicit minimum requirements for interest rate risk in their respective risk-based capital standards through the use of the model developed from the policy statement and proposed rules.

BANK REGULATION

         Under Illinois law, the Banks are subject to supervision and examination by the Illinois Commissioner. As affiliates of the Banks, the Holding Companies are also subject to examination by the Illinois Commissioner.

         The deposits of the Banks are insured by the Bank Insurance Fund under the provisions of the Federal Deposit Insurance Act (the "FDIA") and the Banks are, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority (the FDIC in the case of the Banks) approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIC also supervises compliance with the provisions of federal law and regulations which place restrictions on loans by FDIC-insured banks to their directors, executive officers and other controlling persons.

         Furthermore, banks are affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

         All banks located in Illinois have traditionally been restricted as to the number and geographic location of branches which they may establish. The Illinois Banking Act was amended in June, 1993, however, to eliminate such branching restrictions. Accordingly, banks located in Illinois are now permitted to establish branches anywhere in Illinois without regard to the location of other banks' main offices or the number of branches previously maintained by the bank establishing the branch.





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FINANCIAL INSTITUTION REGULATION GENERALLY

         Transactions with Affiliates. Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.

         Dividend Limitations. Federal and state statutes and regulations impose restrictions on the payment of dividends by the Holding Companies and the Banks.

         Federal Reserve Board policy provides that a bank holding company should not pay dividends unless (i) the bank holding company's net income over the prior year is sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries.

         In addition, Illinois law places certain limitations on the ability of the Holding Companies to pay dividends. For example, the Holding Companies may not pay dividends to its shareholders if, after giving effect to the dividend, the Holding Companies would not be able to pay their debts as they become due. Since a major source of the Holding Companies' revenue is dividends the Holding Companies receive and expect to receive from the Banks, the Holding Companies' ability to pay dividends is likely to be dependent on the amount of dividends paid by the Banks. No assurance can be given that the Banks will, in any circumstances, pay dividends on their stock. As Illinois state-chartered banks, none of the Banks may pay dividends in an amount greater than its current net profits after deducting losses and bad debts out of undivided profits provided that its surplus equals or exceeds its capital. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more unless such debts are well-secured and in the process of collection.

         Financial Management Requirements. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law. Among other things, FDICIA requires federal banking regulators to adopt safety and soundness standards for depository institutions and their holding companies on matters such as internal controls, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation and other benefits, as well as standards specifying maximum classified assets to capital ratios, minimum earnings sufficient to absorb losses without impairing capital, and to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and holding companies. FDICIA also requires depository institutions to be examined annually by the banking regulators, and those depository institutions having $500 million or more in total assets are required to have an annual independent audit of financial statements performed by independent public accountants, to establish an independent audit committee comprised solely of outside directors, and to file annual management reports with banking regulators which include an assessment of the effectiveness of the institution's internal control structure and procedures and compliance with laws and regulations relating to safety and soundness.

         A range of other provisions in FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal shareholders; and increased reporting requirements on agricultural loans and loans to small businesses.





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         Prompt Corrective Action.  FDICIA requires the federal banking regulators, including the Federal Reserve Board and the FDIC, to take prompt corrective action with respect to depository institutions that fall below certain capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as the Company). Only well-capitalized institutions and adequately capitalized institutions receiving a waiver from the FDIC are permitted to accept brokered deposits, and only those institutions eligible to accept brokered deposits may provide pass-through deposit insurance for participants in employee benefit plans. In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for under-capitalized institutions.

         As of the date of this Joint Proxy Statement/Prospectus, not all the regulations necessary to implement FDICIA have been adopted by the applicable federal regulators. The precise terms and timing of the final regulations cannot be predicted by the Holding Companies and the Banks; therefore, the Holding Companies and the Banks are unable to determine the effect such regulations will have on their respective financial conditions and operations.

         Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, each of the Banks is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC recently amended the risk-based assessment system and on December 11, 1995, adopted a new assessment rate schedule for BIF insured deposits. The new assessment rate schedule, effective with respect to the semiannual premium assessment beginning January 1, 1996, provides for an assessment range of zero to .27% (subject to a $2,000 minimum) of deposits depending on capital and supervisory factors. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy," "supervisory concern" or "substantial supervisory concern." Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

         During the first six months of 1996, the Banks were assessed at an average rate of the statutory minimum of $2,000. Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of each of the Banks does not know any practice, condition or violation that might lead to termination of deposit insurance.

         Legislative proposals to combine the Savings Association Insurance Fund and the Bank Insurance Fund pending in Congress as of the date of this Joint Proxy Statement/Prospectus, however, could further alter the FDIC's proposed insurance assessment schedule. The effect of such legislative proposals cannot be accurately predicted at this time.

         Federal Reserve System. The Banks are subject to Federal Reserve Board regulations requiring depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require 3% reserves on the first $51.9 million of transaction accounts and $1.6 million plus 10% on the remainder. The first $4.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Banks are in compliance with the foregoing requirements.





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         Community Reinvestment.  Under the Community Reinvestment Act ("CRA"),
a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. Each of the Banks received "satisfactory" ratings from the FDIC on their most recent CRA performance evaluations.

         Brokered Deposits. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. [None of the Banks currently intends to seek brokered deposits, although they are eligible under the statutory standard to do so.]

         Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.

         Interstate Banking and Branching Legislation. On September 29, 1994, the Riegle-Neal Interstate Banking and Efficiency Act of 1994 (the "Interstate Banking Act") was enacted. Under the Interstate Banking Act, adequately capitalized and adequately managed bank holding companies will be allowed to acquire banks across state lines subject to certain limitations. In addition, under the Interstate Banking Act, beginning on June 1, 1997, banks will be permitted to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, Libertyville Bank could establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

         Under the Interstate Banking Act, states may adopt legislation permitting interstate mergers before June 1, 1997. Alternatively, states may adopt legislation before June 1, 1997, subject to certain conditions, opting out of interstate branching. Illinois adopted legislation, effective September 29, 1995, permitting interstate mergers beginning on June 1, 1997. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry.

MONETARY POLICY AND ECONOMIC CONDITIONS

         The earnings of banks and bank holding companies are affected by general economic conditions and also by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

         The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. The Holding Companies cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.





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                          CRABTREE CAPITAL CORPORATION

BUSINESS

         General. Crabtree Capital Corporation is a financial services holding company engaged primarily in the business of financing the payment of insurance premiums through its majority-owned subsidiary, First Premium. Crabtree has no other operating subsidiaries but does have some residual business from former subsidiaries which have either been liquidated or sold. This non-operating business involves primarily the run-off of a small amount of lease receivables and the settlement of certain litigation and contingency issues incurred by a former insurance holding company's subsidiary.

         Crabtree was organized on September 10, 1979 and adopted its present name on August 12, 1985. Crabtree was inactive until late 1985 when it purchased a property and casualty insurance company, Addison Farmers' Insurance Company. Crabtree subsequently purchased a controlling interest in a credit life insurance holding company, Credit Life, and organized four new companies, Spring Financial Services, Inc., a commercial finance company; Prospect Leasing Company, a leasing company ("Prospect"); and two insurance premium finance companies, First Premium and Crabtree Premium Finance Company.

         Crabtree subsequently sold Addison Farmers' Insurance Company in 1990, Spring Financial Services, Inc. in 1991, and Crabtree Premium Finance Company in 1992. In 1992, Prospect sold approximately 90% of its leasing portfolio. Most of Prospect's income since 1992 has come from run-off of its retained lease portfolio. In 1995, Crabtree effectively bought out the remaining minority shareholders in Credit Life by having Credit Life repurchase all of its common stock held by the minority shareholders. During 1996, Prospect will merge with and into Crabtree, and Credit Life will merge with and into First Premium.

         Credit Life has no current operations, but has certain unresolved outstanding litigation and contingency issues from prior years. All of these issues are immaterial with the exception of a lawsuit which Credit Life has against a former agent. The suit is intended to enable Credit Life to recover losses incurred by a subsidiary relative to an unauthorized transaction by the agent which resulted in a loss of approximately $4 million by the subsidiary.

         Credit Life also has tax net operating loss carryforwards of approximately $10.1 million as of December 31, 1995. As the result of Crabtree becoming a 100% owner of Credit Life, and Credit Life merging with First Premium in 1996, certain of these tax loss carryforwards may be utilized by First Premium in future years.

         First Premium is a financial services company engaged in the business of financing the payment of insurance premiums. The company offers financing of approximately 80% of an insurance premium to individuals and commercial purchasers of property and casualty and liability insurance who wish to pay their insurance premiums on an installment basis. Whereas many insurance carriers require advance payment of a full year's premium, the company allows the insured to spread the cost of the insurance policy over time.

         First Premium finances insurance premiums without assuming the risk of loss borne by insurance carriers. When the insured buys an insurance policy from an independent insurance agent or broker who offers financing through the company, the insured generally pays a down payment of approximately 15% to 25% of the total premium and signs a premium finance agreement for the balance due. Under the terms of the company's standard form of financing contract, the company is given the power to cancel the insurance policy if there is a default in the payment on the finance contract and to collect the unearned portion of the premium from the insurance carrier, which secures payment of the balance due under the financing contract. The down payment is set at a level designed such that, in the event of cancellation of a policy, the return premium from the insurance carrier is sufficient to cover the loan balance plus interest and other charges due to the company. The company derives profit to the extent that interest earned and fees charged generate income exceeding the interest expense for borrowed funds and the company's selling and operating expenses.





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         First Premium is licensed or otherwise qualified to do business as an insurance premium finance company in 38 states. Virtually all of the company's outstanding receivables are commercial accounts. At December 31, 1995, the company had approximately 11,000 active accounts.

         To finance its insurance premium loans, the company has in the past relied primarily on proceeds of loan sales to First Premium Financing Corp.
(FPFC), a wholly-owned special-purpose corporation. FPFC sells loans acquired from the company to an independent multi-seller conduit, which issues commercial paper to finance the acquisition of the loans. To a lesser degree, loans are financed by short term lines of credit and subordinated debt.

         The company's marketing strategy is based on establishing and maintaining relationships with insurance agents by offering a high degree of service and innovative products. Senior management is directly involved in the company's marketing efforts which currently focus on commercial accounts. The company believes that these accounts provide higher returns at lower risk than other sectors of the marketplace.

         Industry Background. Premium finance companies are licensed to finance property, casualty and liability insurance premiums for corporate and individual insureds that are unable or do not wish to pay an entire insurance premium in one lump sum. The insured may be able to finance a premium with an affiliated company of the insurance carrier, if any, an independent premium finance company such as the company, or a bank or other lending institution. Customarily, insurance agents utilize the services of premium finance companies to assist in the sale of an insurance policy to their customers. Upon the execution of a finance agreement with the insured, the agent forwards the completed documents and the down payment to the premium finance company. The premium finance company then pays the premium in full to the insurance carrier or its agent. The premium finance company collects principal and interest from the insured (borrower) in the form of an installment payment. In the event the insured (borrower) defaults, the company has the right to cancel the insurance policy by mailing a notice of cancellation to the insurance carrier. The insurance carrier is then required by state law to refund the gross unearned premium in full to the finance company for the benefit of the insured, and the finance company applies the proceeds there of against the balance due from the insured, and the finance company applies the proceeds thereof against the balance due from the insured.

         Insurance Premium Financing Services. The company offers financing to qualified purchasers of various types of insurance policies, including coverage for property, casualty and liability insurance, of up to approximately 75% to 85% of the entire premium for such policies. The company's standard form of premium finance agreement discloses to the insured, among other things, the price of the total premium; the amount of the cash down payment made; the amount financed; the amount of the finance charge; the aggregate amount which will have been paid after the insured has made all payments as scheduled; the applicable annual percentage rate charged; that a late charge of 5% of the payment is due in the event a payment is more than five days late (or such lesser amount as may be provided by the appropriate state law); the insured's entitlement to a refund of part of the finance charge in the event of prepayment; that the insured is granting to the company a security interest in any and all unearned return premiums which may become payable under the policy; and that the insured is appointing the company as the insured's attorney-in-fact with all authority to cancel the policy and to receive from the insurance carrier the unearned portion of the premium. The company's agreements generally provide for monthly payments over a period of nine months on a one-year policy.

         Each insurance broker in the company's referral network is provided with financing forms and/or quoting software. When an insured seeks premium financing, the broker completes (and has the insured sign) the company's form of premium finance agreement and collects a down payment of approximately 15% to 25% of the total premium. The broker also signs the contract to certify that the insurance policy has been issued and delivered. The broker submits the original and one copy of the executed premium finance agreement to the company, together with the down payment. Upon acceptance of the finance contract, the company remits payment for the amount financed to the insurance carrier or its agent. The company inputs all information into its computer system and sends a copy to the insured. The first payment is due approximately 30 days from the effective date of coverage. The company gives notice to the carrier of its interest in the policy and informs the carrier that any return premiums must be sent to the company in the event of cancellation of the policy.





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         Although the insured is primarily liable on his or its finance contract, the company does not look solely to the borrower's credit-worthiness for payment. Rather, the insured assigns to the company his or its interest in any unearned premiums relating to the financed insurance policy as security for the loan and grants to the company the power to cancel the insurance policy, and collect the unearned premium, if there is a default in payment on the finance contract. Thus, the unearned premiums held by the insurance company provide a collateral source of payment on a delinquent finance contract.

         The company endeavors to increase revenues by using its resources to finance as many premiums profitably as is practical. From the inception of the Company's operations through December 31, 1995, the company has accepted 49,257 premium finance loans covering approximately 100,000 insurance policies. The company currently does business with over 600 insurance agents and brokers.
The average individual loan the company has accepted is approximately $15,600.

         In order to minimize losses, the company will not finance premiums unless the insurance policy provides for the return of unearned premiums connected therewith upon cancellation. The company generally requires policyholders to make a loan payment sufficient to ensure that at all times the unearned premium available for refund will pay the loan balance plus interest and other charges. Advance payment of approximately 15% to 25% of the premium generally ensures such margin.

         The company has the power to cancel an insurance policy if payments due to it from the insured are more than approximately 20 days late (the number of days varies by state law). After a payment is approximately 10 days late, the company mails a late notice to the insured and charges the insured a late charge of 5% of the installment due (or lesser amount as provided by state law). If payment is not received within 10 days thereafter, the company has the right to cancel the policy by sending a notice of cancellation of the policy to the insurance company with a copy to both the insured and the insurance agent or broker. The financing agreement is structured so that the insured will already have paid for insurance coverage for a period of time extending beyond such 20-day period.

         Any monies paid for insurance coverage for time extending after the cancellation date constitute "unearned premium" and must, under applicable state statutes, be refunded to the insured. The company's form of premium finance agreement provides that all such refunds be remitted by the insurance carrier to the company on behalf of the insured. Before it forwards the refund to the insured (or to the broker on behalf of the insured where state regulations require), the company deducts all interest, service and late charges due to it. In the company's experience, the time periods between the cancellation date and receipt of the refund of unearned premiums has averaged between 60 and 120 days. There can be no assurances, however, that the company will not experience increasing delays in collecting, or inability to collect, such refunds in the future.

         Upon receipt of the gross return or unearned premium from the insurance carrier, and the crediting of this return to the insured's account, debit balances might still be reflected in certain instances. The causes of such a situation include improper disclosure of information to insurance agents on the insured's application for insurance, special payment terms offered by the company which did not provide full collateralization of the loan, or clerical errors by company personnel. The company uses its in-house collection capability in an attempt to collect such balances. If in-house efforts are unsuccessful, the use of external collection attorneys is initiated. Certain transactions are written with recourse against the producing agent, broker or agency and/or offsetting reserves to a few selected insurance producers.

         Sales and Marketing. The company generates business through sales representatives, who solicit premium loans from independent insurance agents and brokers. As of the end of 1995, the company employed 10 such sales representatives. Independent agents and brokers are associated with various insurance companies. Insurance brokers may refer financing business to an insurance premium financing company because such companies can assist them in servicing their clients, particularly where the insurance carrier does not offer an installment payment option. Since the company has no contracts with any brokers to continue to refer business to the company, there can be no assurance that brokers presently directing financing business to the company will continue to do so or that the company will be able to locate and establish relationships with additional brokers.

         The company believes that it offers more flexibility with regard to late payments and policy cancellations than affiliated companies of insurance carriers, banks and other lending institutions which generally subject a policy to automatic cancellation on a designated date if a premium payment is late.
It is the company's policy to notify the broker immediately when any payment is past due, thereby allowing the broker to arrange with the insured for payment and to prevent cancellation of the policy. Under certain circumstances the grace period can be extended, thereby avoiding cancellation of the policy and the loss of part of the broker's commission which may result from such cancellation. No assurances can be given that the affiliated companies of the insurance carriers, banks and other lending institutions will not add greater flexibility to their insurance financing business practices and, in the event this should occur, there may be a material adverse effect on the company's business operations.

         Regulation. The operations of the company's subsidiary, First Premium, are regulated by state statutes, and regulations promulgated thereunder, which provide for the licensing, administration and supervision of premium finance companies. Such statutes and regulations impose significant restrictions on the operation of First Premium's business.

         First Premium is currently licensed or otherwise qualified to do business as an insurance premium finance company in 38 states. Generally, it must renew its license to operate as a premium finance company each year in each state. First Premium is also subject to periodic examinations and investigations by state regulators.

         Among other things, certain state statutes and regulations impose minimum capital requirements, govern the form and content of financing agreements, limit the interest and service charges First Premium may impose, prescribe notice periods prior to the cancellation of policies for non-payment, limit delinquency and collection charges and govern the procedure for cancellation of policies and collection of unearned premiums. Changes in the regulation of First Premium's activities, such as increased rate regulation, could have an adverse effect on First Premium's operations. The statutes do not provide for automatic adjustments in the rates a premium finance company may charge. Consequently, during periods of high prevailing interest rates on institutional indebtedness and fixed statutory ceilings on rates First Premium may charge its insureds, First Premium's ability to operate profitably could be adversely affected.

         Competition. First Premium encounters intense competition from numerous other firms, including a number of national commercial premium finance companies, companies affiliated with insurance carriers, independent insurance brokers who offer premium finance services, banks and other lending institutions. Some of First Premium's competitors are larger and have greater financial and other resources and are better known than First Premium. In addition, there are few, if any, barriers to entry into this industry in the event other firms, particularly insurance carriers and their affiliates, seek to compete in this market.

         The market for premium finance companies is three-tiered. The first tier is that of national companies that are owned by insurance companies, banks, and commercial finance companies. In this group are five companies that on a combined basis finance over $9 billion per annum of premium finance agreements. The second tier is a group of five to ten regional companies financing $200-800 million each per year. The third tier is comprised of smaller local companies and is highly fragmented. First Premium is the size of the second tier companies but competes mainly with the first tier companies.

         First Premium believes that it offers better service and more flexibility with regard to late payments and policy cancellations than affiliates of insurance carriers, banks and other lending institutions. First Premium competes with these entities by emphasizing a high level of knowledge of the insurance industry, flexibility in structuring financing transactions, and the timely purchase of qualifying contracts. First Premium believes that its commitment to account service also distinguishes it from its competitors. It is First Premium's policy to notify the insurance agent when an insured is in default and to assist in collection, if requested by the agent. To the extent that affiliates of insurance carriers, banks, and other lending institutions add greater service and flexibility to their financing practices in the future, the company's operations could be adversely affected. There can be no assurance that First Premium will be able to continue to compete successfully in its markets.

         Personnel. Crabtree has no full-time employees. First Premium's staff consists of 44 employees (all of whom are full-time employees), including 5 executive officers, 10 sales and marketing representatives, and 29 clerical and administrative employees.

         Description of Property. Crabtree's offices are located at 475 N. Martingale Rd., Suite 440, Schaumburg, Illinois 60173. The company leases approximately 1100 square feet of office space at a cost of $2,000 per month under a two-year lease expiring in the year 1997.

         First Premium's offices are located at 520 Lake Cook Road, Suite 300, Deerfield, Illinois 60015. The company leases approximately 12,000 square feet of office space at a cost of $27,000 per month under a five-year lease expiring in the year 2000.

MANAGEMENT OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of March 31, 1996, with respect to beneficial ownership of shares of Crabtree held by (i) each director of Crabtree, (ii) the executive officers of Crabtree and certain executive officers of First Premium, and (ii) all directors and executive officers as a group.



                                                                    SHARES                                    PRO
                                                                    SUBJECT         TOTAL                    FORMA
                                                      SHARES       TO VESTED      CRABTREE       % OF         % OF
                                   COMMON           SUBJECT TO       STOCK       BENEFICIAL    CRABTREE    WINTRUST
                                  SHARES(1)          WARRANTS(2)    OPTIONS(3)    OWNERSHIP    TOTAL(4)   TOTAL(4)(5)
                                 ----------       -------------   ------------   -----------  ----------  -----------
DIRECTORS
- ---------
Howard D. Adams(6)**. . . . . .      115,283                --          7,858        123,141       11.92%      7.88%
Robert P. Knight  . . . . . . .       25,000                --          3,000         28,000        2.72%         *
Emmett D. McCarthy (7)  . . . .       56,484                --             --         56,484        5.51%      4.90%
Tull Monsees  . . . . . . . . .       40,800                --             --         40,800        3.98%         *
Larry Wright (8)  . . . . . . .       60,700            63,053             --        123,753       11.37%      7.72%
                                  ----------        ----------      ---------      ---------    --------
Total Directors . . . . . . . .      298,267            63,053         10,858        372,178       35.50%

NON-DIRECTOR EXECUTIVE OFFICERS
- -------------------------------
Frank J. Burke (2)  . . . . . .           --                --         31,680         31,680        3.00%         *
James Knollenberg (2) . . . . .           --                --         61,361         61,361        5.65%      1.22%
                                  ----------        ----------      ---------      ---------    --------
Total Directors and Executive
    Officers as a group . . . .      298,267            63,053        103,899        465,219       44.15%
                                  ==========        ==========      =========      =========    ========
Total Common Share
    Equivalents Outstanding . .    1,025,265           378,376        156,934      1,560,575
                                  ==========        ==========      =========      =========    ========


- ---------------
 *  Less than 1%.
**  Denotes executive officer (in addition to director status).

(1) Includes shares held directly and, if applicable, indirectly through such person's spouse, minor children, certain family trusts, IRA's or 401(k) plans.

(2) Represents First Premium warrants presented as if they were converted into warrants to acquire shares of Crabtree Common Stock, as contemplated by the Reorganization Agreement. The Reorganization Agreement provides that these warrants will convert into warrants to acquire 447,740 shares of Wintrust Common Stock (assuming no prior exercise of such warrants).

(3)   Reflects vested stock options to purchase shares of Crabtree Common
      Stock. Also includes shares subject to vested stock options of First Premium and of Credit Life as if they were converted into Crabtree options as provided for in the Reorganization Agreement.

(4) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(5) Assumes no exercise of outstanding options, rights or warrants other than the anticipated exercise of certain First Premium warrants resulting in 399,612 additional shares of Wintrust Common Stock to be outstanding immediately following the Effective Date of the Reorganization. Includes shares deemed beneficially owned by such persons in any of the other Companies, giving effect to the applicable Exchange Ratios and North Shore Stock Split. Also gives effect to the cancellation of intercompany share ownership as provided in the Reorganization Agreement.

(6) Includes 8,817 shares held in a family trust for the benefit of Mr. Adams' son and 1,000 shares held in a charitable foundation with respect to all of which Mr. Adams has voting power; Mr. Adams disclaims beneficial ownership of such shares. Does not include 46,750 shares held in other family trusts for the benefit of Mr. Adams' children for which Emmet D. McCarthy serves as co-trustee, nor an additional 2,500 shares held directly by Mr. Adams' children.

(7) Includes an aggregate of 46,750 shares held by the Alan W. Adams Family Trust and Sarah Katherine Adams Family Trust for which Mr. McCarthy has shared voting and investment power as co-trustee together with either Alan
      W. Adams or Sarah K. Adams, respectively, adult children of Howard D. Adams. Alan W. Adams is a Vice President of Lake Forest Bank and a proposed director of Wintrust. Mr. McCarthy disclaims beneficial ownership of all shares held in the Adams family trusts.

(8) In addition to 1,300 shares held by Mr. Wright, the beneficial ownership shown includes (i) 500 shares held by an employee retirement plan of Milbank Corporation of which Mr. Wright is a trustee and with respect to which shares he has shared voting and investment power; (ii) 58,900 shares held by Deerpath Investments LLP, a limited partnership ("Deerpath") to which Milbank Corporation, of which Mr. Wright is an officer, director and principal shareholder, serves as investment advisor and with respect to which shares Mr. Wright has shared voting and investment power; and (iii) 63,053 shares which Deerpath will have the right to purchase pursuant to the exercise of warrants assuming conversion of the outstanding First Premium common stock warrants in accordance with the provisions of the Reorganization Agreement.

(9) Mr. Knollenberg is President and a Director and Mr. Burke is an Executive Vice President of First Premium, the primary subsidiary of Crabtree.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

    On March 31, 1996, Crabtree had 1,025,265 shares of common stock outstanding. As of such date, the following persons not listed under "Management Ownership of Common Stock" are known by Crabtree to be the owners of or might be deemed to be the beneficial owners of more than 5% of its common stock.


                                                                     NUMBER OF SHARES            PERCENT OF
              NAME                          ADDRESS                 BENEFICIALLY OWNED              CLASS
 ------------------------------   --------------------------- ----------------------------- --------------------
 Internationale Netherlanden      135 East 57th Street                   315,323                      23.52%
 Bank, N.V.(2)                    New York, NY

 Milbank Corporation(3)           135 South LaSalle                      124,453                      11.44%
                                  Chicago, IL

 Electra Investment Trust, PLC    70 East 55th Street                     63,830                       6.22%
                                  New York, NY

 Bert A. Getz                     3634 Civic Center Plaza                 60,000                       5.85%
                                  Scottsdale, AZ

 William H. Sherer(4)             P.O. Box 1617                           60,380                       5.89%
                                  Mercer Island, WA


- ----------------
(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) Represents shares subject to First Premium warrants giving effect to the conversion of such warrants into the right to acquire Crabtree shares as required by the terms of the Reorganization Agreement.

(3) Includes (i) 1,300 shares held by Larry Wright, a director of Crabtree, and 700 shares held by Robert D. Harnach, a director of Lake Forest and Hinsdale, each of whom are officers, directors and principal shareholders of Milbank Corporation ("Milbank"); (ii) 500 shares held by an employee retirement plan of Milbank of which Mr. Wright and Mr. Harnach are trustees with voting and investment power; and (iii) 58,900 shares held in Deerpath Investment LLP, a limited partnership ("Deerpath") to which Milbank serves an investment advisor and with respect to which Mr. Wright and Mr. Harnach exercise shared voting and investment power. Also includes 63,053 shares subject to purchase by Deerpath pursuant to the exercise of warrants, assuming the conversion of the outstanding First Premium common stock warrants as contemplated by the Reorganization Agreement.

(4) Represents 48,280 shares held in a trust for the benefit of William H. Sherer for which William H. Sherer is trustee; 2,500 shares held in a trust for the benefit of William H. Sherer for which William C. Sherer is trustee; 9,600 shares held in an irrevocable trust for the benefit of William H. Sherer for which Patricia K. Sherer is trustee.

SELECTED FINANCIAL DATA
CRABTREE CAPITAL CORPORATION




                                       THREE MONTHS ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                      ----------------------------- ---------------------------------------------
                                           1996           1995        1995      1994     1993      1992     1991
                                      -------------- -------------- --------  -------- --------  -------- --------
                                                                                 (DOLLARS IN THOUSANDS)
Revenues:
   Finance charges  . . . . . . .     $    394       $  1,303       $ 2,547   $ 8,271  $ 4,423   $ 4,043   $11,370
   Gain on sale of receivables  .          967          1,616         4,421        --       --        --        --
   Servicing and management fees           324            175         1,083        --       --        --        --
   Other income . . . . . . . . .           29              4         1,068       564      318       707     2,796
   Gain on sale of subs . . . . .           --             --            --        --       --        --     4,793
                                      --------       --------       -------   -------  -------   -------   -------
     Total revenues . . . . . . .        1,714          3,098         9,119     8,835    4,741     4,750    18,959
                                      --------       --------       -------   -------  -------   -------   -------

Expenses:
   Interest expense . . . . . . .          182            645         1,248     4,032    1,879     2,484     7,082
   Provision for loan losses  . .           42             89           347       137      887       934     1,445
   Salaries and benefits  . . . .          640            650         2,859     2,583    2,047       828       553
   Other expense  . . . . . . . .          880            841         2,766     2,802    2,709     4,955     9,635
                                      --------       --------       -------   -------  -------   -------   -------
     Total expenses . . . . . . .        1,744          2,225         7,220     9,554    7,522     9,201    18,715
                                      --------       --------       -------   -------  -------   -------   -------

Income (loss) from continuing
operations
   before income taxes  . . . . .          (30)          873          1,899      (719)  (2,781)   (4,451)      244
   Income taxes . . . . . . . . .           --            --             --        --       --        --        --
Income (loss) from continuing
                                      --------       -------        -------   -------  -------   -------   -------
operations  . . . . . . . . . . .          (30)          873          1,899      (719)  (2,781)   (4,451)      244

Income (loss) from operations and
sale of discontinued subsidiaries           --            (3)           (17)     (236)    (193)      102     1,261
                                      --------       -------        -------   -------  -------   -------   -------
Net income (loss) . . . . . . . .     $    (30)      $   870        $ 1,882   $  (955) $(2,974)  $(4,349)  $ 1,505
                                      ========       =======        =======   =======  =======   =======   =======



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         Crabtree derives its income from its three major subsidiaries: First Premium, Credit Life, and Prospect. Crabtree has no significant recurring income of its own, but has expenses which include salaries and professional fees, operating expenses and interest on debt. Credit Life and Prospect have been in various stages of liquidation since 1991, and thus a greater proportion of the consolidated group's income each year is derived from First Premium.

         In 1992, Prospect sold approximately 90% of its leasing portfolio. Most of its income since that time has come from the run-off of its retained lease portfolio. The majority of the income and expense of Credit Life since 1991, when it sold the last of its major operating subsidiaries, has been from the proceeds and expense of various litigation and contractual proceedings which have occurred as the result of the termination of their business operations. Virtually no ongoing business operations have occurred since 1991.

         First Premium derives its income from the origination, sale and management of insurance premium finance receivables. First Premium sells the majority of the premium finance receivables originated to a wholly-owned, bankruptcy remote subsidiary, First Premium Financing Corporation. First Premium Financing Corporation in turn sells the receivables to Holland Limited Securitization, Inc., which is an independent, multi-seller conduit which issues commercial paper or other indebtedness to fund the purchase of receivables from First Premium Financing Corporation. All receivable sales to Holland Limited Securitization, Inc. are without recourse. First Premium recognizes a gain at the time of each sale based on the estimate of excess servicing, as defined, to be earned over the life of the receivables sold.

         The following table sets forth the spread that First Premium has maintained for the last three fiscal years and the three month periods ended March 31, 1995 and 1996 based on average managed receivables.


                                                                                              THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                               --------------------------------------------------- ----------------------------------
                                      1993             1994             1995              1995             1996
                               ----------------- ---------------- ---------------- ----------------- ----------------
Average Managed
 Installment Loans
 Receivable  . . . . . . . . .    $49,470,391     $85,912,066       $107,091,603      $98,746,588     $114,926,350
Interest Income (Spread) . . .      2,275,219       3,910,489          6,105,378        1,347,370        1,537,868
% of Spread of Avg. Loans
 Receivable  . . . . . . . . .           4.60            4.55               5.70             5.46             5.35

         First Premium is presently licensed or otherwise qualified to do business in 38 states. For the year ended December 31, 1995, 16% of its receivables were originated in the state of Texas. No other single state represented more than 10% of the premium finance receivables originated by First Premium.

         The following table sets forth certain income statement items of First Premium as a percentage of First Premium's total revenues.

                                                                                              THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                               --------------------------------------------------- ----------------------------------
                                      1993             1994             1995              1995             1996
                               ----------------- ---------------- ---------------- ----------------- ----------------
Revenues:
Premium finance charges earned . .   99.0%             99.1%            31.5%             41.5%            22.4%
Gain on sale of receivables  . . .      0                 0             55.0              52.8             58.2
Servicing and management fees  . .      0                 0             13.5               5.7             19.4
Interest income  . . . . . . . . .    1.0                .9                0                 0                0
                                    -----             -----            -----             -----            -----
   Total Revenues  . . . . . . . .  100.0%            100.0%           100.0%            100.0%           100.0%
                                    =====             =====            =====             =====            =====
Expenses:
Operating expenses . . . . . . . .   67.1%             51.4%            56.3%             39.9%            74.7%
Interest expense . . . . . . . . .   38.1              45.5             11.5              18.3              6.8
Provision for possible
   credit losses . . . . . . . . .    3.1                .8              3.0               2.9              2.5
                                    -----             -----            -----             -----            -----
   Total Expenses  . . . . . . . .  108.3%             97.7%            70.8%             61.1%            84.0%
                                    =====             =====            =====             =====            =====
Income from operations before
   provision for income taxes  . .   (8.3%)             2.3%            44.6%             38.9%            16.0%
Provision for income taxes . . . .     --                --               --                --               --
                                    -----             -----            -----             -----            -----
Net income . . . . . . . . . . . .   (8.3%)             2.3%            29.2%             38.9%            16.0%
                                    =====             =====            =====             =====            =====

         First Premium records a general provision for possible losses on finance receivables in such amounts as management deems appropriate. Case-by-case direct write-offs, net of recoveries on finance receivables, are charged to First Premium's allowance for possible losses. The amount of such allowance is reviewed periodically in light of economic conditions, the status of the outstanding finance receivables, and other factors.

         First Premium loan losses are minimal since its premium finance receivables are generally fully secured by unearned insurance premiums. If a borrower defaults, First Premium seeks to obtain a refund of unearned premiums from the insurance carriers.

         First Premium bears the credit risk of collections from the insurance carriers. Upon a carrier becoming insolvent and unable to pay claims to an insured or refund unearned premiums upon cancellation of a policy to a finance company, each state provides a state guaranty fund that will pay such refund, less a per claim deductible in certain states. First Premium diversifies its financing activities among a wide range of brokers and insurance carriers.

         The following table sets forth information concerning First Premium's allowance for possible credit losses on finance receivables and its loss experience for the years ended December 31, 1993 through 1995 and for the three month periods ended March 31, 1995 and 1996.

                                                                                          THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                     ------------------------------------------- -----------------------------
                                          1993           1994          1995           1995           1996
                                     -------------- -------------- ------------- -------------- --------------
Allowance for possible losses at
   beginning of year  . . . . . . .   $ 93,572        $225,102       $250,669       $250,669       $280,911
Provision for possible losses . . .    136,525          65,080        246,701         89,176         41,608
Charge-offs . . . . . . . . . . . .     (7,091)        (42,518)      (246,534)       (78,741)       (44,382)
Amounts recovered . . . . . . . . .      2,096           3,005         30,075          7,147          3,006
                                      --------        --------       --------       --------       --------
Allowance for possible losses at
   end of year  . . . . . . . . . .   $225,102        $250,669       $280,911       $268,251       $281,143
                                      ========        ========       ========       ========       ========
Percentage of allowance for
   possible losses to finance
   receivables outstanding at
   end of year  . . . . . . . . . .        .36%            .27%           .25%           .23%           .22%
                                      ========        ========       ========       ========       ========
Percentage of net losses to finance
   receivables liquidated during
   year . . . . . . . . . . . . . .       .004%            .02%           .08%           .10%           .05%
                                      ========        ========       ========       ========       ========


Comparison of Results for Period Ended March 31, 1995 to Period Ended March 31, 1996

         The consolidated net income of Crabtree decreased from net income of $869,854 in the first three months of 1995 to a net loss of $30,380 in the first three months of 1996. The net income by component is included in the following table:


                                         THREE MONTHS ENDED MARCH 31,              INCREASE
                                  ------------------------------------------      (DECREASE)
                                           1995                 1996              IN INCOME
                                  --------------------- --------------------     ------------
             Crabtree income . .     $    8,681            $    4,500            $   (4,181)
             Crabtree expenses .       (315,679)             (306,277)                9,402
             First Premium . . .      1,192,852               266,397              (926,455)
             Prospect  . . . . .        (13,000)                5,000                18,000
             Credit Life . . . .         (3,000)                   --                 3,000
                                     ----------            ----------            ----------
                                     $  869,854            $  (30,380)           $ (900,234)
                                     ==========            ==========            ==========


        Crabtree's expenses decreased $9,402 or 3.0% from $315,679 for the period ended March 31, 1995 to $306,277 for the period ended March 31, 1996. The major component of the reduction was interest expense which decreased $13,078 or 14.9% from 1995 to 1996 as the result of there being approximately $300,000 less debt outstanding during the period. Occupancy expense decreased $7,200 or 49.4% from 1995 to 1996 as the result of a move to smaller offices. Legal fees also decreased $9,739 from 1995 to 1996. These decreases were offset by an increase in insurance expense of $6,270 or 27.3% from 1995 to 1996 as the result of expanded insurance coverages.

         First Premium's net income decreased by 77.7% from $1,192,852 in the first three months of 1995 to $266,397 in the first three months of 1996. Premium financing revenues decreased $901,244 or 70.8% from $1,273,000 in 1995 to $371,756 in 1996. This decrease resulted from a change in the structure of the company's securitization facility in February of 1995 which dictated different accounting treatment for loans sold to the securitization facility. The new structure permitted the company to record gains on receivables sold at the time of sale rather than recording the income over the life of the loan as the company had done in prior years. A large one-time gain was recorded in February of 1995 when loans were sold to the new facility. Gain on sale of receivables decreased $649,000 or 40.2% from $1,616,000 in 1995 to $967,000 in
1996 as a result of the one-time gain. Total loans financed, net of finance charges, decreased 1.7% to $75,125,000 in 1996 from $76,385,612 in 1995, and the number of contracts represented decreased 3.2% to 4,241 in 1996 from 4,589 in 1995. First Premium's average managed receivables for the quarter ended March 31, 1996 increased $16,179,162 or 16.4% from $98,746,588 in 1995 to
$114,926,350 in 1996. First Premium's total expenses decreased $474,267 or 25.4% from $1,870,469 in 1995 to $1,396,202 in 1996. The primary components of this decrease involved interest expense primarily on commercial paper which decreased $454,833 or 81.1% from $559,658 in 1995 to $104,825 in 1996. This decrease was the result of the change in the company's securitization facility. The major increases in operating expenses involved office and occupancy expenses which were attributable to an expansion of the space occupied by First Premium in anticipation of future business growth.

Comparison of Results for Year Ended December 31, 1994 to Year Ended December 31, 1993

         The net loss of Crabtree decreased from $2,974,403 in the year ended December 31, 1993 to $955,060 in the year ended December 31, 1994. The net loss by component is included in the following table:


                                            YEAR ENDED DECEMBER 31,               INCREASE
                                  ------------------------------------------     (DECREASE)
                                           1993                 1994              IN INCOME
                                  --------------------- --------------------    ------------
             Crabtree income . .     $   106,981            $   373,013          $  266,032
             Crabtree expenses .      (1,389,924)            (1,183,459)            206,465
             First Premium . . .        (361,546)               190,386             551,932
             Prospect  . . . . .        (761,000)               (99,000)            662,000
             Credit Life . . . .        (568,914)              (236,000)            332,914
                                     -----------            -----------          ----------
                                     $(2,974,403)           $  (955,060)         $2,019,343
                                     ===========            ===========          ==========


        Crabtree's income increased $266,032 from 1993 to 1994. This increase was primarily attributable to two major items in 1994 which were a gain on the sale of certain fixed assets of approximately $112,000 and a gain from the reduction of fees owed to a law firm which were previously fully accrued in the amount of approximately $237,000. Crabtree's expenses decreased from 1993 to 1994 by $206,465 or 14.9% which was primarily attributable to a decrease in salaries and employee benefits from $508,000 in 1993 to $318,000 in 1994.

         First Premium's net income increased 153% from $(361,546) in 1993 to $190,386 in 1994. Premium financing revenues increased $3,935,143 or 91.6% from $4,297,447 in 1993 to $8,232,590 in 1994. This increase resulted primarily from the increase in the amount of managed insurance premium receivables financed in 1994 over 1993. Total loans financed, net of finance charges, increased 57.4% to $247,551,180 from $157,342,176 in 1993, and the number of contracts representing these loans increased 40.8% to 16,285 from 11,570. First Premium's average managed receivables for the year ended December 31, 1994 increased $36,441,674, or 73.5%, from the year ended December 31, 1993. First Premium's total expenses increased $3,413,862 or 72.6% from $4,703,800 in 1993 to $8,117,662 in 1994. The primary component of this increase was in interest expense which increased $2,126,057 or 128% from $1,654,848 in 1993 to $3,780,905 in 1994. This increase was due to the 73.5% increase in the amount of receivables outstanding from 1993 to 1994. Salaries and employee benefits increased $686,201 or 50.4% from $1,361,340 in 1993 to $2,047,541 in 1994.
This increase was as a result of First Premium hiring additional sales and administrative personnel to handle the increase in the outstanding premium finance receivables.

         Prospect's net loss decreased from $(761,000) in 1993 to $(99,000) in 1994. This reduction in the net loss primarily resulted from a decrease in the provision for lease losses from $750,000 in 1993 to $72,000 in 1994. The large lease loss provision in 1993 was primarily due to additional losses in the remaining portfolio retained by Prospect and against receivables which were sold with recourse in prior years.

         Credit Life net loss decreased from $(568,914) in 1993 to $(236,000) in 1994. This loss was primarily attributable to a $422,000 loss provision in 1993 which was required as a result of accounting for certain contractual obligations entered into by Crabtree in conjunction with the purchase of Credit Life in 1987.

Comparison of Results for Year Ended December 31, 1995 to Year Ended December 31, 1994

         The net income of Crabtree increased from $955,060 in the year ended December 31, 1994 to income of $1,882,401 in the year ended December 31, 1995. The net income by component is included in the following table:

                                            YEAR ENDED DECEMBER 31,                INCREASE
                                  ------------------------------------------      (DECREASE)
                                           1994                 1995              IN INCOME
                                  --------------------- --------------------     -----------
             Crabtree income . .     $   373,013             $ 1,009,903         $  636,890
             Crabtree expenses .      (1,183,459)             (1,269,264)           (85,805)
             First Premium . . .         190,386               2,344,598          2,154,212
             Prospect  . . . . .         (99,000)               (186,000)           (87,000)
             Credit Life . . . .     $  (236,000)            $   (16,836)        $  219,164
                                     -----------             -----------         ----------
                                     $  (955,060)            $ 1,882,401         $2,837,461
                                     ===========             ===========         ==========

        Crabtree's income increased $636,890 from $373,013 in 1994 to $1,009,903 in 1995. This increase was primarily attributable to a gain of approximately $735,000 which was realized in 1995 from a settlement agreement reached with Credit Life in connection with certain obligations of Crabtree which were created as a result of the purchase agreement entered into whereby Crabtree purchased a controlling interest in Credit Life in 1987. Crabtree's expenses increased $85,805 or 7.3% from $1,183,459 in 1994 to $1,269,264 in
1995. This increase was primarily attributable to increased interest expense of $64,215 or 22.9% from $279,864 in 1994 to $344,079 in 1995. This increase in interest expense was attributable to slightly higher average debt outstanding and higher interest rates.

         First Premium's net income increased by 1132% from $190,386 in 1994 to $2,344,598 in 1995. Premium financing revenues decreased $5,699,933 or 69.2% from $8,232,590 in 1994 to $2,534,657 in 1995. This decrease resulted from a change in the structure of the company's securitization facility in February of 1995 which dictated different accounting treatment for loans sold to the securitization facility. The new structure permitted the company to record gains on receivables sold to an independent third party at the time of sale rather than recording the income as earned over the life of the loan as the company had done in prior years. Gain on sale of receivables of $4,421,000 was recorded in 1995 versus none in 1994. This amount represented the normal sales under the new facility plus a one-time gain which was recorded in February of 1995 when existing loans were sold to the new facility. Total loans financed, net of finance charges, increased 21.9% to $301,852,237 in 1995 from $247,551,180 in 1994, and the number of contracts represented increased 5.0% to 17,104 in 1995 from 16,285 in 1994. First Premium's average managed receivables for the year ended December 31, 1995 increased $21,179,537 or 24.7% from $85,912,066 in 1994 to $107,091,603 in 1995. First Premium's total expenses decreased $2,424,461 or 29.9% from $8,117,662 in 1994 to $5,693,201 in
1995. The primary components of the decrease involved interest expense primarily related to commercial paper, which decreased $2,856,330 or 75.6% from $3,780,905 in 1994 to $924,575 in 1995. This decrease was the result of the change in the company's securitization facility. Prior to February, 1995, First Premium funded the origination of Premium finance receivables through the issuance of commercial paper. As discussed above, beginning in February, 1995, First Premium began selling its receivables to a third party and recorded a gain on the sale. This new securitization facility provided liquidity and a source of funding to replace the commercial paper. The major increases in operating expenses involved salaries and benefits which increased $295,123 or 14.4%, provision for doubtful accounts which increased $181,621 or 279%, and other operating expenses which increased $355,101 or 137%. The increased operating expenses were generally attributable to the overall increase in business activity and the amount of premium finance receivables outstanding.

         Prospect's net loss increased from $99,000 in 1994 to $186,000 in 1995. This increase in the net loss was primarily attributable to an increase in the provision for lease losses from $72,000 in 1994 to $100,000 in 1995 and a lower amount of income as a result of the continuing run-off of the remaining lease portfolio of Prospect.

         Credit Life net loss decreased from $236,000 in 1994 to $16,836 in 1995. This decrease is primarily attributable to less expense as a result of the majority of the operations of Credit Life being wound down and final contingencies being settled. As of December 31, 1995, Crabtree has adopted liquidation accounting for the remaining operations of Credit Life and has effectively written off its entire remaining investment in Credit Life.

LIQUIDITY AND CAPITAL RESOURCES

         Crabtree's operations are dependent on the continuing availability of funds at satisfactory terms and rates. Crabtree has bank debt of $1,950,000 together with subordinated debt of $1,200,000 as of December 31, 1995. This debt was primarily incurred in prior years to finance investments in operating subsidiaries.

         At December 31, 1995, First Premium's operations are also dependent on the availability of funds at satisfactory terms and rates. First Premium uses such funds principally to finance the origination of installment loans under premium finance agreements. First Premium obtains funds from a variety of sources, including internal generation of funds, secured borrowings under lines of credit, use of an asset securitization facility, placement of subordinated debt, and the sale of common equity.

         As First Premium increases the size of its business, it originates more installment loans receivable than it collects, resulting in a larger outstanding balance of installment loans receivable. The following table sets forth the amounts of installment loans receivable originated and the collection of the installment loans receivable for the periods indicated (in thousands):

                                                                                                 THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                     ------------------------------------------------- ---------------------------------
                                           1993             1994            1995             1995             1996
                                     ---------------- ---------------- --------------- ---------------- ----------------
 Installment loans originated  . . .   $162,111,431     $255,997,476    $313,988,071     $ 79,848,248      $ 79,307,555
 Installment loans collected . . . .    121,754,057      226,878,470     294,352,076       70,054,169        76,738,861


         The growth in First Premium's loan portfolio has been the single largest factor influencing First Premium's cash flow from operations and its need for financing. The majority of First Premium's financing is provided by the sale of installment loan receivables to its wholly-owned subsidiary, First Premium Financing Corporation, which in turn sells the receivables to Holland Limited Securitization, Inc., which is an independent, multi-seller conduit which issues commercial paper or other indebtedness to fund the purchase of receivables from First Premium Financing Corporation. For the years ended December 31, 1995 and 1994, net cash provided by operating activities was $4,721,000, and $6,355,000, respectively. For the years ended December 31, 1995 and 1994, net cash used in and provided by financing activities was $(83,287,000) and $23,826,000, respectively.

         First Premium has no present plans for any significant capital expenditures, but does intend to add marketing personnel in order to increase its volume of new business. First Premium does not expect that such additional marketing personnel will require any significant capital expenditures. First Premium is not aware of any pending legislation that would have a material effect on capital requirements or business prospects.

         First Premium is subject to minimum capital requirements imposed by certain of the states in which it is licensed. First Premium is substantially in excess of the requirements of all the states in which it is licensed to conduct business. In addition, First Premium is prohibited from declaring or paying any dividends on its capital stock pursuant to agreements entered into in conjunction with its securitization facility and bank loan agreements.

         The source of funds (other than internal generation of funds and the sale of common equity) which are presently available are being utilized by First Premium as described below. Management believes that the sources of funds presently available to First Premium are adequate for the conduct of its business at its present level. To the extent that First Premium in the future expands its business and increases its total installment receivables outstanding beyond its present level of funding, First Premium will need to obtain additional sources of funds or expand existing sources of funds, which may not be available, or, if available, may not be available on terms acceptable to First Premium.

LINES OF CREDIT

         At December 31, 1995, First Premium had a revolving loan agreement with a bank, which matures in May 1996. Terms of the agreement include providing a lien and first security interest in the premium finance receivables not sold to its securitization facility to the bank, as well as restrictions on maintenance of various operating ratios and tangible net worth. The facility is comprised of two lines of credit which can be combined to a maximum of $13 million. The primary line is at the bank's prime rate of interest. Borrowings are based on an eligible premium finance receivables base to a maximum of $13 million. The supplemental line bears interest at the bank's prime rate plus 1.0%, to a maximum of $3 million. Borrowings are based on amounts of collateral First Premium maintains in its securitization facility. During the years ended December 31, 1995 and 1994, the maximum aggregate amount outstanding under these lines during this time were $2,975,658 and $2,989,178, respectively.

SECURITIZATION FACILITY

         Beginning in 1993 and continuing until the formation of a new facility in 1995, First Premium sold its receivables to a nominally capitalized, independently owned, special-purpose corporation called First Premium Funding Corporation ("FPFC"). FPFC was in the business of issuing commercial paper and purchasing receivables from First Premium. Pursuant to a Sales and Servicing Agreement between First Premium and FPFC, FPFC had engaged First Premium to provide certain administrative services related to the servicing of the loans and compensated First Premium as the Servicer. First Premium also was performing all other administrative functions of FPFC, such as cash management and accounting services, pursuant to a management agreement.

         In 1993, Internationale Netherlanden Bank, N.V. ("ING") became the credit enhancer for commercial paper issued by FPFC. ING continued to provide temporary liquidity to FPFC. The interest rate charged on any borrowing on the liquidity line would be the higher of prime or the federal funds rate plus 1/2%.

         Effective January 31, 1995, First Premium entered into a new securitization facility with ING and Holland Limited Securitization, Inc. ("HLS"). The new facility effectively amends and modifies the above-discussed facility and provides First Premium with a vehicle into which $200 million of receivables may be sold and funded by HLS, subject to certain terms and conditions. On the closing date of the previous facility, FPFC and First Premium terminated all contractual obligations with regard to the discontinued facility, and FPFC ceased operations.

         In connection with the 1995 facility restructuring, First Premium formed a new wholly-owned, bankruptcy remote subsidiary, First Premium Financing Corporation ("FPFIN"), to purchase the receivables from First Premium and simultaneously sell the receivables to HLS. Consistent with the prior securitization facility, all the receivable sales to HLS are without recourse. FPFIN recognizes a gain at the time of each sale based on its estimate of Excess Servicing, as defined, to be earned over the life of the receivables sold. All of the subsidiary accounts are maintained by First Premium and consolidated with First Premium's financial statements. First Premium performs all administrative functions of FPFIN, such as cash management and accounting services.

         HLS is an independent multiseller conduit which issues commercial paper or other indebtedness to fund the purchase of receivables from FPFC. HLS is not affiliated with First Premium or its affiliates. Pursuant to the Sale and Servicing Agreement between HLS and FPS, HLS has engaged First Premium to provide certain administrative services related to the servicing of the loans and compensates First Premium as the Servicer. Also pursuant to the Sales and Servicing Agreement, First Premium is required to maintain facility collateral at an amount equal to 105.5% of commercial paper outstanding. The amount of this over collateralization is recorded as a long-term asset on First Premium's consolidated financial statement. Consistent with the prior securitization facility terms, ING will provide the credit and liquidity enhancement for the facility.

SUBORDINATED DEBT

         First Premium has obtained subordinated debt in the amount of $500,000 from Crabtree and from an independent investor which is also a stockholder of Crabtree. The subordinated notes of $300,000 from the independent investor and $200,000 from Crabtree bear interest at prime plus 0.5% and mature on December 23, 1997. First Premium may at its option prepay the loans in whole or in part at any time.


                                 LEGAL MATTERS

         Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601, will pass upon the validity of the shares of Wintrust Financial Corporation Common Stock to be issued pursuant to the Reorganization and certain other legal matters in connection with the Reorganization for each of the Companies.

         Certain legal matters in connection with the Reorganization will be passed upon for North Shore, Lake Forest, Hinsdale and Libertyville by Meltzer, Purtill & Stelle, 1515 East Woodfield Road, Schaumburg, Illinois 60173, and for Crabtree by Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601.


                                    EXPERTS

         The consolidated financial statements of Lake Forest Bancorp, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, Hinsdale Bancorp, Inc. as of December 31, 1995 and 1994 and for the each of the years ended December 31, 1995 and 1994 and the period September 25, 1992 (date of incorporation) to December 31, 1993, North Shore Community Bancorp, Inc. as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period December 30, 1992 (date of incorporation) to December 31, 1994, and Libertyville Bancorp, Inc. as of December 31, 1995 and for the period September 26, 1994 (date of incorporation) to December 31, 1995, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements Crabtree Capital Corporation included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 OTHER MATTERS

         As of the date hereof, the Boards of Directors of the Companies do not know of any matters to be presented at the Special Meetings other than those listed in the Notice of Special Meeting of Stockholders pertaining thereto. If any other matters come before a Special Meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                             AVAILABLE INFORMATION

         Wintrust Financial Corporation has filed a Registration Statement under the 1933 Act with the Securities and Exchange Commission in connection with the Wintrust Common Stock offered hereby. This Prospectus and Joint Proxy Statement omits certain information, exhibits and undertakings set forth in the Registration Statement. Such materials may be examined and copies thereof may be obtained, upon payment of prescribed rates, from the public reference facilities of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Office of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. For further information with respect to Wintrust, reference is hereby made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus and Joint Proxy Statement concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof. Each such statement in this Prospectus and Joint Proxy Statement is qualified in all respects by such reference.

         For fiscal years which end following the Effective Date, Wintrust will furnish to its stockholders annual reports of Wintrust Financial Corporation, including consolidated financial statements of Wintrust, certified by independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                            Page
                                                                                                            ----
NORTH SHORE COMMUNITY BANCORP, INC. AND SUBSIDIARY
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
         Consolidated Statements of Condition as of March 31, 1996 (unaudited)
             and December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
         Consolidated Statements of Operations for the three-month
             periods ended March 31, 1996 and 1995 (unaudited),
             and for the year and period ended December 31, 1995 and 1994, respectively . . . . . . . . . .  F-3
         Consolidated Statements of Changes in Shareholders' Equity
             for the three-month period ended March 31, 1996 (unaudited), and for the year and period ended December 31, 1995 and 1994, respectively . . . . . . . . . .  F-4
         Consolidated Statements of Cash Flows for the three-month
             periods ended March 31, 1996 and 1995 (unaudited),
             and for the year and period ended December 31, 1995 and 1994, respectively . . . . . . . . . .  F-5
         Notes to the Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

LAKE FOREST BANCORP, INC.
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-19
         Consolidated Statements of Condition as of March 31, 1996
             (unaudited) and December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . F-20
         Consolidated Statements of Operations for the three-month
             periods ended March 31, 1996 and 1995 (unaudited),
             and for the years ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . F-21
         Consolidated Statements of Changes in Stockholders' Equity for the
             three-month period ended March 31, 1996 (unaudited),
             and for the years ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . F-22
         Consolidated Statements of Cash Flows for the three-month periods ended March 31, 1996 and 1995 (unaudited), and for the
             years ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . . . . . . . F-23
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-24

HINSDALE BANCORP, INC.
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-39
         Consolidated Statements of Condition as of March 31, 1996
             (unaudited) and December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . F-40
         Consolidated Statements of Operations for the three-month periods ended March 31, 1996 and 1995 (unaudited), and for
             the years ended December 31, 1995 and 1994, and
             for the period ended December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-41
         Consolidated Statements of Changes in Stockholders' Equity for the
             three-month period ended March 31, 1996 (unaudited),
             and for the years ended December 31, 1995 and 1994, and
             for the period ended December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-42
         Consolidated Statements of Cash Flows for the three-month periods ended March 31, 1996 and 1995 (unaudited), and for the
             years ended December 31, 1995 and 1994, and for the period ended December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-43
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-44


LIBERTYVILLE BANCORP, INC.
         Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-58
         Consolidated Statements of Condition as of March 31, 1996
             (unaudited) and December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-59
         Consolidated Statements of Operations for the three-month period ended
             March 31, 1996 (unaudited), and for the period ended December 31, 1995 . . . . . . . . . . . . . F-60
         Consolidated Statements of Changes in Stockholders' Equity for the three-month period ended March 31, 1996 (unaudited), and for the period ended
             December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-61
         Consolidated Statements of Cash Flows for the three-month period ended
             March 31, 1996 (unaudited), and for the period ended
             December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-62
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-63

CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES
         Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-73
         Consolidated Balance Sheets as of March 31, 1996 (unaudited)
             and December 31, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-74
         Consolidated Statements of Income for the three months
             ended March 31, 1996 and 1995 (unaudited), and
             for the years ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . . . . F-75
         Consolidated Statements of Stockholders' Equity for the three months ended March 31, 1996 (unaudited), and for the
             years ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . F-76
         Consolidated Statements of Cash Flows for the three months ended March 31, 1996 (unaudited), and for the years
             ended December 31, 1995, 1994, and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-77
         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-78


                          INDEPENDENT AUDITORS' REPORT


  To the Board of Directors and
       Shareholders of North Shore
       Community Bancorp, Inc. and
       Subsidiaries:


  We have audited the accompanying consolidated statements of condition of North Shore Community Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 1995 and the period from December 30, 1992 (date of incorporation) to December 31, 1994. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Shore Community Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the year ended December 31, 1995 and the period December 30, 1992 (date of incorporation) to December 31, 1994 in conformity with generally accepted accounting principles.


                                                  /s/ KPMG Peat Marwick LLP


  March 11, 1996

NORTH SHORE COMMUNITY BANCORP, INC.

Consolidated Statements of Condition

(in thousands, except share data)


- ----------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                  March 31,    --------------------------------
                  ASSETS                                           1996            1995             1994
- ----------------------------------------------------------------------------------------------------------------------
                                                                (unaudited)

Cash and demand balances due from banks                       $       3,739             3,772            2,042
Money market assets:
 Interest-bearing deposits at banks                                  10,000             7,000           14,000
 Federal funds sold                                                   8,875            12,000            7,170
Investment securities:
 Available-for-sale, at fair value                                   12,054            11,535              --
 Held-to-maturity, at amortized cost (fair value of $9,101)             --                --             9,172

Loans                                                                74,338            63,439            9,618
 Less allowance for possible loan losses                                510               440               50
- ----------------------------------------------------------------------------------------------------------------------
Loans, net                                                           73,828            62,999            9,568

Accrued interest receivable                                             541               571              176
Premises and equipment, net                                           7,107             5,807            2,522
Deferred organization costs                                             232               252              327
Goodwill                                                                 56                57               59
Other assets                                                          1,506             1,129              128
- ----------------------------------------------------------------------------------------------------------------------
Total assets                                                  $     117,938           105,122           45,164
======================================================================================================================
    LIABILITIES AND SHAREHOLDERS# EQUITY
- ----------------------------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-bearing                                                 12,569            13,571            5,539
 Interest-bearing                                                    93,671            80,086           31,197
- ----------------------------------------------------------------------------------------------------------------------
Total deposits                                                      106,240            93,657           36,736

Accrued interest payable                                                187               142               31
Other liabilities                                                       104               195              147
- ----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                   106,531            93,994           36,914

Shareholders' equity:
 Common stock, no par value; stated value $1 per share; 400,000 shares authorized; 253,809, 246,855 and 196,980 shares issued and outstanding at March 31, 1996, December 31, 1995 and 1994,
  respectively                                                          254               246              197
 Convertible warrants, no par value, 5,000 shares authorized,
  issued, and outstanding                                                25                25               25
 Surplus                                                             12,161            11,651            7,961
 Undivided profits (deficit)                                         (1,032)             (795)              67
 Net unrealized gain on securities available-for-sale                    (1)                1              --
- ----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                           11,407            11,128            8,250
- ----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                    $     117,938           105,122           45,164
======================================================================================================================

See accompanying notes to consolidated financial statements.

NORTH SHORE COMMUNITY BANCORP, INC.

Consolidated Statements of Operations

(in thousands)


- ----------------------------------------------------------------------------------------------------------------------
                                                                Three months
                                                                ended March 31,        Year ended      Period ended
                                                          -------------------------    December 31,    December 31,
                                                             1996           1995          1995            1994
- ----------------------------------------------------------------------------------------------------------------------
                                                          (unaudited)
Interest income:
 Loans, including fees                                   $    1,350             279         2,649              72
 Money market assets:
  Interest-bearing deposits at banks                             93             254           914             169
  Federal funds sold                                            169             111           478             142
 Investment securities                                          192             143           546              77
- ----------------------------------------------------------------------------------------------------------------------
Total interest income                                         1,804             787         4,587             460
- ----------------------------------------------------------------------------------------------------------------------
Interest expense:
 Deposits                                                     1,114             507         2,841             260
 Term debt                                                      --              --            --               16
- ----------------------------------------------------------------------------------------------------------------------
Total interest expense                                        1,114             507         2,841             276
- ----------------------------------------------------------------------------------------------------------------------
Net interest income                                             690             280         1,746             184

Provision for possible loan losses                               79              60           428              50
- ----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses    611             220         1,318             134
- ----------------------------------------------------------------------------------------------------------------------
Noninterest income:
 Retail income                                                   23               4            36               7
 Fees on loans sold                                             117              16           196             --
 Other income                                                     9               6            32              29
- ----------------------------------------------------------------------------------------------------------------------
Total noninterest income                                        149              26           264              36
- ----------------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and other compensation                                523             218         1,189             546
 Net occupancy                                                   73              21           124              43
 Advertising and marketing                                       72              32           205              65
 Data processing                                                 57              29           143              36
 Depreciation - furniture, fixtures and equipment                53              24           104              22
 Amortization of organization costs and goodwill                 21              17            77              24
 Other                                                          198             109           602             330
- ----------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                       997             450         2,444           1,066
- ----------------------------------------------------------------------------------------------------------------------
Net loss                                                 $     (237)           (204)         (862)           (896)
======================================================================================================================
Loss per share                                           $    (0.95)          (1.04)        (4.29)         (12.26)
======================================================================================================================

See accompanying notes to consolidated financial statements.

NORTH SHORE COMMUNITY BANCORP, INC.

Consolidated Statements of Changes in Shareholders' Equity

(in thousands)


- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Net
                                                                                                 unrealized
                                                                                                   gain on
                                                                                     Undivided    securities      Total
                                           Common     Preferred  Convertible          profits     available    shareholders'
                                           stock       stock     warrants   Surplus  (deficit)    for sale       equity
- -----------------------------------------------------------------------------------------------------------------------------

Initial Capital Contribution               $      1       500         25       --        --          --            526

Redemption of 5,000 warrants                    --        --         (25)      --        --          --            (25)

Reissuance of 2,500 warrants                    --        --          13       --        --          --             13

Issuance of 2,500 warrants                      --        --          12       --        --          --             12

Dividends paid                                  --        --         --        --        (37)        --            (37)

Initial offering                                173       --         --      7,497     1,000         --          8,670

Capital issuance costs                          --        --         --        (13)      --          --            (13)

Conversion of preferred
 stock                                           23      (500)       --        477       --          --            --

Net loss                                        --        --         --        --       (896)        --           (896)
- -----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                    197       --          25     7,961        67         --          8,250

Common stock issuance                            49       --         --      3,690       --          --          3,739

Net loss                                        --        --         --        --       (862)        --           (862)

Change in unrealized
 gain on securities
 available-for-sale, net of tax effect          --        --         --        --        --            1             1
- -----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                    246       --          25    11,651      (795)          1        11,128

Common stock issuance                             9       --         --        557       --          --            566

Repurchase of common stock                       (1)      --         --        (47)      --          --            (48)

Net loss                                        --        --         --       --        (237)        --           (237)

Change in unrealized
 gain on securities
 available-for-sale, net of tax effect          --        --         --       --         --           (2)           (2)
- -----------------------------------------------------------------------------------------------------------------------------

Balance at March 31, 1996 (unaudited)      $    254       --          25    12,161    (1,032)         (1)       11,407
=============================================================================================================================


See accompanying notes to consolidated financial statements.

NORTH SHORE COMMUNITY BANCORP, INC.

Consolidated Statements of Cash Flows

(in thousands)


======================================================================================================================
                                                                  Three months            Year ended      Period ended
                                                                 ended March 31,          December 31,     December 31,
                                                                1996          1995           1995             1994
                                                           -------------------------
                                                            (unaudited)
- ----------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net loss                                                     $     (237)         (204)           (862)           (896)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization                                     104            52             217             (38)
   Provision for possible loan losses                                 79            60             428              50
   Net accretion/amortization of investment securities               (88)         (121)           (257)            (67)
   Increase in accrued interest receivable and other assets         (345)         (301)         (1,372)           (606)
   Increase in other liabilities                                     (46)          (46)            159             235
- ----------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                               (533)         (560)         (1,687)         (1,322)
- ----------------------------------------------------------------------------------------------------------------------
Investing activities:
 Net decrease (increase) in interest-bearing deposits at banks    (3,000)      (10,465)          7,000         (14,000)
 Net decrease (increase) in Federal funds sold                     3,125         1,728          (4,830)         (7,170)
 Purchase of investment in Federal Reserve Bank stock               --            --               (14)           (198)
 Purchases of investment securities                              (21,935)       (2,844)        (21,588)         (8,907)
 Maturity of investment securities                                21,500         5,095          19,495             --
 Purchase of premises and equipment                               (1,383)         (471)         (3,447)         (2,625)
 Net increase in loans                                           (10,908)       (7,612)        (53,859)         (9,618)
- ----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                            (12,601)      (14,569)        (57,243)        (42,518)
- ----------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase in deposits                                         12,583        14,631          56,921          36,736
 Proceeds from issuance of common stock                              566          --             3,739           8,658
 Proceeds from issuance of preferred stock                          --            --              --               500
 Proceeds from issuance of common stock warrants                    --            --              --                25
 Repurchase of common stock                                          (48)         --              --              --
 Proceeds from issuance of long-term debt                           --            --              --             1,400
 Repayment of long-term debt                                        --            --              --            (1,400)
 Dividends paid                                                     --            --              --               (37)
- ----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                         13,101        14,631          60,660          45,882
- ----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 (33)         (498)          1,730           2,042
Cash and cash equivalents at beginning of period                   3,772         2,042           2,042            --
- ----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $    3,739         1,544           3,772           2,042
- ----------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information--
 Cash paid during the year for:
  Interest                                                    $    1,069           473           2,730             245
  Income taxes                                                      --            --              --              --
======================================================================================================================

See accompanying notes to consolidated financial statements.

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements






(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    North Shore Community Bancorp, Inc. (Bancorp) was incorporated on December 30, 1992. North Shore Community Bank and Trust Company (Bank) is a subsidiary of Bancorp. The Bank commenced operations on September 14, 1994, operating under an Illinois state banking charter. The Bank currently operates primarily in the Wilmette, Kenilworth, Glencoe and Winnetka, Illinois areas.

    The former North Shore Building Corporation (the Building Corporation) was a wholly owned subsidiary of Bancorp that was merged into the Bancorp in June 1995. The net assets of the Building Corporation were subsequently contributed from the Bancorp to the Bank. The Building Corporation's primary asset was the banking premises for the Bank.

    The consolidated financial statements of Bancorp and its wholly owned subsidiaries have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry.
    All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

    The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of Bancorp, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

     PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years for equipment and thirty-nine years for buildings. Additions to the premises are capitalized. Maintenance and repairs are charged to expense as incurred.

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------




     INCOME TAXES

    Bancorp files consolidated Federal and state income tax returns which include the subsidiaries. The subsidiaries provide for income taxes on a separate return basis and remit to Bancorp amounts determined to be currently payable. Tax benefits attributable to losses are recognized and allocated to the extent that such losses can be utilized in the consolidated return.

    Bancorp and subsidiaries record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     ORGANIZATION COSTS

    Organization costs consist primarily of professional fees and other start-up costs and are being amortized over five years.

     INTANGIBLE ASSETS

    Goodwill, representing the cost in excess of the fair value of net assets acquired by Wintrust Investments, Inc. is amortized on a straight-line basis over a period of fifteen years.

     CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, Bancorp considers all cash on hand, cash items in the process of collection, and amounts due from correspondent banks to be cash equivalents.

     LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Loans are recorded at the principal amount outstanding. The allowance for possible loan losses is maintained at a level adequate to provide for potential loan losses. The Bank receives loan fees for loans originated by the Bank, as well as for loan referrals. Fees associated with loans originated by the Bank are deferred and amortized over the life of the loans as an adjustment of yield using the interest method. Loan fees for referrals are recognized as income when received.


    On January 1, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114), as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (Statement
    118). Under Statement 114, impaired loans are reported at the present value of expected future cash flows at the loan's effective interest rate, and the loan's observable market price or fair value of the collateral, if the loan is collateral dependent. The impact of the adoption of Statements 114 and 118 was not material to the Bancorp.


                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


     INVESTMENT SECURITIES

    Investment securities are accounted for by applying the provisions of Statement of Financial Accounting Standards No. 115, Accounting of Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, the Bank can classify securities in one of three categories: trading, held-to-maturity, or available-for-sale. Trading securities are bought principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity.

    Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related taxes, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other than temporary, is charged to earnings. Gains or losses on the sale of securities are recorded on a completed transaction basis using specific identification and are reflected in the accompanying statements of operations as part of other noninterest income.

    Trading account securities are stated at fair value. Trading account gains and losses from closing positions and from changes in market values of the trading inventory are reflected in the accompanying statement of operations as part of other noninterest income. Bancorp did not maintain any trading account securities in 1995 or 1994.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     RECLASSIFICATION

    Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

(2) TERM DEBT

    The Bancorp and subsidiaries borrowed $1,400,000 to fund the purchase of real estate and cover initial start up expenses. This debt was paid off prior to December 31, 1994 with proceeds Bancorp received through the issuance of common shares in the private placement offering (see note 12).



                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


(3) INVESTMENT SECURITIES

    The following tables represent amortized cost, gross unrealized gains and losses, and fair value for the investment securities at December 31, 1995 and 1994. These tables are by contractual maturity which may differ from actual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



===================================================================================
                                              December 31, 1995
                                  -------------------------------------------------
                                                Gross       Gross     Approximate
                                  Amortized   unrealized  unrealized    market
                                    cost        gains       losses       value
- -----------------------------------------------------------------------------------
                                                 (in thousands)
Available-for-sale:
   Federal Agencies - due in
        one year or less            $8,974       -          (3)         8,971
   Corporate notes - due in one
        year or less                   497       2           -            499
   Corporate notes - due in one
        to five years                1,501       3          (1)         1,503
   Common Stock - Libertyville
        Bancorp, Inc.                  350       -           -            350
   Federal Reserve Bank stock          212       -           -            212
- -----------------------------------------------------------------------------------
                                   $11,534       5          (4)        11,535
===================================================================================

===================================================================================
                                                December 31, 1994
                                ---------------------------------------------------
                                             Gross       Gross     Approximate
                                Amortized  unrealized  unrealized    market
                                  cost       gains       losses       value
- -----------------------------------------------------------------------------------
                                            (in thousands)
 Held-to-maturity:
    Federal Agencies - due in
         one year or less        $8,974       -          (71)        8,903
    Federal Reserve Bank stock      198       -           -            198
- -----------------------------------------------------------------------------------
                                 $9,172       -          (71)        9,101
===================================================================================

    There were no sales of investment securities in 1995 or 1994 and, accordingly, there were no realized gains or losses on sales of investment securities. At December 31, 1995, securities having a carrying value of $5,977,000 were pledged as collateral for public deposits. There were no pledged securities at December 31, 1994.



                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


    The Financial Accounting Standards Board's (FASB's) issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt & Equity Securities, permitted the transfer of securities from the Held to Maturity classification to the Available for Sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 29, 1995, the Bancorp's portfolio of securities Held to Maturity was transferred, in its entirety, to the securities Available for Sale classification. The carrying amount of the securities and the net unrealized gain related to the transfer were $11,534,000 and $1,000, respectively.


(4)  LOANS

    A summary of the loan portfolio by category at December 31, 1995 and 1994 is as follows:



                                            1995     1994
- -----------------------------------------------------------------------------------
                                           (in thousands)

    Commercial                            $20,344    3,551
    Home equity                            19,121    5,175
    Residential                             8,557      465
    Installment                            15,417      427
- -----------------------------------------------------------------------------------
                                          $63,439    9,618
===================================================================================


    Certain officers and directors of Bancorp and its subsidiaries and certain corporations and individuals related to such persons incurred indebtedness totaling approximately $1,298,000 in the form of loans from the Bank. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.




                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------




(5) ALLOWANCE FOR POSSIBLE LOAN LOSSES

    A summary of the changes in the allowance for possible loan losses for the periods ending December 31, 1995 and 1994 is as follows:



                                                 1995     1994
- -----------------------------------------------------------------------------------
                                                 (in thousands)
    Allowance at beginning of period             $ 50     -
    Provision                                     428     50
    Charge-offs                                   (38)    -
    Recoveries                                     -      -
- -----------------------------------------------------------------------------------
    Allowance at end of period                   $440     50
===================================================================================


    The provision for possible loan losses is charged to operations and recognized loan losses (recoveries) are charged (credited) to the allowance for possible loan losses. At December 31, 1995, non-accrual loans had a carrying value approximating $519,000. The recorded investment in loans considered to be impaired loans under Statement 114, at December 31, 1995, approximated $492,000 for which no specific allowance for loan losses was required in accordance with Statement 114.


(6)  PREMISES AND EQUIPMENT, NET

    A summary of premises and equipment at December 31, 1995 and 1994 is as follows:



                                                 1995     1994
- -----------------------------------------------------------------------------------
                                               (in thousands)
    Land                                       $  666      189
    Buildings                                   3,830    1,830
    Furniture and equipment                     1,031      542
    Leasehold improvements                        480       -
- -----------------------------------------------------------------------------------
                                                6,007    2,561
    Less accumulated depreciation
      and amortization                            200       39
- -----------------------------------------------------------------------------------
                                               $5,807    2,522
===================================================================================



                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


(7)  TIME DEPOSITS

    Certificates of deposit in amounts of $100,000 or more approximated $20,069,000 and $2,400,000 at December 31, 1995 and 1994, respectively. For the periods ended December 31, 1995 and 1994, interest expense related to these deposits approximated $584,000 and $16,000, respectively.


(8)  LEASE EXPENSE AND OBLIGATIONS

    Gross rental expense for all noncapitalized leases was $11,000 in 1995.
    Rental income was $26,000 in 1995.  Lease commitments are primarily for office space. Minimum gross rental commitments as of December 31, 1995 for all noncancelable leases are as follows:
- --------------------------------------------------------------------------------
                                                                  (in thousands)

                 1996                                          $      106
                 1997                                                 168
                 1998                                                 173
                 1999                                                 179
                 2000                                                 185
                 2001 and thereafter                                  651
- -----------------------------------------------------------------------------------
                 Total minimum future rentals                  $    1,462
===================================================================================
                 Minimum gross rental income as of December
                 31, 1995 for all noncancelable leases are as
                 follows:
- -----------------------------------------------------------------------------------
                                                                  (in thousands)

                 1996                                          $       23
                 1997                                                  24
                 1998                                                  25
                 1999                                                  26
                 2000                                                  27
                 2001 and thereafter                                   45
- -----------------------------------------------------------------------------------
                 Total minimum future rentals                  $      170
===================================================================================

(9)  INCOME TAXES

    The Bancorp had no Federal or state income tax expense in the years ended December 31, 1995 and 1994.



                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


    Income taxes for 1995 and 1994 differ from the expected tax expense for those years (computed by applying the applicable statutory U.S. Federal income tax rate of 34% to income before income taxes) as a result of the following:



                                                           1995     1994
- -----------------------------------------------------------------------------------
                                                          (in thousands)
        Computed "expected" income tax expense           $ (293)    (263)
        Increase (decrease) in tax resulting from:
           Valuation allowance for deferred tax assets      347      262
           Other, net                                       (54)       1
- -----------------------------------------------------------------------------------
                                                         $   -        -
===================================================================================

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:
- -----------------------------------------------------------------------------------

                                                          1995      1994
- -----------------------------------------------------------------------------------
                                                          (in thousands)
        Deferred tax assets:
           Startup costs                                 $  114      140
           Federal net operating loss carryforward          766      264
           State net operating loss carryforward            183       56
           Other, net                                         3        -

        Total gross deferred tax assets                   1,066      460
        Valuation allowance                                 693      346
- -----------------------------------------------------------------------------------
        Total net deferred tax assets                       373      114
===================================================================================

        Deferred tax liabilities:
           Allowance for possible loan losses                30       33
           Premises and equipment, due to
             differences in depreciation                     41        1
           Accrual to cash adjustment                       252       58

           Other, net                                        50       22
- ---------------------------------------------------------------------------------
        Total gross deferred tax liabilities                373      114
- ---------------------------------------------------------------------------------
        Net deferred tax assets                            $ -        -
=================================================================================


                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    At December 31, 1995, Bancorp had Federal net operating losses of approximately $2,253,000, and state net operating losses of approximately $2,555,000. Such amounts are available for carryforward to offset future taxable income and expire in 2009-2010. The realization of such deferred tax assets in future years is uncertain due to the lack of a sufficient tax history. As a result, a valuation allowance has been recognized for the portion of the net operating loss carryforwards not offset by deferred tax liabilities.


(10) COMPENSATION PLANS

    Effective September 16, 1994 upon shareholder approval, Bancorp adopted a Stock Option Plan (Plan) which provides options to purchase an aggregate of up to 31,500 shares of Bancorp's common stock at the fair market value of the stock on the date the option is granted. The Plan permits the grant of incentive stock options, nonqualified stock options, and restricted stock. It covers certain key employees of Bancorp. The incentive and nonqualified options expire at such time as the Stock Option Committee shall determine at the time of grant; however, in no case shall they be exercisable later than ten years after the grant. These options generally vest 10% in the first year subsequent to the grant, 10% in the second year subsequent to the grant, 20% in the year in which the Company attains certain profitability levels, and 20% in each year thereafter.

    A summary of the activity in the Plan for 1995 and 1994 is as follows:



=================================================================================
                                                         Common    Range of
                                                         Shares  Strike Prices
- ---------------------------------------------------------------------------------

        Beginning balance at December 30, 1992             -         -
        Granted                                          23,000    $50.00
        Exercised                                          -         -
        Forfeited or canceled                              -         -
- ---------------------------------------------------------------------------------
        Outstanding at December 31, 1994                 23,000    $50.00

        Granted                                           6,100  $60.00-$75.00
        Exercised                                          -          -
        Forfeited or canceled                              -          -
- ---------------------------------------------------------------------------------
        Outstanding at December 31, 1995                 29,100  $50.00-$75.00
- ---------------------------------------------------------------------------------
        Available for grant at December 31, 1995          2,400
=================================================================================




                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

     In December 1995, the Board of Directors approved the granting of 9,614 additional common stock options to employees and certain directors of the Company. The grants are subject to the approval of the stockholders to increase the number of authorized shares under the Plan by 20,000 to accommodate such grants. Stockholder approval was requested in March 1996 and is pending final vote.

     During 1995, Bancorp provided a 401(k) Retirement Savings Plan (401(k)
     Plan). The 401(k) Plan covers all employees meeting certain eligibility requirements. Contributions by employees are made through salary reductions at their direction, limited to $9,240 annually. Employer contributions to the 401(k) Plan are made at the employer's discretion. Participants completing 501 hours of service are eligible to share in an allocation of employer contributions. No employer contributions were made in 1995.


(11) REGULATORY RESTRICTIONS

     Banking laws place restrictions upon the amount of dividends which can be paid to Bancorp by the subsidiaries. Based on these laws, the Bank is not permitted to pay dividends until such time as any previous operating losses have been recovered through earnings. No cash dividends were paid to Bancorp by the subsidiaries during the periods ended December 31, 1995 and 1994.

     The Bank is required to maintain a 9% of capital to asset ratio for three years as a de novo Bank.

     The Bank is required by the Federal Reserve Act to maintain reserves against deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank and are based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. At December 31, 1995 and 1994, reserve balances of approximately $357,000 and $25,000, respectively, were required.


(12) SHAREHOLDERS' EQUITY

     Bancorp was incorporated on December 30, 1992 and initially capitalized through the issuance of 1,000 no par common shares at $1 each; 10,000 no par preferred convertible shares at $50 each; and 5,000 no par common stock series A warrants at $5 each. Each series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

     Subsequent to the initial capitalization, in 1994, Bancorp raised an additional $8,670,000 through the private placement issuance of 173,480 no par common shares. During the initial period of operations, Bancorp allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.

     The 10,000 preferred shares initially outstanding were exchanged for 22,500 common shares of the Bancorp common stock. The preferred stock received was retired by the Bancorp.


                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

       The Bancorp also has a stock rights plan for certain key employees and Directors. Each stock right entitles the holder to purchase one share of the Bancorp's common stock for $40.00 per share. The plan was adopted on December 1, 1993 and expires on December 1, 2003. The plan provides for the issuance of a total of 20,000 such rights. All of the stock rights have been awarded. As of December 31, 1995, none of the stock rights have been exercised.

       Because of growth, during 1995, the Bancorp authorized the issuance of 53,334 shares of common stock at $75 per share. As of December 31, 1995, this issuance resulted in an additional 49,875 shares sold, resulting in proceeds of approximately $3.7 million.


 (13)  COMMITMENTS AND CONTINGENT LIABILITIES

       Bancorp is subject to routine litigation arising in the normal course of their business. In the opinion of management after consultation with legal counsel, liabilities arising from these proceedings, if any, are not expected to be material to Bancorp's financial position.

       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

       The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bancorp has in these financial instruments.

       The Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bancorp uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

       Financial instruments whose contract amount represent credit risk at December 31, 1995 are as follows:

=================================================================================
                                                              (in thousands)
       Commitments to extend credit                                 $   26,137
       Letters of credit                                                   405
- ---------------------------------------------------------------------------------

       Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but may include residential real estate, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.


                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


       Letters of credit written are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party and are subject to the same credit review and approval process as loans.


 (14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table presents the carrying amounts and estimated fair values of Bancorp's financial instruments at December 31, 1995. Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                        Carrying   Fair
                                                         value     value
- ---------------------------------------------------------------------------------
                                                          (in thousands)
            Financial assets:
               Cash and demand balances due from banks    $3,772    3,772
               Interest-bearing deposits at banks          7,000    7,000
               Federal funds sold                         12,000   12,000
               Available-for-sale securities              11,535   11,535
               Loans                                      63,439   63,486
               Allowance for possible loan losses           (440)    (440)
               Accrued interest receivable                   571      571
            Financial liabilities:
               Non-maturity deposits                      43,456   43,456
               Deposits with stated maturities            50,201   50,658
               Accrued interest payable                      142      142
- ---------------------------------------------------------------------------------


    Cash and demand balances due from banks and Federal funds sold: The carrying value of cash and demand balances due from banks and Federal funds sold approximates fair value due to the short maturity of those instruments.

    Interest-bearing deposits at banks and securities: Fair values of these instruments are based on quoted market prices of comparable assets.

    Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are analyzed by type such as commercial, residential real estate, etc. Each category of loans is further segmented into fixed and variable interest rate terms.


                                                                     (Continued)

NORTH SHORE COMMUNITY BANCORP, INC.

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


       For variable-rate loans that reprice frequently, estimated fair values are based on carrying values. The fair value of residential real estate loans is based on secondary market sources for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate inherent in the loan.

       Accrued interest receivable and accrued interest payable: The carrying value of accrued interest receivable and accrued interest payable approximates market value due to the relatively short period of time to expected realization.

       Deposit liabilities: The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of year-end (i.e. the carrying value). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently in effect for deposits of similar remaining maturities.

       Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit is based on fees currently charged to enter into similar arrangements, the remaining term of the agreement, the present creditworthiness of the counterparty, and the difference between current interest rates and committed interest rates on the commitments. Because most of Bancorp's commitment agreements were recently entered into and/or contain variable interest rates, the carrying value of Bancorp's commitments to extend credit approximates fair value.


 (15) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR'S REPORT

       The Board of Directors have approved a proposed Agreement and Plan of Reorganization (Agreement) by and among Bancorp, Hinsdale Bancorp, Inc., Lake Forest Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation (the Constituents) with North Shore Community Bancorp, Inc. as the Resulting Corporation. As a part of the merger, North Shore Community Bancorp, Inc. will be renamed to "WINTRUST FINANCIAL CORPORATION" (WINTRUST). Pursuant to the Agreement, common stock of WINTRUST will be exchanged for the outstanding shares of common stock of the Constituents based upon exchange ratios specified in the Agreement. The proposed transaction is contemplated to be accounted for as a pooling of interests transaction and is subject to shareholder and regulatory approval.

                          INDEPENDENT AUDITORS' REPORT


   To the Board of Directors and
        Stockholders of Lake Forest
        Bancorp, Inc. and Subsidiary:


   We have audited the accompanying consolidated statements of condition of Lake Forest Bancorp, Inc. and subsidiary (Bancorp) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lake Forest Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                   /s/ KPMG Peat Marwick LLP


   March 1, 1996

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Condition

(in thousands, except share data)

                                                                                                December 31,
                                                                         March 31,      ----------------------------
                          ASSETS                                           1996              1995            1994
- --------------------------------------------------------------------------------------------------------------------
                                                                        (unaudited)
Cash and demand balances due from banks                               $       4,291            3,680           6,379
Money market assets:
 Interest-bearing deposits at banks                                             100           21,100          16,699
 Federal funds sold                                                          18,855           13,100           7,135
Investment securities:
 Held-to-maturity, at amortized cost (fair value of
    $4,988 in 1996, $4,959 in 1995 and $29,270 in 1994)                       5,002            5,002          29,984
 Available-for-sale, at fair value                                           57,465           33,890           5,917
Loans                                                                       121,055          110,673          70,258
 Less allowance for possible loan losses                                        950              938             642
- --------------------------------------------------------------------------------------------------------------------
Net loans                                                                   120,105          109,735          69,616

Premises and equipment, net                                                   8,098            8,144           7,222
Goodwill                                                                         44               45              47
Other assets                                                                  2,390            2,444           1,156
- --------------------------------------------------------------------------------------------------------------------
Total assets                                                          $     216,350          197,140         144,155
====================================================================================================================

                     LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-bearing                                                         17,094           16,930          13,787
 Interest-bearing                                                           182,927          164,256         112,280
- --------------------------------------------------------------------------------------------------------------------

Total deposits                                                              200,021          181,186         126,067
Accrued interest and other expenses                                             313              339             182
Short-term debt                                                               3,952            3,952           2,742
Repurchase agreements                                                            --               --           5,022
Treasury tax and loan                                                           631              528             694
Other liabilities                                                               338              221              24
- --------------------------------------------------------------------------------------------------------------------
Total liabilities                                                           205,255          186,226         134,731
- --------------------------------------------------------------------------------------------------------------------

Stockholders' equity
 Common stock $1 par value; 200,000 shares authorized;
  160,810, 160,605, and 158,993 shares issued and outstanding
  at March 31, 1996, December 31, 1995 and 1994, respectively                   161              161             159
 Convertible preferred stock no par value; 7,500 shares authorized;
  1,700 shares issued and outstanding                                             3                3               3
 Surplus                                                                      9,549            9,533           9,406
 Undivided profit (loss)                                                      1,185            1,007              (8)
 Net unrealized gain (loss) - securities available-for-sale,
   net of tax                                                                   197              210            (136)
- --------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                   11,095           10,914           9,424
- --------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                            $     216,350          197,140         144,155
====================================================================================================================

See accompanying notes to consolidated financial statements.

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Operations

(in thousands, except per share data)


- ----------------------------------------------------------------------------------------------------------------
                                                              Three months ended
                                                                  March 31,           Year ended December 31,
                                                              -------------------  ----------------------------
                                                                1996       1995       1995     1994      1993
- ----------------------------------------------------------------------------------------------------------------
                                                                   (unaudited)

Interest income:
 Loans, including fees                                    $    2,434     1,619       8,058    4,412     2,419
 Money market assets:
  Interest-bearing deposits at banks                             148       348       1,330      555       258
  Federal funds sold                                             204       197         876      361       239
 Investment securities                                           659       501       1,916    1,380       827
- ----------------------------------------------------------------------------------------------------------------

Total interest income                                          3,445     2,665      12,180    6,708     3,743
- ----------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                                      2,124     1,630       7,473    3,744     1,904
 Short-term debt                                                  76        62         276       87        35
- ----------------------------------------------------------------------------------------------------------------

Total interest expense                                         2,200     1,692       7,749    3,831     1,939
- ----------------------------------------------------------------------------------------------------------------

Net interest income                                            1,245       973       4,431    2,877     1,804

Provision for possible loan losses                               110        63         301      240       240
- ----------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible
  loan losses                                                  1,135       910       4,130    2,637     1,564
- ----------------------------------------------------------------------------------------------------------------

Noninterest income:
 Service charges on deposits                                      34        32         146      105        92
 Fees on loans sold                                               68        28         349      275       551
 Gain on sale of securities                                       18         -           -       21        23
 Trust fees                                                      115        78         399      202        92
 Other                                                            23        11         221       46        25
- ----------------------------------------------------------------------------------------------------------------

Total noninterest income                                         258       149       1,115      649       783
- ----------------------------------------------------------------------------------------------------------------

Noninterest expense:
 Salaries and other compensation                                 620       478       2,283    1,436     1,179
 Net occupancy                                                   124        89         394      223       190
 Advertising                                                      34        58         234      152       106
 Data processing                                                  96        70         314      211       158
 Depreciation - furniture and equipment                           70        46         236      132        66
 Insurance                                                        18        85         222      239       151
 Other                                                           171       143         719      385       297
- ----------------------------------------------------------------------------------------------------------------

Total noninterest expense                                      1,133       969       4,402    2,778     2,147
- ----------------------------------------------------------------------------------------------------------------

Net income before income taxes                                   260        90         843      508       200

Income tax expense/(benefit)                                      82         -        (172)       -         -
- ----------------------------------------------------------------------------------------------------------------

Net income                                                $      178        90       1,015      508       200
================================================================================================================

Earnings per share                                        $     1.01      0.54        5.95     3.05      1.32
================================================================================================================

See accompanying notes to consolidated financial statements.

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

(in thousands)


=========================================================================================================================
                                                                                             Net
                                                                                           unrealized
                                                                                           gain (loss)
                                                                                               on
                                                                              Undivided     securities        Total
                                           Common       Preferred              profits      available     stockholders'
                                            stock         stock     Surplus     (loss)       for sale         equity
- -------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1992               $  126          3        6,819        (716)           -            6,232

Common stock issuance                          32          -        2,550           -            -            2,582

Net income                                      -          -            -         200            -              200

Change in unrealized gain on securities
 available-for-sale, net of tax effect of $8    -          -            -           -           16               16
- -------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                  158          3        9,369        (516)          16            9,030

Common stock issuance                           1          -           37           -            -               38

Net income                                      -          -            -         508            -              508

Change in unrealized gain on securities
 available-for-sale, net of tax effect of $53   -          -            -           -         (152)            (152)
- -------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                  159          3        9,406          (8)        (136)           9,424

Common stock issuance                           2          -          127           -            -              129

Net income                                      -          -            -       1,015            -            1,015

Change in unrealized gain on securities
 available-for-sale, net of tax
  effect of $108                                -          -            -           -          346              346
- -------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                  161          3        9,533       1,007          210           10,914

Common stock issuance                           -          -           16           -            -               16

Net income                                      -          -            -         178            -              178

Change in unrealized gain on securities
 available-for-sale, net of tax effect of $6    -          -            -           -          (13)             (13)
- -------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996 (unaudited)       $ 161          3        9,549       1,185          197           11,095
=========================================================================================================================

See accompanying notes to consolidated financial statements.

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows

(in thousands)


- -----------------------------------------------------------------------------------------------------------------------------------
                                                                            Three months ended
                                                                                 March 31,              Year ended December 31,
                                                                         ------------------  ------------------------------------
                                                                            1996         1995         1995       1994       1993
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                          (unaudited)
Cash flows from operating activities:
 Net income                                                             $    178           90        1,015        508        200
 Adjustments to reconcile net income to net cash provided
   by operating activities:
   Provision for possible loan losses                                        110           63          301        240        240
   Depreciation and amortization                                             116           90          413        194        141
   Deferred income taxes                                                     (82)           -            9          -          -
   Gain on sales of investment securities, net                               (18)           -            -        (21)       (23)
   Amortization of goodwill                                                    1            1            2          2          2
   Net accretion/amortization of investment securities                      (127)          10         (219)       139        276
   Net increase in other assets                                              143         (464)      (1,296)      (519)      (293)
   Increase (decrease) in accrued interest and other liabilities              91          (24)         246        148         (9)
- ------------------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                    412         (234)         471        691        534
- ----------------------------------------------------------------------------------------------------------------------------------
- --

Cash flows from investing activities:
 Net increase (decrease) in interest-bearing deposits at banks            21,000      (19,000)      (4,401)   (10,500)     3,801
 Net decrease (increase) in federal funds sold                            (5,755)      (1,205)      (5,965)     6,520     (6,142)
 Purchase of Federal Reserve Bank stock                                       -             -          (26)       (36)      (136)
 Purchase of premises and equipment                                          (70)        (233)      (1,335)    (2,971)    (2,768)
 Proceeds from sale of investment securities, available for sale             126            -        5,006      4,944      6,140
 Proceeds from maturities of investment securities, held to maturity           -       17,500       20,000     23,500     14,955
 Proceeds from maturities of investment securities, available for sale    61,969       10,525       80,234      8,900    (39,157)
 Purchases of investment securities, held to maturity                          -            -            -    (43,853)         -
 Purchases of investment securities, available for sale                  (85,545)     (24,849)    (107,533)    (5,646)         -
 Net increase in loans                                                   (10,480)      (6,810)     (40,420)   (24,807)   (22,280)
- ----------------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                    (18,755)     (24,072)     (54,440)   (43,949)   (45,587)
- ----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
 Net increase in deposits                                                 18,835       25,551       55,119     44,615     38,456
 Net increase (decrease) in treasury tax and loan                            103         (412)        (166)        92        369
 Net decrease (increase) in securities sold under agreement to
   repurchase                                                                  -       (5,022)      (5,022)       (22)     5,044
 Net proceeds from issuance of common stock                                   16           41          129         38      2,582
 Increase in short-term debt                                                   -          180        1,210      2,742          -
 Repayment of short-term debt                                                  -            -            -          -       (600)
- ----------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                 18,954       20,338       51,270     47,465     46,451
- ----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                         611       (3,968)      (2,699)     4,207      1,398
Cash and cash equivalents at beginning of year                             3,680        6,379        6,379      2,172      1,374
- ----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                $  4,291        2,411        3,680      6,379      2,772
==================================================================================================================================

Supplemental disclosures of cash flow information -
 cash paid during the year for:
  Interest                                                              $  2,226        1,653        7,592      3,690      1,951
  Income taxes                                                                 -            -            -          -          -
==================================================================================================================================

See accompanying notes to consolidated financial statements.

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements



- --------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements of Lake Forest Bancorp, Inc., (Bancorp) and its wholly owned subsidiary, Lake Forest Bank and Trust Company (the Bank) have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry.
     All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

     The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of Bancorp, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

          PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets ranging from five to ten years for equipment and the lesser of the useful life or life of the lease for premises and leasehold improvements. Additions to premises are capitalized. Maintenance and repairs are charged to expense as incurred.

          INCOME TAXES

     The Bancorp files consolidated Federal and state income tax returns which include the Bank. The Bank provides for income taxes on a separate return basis and remits to Bancorp amounts determined to be currently payable. Tax benefits attributable to losses are recognized and allocated to the extent that such losses can be utilized in the consolidated return.

     Bancorp and the Bank record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements



================================================================================

          CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, Bancorp considers all cash on hand, cash items in the process of collection, and amounts due from correspondent banks to be cash equivalents.

          INTANGIBLE ASSETS

     Goodwill, representing the cost in excess of the fair value of net assets acquired from Crabtree Trust Company is amortized on a straight-line basis over a period of 25 years.

          LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Loans are recorded at the principal amount outstanding. The allowance for possible loan losses is maintained at a level adequate to provide for potential loan losses. The Bank receives loan fees for loans originated by the Bank, as well as for loan referrals. Fees associated with loans originated by the Bank are deferred and amortized over the life of the loan as an adjustment of yield using the interest method. Loan fees for referrals are recognized as income when received.

     On January 1, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114), as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (Statement
     118). Under Statement 114, impaired loans are reported at the present value of expected future cash flows at the loan's effective interest rate, and the loan's observable market price or fair value of the collateral, if the loan is collateral dependent. The impact of the adoption of Statements 114 and 118 was not material to the Bancorp.

     On January 1, 1996, the Bancorp adopted Financial Accounting Standards Board Statement No. 122, Accounting for Mortgage Servicing Rights, an amendment to FASB Statement No. 65 (Statement 122). Statement 122 provides guidance for the recognition of mortgage servicing rights as a separate asset when servicing mortgage loans for others, regardless of how those rights are acquired. Also, Statement No. 122 requires the measurement of impairment of those servicing rights based upon the difference between the carrying amount of the servicing rights and their current fair value with a valuation allowance utilized to account for the difference. The impact of the adoption of Statement 122 is not expected to be material to the Bancorp.

          INVESTMENT SECURITIES

     Investment securities are accounted for by applying the provisions of Statement of Financial Accounting Standards No. 115, Accounting of Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, the Bank can classify securities in one of three categories: trading, held-to-maturity, or available-for-sale. Trading securities are bought principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity.




                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements



================================================================================

     Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related taxes, are excluded from earnings and reported as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other than temporary, is charged to earnings. Gains or losses on the sale of securities are recorded on a completed transaction basis using specific identification and are reflected in the accompanying statements of operations as part of other noninterest income.

     Trading account securities are stated at fair value. Trading account gains and losses from closing positions and from changes in market values of the trading inventory are reflected in the accompanying statement of operations as part of other noninterest income. Bancorp did not maintain any trading account securities in 1995, 1994, or 1993.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

          TRUST ASSETS

     Assets held by the Bancorp in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such are not assets of Bancorp or its subsidiary. Fee income is recognized on an accrual basis for financial reporting purposes.

          PER SHARE DATA

     Earnings per share are calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each period.

          RECLASSIFICATION

     Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.


(2)  SHORT-TERM DEBT

     On December 30, 1993 the Bancorp entered into a revolving loan agreement with an unaffiliated bank allowing the Bancorp to borrow up to $3,500,000. This agreement was amended on June 30, 1995 to allow the Bancorp to borrow up to $5,000,000. The loan is secured by 100% of the common stock of the Bank. Borrowings under the agreement bear interest at the prime rate and will be due quarterly. The final maturity date for the agreement is December 31, 1996. At




                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================

     December 31, 1995 and 1994, a total of $3,952,000 and $2,742,000, respectively, had been drawn under the agreement. The Bank pays a 1/4 of 1% per annum commitment fee on amounts undrawn.


(3)  INVESTMENT SECURITIES

     The following table represents amortized cost, gross unrealized gains and losses, and fair value for the investment securities held-to-maturity and available-for-sale at December 31, 1995 and 1994. This table is by contractual maturity which may differ from actual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



================================================================================

                                                          December 31, 1995
                                            ------------------------------------------
                                                            Gross       Gross
                                            Amortized    unrealized  unrealized   Fair
                                               cost         gains      losses    value
- --------------------------------------------------------------------------------------
                                                            (in thousands)
      Held-to-maturity -
         U.S. Treasury - due
            in one to five years            $  5,002           -        (43)     4,959
- --------------------------------------------------------------------------------------
      Total securities held-to-maturity        5,002           -        (43)     4,959

- --------------------------------------------------------------------------------------

      Available-for-sale:
          Federal agencies - due in one
             year or less                     10,486           -         (5)    10,481
          Federal agencies - due in one
             to five years                     2,503           -        (12)     2,491
          Corporate notes - due in one
             year or less                     14,599          14         (3)    14,610
          Corporate notes - due in one
             to five years                     4,032          17         (4)     4,045
          Common stock - Hinsdale
             Bancorp, Inc.                       638         111           -       749
          Common stock - North Shore
             Community Bancorp, Inc.             648         200           -       848
          Common stock - Libertyville
             Bancorp, Inc.                       350           -           -       350
          Federal Reserve Bank stock             316           -           -       316
- --------------------------------------------------------------------------------------

      Total securities available-for-sale     33,572         342        (24)    33,890
- --------------------------------------------------------------------------------------

      Total investment securities           $ 38,574         342        (67)    38,849
======================================================================================



                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


========================================================================================

                                                           December 31, 1994
                                             -------------------------------------------
                                                           Gross       Gross
                                             Amortized  unrealized  unrealized   Fair
                                                cost       gains       losses    value
- ----------------------------------------------------------------------------------------
                                                      (in thousands)
      Held-to-maturity:
          U.S. Treasury - due
            in one to five years            $  10,009           -        (494)     9,515
          Federal agencies -
            due in one year or less            19,975           8        (228)    19,755
- ----------------------------------------------------------------------------------------
      Total securities held-to-maturity        29,984           8        (722)    29,270
- ----------------------------------------------------------------------------------------

      Available-for-sale:
           Corporate notes - due in one
             year or less                         700           1         -          701
           Corporate notes - due in one
             to five years                      4,208          19        (155)     4,072
           Common stock - Hinsdale
             Bancorp, Inc.                        454           -         -          454
           Common Stock - North Shore
             Community Bancorp, Inc.              400           -         -          400
           Federal Reserve Bank stock             290           -         -          290
- ----------------------------------------------------------------------------------------

      Total securities available-for-sale       6,052          20        (155)     5,917
- ----------------------------------------------------------------------------------------

      Total investment securities           $  36,036          28        (877)    35,187
========================================================================================


     During 1995 and 1994, the Bancorp had gross realized gains on sales of investment securities classified as available-for-sale of $226 and $21,000, respectively. During 1993, the Bancorp had gross realized gains on sales of investment securities of $46,000 and gross realized losses of $23,000, resulting in a net gain of $23,000. At December 31, 1995 and 1994, investment securities having a carrying value of $20,982,000 and $21,919,000, respectively, were pledged as collateral for securities sold under agreement to repurchase, public deposits, and trust deposits. Securities carried at $0 and $5,006,000 were sold under agreement to repurchase at December 31, 1995 and 1994, respectively.


     The Financial Accounting Standards Board's (FASB's) issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt & Equity Securities permitted the transfer of securities from the held-to-maturity classification to the available-for-sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 29, 1995, the amortized cost and net unrealized gain of Bancorp's portfolio of securities held-to-maturity transferred to the securities available-for-sale classification was $32,428,000 and $318,000, respectively.

                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

================================================================================
(4)  LOANS

     A summary of the loan portfolio by category at December 31, 1995 and 1994 is as follows:



================================================================================

                                                                1995      1994
- --------------------------------------------------------------------------------
                                                              (in thousands)

     Commercial                                             $  52,811   31,852
     Home equity                                               23,239   15,455
     Residential                                               19,500   19,260
     Installment                                               15,123    3,691
- --------------------------------------------------------------------------------

                                                              110,673   70,258
     Less allowance for possible loan losses                      938      642
- --------------------------------------------------------------------------------

                                                            $ 109,735   69,616
================================================================================


     Certain officers and directors of Bancorp and its subsidiaries and certain corporations and individuals related to such persons borrowed funds from the Bank. These loans totaling $1,180,000 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.


(5)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

     A summary of the changes in the allowance for possible loan losses for years ending December 31, 1995, 1994, and 1993 is as follows:

================================================================================

                                                            1995   1994   1993
- --------------------------------------------------------------------------------
                                                               (in thousands)

     Allowance at beginning of period                      $  642    422    182
     Provision                                                301    240    240
     Charge-offs                                               (5)   (20)    -
     Recoveries                                                -      -      -

- --------------------------------------------------------------------------------
     Allowance at end of period                           $   938    642    422
================================================================================



                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================




     The provision for possible loan losses is charged to operations, and recognized loan losses (recoveries) are charged (credited) to the allowance for possible loan losses. At December 31, 1995, nonaccrual loans had a carrying value of $150,000. There were no nonaccrual loans as of December 31, 1994. There were no material impaired loans as of and for the year ended December 31, 1995.


(6)  PREMISES AND EQUIPMENT, NET

     A summary of premises and equipment at December 31, 1995 and 1994 is as follows:

================================================================================

                                                                1995       1994
- --------------------------------------------------------------------------------
                                                                (in thousands)

     Land                                                     $  1,300      967
     Buildings and improvements                                  5,884    5,144
     Furniture and equipment                                     1,777    1,172
     Construction in progress                                       16      379
- --------------------------------------------------------------------------------

                                                                 8,977    7,662
     Less accumulated depreciation and amortization                833      440
- --------------------------------------------------------------------------------

                                                              $  8,144    7,222
===============================================================================



(7)  TIME DEPOSITS

     Certificates of deposit in amounts of $100,000 or more approximated $42,835,000 and $29,957,000, respectively, at December 31, 1995 and 1994.
     Interest expense related to these deposits approximated $1,442,000, $859,000, and $294,000 for the periods ended December 31, 1995, 1994, and 1993, respectively.

                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements
==============================================================================




(8)  LEASE EXPENSE AND OBLIGATIONS

     Gross rental expense for all noncapitalized leases was $192,000, $133,000, and 127,000 in 1995, 1994, and 1993, respectively. Rental income was $141,000, $99,000 and $29,000 in 1995, 1994, and 1993, respectively.
     Lease commitments are primarily for office space. Minimum gross rental commitments as of December 31, 1995 for all noncancelable leases are as follows:

================================================================================
                                        (in thousands)

     1996                                    $  195
     1997                                       201
     1998                                       208
     1999                                       215
     2000                                       222
     2001 and thereafter                        550
- --------------------------------------------------------------------------------

     Total minimum future rentals            $1,591
================================================================================

     Minimum gross rental income as of December 31, 1995 for all noncancelable leases are as follows:

===============================================================================
                                                                  (in thousands)

     1996                                                                $   57
     1997                                                                     8
     1998                                                                     8
     1999                                                                     2
     2000 and thereafter                                                      -
- --------------------------------------------------------------------------------

     Total minimum future rentals                                        $   75
================================================================================



(9) INCOME TAXES

    The Bancorp had no Federal or state income tax expense in the each of the years in the three-year period ended December 31, 1995. In 1995, the Bancorp recorded a tax benefit of $172,199 as management determined that the realization of certain deferred tax assets not previously valued was more likely than not to occur.




                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements
===============================================================================


    Income taxes for 1995, 1994, and 1993 differ from the expected tax expense for those years (computed by applying the applicable statutory U.S. Federal income tax rate to income before income taxes) as follows:



==================================================================================
                                                           1995     1994     1993
- ----------------------------------------------------------------------------------
                                                              (in thousands)

    Computed "expected" income tax expense                $ 287      174       68
    Decrease in tax resulting from:
       Valuation allowance for deferred tax assets         (454)    (167)     (68)
       Other, net                                            (5)      (7)        -

- -----------------------------------------------------------------------------------
    Income tax benefit                                    $(172)        -        -
===================================================================================


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:


=================================================================================
                                                              1995     1994
- ---------------------------------------------------------------------------------
                                                              (in thousands)
  Deferred tax assets:
     Allowance for possible loan losses                         $  216       63
     Startup costs                                                  35       30
     Deferred compensation                                          46       46
     Federal net operating loss carryforward                       406      621
     State net operating loss carryforward                         199      200
     Unrealized loss on available-for-sale securities                -       53
     Other, net                                                     12        6
- ---------------------------------------------------------------------------------

  Total gross deferred tax assets                                  914    1,019
  Valuation allowance                                                -      454
- ----------------------------------------------------------------------------------

  Total net deferred tax assets                                    914      565
- ----------------------------------------------------------------------------------

  Deferred tax liabilities:
     Premises and equipment, due to
        differences in depreciation                                164       71
     Accrual to cash adjustment                                    565      446
     Unrealized gain on available-for-sale securities              108        -
     Other, net                                                     68       48
- ---------------------------------------------------------------------------------

  Total gross deferred tax liabilities                             905      565
- ---------------------------------------------------------------------------------

  Net deferred tax asset                                        $    9        -
==================================================================================




                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


===============================================================================


     The realization of deferred tax assets in 1994 was uncertain due to the lack of an adequate earnings history for the Bancorp and the Bank. As a result, in 1994, a valuation allowance had been established for the portion of the gross deferred tax assets not offset by deferred tax liabilities.
     In 1995, management believes it is more likely than not that the gross deferred tax asset will be fully realized. Therefore, no valuation allowance has been recorded as of December 31, 1995.

     At December 31, 1995, Bancorp had federal net operating losses of approximately $1,195,000, and state net operating losses of approximately $2,763,000. Such amounts are available for carryforward to offset future taxable income and expire in 2006-2010.


(10) COMPENSATION PLANS

     Bancorp has a 1991 Stock Option Plan and a 1993 Stock Option Plan (Plans) which provide options to purchase an aggregate of up to 37,865 shares of Bancorp's common stock at the fair market value of the stock on the date the option is granted. The Plans permit the grant of incentive stock options, nonqualified stock options, and restricted stock. They cover substantially all employees of Bancorp. The incentive and nonqualified options expire at such time as the Stock Option Committee shall determine at the time of grant; however, in no case shall they be exercisable later than ten years after the grant. The options generally vest at a rate of 10% in the first year subsequent to the grant, 10% in the second year subsequent to the grant, and continue to vest 20% in the year in which the Bank attains certain profitability levels, and 20% in the subsequent three years, if Bancorp is profitable.



                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================


    A summary of the activity in the Plans for 1995, 1994, and 1993 is as follows:


=======================================================================
                                                  Common    Range of
                                                  shares  strike prices
- -----------------------------------------------------------------------

        Outstanding at January 1, 1993            21,703   $61.00-70.00
        Granted                                   11,649          75.00
        Exercised                                      -              -
        Forfeited or canceled                          -              -
- -----------------------------------------------------------------------

        Outstanding at December 31, 1993          33,352    61.00-75.00
        Granted                                    3,330    75.00-90.00
        Exercised                                    200          70.00
        Forfeited or canceled                      2,300          70.00
- -----------------------------------------------------------------------

        Outstanding at December 31, 1994          34,182    61.00-90.00
        Granted                                    2,600          90.00
        Exercised                                  1,163          75.00
        Forfeited or canceled                        250    75.00-90.00
- -----------------------------------------------------------------------

        Outstanding at December 31, 1995          35,369   $61.00-90.00
- -----------------------------------------------------------------------

        Available for grant at December 31, 1995   1,133
=======================================================================


     Bancorp also provides a 401(k) Retirement Savings Plan (401(k) Plan). The plan covers all employees meeting certain eligibility requirements. Contributions by employees are made through salary reductions at their direction, limited to $9,240 annually. Employer contributions to the 401(k) Plan are made at the employer's discretion. Participants completing 501 hours of service are eligible to share in an allocation of employer contributions. No employer contributions were made in 1995, 1994, or 1993. In conjunction with the 1993 capital stock offering the Board of Directors reserved 1,000 shares of common stock to be available for purchase by 401(k) Plan participants at $80 per share. During the years ended December 31, 1995 and 1994, 499 shares and 296 shares, respectively, were purchased by plan participants. There were no shares purchased by plan participants in 1993.




                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================




(11) REGULATORY RESTRICTIONS

     Banking laws place restrictions upon the amount of dividends which can be paid to Bancorp by the Bank. Based on these laws, the Bank could, subject to minimum capital requirements, declare dividends to Bancorp without obtaining regulatory approval in an amount not exceeding (a) undivided profits, and (b) the amount of net income reduced by dividends paid for the current and prior two years. No cash dividends were paid to Bancorp by the subsidiary during the periods ended December 31, 1995, 1994, and 1993.

     The Bank also is required by the Federal Reserve Act to maintain reserves against deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank and are based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. At December 31, 1995 and 1994 reserve balances of approximately $1,112,000 and $552,000, respectively, were required.


(12) CAPITAL

     During 1992 Bancorp issued and sold 7,333 of the 7,500 authorized preferred convertible shares to certain employees. Each share of preferred stock is convertible into 1.5 shares of common stock. To date, 5,633 preferred shares have been converted into 8,450 common shares. At December 31, 1995 and 1994, the remaining 1,700 preferred convertible shares remain outstanding.


(13) COMMITMENTS AND CONTINGENT LIABILITIES

     Bancorp is subject to routine litigation arising in the normal course of their business. In the opinion of management after consultation with legal counsel, liabilities arising from these proceedings, if any, are not expected to be material to Bancorp's financial position.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bancorp has in these financial instruments. The Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is


                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================


     represented by the contractual amounts of these instruments. The Bancorp uses the same credit policies in making loan commitments as it does for on-balance sheet loans. Financial instruments whose contract amounts represent credit risk at December 31, 1995 are as follows:

================================================================================
                                                                  (in thousands)


     Commitments to extend credit                                   $    31,133
     Letters of credit                                                      174
================================================================================


     Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but may include residential real estate accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Letters of credit written are conditional commitments issued by the Bancorp to guarantee the performance of a customer to a third party and are subject to the same credit review and approval process as loans.


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Bancorp's financial instruments at December 31, 1995. Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.


                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements







         ==============================================================

                                                     Carrying   Fair
                                                      value     value
         --------------------------------------------------------------
                                                     (in thousands)
         Financial assets:
            Cash and demand balances due from banks    $3,680    3,680
            Interest-bearing deposits at banks         21,100   21,100
            Federal funds sold                         13,100   13,100
            Held-to-maturity securities                 5,002    4,959
            Available-for-sale securities              33,890   33,890
            Loans                                     110,673  110,754
            Allowance for possible loan losses          (938)    (938)
            Accrued interest receivable                 1,258    1,258

         Financial liabilities:
            Nonmaturity deposits                       90,894   90,894
            Deposits with stated maturities            90,292   90,784
            Short-term debt                             3,952    3,952
            Treasury tax and loan                         528      528
            Accrued interest payable                      339      339
         ==============================================================


     Cash and demand balances due from banks and Federal funds sold: The carrying value of cash and demand balances due from banks and Federal funds sold approximates fair value due to the short maturity of those instruments.

     Interest-bearing deposits at banks and securities: Fair values of these instruments are based on quoted market prices of comparable assets.

     Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are analyzed by type such as commercial, residential real estate, etc. Each category of loans is further segmented into fixed and variable interest rate terms.

     For variable-rate loans that reprice frequently, estimated fair values are based on carrying values. The fair value of residential real estate loans is based on secondary market sources for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate inherent in the loan.

     Accrued interest receivable and accrued interest payable: The carrying value of accrued interest receivable and accrued interest payable approximates market value due to the relatively short period of time to expected realization.

                                                                     (Continued)

LAKE FOREST BANCORP, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements


================================================================================


     Deposit liabilities: The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, savings, NOW accounts, and money market accounts, is equal to the amount payable on demand as of year-end (i.e. the carrying value). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently in effect for deposits of similar remaining maturities.

     Short-term debt and treasury tax and loan: The carrying value of short-term debt and treasury tax and loan accounts approximate fair value due to the relatively short period of time to maturity or repricing.

     Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit is based on fees currently charged to enter into similar arrangements, the remaining term of the agreement, the present creditworthiness of the counterparty, and the difference between current interest rates and committed interest rates on the commitments. Because most of Bancorp's commitment agreements were recently entered into and/or contain variable interest rates, the carrying value of Bancorp's commitments to extend credit approximates fair value.

(15) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR'S REPORT

     The Board of Directors have approved a proposed Agreement and Plan of Reorganization (Agreement) by and among Bancorp, North Shore Community Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation (the Constituents) with North Shore Community Bancorp, Inc. as the Resulting Corporation. As a part of the merger, North Shore Community Bancorp, Inc. will be renamed to "WINTRUST FINANCIAL CORPORATION" (WINTRUST). Pursuant to the Agreement, common stock of WINTRUST will be exchanged for the outstanding shares of common stock of the Constituents based upon exchange ratios specified in the Agreement.
     The proposed transaction is contemplated to be accounted for as a pooling of interests transaction and is subject to shareholder and regulatory approval.

                          INDEPENDENT AUDITORS' REPORT


  To the Board of Directors and Stockholders of Hinsdale Bancorp, Inc. and Subsidiaries:


  We have audited the accompanying consolidated statements of condition of Hinsdale Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended and the period from September 25, 1992 to December 31, 1993. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hinsdale Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended and the period from September 25, 1992 to December 31, 1993, in conformity with generally accepted accounting principles.



                                       /s/ KPMG PEAT MARWICK LLP



  March 1, 1996

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Condition

(in thousands, except share data)

================================================================================

                                                                                    December 31,
                                                           March 31,       -------------------------------
        ASSETS                                                1996             1995             1994
- ----------------------------------------------------------------------------------------------------------
                                                          (unaudited)
Cash and demand balances due from banks                     $     1,612            3,048             1,308
Money market assets:
 Interest-bearing deposits at banks                                 --            16,000            11,500
 Federal funds sold                                              10,221           16,022            10,494
Investment securities:
 Held-to-maturity, at amortized cost
   (fair value of $17,220)                                          --               --             17,327
 Available-for-sale, at fair value                               32,440           15,409               --
Loans                                                            67,505           58,085            22,327
 Less allowance for possible loan losses                            583              479               180
- ----------------------------------------------------------------------------------------------------------
Loans, net                                                       66,922           57,606            22,147
Premises and equipment, net                                       5,085            5,941             3,155
Deferred organizational costs                                        76               84               116
Accrued interest receivable                                         929              824               267
Other assets                                                      1,260              934               205
- ----------------------------------------------------------------------------------------------------------
Total assets                                                $   118,545          115,868            66,519
==========================================================================================================
              LIABILITIES AND STOCKHOLDERS' EQUITY
- ----------------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-bearing                                             10,471           11,640             5,792
 Interest-bearing                                                95,921           92,762            53,390
- ----------------------------------------------------------------------------------------------------------
Total deposits                                                  106,392          104,402            59,182
Accrued interest payable                                            131              122                38
Term debt                                                         1,800            1,600               --
Other liabilities                                                   446              100                85
- ----------------------------------------------------------------------------------------------------------
Total liabilities                                               108,769          106,224            59,305
Stockholders' equity:
 Common stock no par value; stated value of $1;  350,000
  shares authorized; 207,137, 206,037, and 175,254 shares
  issued and outstanding at March 31, 1996, December 31,
  1995 and 1994, respectively                                       207              206               175
 Common stock Series A warrants no par value; 5,000 warrants
  authorized, issued, and outstanding                                25               25                25
 Common stock Series B warrants no par value; 5,000 warrants
  authorized, issued and outstanding                                --               --                --
 Surplus                                                          9,506            9,452             7,483
 Undivided profits (deficit)                                         19              (49)             (469)
 Net unrealized gain on securities available for sale,
  net of tax                                                         19               10               --
- ----------------------------------------------------------------------------------------------------------
Total stockholders' equity                                        9,776            9,644             7,214
- ----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                  $   118,545          115,868            66,519
==========================================================================================================

See accompanying notes to consolidated financial statements.

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)


==========================================================================================================================
                                                          Three months                 Years ended            Period ended
                                                         ended March 31,               December 31,           December 31,
                                                       ------------------           ------------------        ------------
                                                       1996          1995           1995          1994          1993
- --------------------------------------------------------------------------------------------------------------------------
                                                           (unaudited)
Interest income:
 Loan, including fees                               $    1,356            554          3,701            862           1
 Money market assets:
  Interest-bearing deposits at banks                       126            276            870            566          16
  Federal funds sold                                       162            104            528            288          36
 Investment securities                                     355            168            738            589          20
- --------------------------------------------------------------------------------------------------------------------------

Total interest income                                    1,999          1,102          5,837          2,305          73
- --------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Deposits                                                1,261            731          3,694          1,694          34
 Term debt                                                  34             13             76             38          32
- --------------------------------------------------------------------------------------------------------------------------

Total interest expense                                   1,295            744          3,770          1,732          66
- --------------------------------------------------------------------------------------------------------------------------

Net interest income                                        704            358          2,067            573           7

Provision for loan losses                                  104             60            299            180         --
- --------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses        600            298          1,768            393           7
- --------------------------------------------------------------------------------------------------------------------------

Non interest income:
 Fees on loans sold                                         99             44            305            124         --
 Other                                                     131             49            267            113          43
- --------------------------------------------------------------------------------------------------------------------------

Noninterest income                                         230             93            572            237          43
- --------------------------------------------------------------------------------------------------------------------------

Noninterest expense:
 Salaries and other compensation                           414            207          1,166            754         310
 Occupancy                                                  49             27            124            139          33
 Advertising and marketing                                  22             13            116             71          44
 Amortization of organizational costs                        8              8             30             75          19
 Data processing                                            53             32            151             88          19
 Depreciation - furniture and equipment                     34             17             94             58           8
 Insurance                                                  20             46            115             94           6
 Other                                                     162             77            464            244         176
- --------------------------------------------------------------------------------------------------------------------------

Total noninterest expense                                  762            427          2,260          1,523         615
- --------------------------------------------------------------------------------------------------------------------------

Net income (loss) before income taxes                       68            (36)            80           (893)       (565)
Income tax benefit                                         --             --             340            --          --
- --------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                   $       68            (36)           420           (893)       (565)
===========================================================================================================================

Earnings (loss) per share                           $     0.31          (0.19)          2.04          (6.11)     (12.55)
===========================================================================================================================


See accompanying notes to consolidated financial statements.

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

(in thousands)

===================================================================================================================================
                                                                                                             Net
                                                                                                         unrealized
                                                                                                            gain
                                                                                                             on
                                                                     Common                   Undivided   securities      Total
                                            Common     Preferred     stock                    profits     available   stockholders'
                                            stock       stock       warrants     Surplus     (deficit)     for sale      equity
- -----------------------------------------------------------------------------------------------------------------------------------

Initial capital contribution             $     --          500           25            1          --           --             526

Common stock issuance                          121         --           --         5,922          --           --           6,043

Capital issuance costs                         --          --           --           (24)         --           --             (24)

Preferred stock dividend                       --          --           --           --           (11)         --             (11)

Retirement of preferred stock                   21        (500)         --           479          --           --             --

Allocation of undivided profits                --          --           --        (1,000)       1,000          --             --

Net loss                                       --          --           --           --          (565)         --            (565)
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                   142         --            25        5,378          424          --           5,969

Common stock issuance                           33         --           --         2,105          --           --           2,138

Net loss                                       --          --           --           --          (893)         --            (893)
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                   175         --            25        7,483         (469)         --           7,214

Common stock issuance                           31         --           --         1,969          --           --           2,000

Net income                                     --          --           --           --           420          --             420

Change in unrealized
 gain on securities
 available-for-sale, net of tax
 effect of $5                                  --          --           --           --           --           10              10
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                   206         --            25        9,452          (49)         10           9,644

Exercise of stock options                        1         --           --            54          --          --               55

Net income                                     --          --           --           --            68         --               68

Change in unrealized
 gain on securities
 available-for-sale, net of tax
 effect of $3                                  --          --           --           --           --            9              9
- -----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT MARCH 31, 1996 (UNAUDITED)    $     207         --            25         9,506           19          19          9,776
===================================================================================================================================

See accompanying notes to consolidated financial statements.

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

===========================================================================================================================
                                                        Three months                  Year ended             Period ended
                                                       ended March 31,               December 31,            December 31,
- ---------------------------------------------------------------------------------------------------------------------------
                                                     1996           1995           1995          1994            1993
- ---------------------------------------------------------------------------------------------------------------------------
                                                              (unaudited)
Operating activities:
 Net income (loss)                                   $     68            (36)           420          (893)            (377)
 Adjustments to reconcile net loss to
  net cash provided
  by operating activities:
   Depreciation                                            57             30            153           108               33
   Amortization of deferred organizational
     costs                                                  8              8             32            75              --
   Net amortization/(accretion) of investment
    securities                                             23             48             86          (169)               5
   Provision for loan losses                              104             60            299           180              --
   Deferred income tax benefit                            --             --            (340)          --               --
   Net changes in accrued interest receivable
    and other assets                                     (436)          (426)          (946)         (237)               8
   Net changes in other liabilities                       355             51             94           (21)             106
- ---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities       179           (265)          (202)         (957)            (225)
- ---------------------------------------------------------------------------------------------------------------------------
Investing activities:
 Net increase in interest-bearing deposits at
   banks                                               16,000        (11,500)        (4,500)       (4,500)          (7,000)
 Net increase in Federal funds sold                     5,801          6,245         (5,528)       (1,893)          (8,601)
 Maturities of investments                             10,750         11,500         25,271         7,820              --
 Purchase of investment in Federal Reserve
   Bank stock                                             --             --             (98)          (20)            (129)
 Purchase of investment securities                    (27,790)        (3,500)       (23,326)      (21,166)          (3,702)
 Purchase of premises and equipment                      (201)        (1,762)        (2,939)         (568)          (2,708)
 Proceeds from sales of premises and equipment          1,000            --             --            --               --
 Net increase in loans                                 (9,420)        (6,211)       (35,758)      (21,956)            (338)
 Other, net                                               --             --             --           (131)            (472)
- ---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                  (3,860)        (5,228)       (46,878)      (42,414)         (22,950)
- ---------------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase in deposits                               1,990          3,104         45,220        42,370           16,812
 Net proceeds from issuance of common stock                55          1,836          2,000         2,138            6,020
 Proceeds from issuance of preferred stock                --             --             --            --               500
 Preferred stock dividend                                 --             --             --            --               (11)
 Proceeds from issuance of convertible warrants           --             --             --            --                25
 Proceeds from issuance of term debt                      200            992          2,592           --             1,400
 Repayment of term debt                                   --             --            (992)         (900)            (500)
- ---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities               2,245          5,932          48,820       43,608           24,246
- ---------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents   (1,436)           439          1,740           237            1,071
Cash and cash equivalents at beginning of year          3,048          1,308          1,308         1,071              --
- ---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year             $  1,612          1,747          3,048         1,308            1,071
===========================================================================================================================
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                           $  1,286            743          3,686         1,665               58
  Income taxes                                          --             --            --            --               --
===========================================================================================================================

See accompanying notes to consolidated financial statements.

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Hinsdale Bancorp, Inc. (Bancorp) was incorporated on September 25, 1992. Hinsdale Bank & Trust Company (the Bank) is a wholly owned subsidiary of Bancorp. The former Hinsdale Building Corporation (the Building Corporation) and Hinsdale Building Corporation II (the Building Corp. II), wholly owned subsidiaries of Bancorp, were merged into the Bancorp in June 1994 and December 1995, respectively. The net assets of the Building Corporation and Building Corp. II were subsequently contributed from the Bancorp to the Bank. The Bank commenced operations on October 27, 1993; operating under an Illinois state banking charter, primarily in the Hinsdale, Illinois area. The Building Corporation and the Building Corp. II were incorporated for the purpose of purchasing land and banking facilities for the Bank.

    The consolidated financial statements of Bancorp and its wholly owned subsidiaries have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry.
    All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

    The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of Bancorp, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

         PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets ranging from five to ten years for equipment and thirty-nine years for buildings. Additions to premises are capitalized. Maintenance and repairs are charged to expense as incurred.

         INCOME TAXES


    The Bancorp files consolidated Federal and state income tax returns which include the subsidiaries. The subsidiaries provide for income taxes on a separate return basis and remit to Bancorp amounts determined to be currently payable. Tax benefits attributable to losses are recognized and allocated to the extent that such losses can be utilized in the consolidated return.

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    Bancorp and subsidiaries record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         DEFERRED ORGANIZATIONAL COSTS

    Deferred organizational costs consist primarily of professional fees and other start-up costs and are being amortized over 5 years.

         CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, Bancorp considers all cash on hand, cash items in the process of collection, and amounts due from correspondent banks to be cash equivalents.

         LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    Loans are recorded at the principal amount outstanding. The allowance for possible loan losses is maintained at a level adequate to provide for potential loan losses. The Bank receives loan fees for loans originated by the Bank, as well as for loan referrals. Fees associated with loans originated by the Bank are deferred and amortized over the life of the loans as an adjustment of yield using the straight-line method. Loan fees for referrals are recognized as income when received.

    On January 1, 1995, the Bancorp adopted Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114), as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (Statement
    118). Under Statement 114, impaired loans are reported at the present value of expected future cash flows at the loan's effective interest rate, the loan's observable market price, or fair value of the collateral, if the loan is collateral dependent. The impact of the adoption of Statements 114 and 118 was not material to the Bancorp.

         INVESTMENT SECURITIES

    Investment securities are accounted for by applying the provisions of Statement of Financial Accounting Standards No. 115, Accounting of Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, the Bank can classify securities in one of three categories: trading, held-to-maturity, or available-for-sale. Trading securities are bought principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity.


                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related taxes, are excluded from earnings and reported as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other than temporary, is charged to earnings. Gains or losses on the sale of securities are recorded on a completed transaction basis using specific identification and are reflected in the accompanying statements of operations as part of other noninterest income.

    Trading account securities are stated at fair value. Trading account gains and losses from closing positions and from changes in market values of the trading inventory are reflected in the accompanying statement of operations as part of other noninterest income. Bancorp did not maintain any trading account securities in 1995, 1994, or 1993.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

         PER SHARE DATA

    Earnings per share is calculated by dividing net income by the weighted average number of shares of common stock and applicable common stock equivalents outstanding during each period.

         RECLASSIFICATIONS

    Certain amounts in the prior years' financial statements have been reclassified to conform with current year presentation.


(2) TERM DEBT

    In December, 1995 the Bancorp entered into a revolving loan agreement with an unaffiliated bank allowing the Bancorp to borrow up to $3,000,000. The loan is secured by 100% of the common stock of the Bank. Borrowings under the agreement bear interest at the prime rate and will be due quarterly. The final maturity date for the agreement is December 1, 1997. At December 31, 1995, $1,600,000 had been drawn under the agreement. The Bank pays a 1/4 of 1% per annum commitment fee on amounts undrawn.



                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    During 1993, the Building Corporation borrowed $1,400,000 to purchase the premises for the Bank. The debt was reduced to $900,000 as of December 31, 1993 and was retired in full concurrently with the merger of the Building Corporation into Bancorp in June 1994.

    In January 1995, the Building Corp. II borrowed approximately $992,000 for constructing the premises of the Bank's drive-through facility. The debt was retired in full in December, 1995.


(3) INVESTMENT SECURITIES

    The following tables represent amortized cost, gross unrealized gains and losses and fair value for the investment securities at December 31, 1995 and 1994. These tables are by contractual maturity which may differ from actual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



==========================================================================================
                                                           December 31, 1995
                                           -----------------------------------------------
                                                          Gross       Gross
                                             Amortized  unrealized  unrealized  Fair
                                               cost       gains       losses    value
- ------------------------------------------------------------------------------------------
                                                  (in thousands)

    Available-for-sale:
       U.S. Treasuries due in
         one year or less                      $ 5,520       9           -      5,529
       Federal Agencies -
         due in one year or less                 3,737       -          (9)     3,728
       Corporate notes - due in
         one year or less                          498       -           -        498
       Corporate notes - due in
         one to five years                       4,592      19          (4)     4,607
       Common stock - Libertyville
         Bancorp, Inc.                             350       -           -        350
       Common stock - North Shore
         Community Bancorp, Inc.                   450       -           -        450
       Federal Reserve Bank stock                  247       -           -        247
- ------------------------------------------------------------------------------------------
                                               $15,394      28         (13)    15,409
==========================================================================================


                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

                                                          December 31, 1994
                                             --------------------------------------------
                                                          Gross       Gross
                                             Amortized  unrealized  unrealized   Fair
                                                cost      gains      losses      value
- -----------------------------------------------------------------------------------------
                                                 (in thousands)
     Held-to-maturity
        U.S. Treasuries due in
          one year or less                     $   587       -         (3)          584
        Federal Agencies -
          due in one year or less               13,555       -        (38)       13,517
        Corporate notes - due in
          one year or less                         899       1          -           900
        Corporate notes - due in
          one to five years                      2,137      31        (98)        2,070
        Federal Reserve Bank stock                 149       -          -           149
- -----------------------------------------------------------------------------------------
                                               $17,327      32       (139)       17,220
=========================================================================================

    There were no sales of investment securities in 1995, 1994 and 1993 and, accordingly, there were no realized gains or losses on sales of investment securities. At December 31, 1995 and 1994, investment securities having a carrying value of $8,258,000 and $5,640,000, respectively, were pledged as collateral for public and other deposits.

    The Financial Accounting Standards Board's (FASB's) issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt & Equity Securities, permitted the transfer of securities from the Held to Maturity classification to the Available for Sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 29, 1995, the Bancorp's portfolio of securities Held to Maturity was transferred, in its entirety, to the securities Available for Sale classification. The carrying amount of the securities and the net unrealized gain related to the transfer were $15,394,000 and $15,000, respectively.



                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------


(4) LOANS

    A summary of the loan portfolio by category at December 31, 1995 and 1994 is as follows:

==========================================================================
                                                    1995         1994
- --------------------------------------------------------------------------
                                                      (in thousands)

      Commercial                                   $21,165       9,503
      Home equity                                   11,481       5,614
      Residential                                    8,838       6,463
      Installment                                   18,082         747
      Unearned discount on installment loans        (1,481)          -
- --------------------------------------------------------------------------
                                                   $58,085      22,327
==========================================================================

    Certain officers and directors of Bancorp and its subsidiaries and certain corporations and individuals related to such persons incurred indebtedness totaling $1,523,000 in the form of loans. These loans were made at substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.


(5) ALLOWANCE FOR POSSIBLE LOAN LOSSES

    A summary of the changes in the allowance for possible loan losses for the years ending December 31, 1995 and 1994 and the period from September 25, 1992 (date of incorporation) to December 31, 1993 is as follows:


==========================================================================
                                               1995       1994       1993
- --------------------------------------------------------------------------
                                                    (in thousands)

          Allowance at beginning of period     $180          -         -
          Provision                             299        180         -
          Charge-offs                             -          -         -
          Recoveries                              -          -         -
- --------------------------------------------------------------------------
          Allowance at end of period           $479        180         -
==========================================================================



                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    The provision for loan losses is charged to operations. At December 31, 1995 and 1994, nonaccrual loans were $15,000 and $-0-, respectively. The Bancorp had no impaired loans as of and for the year ended December 31, 1995.


(6) PREMISES AND EQUIPMENT, NET

    A summary of premises and equipment at December 31, 1995 and 1994 is as follows:


========================================================================
                                                      1995      1994
- ------------------------------------------------------------------------
                                                       (in thousands)

     Land                                             $1,743      644
     Building and improvements                         3,646    1,892
     Furniture and equipment                             812      438
     Construction in progress                             14      302
- ------------------------------------------------------------------------
                                                       6,215    3,276
     Less accumulated depreciation and amortization      274      121
- ------------------------------------------------------------------------
                                                      $5,941    3,155
========================================================================


    Bancorp leases space to various tenants under short-term operating leases, all but one of which will expire in 1996.


(7) TIME DEPOSITS

    Certificates of deposit in amounts of $100,000 or more approximated $26,604,000 and $6,900,000 at December 31, 1995 and 1994, respectively.
    Interest expense related to certificates of deposit in amounts of $100,000 or more approximated $707,000 and $80,000 for the years ended December 31, 1995 and 1994, respectively, and $3,000 for the period ended December 31, 1993.


(8)  INCOME TAXES

    The Bancorp had no Federal or state income tax expense in the years ended December 31, 1995 and 1994 and the period ended December 31, 1993. In 1995, the Bancorp recorded a tax benefit of $340,000 as management determined that the realization of deferred tax assets not previously valued was more likely than not.




                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    Income tax benefit for the periods ended December 31, 1995, 1994 and 1993, differed from the amount computed by applying the expected Federal income tax rate of 34% to pretax income from operations as a result of the following:


================================================================================================
                                                              1995         1994         1993
- ------------------------------------------------------------------------------------------------
                                                                       (in thousands)

     Computed "expected" tax expense (benefit)             $     27        (304)        (128)
     Increase (decrease) in income taxes resulting from:
       Valuation allowance for deferred tax assets             (315)        303          128
       Other                                                    (52)          1            -
- ------------------------------------------------------------------------------------------------
     Federal income tax benefit                            $   (340)          -            -
================================================================================================

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:


================================================================================================
                                                                           1995         1994
- ------------------------------------------------------------------------------------------------
    Deferred tax assets:
       Organizational costs                                                $110           52
       Book loan loss provision in excess of tax provision                   16            -
       Federal tax, net operating loss carryforward                         691          679
       State tax, net operating loss carryforward                           170          155
       Other                                                                 11            3
- ------------------------------------------------------------------------------------------------

Total gross deferred tax assets                                             998          889

Less valuation allowance                                                    201          516
- ------------------------------------------------------------------------------------------------

Net deferred tax assets                                                     797          373

Deferred tax liabilities:
    Tax loan loss provision in excess of book provision                       -           63
    Premises and equipment, due to differences in depreciation               46           31
    Accrual to cash adjustment                                              363          243
    Unrealized gain on available-for-sale securities                          6            -
    Other                                                                    42           36
- ------------------------------------------------------------------------------------------------

Total gross deferred tax liabilities                                        457          373
- ------------------------------------------------------------------------------------------------

Net deferred tax assets                                                    $340            -
================================================================================================

                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

    During 1994, realization of deferred tax assets was uncertain due to the lack of an adequate earnings history for the Bancorp and subsidiaries. As a result, in 1994, a valuation allowance was established for the portion of the gross deferred tax assets not offset by deferred tax liabilities. During 1995, management determined that a valuation allowance should only be established for a portion of the deferred tax asset. This determination was made based upon the profitability attained by the Bank during 1995 and future earnings estimates for 1996. As such, management established a valuation allowance of approximately $201,000.

    At December 31, 1995, Bancorp had Federal net operating losses of approximately $2,033,000, and state net operating losses of approximately $2,369,000. Such amounts are available for carryforward to offset future taxable income and expire in 2008-2010.


(9) COMPENSATION PLANS

    Effective October 28, 1993, Bancorp, as approved by the stockholders on December 29, 1993, adopted a Stock Option Plan (Plan) which provides options to purchase an aggregate of up to 25,000 shares of Bancorp's common stock at the fair market value of the stock on the date the option is granted. The Plan permits the grant of incentive stock options, nonqualified stock options, and restricted stock. It covers certain key employees of Bancorp. The incentive and nonqualified options expire at such time as the Stock Option Committee shall determine at the time of grant, however, in no case shall they be exercisable later than ten years after the grant. These options generally vest 10% in the first year subsequent to the grant, 10% in the second year subsequent to the grant, 20% in the year in which the Bancorp attains certain profitability levels, and 20% in each year thereafter.




                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

     A summary of the activity in the Plan for the years ended December 31, 1995 and 1994 and the period ended December 31, 1993 is as follows:


=======================================================================
                                                           Strike
                                            Common         price
                                            shares         range
- -----------------------------------------------------------------------

     Outstanding at December 31, 1993          -              -
     Granted                                16,925         $50.00
     Exercised or canceled                     -              -
- -----------------------------------------------------------------------

     Outstanding at December 31, 1994       16,925         $50.00
     Granted                                 4,650         $65.00
     Exercised or canceled                     -              -
- -----------------------------------------------------------------------

     Outstanding at December 31, 1995       21,575      $50.00-$65.00
- -----------------------------------------------------------------------

     Available for grant                     3,425
=======================================================================


     In December, 1995, the Board of Directors approved the granting of 10,550 additional common stock options to employees and directors of the Company. The grants are subject to the approval of the stockholders to increase the number of authorized shares under the Plan by 15,000 to accommodate such grants. Stockholder approval was requested in March 1996 and is pending final vote.

     Bancorp also provides a 401(k) Retirement Savings Plan (401(k) Plan). The 401(k) Plan covers all employees meeting certain eligibility requirements. Contributions by employees are made through salary reductions at their direction, limited to $9,240 annually. Employer contributions to the 401(k) Plan are made at the employer's discretion. Participants completing 501 hours of service are eligible to share in an allocation of employer contributions. No employer contributions were made in 1995, 1994, or 1993.


(10) REGULATORY RESTRICTIONS

     Banking laws place restrictions upon the amount of dividends which can be paid to Bancorp by the Bank. Based on these laws, the Bank is not permitted to pay dividends until such time as previous operating losses have been recovered through earnings. No cash dividends were paid to Bancorp by the Bank during the periods ended December 31, 1995, 1994 and 1993.




                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

     The Bank is required to maintain a 9% of capital to asset ratio for three years as a de novo Bank.

     The Bank also is required by the Federal Reserve Act to maintain reserves against deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank and are based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. At December 31, 1995 and 1994 reserve balances of approximately $192,000 and $149,400, respectively were required.


(11) STOCKHOLDERS' EQUITY

     Bancorp was incorporated on September 25, 1992 and initially capitalized through the issuance of 20 no par common shares at $50 each; 10,000 no par preferred convertible shares at $50 each; 5,000 no par common stock Series A warrants at $5 each. Each Series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

     Subsequent to the initial capitalization, Bancorp raised an additional $6,042,827 through the private placement issuance of 120,834 no par common shares.

     During the initial period of operations, Bancorp allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.

     The Hinsdale Bancorp, Inc. 1993 Recapitalization Plan, as approved by the shareholders, provided for the redemption of the 10,000 convertible, preferred shares of Bancorp stock currently outstanding in a like kind exchange for common stock and the issuance of additional common stock warrants. The preferred shares were held primarily by officers and employees of the Bancorp who contributed significantly to the organization, capitalization and opening of the Bank.

     2.15 shares of common stock were exchanged for each preferred share outstanding. The 10,000 preferred shares outstanding were exchanged for 21,500 common shares of the Bancorp common stock. The preferred stock received was retired by the Bancorp.

     The Bancorp also authorized and issued an additional 5,000 common stock Series B warrants. Each Series B warrant entitles the holder to acquire one share of the Bancorp's common stock at a price of $31.50 per share. The warrants have a ten year life and were issued to the holders of the preferred stock.

     Because of growth, during 1994, the Bancorp authorized the issuance of additional shares of common stock at $65 per share. This issuance of 63,683 shares resulted in proceeds of approximately $4,100,000. Of the 63,683 shares sold, 32,900 shares were sold in 1994 and the remaining 30,783 were sold in 1995.



                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

(12) COMMITMENTS AND CONTINGENT LIABILITIES

     Bancorp is subject to routine litigation arising in the normal course of their business. In the opinion of management after consultation with legal counsel, liabilities arising from these proceedings, if any, are not expected to be material to Bancorp's financial position.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bancorp has in these financial instruments. The Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bancorp uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

     Financial instruments whose contract amounts represent credit risk at December 31, 1995 are as follows:


================================================================================
                                                                      1995
- --------------------------------------------------------------------------------
                                                                 (in thousands)

     Commitments to extend credit                                    $16,389
     Letters of credit                                                 2,201
================================================================================

     Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but may include residential real estate accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Letters of credit written are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party and are subject to the same credit review and approval process as loans.





                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Bancorp's financial instruments at December 31, 1995. Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.



- ---------------------------------------------------------------------
                                                 Carrying   Fair
                                                  Value    Value
- ---------------------------------------------------------------------

     Financial assets:
        Cash and demand balances due from banks  $  3,048   3,048
        Interest-bearing deposits at banks         16,000  16,000
        Federal funds sold                         16,022  16,022
        Available-for-sale securities              15,409  15,409
        Loans                                      58,085  58,134
        Allowance for possible loan losses           (479)   (479)
        Accrued interest receivable                   824     824
- ---------------------------------------------------------------------

     Financial liabilities:
        Non-maturity deposits                      55,505  55,505
        Deposits with stated maturities            48,897  49,217
        Term debt                                   1,600   1,600
        Accrued interest payable                      122     122
=====================================================================


     Cash and demand balances due from banks and Federal funds sold: The carrying value of cash and demand balances due from banks and Federal funds sold approximates fair value due to the short maturity of those instruments.

     Interest-bearing deposits at banks and securities: Fair values of these instruments are based on quoted market prices of comparable assets.

     Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are analyzed by type such as commercial, residential real estate, etc. Each category of loans is further segmented into fixed and variable interest rate terms.

     For variable-rate loans that reprice frequently, estimated fair values are based on carrying values. The fair value of residential real estate loans is based on secondary market sources for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate inherent in the loan.


                                                                     (Continued)

HINSDALE BANCORP, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

- --------------------------------------------------------------------------------

     Accrued interest receivable and accrued interest payable: The carrying value of accrued interest receivable and accrued interest payable approximates market value due to the relatively short period of time to expected realization.

     Deposit liabilities: The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of year-end (i.e. the carrying value). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently in effect for deposits of similar remaining maturities.

     Term debt: The carrying value of term debt approximates fair value due to the relatively short period of time to maturity or repricing.

     Commitments to extend credit and standby letters of credit:   The fair
     value of commitments to extend credit is based on fees currently charged to enter into similar arrangements, the remaining term of the agreement, the present creditworthiness of the counterparty, and the difference between current interest rats and committed interest rates on the commitments. Because most of Bancorp's commitment agreements were recently entered into and/or contain variable interest rates, the carrying value of Bancorp's commitments to extend credit approximates fair value.

(14) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR'S REPORT

     The Board of Directors have approved a proposed Agreement and Plan of Reorganization (Agreement) by and among Bancorp, North Shore Community Bancorp, Inc., Lake Forest Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation (the Constituents) with North Shore Community Bancorp, Inc. as the Resulting Corporation. As a part of the merger, North Shore Community Bancorp, Inc. will be renamed to "WINTRUST FINANCIAL CORPORATION" (WINTRUST). Pursuant to the Agreement, common stock of WINTRUST will be exchanged for the outstanding shares of common stock of the Constituents based upon exchange ratios specified in the Agreement.
     The proposed transaction is contemplated to be accounted for as a pooling of interests transaction and is subject to shareholder and regulatory approval.

                          INDEPENDENT AUDITORS' REPORT


  To the Board of Directors and
       Stockholders of Libertyville
       Bancorp, Inc. and Subsidiaries:


  We have audited the accompanying consolidated statement of condition of Libertyville Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 1995 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the period September 26, 1994 (date of incorporation) to December 31, 1995. These financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Libertyville Bancorp, Inc. as of December 31, 1995 and the results of their operations and their cash flows for the period September 26, 1994 (date of incorporation) to December 31, 1995 in conformity with generally accepted accounting principles.


                                       /s/ KPMG PEAT MARWICK LLP


  March 8, 1996

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Condition

(in thousands, except share data)


=============================================================================================================
                                                                                   MARCH 31,     DECEMBER 31,
- -------------------------------------------------------------------------------------------------------------
        ASSETS                                                                       1996            1995
- -------------------------------------------------------------------------------------------------------------
                                                                                (unaudited)
Cash and demand balances due from banks                                            $    642           1,753
Money market assets:
 Interest-bearing deposits at banks                                                   9,000           6,500
 Federal funds sold                                                                  11,285          14,690
Securities available-for-sale
 Federal agencies                                                                     3,988              --
 Federal Reserve Bank stock                                                             150             150
 Other securities                                                                       450             450
Loans                                                                                22,311          10,189
 Less allowance for loan losses                                                         130              55
- -------------------------------------------------------------------------------------------------------------

Loans, net                                                                           22,181          10,134

Premises and equipment, net                                                           4,064           3,498
Deferred organization costs                                                             101             107
Other assets                                                                            681             197
- -------------------------------------------------------------------------------------------------------------

Total assets                                                                       $ 52,542          37,479
- -------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------------

Deposits:
 Noninterest-bearing                                                                  7,282           3,728
 Interest-bearing                                                                    35,293          22,685
- -------------------------------------------------------------------------------------------------------------
Total deposits                                                                       42,575          26,413

Accrued interest payable                                                                 68              46
Notes payable                                                                           361           1,064
Treasury tax and loan                                                                    71             339
Other liabilities                                                                        80              64
- -------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    43,155          27,926

Shareholders' equity:                                                                   500             500
 Preferred stock, Series B, no par value, 25,000 shares
  authorized, 24,000 shares issued and outstanding
 Common stock, no par value; stated value $1 per share;
  350,000 shares authorized; 205,929 and 201,689
  shares issued and outstanding at March 31, 1996
  and December 31, 1995, respectively                                                   206             202
 Convertible warrants, Series A, no par value, 5,000 shares
  authorized, issued and outstanding                                                     25              25
 Convertible warrants, Series B, no par value, 20,000 warrants authorized; 15,760 and 20,000 warrants issued and outstanding at
  March 31, 1996 and December 31, 1995, respectively                                     --              --
 Surplus                                                                              8,994           8,829
 Undivided profits (deficit)                                                           (338)             (3)
- -------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                            9,387           9,553
- -------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders# equity                                         $ 52,542          37,479
=============================================================================================================

See accompanying notes to consolidated financial statements.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

                                                                     Three
                                                                     months           Period
                                                                     ended            ended
                                                                   March 31,       December 31,
                                                                      1996             1995
- -----------------------------------------------------------------------------------------------
                                                                   (unaudited)
Interest income:
 Loans, including fees                                                $  328              73
 Money market assets:
  Interest-bearing deposits at banks                                     107              80
  Federal funds sold                                                     171             166
 Investment securities                                                    39               2
- -----------------------------------------------------------------------------------------------
Total interest income                                                    645             321
- -----------------------------------------------------------------------------------------------
Interest expense:
 Deposits                                                                393             141
 Notes payable                                                            23              23
- -----------------------------------------------------------------------------------------------
Total interest expense                                                   416             164
- -----------------------------------------------------------------------------------------------
Net interest income                                                      229             157

Provision for loan losses                                                 75              55
- -----------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                      154             102
- -----------------------------------------------------------------------------------------------
Noninterest income:
 Fees on loans sold                                                       49              14
 Other income                                                              8               7
- -----------------------------------------------------------------------------------------------
Total noninterest income                                                  57              21
- -----------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and other compensation                                         300             514
 Net occupancy                                                            41              46
 Advertising and marketing                                                18             127
 Amortization of organization costs                                        6               6
 Data processing                                                          29              16
 Depreciation - furniture and equipment                                   33              27
 Stationery and supplies                                                  15              95
 Other                                                                   104             250
- -----------------------------------------------------------------------------------------------
Total noninterest expense                                                546           1,081
- -----------------------------------------------------------------------------------------------
Net loss                                                             $  (335)           (958)
- -----------------------------------------------------------------------------------------------
Loss per share                                                      $  (1.64)         (14.19)
===============================================================================================

See accompanying notes to consolidated financial statements.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders# Equity

(in thousands)


- ----------------------------------------------------------------------------------------------------------------------------
                                                     Preferred      Preferred     Convertible     Convertible
                                         Common        stock,        stock,          Period        warrants,
                                          stock       Series A      Series B        Series A        Series B      Surplus
- ----------------------------------------------------------------------------------------------------------------------------

Initial capital contribution            $   1            500          --              25             --               --

Dividends                                  --            --           --              --             --               --

Initial offering                          201            --           --              --             --            8,829

Conversion of preferred stock
 and issuance of convertible
 warrants                                  --          (500)         500               --            --              --

Net loss                                   --            --           --               --            --              --
- ----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995              202            --          500               25            --           8,829

Conversion of Series B
 warrants into common stock                 4            --           --               --            --             165

Net loss                                   --            --           --               --            --              --
- ----------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996 (unaudited)   $ 206            --          500               25            --           8,994
============================================================================================================================


- ----------------------------------------------------------------------
                                          Undivided         Total
                                           profits      stockholders'
                                          (deficit)        equity
- ----------------------------------------------------------------------

Initial capital contribution                    --              526

Dividends                                      (45)             (45)

Initial offering                             1,000           10,030

Conversion of preferred stock
 and issuance of convertible
 warrants                                      --              --

Net loss                                      (958)            (958)
- ----------------------------------------------------------------------
Balance at December 31, 1995                    (3)           9,553

Conversion of Series B
 warrants into common stock                     --              169

Net loss                                      (335)            (335)
- ----------------------------------------------------------------------
Balance at March 31, 1996 (unaudited)         (338)           9,387
======================================================================


See accompanying notes to consolidated financial statements.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)


- -------------------------------------------------------------------------------------------------------
                                                                            Three
                                                                            months            Period
                                                                            ended              ended
                                                                          March 31,         December 31,
                                                                            1996               1995
- -------------------------------------------------------------------------------------------------------
                                                                         (unaudited)
Operating activities:
 Net loss                                                                 $   (335)              (958)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
    Provision for loan losses                                                   75                 55
    Depreciation                                                                56                 45
    Amortization of organization costs                                           6                  6
    Accretion of investment securities                                         (39)                --
    Increase in accrued interest receivable and other assets                  (484)              (310)
    Increase in accrued interest payable and other liabilities                  38                110
- -------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                         (683)            (1,052)
- -------------------------------------------------------------------------------------------------------
Investing activities:
 Net increase in interest-bearing deposits at banks                         (2,500)            (6,500)
 Net decrease (increase) in Federal funds sold                               3,405            (14,690)
 Purchase of investment in Federal Reserve Bank stock                           --               (150)
 Purchases of available-for-sale securities                                 (8,949)              (450)
 Maturities of available-for-sale securities                                 5,000                 --
 Purchase of premises and equipment                                           (622)            (3,543)
 Net increase in loans, net                                                (12,122)           (10,189)
- -------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (15,788)           (35,522)
- -------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase in deposits                                                   16,162             26,413
 Net (decrease) increase in treasury tax and loan                             (268)               339
 Proceeds from issuance of common stock                                        169             10,030
 Proceeds from issuance of notes payable                                        --              1,770
 Repayment of notes payable                                                   (703)              (706)
 Dividends paid                                                                 --                (45)
- -------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                   15,360             37,801
- -------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                        (1,111)             1,227
Cash and cash equivalents at beginning of period                             1,753                526
- -------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                 $   642              1,753
- -------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information -
 cash paid during the period for:
  Interest                                                                 $   394                118
  Income taxes                                                                 --                 --
- -------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995
- --------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Libertyville Bancorp, Inc. (Bancorp), was incorporated on September 26, 1994. Libertyville Bank and Trust Company (Bank) and Libertyville Building Corporation (Building Corporation) are subsidiaries of Bancorp. The Bank commenced operations on October 10, 1995, operating under an Illinois state banking charter, primarily in the Libertyville, Illinois area. The Building Corporation's primary asset is the current banking premises for the Bank.

    The consolidated financial statements of Bancorp and its wholly-owned subsidiaries have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry.
    All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates.

    The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of Bancorp, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

         PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years for equipment and thirty-nine years for buildings. Additions to the premises are capitalized. Maintenance and repairs are charged to expense as incurred.

         INCOME TAXES

    Bancorp files consolidated Federal and state income tax returns which include the subsidiaries. The subsidiaries provide for income taxes on a separate return basis and remit to Bancorp amounts determined to be currently payable. Tax benefits attributable to losses are recognized and allocated to the extent that such losses can be utilized in the consolidated return.



                                                                     (Continued)
                                      F-63

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------


    Bancorp and subsidiaries record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         ORGANIZATION COSTS

    Organization costs consist primarily of professional fees and other start-up costs and are being amortized over five years.

         CASH EQUIVALENTS

    For purposes of the consolidated statement of cash flows, Bancorp considers all cash on hand, cash items in the process of collection, and amounts due from correspondent banks to be cash equivalents.

         LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans are recorded at the principal amount outstanding. The allowance for loan losses is maintained at a level adequate to provide for potential loan losses. The Bank receives loan fees for loans originated by the Bank, as well as for loan referrals. Fees associated with loans originated by the Bank are deferred and amortized over the life of the loans as an adjustment of yield using the interest method. Loan fees for referrals are recognized as income when received.

    On October 10, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114), as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure (Statement
    118). Under Statement 114, impaired loans are reported at the present value of expected future cash flows at the loan's effective interest rate, the loan's observable market price, or fair value. The impact of the adoption of Statements 114 and 118 was not material to the Bancorp.

         INVESTMENT SECURITIES

    Investment securities are accounted for by applying the provisions of Statement of Financial Accounting Standards No. 115, Accounting of Certain Investments in Debt and Equity Securities (Statement 115). Under Statement 115, the Bank can classify securities in one of three categories:
    trading, held-to-maturity, or available-for-sale. Trading securities are bought principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity. In accordance with Statement 115, the Bancorp has elected to classify all investments as available-for-sale. The investment securities classified as available-for-sale are accounted for at fair market value.



                                                                     (Continued)
                                      F-64

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------


    Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related taxes, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other than temporary, is charged to earnings. Gains or losses on the sale of securities are recorded on a completed transaction basis using specific identification and are reflected in the accompanying statements of operations as part of noninterest income.

    Trading account securities are stated at fair value. Trading account gains and losses from closing positions and from changes in market values of the trading inventory are reflected in the accompanying statement of income as part of noninterest income. Bancorp did not maintain any trading account securities in 1995.


(2)  NOTES PAYABLE

     The Bancorp and subsidiaries borrowed $1,770,000 to fund the purchase of real estate and to cover initial start-up expenses. This debt was paid down to $1,064,000 at December 31, 1995, primarily with proceeds Bancorp received through the issuance of common shares in the private placement offering (see note 10). On January 5, 1996, this debt was reduced by $700,000. The remaining note bears interest at 9.0% per annum and matures on July 1, 1999.


(3)  INVESTMENT SECURITIES

     The following table represents carrying amounts, gross unrealized gains and losses and fair value for the investment securities at December 31, 1995. All securities were classified as available-for-sale securities at December 31, 1995.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                   Gross       Gross
                                      Amortized  unrealized  unrealized  Fair
                                        cost       gains       losses    value
- --------------------------------------------------------------------------------
                                                 (in thousands)

 Federal Reserve Bank stock           $150           -           -         150
  Common stock - North Shore
     Community Bancorp, Inc.           450           -           -         450
- --------------------------------------------------------------------------------
 Total securities available for sale  $600           -           -         600
================================================================================

    There were no sales of investment securities in 1995 and accordingly, there were no realized gains or losses on sales of investment securities. There were no pledged securities at December 31, 1995.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------

(4) LOANS

    A summary of the loan portfolio by category at December 31, 1995 is as follows:
- --------------------------------------------------------------------------------
                                                                  (in thousands)


    Commercial                                                        $ 6,526
    Installment                                                         2,733
    Home equity                                                           751
    Residential                                                           179
- --------------------------------------------------------------------------------
                                                                      $10,189
================================================================================


    Certain officers and directors of Bancorp and its subsidiaries and certain corporations and individuals related to such persons incurred indebtedness totaling approximately $429,000 in the form of loans from the Bank. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.


(5) PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31, 1995 is as follows:
- --------------------------------------------------------------------------------
                                                                  (in thousands)


    Land                                                               $  450
    Buildings and improvements                                          2,468
    Furniture and equipment                                               626
- --------------------------------------------------------------------------------
                                                                        3,544
    Less accumulated depreciation and amortization                         46
- --------------------------------------------------------------------------------
                                                                       $3,498
================================================================================

(6) TIME DEPOSITS

    Certificates of deposit in amounts of $100,000 or more approximated $4,110,000 at December 31, 1995. Interest expense related to these deposits approximated $36,000 for the period ended December 31, 1995.




                                                                     (Continued)
                                      F-66

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------


(7) INCOME TAXES

    The Bancorp has no Federal or state income tax expense for 1995. Bancorp has Federal and state net operating loss carryforwards, which expire in 2010, of approximately $750,000. The realization of such deferred tax assets in future years is uncertain due to the lack of an adequate earnings history. As a result, a valuation allowance has been recognized for the portion of the net operating loss carryforwards not offset by deferred tax liabilities.

    Income tax expense (benefit) for the year ended December 31, 1995 differed from the amount computed by applying the Federal income tax rate of 34% to pretax income from operations as a result of the following:
- --------------------------------------------------------------------------------
                                                                  (in thousands)

    Computed "expected" tax expense (benefit)                         $  (326)
    Increase in income taxes resulting from:
       Valuation allowance on deferred tax assets                         370
       Other                                                              (44)
- --------------------------------------------------------------------------------
                                                                      $     -
================================================================================


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 are presented below:
- --------------------------------------------------------------------------------

                                                                  (in thousands)
    Deferred tax assets:
      Federal, net operating loss carryforward                       $   255
      State, net operating loss carryforward                              54
      Start-up and organization costs                                    166
      Other, net                                                           5
- --------------------------------------------------------------------------------
    Total gross deferred tax assets                                      480

    Less - valuation allowance                                           370
- --------------------------------------------------------------------------------
    Total net deferred tax assets                                        110
- --------------------------------------------------------------------------------
    Deferred tax liabilities:
      Tax loan loss deduction in excess of book                           49
      Accrual-to-cash adjustment                                          38
      Other, net                                                          23
- --------------------------------------------------------------------------------
    Total gross deferred tax liabilities                                 110
- --------------------------------------------------------------------------------
    Net deferred tax assets                                          $     -
================================================================================



                                                                     (Continued)
                                      F-67

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995
- --------------------------------------------------------------------------------

(8)  COMPENSATION PLANS

     Effective November 21, 1995, upon shareholder approval, Bancorp adopted a Stock Option Plan (Plan) which provides options to purchase an aggregate of up to 32,000 shares of Bancorp's common stock at the fair market value of the stock on the date the option is granted. The Plan permits the grant of incentive stock options, nonqualified stock options, and restricted stock. It covers certain key employees of Bancorp. The incentive and nonqualified options expire at such time as the Stock Option Committee shall determine at the time of grant; however, in no case shall they be exercisable later than ten years after the grant. Bancorp has granted a total of 20,700 options at $50 per share. These options vest 10% in 1996, 10% in 1997, 20% in the year in which the Bank attains certain profitability levels, and 20% in each year thereafter.


(9)  REGULATORY RESTRICTIONS

     Banking laws place restrictions upon the amount of dividends which can be paid to Bancorp by the subsidiaries. Based on these laws, the Bank is not permitted to pay dividends until such time as any previous operating losses have been recovered through earnings. No cash dividends were paid to Bancorp by the subsidiaries during the period ended December 31, 1995.

     The Bank is also required to maintain a 9% of capital to asset ratio for three years as a de novo Bank.

     The Bank is required by the Federal Reserve Act to maintain reserves against deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank and are based on average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. At December 31, 1995 reserve balances of approximately $25,000 were required.


(10) SHAREHOLDERS' EQUITY

     Bancorp was incorporated on September 26, 1994 and initially capitalized through the issuance of 1,000 no par common shares at $1 each; 10,000 no par preferred convertible shares at $50 each; and 5,000 no par common stock series A warrants at $5 each. Each series A warrant entitles the holder to acquire one share of common stock at a purchase price of $50.

     Subsequent to the initial capitalization, Bancorp raised an additional $10,030,000 through the private placement issuance of 200,689 no par common shares. During the initial period of operations, Bancorp allocated $1,000,000 of the initial surplus to undivided profits to cover initial operating expenditures.



                                                                     (Continued)
                                      F-68

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995
- --------------------------------------------------------------------------------

     Subsequent to the private placement of the 200,689 shares of common shares, the shareholders approved the Libertyville Bancorp, Inc. 1995 Recapitalization Plan (Plan) which provided for the exchange of the 10,000 existing shares of preferred convertible stock for new preferred shares and common stock warrants. Under the Plan, the existing preferred shareholders received 2.4 shares of new Series B Preferred stock and two Series B Common Stock Warrants for each share of existing preferred shares held. As such, subsequent to the Plan, 24,000 Series B Preferred Shares and 20,000 Series B Common Stock Warrants are outstanding.

     The Series B Common Stock Warrants have a ten year life. Each warrant entitles the holder to purchase one share of the Common Stock at a purchase price of $40 per share.

     The Series B Preferred Stock is non-voting and will not pay dividends for a period of at least ten years from issuance and thereafter, dividends, if any, will not be cumulative. Each share of Series B Preferred Stock is convertible into one share of Common Stock.


(11) COMMITMENTS AND CONTINGENT LIABILITIES

     Bancorp is subject to routine litigation arising in the normal course of their business. In the opinion of management after consultation with legal counsel, liabilities arising from these proceedings, if any, are not expected to be material to Bancorp's financial position.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated statement of condition. The contract amount of these instruments reflects the extent of involvement the Bancorp has in these financial instruments.

     The Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bancorp uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

     Financial instruments whose contract amount represent credit risk at
     December 31, 1995 are as follows:
- --------------------------------------------------------------------------------
                                                                  (in thousands)

     Commitments to extend credit                                    $  2,370
     Letters of credit                                                    -
- --------------------------------------------------------------------------------

    Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have a fixed


                                                                     (Continued)
                                      F-69

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------

     expiration date or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held on these instruments varies, but may include residential real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Letters of credit written are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party and are subject to the same credit review and approval processes as loans.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Bancorp's financial instruments at December 31, 1995. Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.
- --------------------------------------------------------------------------------

                                                        Carrying     Fair
                                                          value     value
- --------------------------------------------------------------------------------
                                                          (in thousands)
     Financial assets:
       Cash and demand balances due from banks            $1,753    1,753
       Interest-bearing deposits at banks                  6,500    6,500
       Federal funds sold                                 14,690   14,690
       Available-for-sale securities                         600      600
       Loans                                              10,189   10,205
       Allowance for loan losses                             (55)     (55)
       Accrued interest receivable                            89       89
================================================================================
 Financial liabilities:
       Non-maturity deposits                             $11,131   11,131
       Deposits with stated maturities                    15,282   15,511
       Notes payable                                       1,064    1,064
       Treasury, tax and loan                                339      339
       Accrued interest payable                               46       46
- -===============================================================================


    Cash and demand balances due from banks and Federal funds sold: The carrying value of cash and demand balances due from banks and Federal funds sold approximates fair value due to the short maturity of those instruments.


                                                                     (Continued)
                                      F-70

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995
- --------------------------------------------------------------------------------

    Interest-bearing deposits at banks and securities: Fair values of these instruments are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable assets.

    Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are analyzed by type such as commercial, residential real estate, etc. Each category of loans is further segmented into fixed and variable interest rate terms.

    For variable-rate loans that reprice frequently, estimated fair values are based on carrying values. The fair value of residential real estate loans is based on secondary market sources for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate inherent in the loan.

    Accrued interest receivable and accrued interest payable: The carrying value of accrued interest receivable and accrued interest payable approximates market value due to the relatively short period of time to expected realization.

    Deposit liabilities: The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of year-end (i.e. the carrying value). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently in effect for deposits of similar remaining maturities.

    Notes payable and treasury, tax and loan: The carrying value of notes payable and treasury tax and loan accounts approximate fair value due to the relatively short period of time to maturity or repricing.

    Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit is based on fees currently charged to enter into similar arrangements, the remaining term of the agreement, the present creditworthiness of the counterparty, and the difference between current interest rates and committed interest rates on the commitments. Because most of Bancorp's commitment agreements were recently entered into and/or contain variable interest rates, the carrying value of Bancorp's commitments to extend credit approximates fair value.

LIBERTYVILLE BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 1995

- --------------------------------------------------------------------------------


(13) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR'S REPORT

     The Board of Directors have approved a proposed Agreement and Plan of Reorganization (Agreement) by and among Bancorp, Hinsdale Bancorp, Inc., Lake Forest Bancorp, Inc., North Shore Community Bancorp, Inc. and Crabtree Capital Corporation (the Constituents) with North Shore Community Bancorp, Inc. as the Resulting Corporation. As a part of the merger, North Shore Community Bancorp, Inc. will be renamed to "WINTRUST FINANCIAL CORPORATION" (WINTRUST). Pursuant to the Agreement, common stock of WINTRUST will be exchanged for the outstanding shares of common stock of the Constituents based upon exchange ratios specified in the Agreement. The proposed transaction is contemplated to be accounted for as a pooling of interests transaction and is subject to shareholder and regulatory approval.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Crabtree Capital Corporation:


We have audited the accompanying consolidated balance sheets of CRABTREE CAPITAL CORPORATION (an Illinois corporation) AND SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crabtree Capital Corporation and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements, the Company has given retroactive effect to the change in accounting for the consolidation of First Premium Funding Corporation and the recording of compensation expense related to the issuance of permanent discount stock under the 1990 Stock Purchase Plan.


ARTHUR ANDERSEN LLP


Chicago, Illinois

May 20, 1996

                 CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                (000'S OMITTED)

                                                                               DECEMBER 31
                      ASSETS                                 MAR.31,1996     1995      1994
- ---------------------------------------------------------    ------------  --------   -------
                                                              (UNAUDITED)
ASSETS:
  Cash and cash equivalents                                   $    585     $    369   $    768
    Finance receivables (Note 5)-
      Premium finance                                            6,365        7,979     93,349
      Facility overcollateralization                             6,950        6,630          0
      Equipment leases                                             329          388        614
      Other receivables (Note 14)                                1,094        1,094          0
                                                             ------------  --------   --------
             Total finance receivables                          14,738       16,091     93,963
      Residual value of leased equipment                            14           37         67
      Less-
        Unearned finance income and advance payments              (188)        (283)    (2,251)
        Allowance for losses on finance receivables               (788)        (851)      (830)
                                                             ------------  --------   --------
             Net finance receivables                            13,776       14,994     90,949
      Sales gain receivable (Note 3)                             1,441        1,316          0
      Prepaid and other assets                                     461          355      2,750
      Property and equipment, net of accumulated
        depreciation of $603, $535 and $392 in 1996,
        1995 and 1994, respectively                              1,007          609        639
      Deferred financing fees, net of accumulated
        amortization of $2,127, $1,836 and $1,076 in
        1996, 1995 and 1994, respectively                          170          461        943
      Funds held in escrow                                         724          724        724
      Net assets of discontinued operations, net
        of minority interest of $1,704 in 1994 (Note
        4)                                                           0            0      1,875
                                                             ------------  --------   --------
             Total assets                                     $ 18,164     $ 18,828   $ 98,648
                                                             ============  ========   ========
    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                       $  8,825     $ 11,716   $  8,914
  Notes and loans payable                                        4,400        2,150      2,200
  Subordinated notes payable                                     1,999        1,992      1,963
  Other liabilities                                                 70           70      1,573
  Commercial paper notes payable                                     0            0     82,980
                                                             ------------  --------   --------
             Total liabilities                                  15,294       15,928     97,630
                                                             ------------  --------   --------

MINORITY INTEREST IN FIRST PREMIUM SERVICES,  INC.                 212          212        212

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 2,000,000 shares
    authorized; 1,032,266 shares issued and
    outstanding                                                  1,032        1,032      1,032
  Additional paid-in capital                                    17,971       17,971     17,971
  Accumulated deficit                                          (16,180)     (16,150)   (18,032)
  Less- Treasury stock, at cost; 7,000 shares                     (165)        (165)      (165)
                                                             ------------  --------   --------
             Total stockholders' equity                          2,658        2,688        806
                                                             ------------  --------   --------
             Total liabilities and stockholders' equity       $ 18,164     $ 18,828   $ 98,648
                                                             ============  ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                 CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                (000'S OMITTED)

                                                   THREE MONTHS         FOR THE YEARS ENDED
                                                  ENDED MARCH 31            DECEMBER 31
                                                  ----------------   --------------------------
                                                   1996     1995      1995     1994      1993
                                                  ------  --------   ------  --------   -------
                                                  (UNAUDITED)
REVENUES:
  Finance charges-
    Premium finance                               $  372    $1,273   $2,535    $8,233   $ 4,297
    Equipment leases                                  22        30       12        38       126
  Gain on sale of receivables (Note 3)               967     1,616    4,421         0         0
  Servicing fees                                     324       175    1,083         0         0
  Gain on retirement of minority interest
    shares (Note 4)                                    0         0      735         0         0
  Other                                               29         4      333       564       318
                                                  ------  --------   ------  --------   -------
          Total revenues                           1,714     3,098    9,119     8,835     4,741
                                                  ------  --------   ------  --------   -------
EXPENSES:
  Interest expense                                   182       645    1,248     4,032     1,879
  Provision for losses on finance receivables         42        89      347       137       887
  Commercial paper facility expense                    0        88       88       737       442
  Operating expenses-
    Salary and wages                                 640       650    2,859     2,583     2,047
    Professional fees (Note 16)                       80        80      301       281       409
    Occupancy                                        249       196      832       760       567
    Deferred financing fee amortization              194       182      768       641       511
    Other                                            357       295      777       383       780
                                                  ------  --------   ------  --------   -------
          Total operating expenses                 1,520     1,403    5,537     4,648     4,314
                                                  ------  --------   ------  --------   -------
          Total expenses                           1,744     2,225    7,220     9,554     7,522
                                                  ------  --------   ------  --------   -------
  Income (loss) from continuing operations
    before income taxes                              (30)      873    1,899      (719)   (2,781)
  Income taxes (Note 8)                                0         0        0         0         0
                                                  ------  --------   ------  --------   -------
  Income (loss) from continuing operations           (30)      873    1,899      (719)   (2,781)
  Income (loss) from operations of
    discontinued subsidiaries, net of minority
    interest of $75, $180 and ($112) in 1995,
    1994 and 1993, respectively                        0        (3)     (17)     (236)     (193)
                                                  ------  --------   ------  --------   -------
NET INCOME (LOSS)                                 $  (30)   $  870   $1,882    $ (955)  $(2,974)
                                                  ======  ========   ======  ========   =======
EARNINGS PER SHARE DATA:
  Earnings (loss) per common share from
    continuing operations                         $ (.03)   $  .85   $ 1.85    $ (.70)  $ (2.71)
  Earnings (loss) per common share from
    discontinued operations                           -         -      (.02)     (.23)     (.19)
                                                  ------  --------   ------  --------   -------
  Net income (loss)                               $ (.03)   $  .85   $ 1.83    $ (.93)  $ (2.90)
                                                  ======  ========   ======  ========   =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                 CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

               AND THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                (000'S OMITTED)

                                                                           NOTES RECEIVABLE
                                                                            FROM OFFICERS
                                                            ADDITIONAL       FROM SALE OF    ACCUMULATED  TREASURY
                                            COMMON STOCK  PAID-IN CAPITAL   COMMON STOCK      DEFICIT      STOCK     TOTAL
                                            ------------  ---------------  ----------------  -----------  --------  --------
BALANCE, DECEMBER 31, 1992                     $1,032          $17,971           $(202)      $(14,103)     $(165)    $ 4,533
  Net loss                                          0                0               0         (2,974)         0      (2,974)
  Payments of notes receivable from
    officer from sale of common stock               0                0             144              0          0         144
                                               ------          -------           ------      --------      ------    --------
BALANCE, DECEMBER 31, 1993                      1,032           17,971             (58)       (17,077)      (165)      1,703
  Net loss                                          0                0               0           (955)         0        (955)
  Payments of notes receivable from
    officer from sale of common stock               0                0              58              0          0          58
                                               ------          -------           ------      --------      ------    --------
BALANCE, DECEMBER 31, 1994                      1,032           17,971               0        (18,032)      (165)        806
  Net income                                        0                0               0          1,882          0       1,882
                                               ------          -------           ------      --------      ------    --------
BALANCE, DECEMBER 31, 1995                     $1,032           17,971               0        (16,150)      (165)      2,688
  Net loss (unaudited)                              0                0               0            (30)         0         (30)
                                               ------          -------           ------      --------      ------    --------
BALANCE, MARCH 31, 1996 (UNAUDITED)            $1,032          $17,971           $   0       $(16,180)     $(165)    $ 2,658
                                               ======          =======           ======      ========      ======    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                 CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

               AND THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                (000'S OMITTED)

                                                                                                          DECEMBER 31
                                                                                           --------------------------------------

                                                                          MAR. 31, 1996      1995           1994          1993
                                                                          -------------    --------      -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:                                       (UNAUDITED)
  Net income (loss) from continuing operations                            $   (30)         $  1,899      $     (719)    $ (2,781)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities-
  Depreciation and amortization expense                                       365               943             783          679
  Provision for losses on finance receivables                                  42               347             137          887
  Gain on retirement of minority interest shares                                0              (735)              0            0
  Net changes in assets and liabilities-
  Increase (decrease) in unearned finance charges                            (199)           (1,968)            807          542
  Increase (decrease) in accounts payable and accrued expenses             (6,013)            2,802           7,240         (700)
  Increase (decrease) in other liabilities                                  3,226            (1,504)         (1,176)         838
  Decrease (increase) in sales gain receivable                               (125)           (1,316)              0            0
  Decrease (increase) in prepaid and other assets                            (106)            2,395          (1,254)       1,195
  Increase in amortized discount on commercial paper                            0                 0             107          226
  Net loss of discontinued operations                                           0               (17)           (236)        (193)
  Decrease in net assets of discontinued operations                             0             1,875             666          734
                                                                          -------          ---------     -----------    ---------
          Net cash provided by (used in) operating activities              (2,840)            4,721           6,355        1,427
                                                                          -------          ---------     -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Premium finance receivables originated or purchased                     (75,125)         (301,852)       (247,551)    (157,342)
  Premium finance receivables repaid or sold                               76,697           385,913         217,692      115,730
  Purchase of equipment for lease                                               0                 0               0          (29)
  Equipment lease receivable payments, excluding interest                      19               147             476          775
  Increase in facility overcollateralization                                 (320)           (6,631)              0            0
  Decrease in restricted funds                                                  0                 0               0          202
  Purchase of property and equipment, net                                    (465)             (145)           (170)        (476)
  Gain on retirement of minority interest shares                                0               735               0            0
                                                                          -------          ---------     -----------    ---------
           Net cash provided by (used in) investing activities                806            78,167         (29,553)     (41,140)
                                                                          -------          ---------     -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes and loans payable                                     2,250               250             400        1,350
  Repayment of notes and loans payable                                          0              (300)           (200)     (14,800)
  Committed capital                                                             0                 0               0       (1,500)
  Issuance of subordinated notes                                                0                 0               0        1,500
  Deferred financing fees                                                       0              (257)              0         (335)
  Decrease in notes receivable from officers from sale of common stock          0                 0              58          144
  Commercial paper notes originated                                             0           310,040       1,051,245      566,107
  Commercial paper notes principal repaid                                       0          (393,020)     (1,027,677)    (514,557)
                                                                          -------          ---------     -----------    ---------
          Net cash provided by (used in) financing activities               2,250           (83,287)         23,826       37,909
                                                                          -------          ---------     -----------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          216              (399)            628       (1,804)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                369               768             140        1,944
                                                                          -------          ---------     -----------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                  $   585          $    369      $      768     $    140
                                                                          =======          =========     ===========    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.
                                     F-77

                 CRABTREE CAPITAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


1.   DESCRIPTION OF BUSINESS

     Crabtree Capital Corporation ("Crabtree") was organized on September
     10, 1979, and adopted its present name on August 12, 1985. Crabtree was inactive until late 1985.

     Crabtree is a financial services holding company engaged primarily in the business of financing the payment of insurance premiums through its majority-owned subsidiary, First Premium Services, Inc. ("First Premium"). Crabtree has a small amount of residual business from subsidiaries which involves primarily the run off of a small amount of lease receivables and the settlement of certain litigation and contingency issues remaining with the inactive insurance holding company subsidiary.

     First Premium is a financial services company engaged in the business of financing the payment of insurance premiums. First Premium offers financing of approximately 80% of an insurance premium to individuals and commercial purchasers of property and casualty and liability insurance who wish to pay their insurance premiums on an installment basis. First Premium is licensed or otherwise qualified to do business as an insurance premium finance company in 38 states. Virtually, all of First Premium's outstanding receivables are commercial accounts.

2.   CHANGE IN BASIS OF PRESENTATION

     Prior to 1995, the consolidated financial statements of Crabtree did not include the financial position or the results of operations of First Premium Funding Corporation, a company sponsored and controlled by First Premium. As more fully described in Note 5, First Premium Funding Corporation, independently owned and nominally capitalized by First Premium, operated as a special-purpose corporation for the sole purpose of purchasing premium finance receivables from First Premium. Management has retroactively restated prior years to include the financial position and results of operations of First Premium Funding Corporation.

     As described in Note 11, two senior officers of Crabtree purchased
     60,000 shares of stock at $5 per share, a $20 discount, in 1990 under the 1990 Stock Purchase Plan. The prior-year financial statements of Crabtree did not include any compensation expense related to the issuance of these discounted shares. Management has restated prior years to give retroactive effect to recording $1.2 million of compensation expense related to the issuance of these discounted shares.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The following is a summary of significant accounting policies:

   A.  BASIS OF CONSOLIDATION

       The accompanying consolidated financial statements consolidate Crabtree and its subsidiaries (the "Company"), Prospect Leasing Company ("Prospect") and First Premium (including First Premium Funding Corporation). During 1990, management put in place a strategy to discontinue its insurance operations. Therefore, the operations of The Credit Life Companies, Inc. ("CLC") are accounted for as discontinued operations (see Note 4). In 1992, Prospect sold substantially all of its leasing portfolio and is in the process of collecting the remaining balance while not originating any new receivables. All material intercompany balances have been eliminated. In certain instances, the 1994 and 1993 amounts have been reclassified to conform to the 1995 method of presentation.

   B.  FINANCE REVENUE

       Finance charges on premium finance receivables are earned over the term of the loan based on actual funds outstanding, beginning with the funding date, using a method which approximates the effective yield actuarial method. Late charges are recognized as income when they are received.

       Income is recognized on leasing contracts under the direct finance method of accounting. Under this method, the combined amount of the aggregate rentals and the anticipated residual value in excess of the cost of the equipment is recorded as unearned income. Unearned income is reflected as revenue over the term of the lease contract using a method which approximates a constant periodic rate of return on the net investment in the lease.

   C.  PROPERTY AND EQUIPMENT

       Property and equipment are depreciated over their estimated useful lives which range from three to ten years. Leasehold improvements are amortized over the remaining life of the lease terms.

   D.  LOAN SALES AND SERVICING RIGHTS

       Beginning in February, 1995, First Premium began selling its premium finance receivables to a wholly owned subsidiary, First Premium Financing Corporation ("FPFIN") which in turn sells the receivables to an independent third party, Holland Limited Securitization, Inc. ("HLS") for cash. FPFIN is a bankruptcy remote subsidiary established to facilitate the sale to HLS. First Premium retains servicing rights in connection with the sales of receivables. As set forth in a Sale and Servicing Agreement between First Premium and HLS, First Premium earns 1.25% annually of the net investment outstanding as of the last settlement date, as defined, in connection with the ongoing servicing and management of the receivables. First Premium recognizes the 1.25% contractual servicing and management fee income over the term of the receivables as it is earned. In addition, any excess income earned by HLS above that which is required to fund interest on its outstanding commercial paper and provide for normal servicing to First Premium is payable as additional servicing ("Excess Servicing"). Excess Servicing income over the expected life of the receivables sold is estimated by First Premium at the time of each sale and recorded as a sales gain receivable on the books of First Premium. The total gain on receivables sold recorded by First Premium during the year ended December 31, 1995, was $4,421,000. In its capacity as servicer, First Premium collects payments on receivables sold and remits the collections to HLS. Amounts received by First Premium, as servicer, on sold receivables at year-end that have not yet been remitted to HLS represent $1,844,282 at December 31, 1995. Prior to February, 1995, First Premium sold its receivables to its subsidiary, First Premium Funding Corporation.

   E.  INCOME TAXES

       The Company, excluding CLC, files a consolidated federal income tax return. The method of allocation among the companies is based upon separate return calculations with current credit for net losses, if applicable. Intercompany tax balances are settled upon final determination of the consolidated income tax liability for the applicable year. Deferred income taxes are provided for temporary differences between financial statement income and income reported for tax purposes.

       The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are provided for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the tax and financial statement bases of assets and liabilities. The effect on deferred taxes of change in tax rates is recognized in income in the period that includes the enactment date.

   F.  DEFERRED INITIAL DIRECT COSTS

       First Premium is required to defer initial direct costs of originating loans in accordance with Statement of Financial Accounting Standards No.
       91. In 1995 and 1994, no such costs were deferred since the effect on the financial statements was not material.

   G.  CASH FLOWS

       For purposes of cash flows, cash and cash equivalents represent cash in banks and short-term investments purchased with a maturity of three months or less.

   H.  EARNINGS PER SHARE

       Earnings per share were computed for income from continuing operations and income from discontinued operations based on the weighted average number of common stock equivalents outstanding during the year. Common stock equivalents were calculated using the treasury stock method. Because no active market for the company's stock exists, estimates of market value were used to determine the dilutive effects of outstanding stock options. These options were determined not to have a dilutive effect on earnings per share.

   I.  USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   J.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

       The unaudited quarterly financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.


4.     DISCONTINUANCE OF INSURANCE OPERATIONS

       During 1990, management adopted a plan to discontinue its insurance operations. These operations were carried out through Crabtree's then 57%-owned subsidiary, CLC. The management of CLC also adopted a plan to sell or liquidate all of its operating subsidiaries.

   The net assets of the discontinued operations, net of minority interest, are comprised of the following as of December 31, 1995 and 1994 (000's omitted):

                                                                  1995     1994
                                                                  ----     ----
Assets-
  Cash                                                            $  4  $    17
  Restricted funds                                                 197    2,744
  Investments                                                       76      448
  Tax settlement proceeds receivable                                 0    1,978
  Investment in and advances to/from subsidiaries                   50       32
  Other assets                                                       1       68
                                                                  ----     ----
                                                                   328    5,287
                                                                  ----    -----
Liabilities-
  Accounts payable and accrued expenses                            328    1,263
  Federal income taxes payable                                       0       88
                                                                  ----    -----
                                                                   328    1,351
                                                                  ----    -----
   Net assets before intercompany balances and minority interest     0    3,936
Minority interest                                                    0   (1,704)
                                                                  ----    -----
   Net assets before intercompany balances                           0    2,232
Intercompany balances                                                0     (357)
                                                                  ----    -----
   Net assets                                                     $  0  $ 1,875
                                                                  ====  =======

   Restricted funds in 1995 relates primarily to amounts deposited in trust to retire minority interest shares. Restricted funds in 1994 relates to cash proceeds received by CLC for the sale of the Credit Life Insurance Company, Inc. ("Credit Life"). The proceeds were placed in escrow pending resolution of certain contingencies which were settled in February, 1995.

   In September, 1990, CLC sold its credit life insurance subsidiary, Credit Life. As of the date of sale of Credit Life, taxes and interest receivable of $933,000 from the IRS were recorded. CLC indemnified the purchaser against any loss related to these issues, including collection of this receivable and related interest and taxes. In conjunction with an IRS settlement, Credit Life received partial payments in 1994 and 1993 of $772,000 and $306,000, respectively, and a final payment of $2,554,000 in January, 1995. These proceeds were used first to satisfy the purchaser's receivable and the remaining amount of $1,978,000 was remitted to CLC by the purchaser in February, 1995. As a result of the settlement, CLC recorded an additional gain of $653,000 in 1994.

   In conjunction with the sale of Credit Life, CLC made certain representations and warranties to the purchaser. The purchaser presented CLC with notices seeking indemnification for items totaling approximately $7.2 million, principally related to an alleged breach of the representations and warranties concerning the fair presentation of financial statements provided to the purchaser. CLC vigorously disputed all of the claims made by the purchaser. In February, 1995, both parties reached an out of court settlement that satisfied all disputed claims made by the purchaser. As a result of this settlement, the purchaser received $700,000 of funds held in escrow while CLC received the remaining amount of escrow funds of $1,912,000. CLC incurred a loss of $477,000 related to this settlement for the year ended December 31, 1994.

   In December, 1992, the shareholders of CLC adopted a formal plan of liquidation for CLC. The assets and liabilities of CLC are stated at approximate liquidation values. Net future costs of liquidation have been recorded.

   The 1987 purchase agreement for CLC provided for additional contingent consideration pending the outcome of certain tax litigation and other contingencies of CLC. The provisions of the purchase agreement operated to mitigate the negative impact on Crabtree's recorded income of adverse settlements of such CLC contingencies up to $6,900,000 (net of any favorable settlements). Settlements in excess of that amount would have negatively impacted Crabtree's income to the extent of its ownership share. If such contingencies were favorably resolved, Crabtree would have been required to contribute up to $3,450,000 to CLC. Additional consideration of $1,680,000 was accrued at the date of acquisition. Further, up to $1,770,000 of additional consideration was contingently due which, if paid, would result in an additional capital contribution to CLC. Any net amounts which could be paid under this obligation were fully accrued in the financial statements through December 31, 1994. In early 1995, the last remaining contingency under the purchase agreement was satisfied and in March, 1995, CLC made a formal request to Crabtree for the maximum amount of the contribution. Crabtree disputed the amounts owed and in September, 1995, Crabtree reached a settlement agreement with CLC.

   Under the terms of the settlement agreement, Crabtree effectively bought out the minority shareholders of CLC by having CLC repurchase all of its stock held by the minority shareholders. A purchase price was negotiated which included a deemed capital contribution by Crabtree of $1.7 million. As a result of this settlement, Crabtree recorded a gain of approximately $735,000.

   In 1990, Credit General Insurance Company ("Credit General"), a former subsidiary of CLC filed suit against an insurance agent to recover losses incurred by Credit General relating to an inappropriate transaction by the agent. Additionally, in 1995, CLC filed an amendment to its 1982 tax return seeking a refund of past taxes paid. The minority shareholders and Crabtree will share in, if and when received by CLC, amounts received as a result of the outcome of the above-mentioned litigation and tax refund.

   CLC is also currently in negotiation with several reinsurance companies which are attempting to collect reinsurance monies owed them from various CLC subsidiaries. Pursuant to the sales agreement, Credit Life has funds in escrow pending resolution of these matters.

   As of December 31, 1995, one of these insurance companies, which is currently in liquidation, stated they were owed $526,000 from Credit Life for claim payments under reinsurance arrangements. Credit Life had funds deposited in escrow related to this contingency of $544,000 at December 31, 1995. Subsequent to year-end, Credit Life negotiated a settlement with the company for $300,000.

   In 1995, CLC's captive insurance company, CL Re, received a request from the issuing carrier of their reinsurance arrangement for payment of $230,000 for final refunds and claim payments. CLC has accrued approximately this amount at December 31, 1995. The Company is currently negotiating this amount.

5. SECURITIZATION FACILITY

   Prior to February, 1995, First Premium sold its receivables to a special-purpose corporation called First Premium Funding Corporation ("FPFC"). FPFC was nominally capitalized by a third party and sponsored by First Premium to facilitate the issuance of commercial paper and purchase of receivables from First Premium. Pursuant to a Sales and Servicing Agreement between First Premium and FPFC, FPFC had engaged First Premium to provide certain administrative services related to the servicing of its loans and provided that First Premium be compensated as the Servicer. First Premium also was performing all other administrative functions of FPFC, such as cash management and accounting services, pursuant to a management agreement. As noted in Note 2, due to the nature of the relationship between First Premium and FPFC, the financial statements have been restated to include the consolidated results of operations and financial position of FPFC.

   In 1993, Internationale Netherlanden Bank, N.V. ("ING") became the credit enhancer for commercial paper issued by FPFC. ING continued to provide temporary liquidity to FPFC. The interest rate charged on any borrowing on the liquidity line would be the higher of prime or the federal funds rate plus 1/2%.

   As an incentive for ING to participate in the facility, First Premium issued warrants and a noninterest bearing subordinated promissory note to ING. The warrants enable ING to purchase a 24.99% ownership in First Premium. One set of the warrants enables ING to purchase a total of 3,342 shares or 19.99% ownership interest of newly authorized Class B, $.01 par value nonvoting convertible common stock at $.02 per share. In addition, ING was issued warrants to purchase up to an additional 1,114 shares or 5% ownership interest of Class B nonvoting convertible common stock at $500 per share. ING also has the option, in accordance with related put agreements, to require First Premium to repurchase the warrants at current market value, as defined in the agreement. These warrants and the related put agreements expire on December 31, 2004. In addition, First Premium issued a noninterest bearing subordinated promissory note in the amount of $557,000 with a maturity date of February 12, 1998. This note can be paid, at the option of ING, through the exercise of the 1,114 warrants.

   First Premium issued the warrants and the subordinated note as inducement to ING to complete the restructured agreement. A total of $625,000 has been reflected as a component of deferred financing fees on the balance sheet. The warrants have been valued at approximately $212,000 based on fair value as estimated by management. They are shown as a minority interest in the ownership of First Premium. The remaining amount of $413,000 is the initial value of the $557,000 subordinated note discounted at a market rate of interest 6% which is recorded at face value less unamortized discount as a component of subordinated notes on the balance sheet.

   The costs of the facility were borne by First Premium and have been capitalized and are being amortized on the straight-line method over the life of the ING facility agreement. The total amount capitalized by First Premium was $973,576 and total accumulated amortization of First Premium in 1995 and 1994 was $735,590 and $475,971, respectively. In addition, the costs of the securitization facility established prior to February, 1995 have been capitalized by Crabtree and these costs are being amortized into expense over the life of the facility based on anticipated usage.

   Effective January 31, 1995, First Premium entered into a new securitization facility with ING and HLS. The new facility effectively amends and modifies the above-discussed facility and provides First Premium with an independent vehicle into which $200 million of receivables may be sold and funded by HLS, subject to certain terms and conditions. On the closing date of the previous facility, FPFC and First Premium terminated all contractual obligations with regard to the discontinued facility and FPFC ceased operations.

   In connection with the 1995 facility with HLS, First Premium formed a new wholly owned, bankruptcy remote subsidiary, FPFIN, to purchase the receivables from First Premium and simultaneously sell the receivables to HLS. Consistent with the prior securitization facility, all the receivable sales to HLS are without recourse. FPFIN recognizes a gain at the time of each sale based on its estimate of Excess Servicing, as defined in Note 3, to be earned over the life of the receivables sold. All of the subsidiary accounts are maintained by First Premium and consolidated with First Premium's financial statements. First Premium performs all administrative functions of FPFIN, such as cash management and accounting services.

   HLS is an independent multiseller conduit which issues commercial paper or other indebtedness to fund the purchase of receivables from FPFIN. HLS is not affiliated with First Premium or its affiliates. Pursuant to the Sale and Servicing Agreement between HLS and First Premium, HLS had engaged First Premium to provide certain administrative services related to the servicing of the loans and provides that First Premium be compensated as the Servicer. Also, pursuant to the Sales and Servicing Agreement, First Premium is required to maintain facility collateral at an amount equal to 105.5% of commercial paper outstanding. The amount of this overcollateralization is recorded as facility overcollateralization on the Company's consolidated financial statements. Consistent with the prior securitization facility terms, ING will provide the credit and liquidity enhancement for the HLS facility.

   The costs associated with the HLS facility were borne by First Premium and have been capitalized and are being amortized on the straight-line method over the 22-month life of the facility. The total amount capitalized by First Premium was $275,670 and the total amortization expense in 1995 was $137,835. The net balance is included in deferred financing fees on the balance sheet.

6. FINANCE RECEIVABLES

   At December 31, 1995 and 1994, finance receivables consisted of premium finance and equipment lease receivables, as follows (000's omitted):

                                                            1995            1994
                                                          --------         -------
PREMIUM FINANCE RECEIVABLES:
   Premium finance receivables                            $  7,979         $93,349
   Facility overcollateralization                            6,630               0
   Other receivables (Note 14)                               1,094               0
   Less-
      Unearned finance charges                                (257)         (2,202)
      Allowance for losses on finance receivables             (281)           (251)
                                                          --------         -------
         Net premium finance receivables owned, net       $ 15,165         $90,896
                                                          ========         =======
  Premium finance receivables serviced without
      recourse                                            $101,871         $     0
                                                          ========         =======
EQUIPMENT LEASES-
   Aggregate future amounts receivable under lease
      contracts                                           $      9         $    92
   Residual value of equipment                                  37              67
   Other lease receivables                                     379             522
                                                          --------         -------
                                                               425             681
Less-
   Advance payments                                             (2)            (14)
   Unearned income under lease contracts                       (24)            (35)
   Allowance for losses on finance receivables,
      owned                                                   (258)           (386)
   Allowance for losses on finance receivables sold
      with recourse                                           (312)           (193)
                                                          --------         -------
            Net investment in direct financing leases     $   (171)        $    53
                                                          ========         =======

   Equipment lease receivables sold
      with recourse                                       $  1,505         $ 5,695
                                                          ========         =======

   Premium finance receivables arise from the term financing of property and casualty insurance premiums and are primarily secured by the related unearned insurance premiums with the insurance company. The average life of receivables financed is nine months and interest rates charged are based on the current commercial paper rate plus a spread. The Company had no significant concentrations of credit risk in 1995 or 1994.

   In 1992, the Company's leasing subsidiary, Prospect, sold two lease portfolios to unrelated parties. Pursuant to the sales agreement, Prospect is required to reimburse the purchasers for any losses, as defined, incurred on the sold portfolios, up to a maximum of 10% of outstanding principal on one of the sold portfolios and for losses in excess of $500,000 on the other.

   Prospect has reserved for losses on the sold portfolios for future uncollectible principal amounts based on historical loss experience. In addition, Prospect had amounts on deposit with the purchasers totaling $724,000 at December 31, 1995 and 1994, to cover losses incurred. This deposit is classified as funds held in escrow on the balance sheet.

   Other lease receivables represent owned lease receivable principal amounts which Prospect is attempting to collect through litigation. Management provides reserves for these receivables based upon a specific review of the portfolio and their estimate of future collections and fair value of collateral.

7. ALLOWANCE FOR LOSSES

   Changes in the allowance for losses on finance receivables during the year ended December 31, 1995 and 1994, are as follows (000's omitted):

                                                1995    1994
                                                ----    ----
Balance, beginning of year                     $ 830   $ 935
  Provision for losses on finance receivables    347     137
  Charge-offs, net                              (326)   (242)
                                               -----   -----
Balance, end of year                           $ 851   $ 830
                                               =====   =====

   Provision for losses are made in amounts sufficient to maintain reserves equal to management's estimate of probable losses in the portfolio. Amounts are estimates based on current conditions of the portfolio, previous experience and current economic conditions. Losses on receivables are charged off at such time as management believes that the receivables are uncollectible.

8. FEDERAL INCOME TAXES

   As of December 31, 1995, Crabtree had the following operating loss carryforwards relating to regular tax, which are available to offset future tax and book income, subject to the limitation discussed below (000's omitted):

                 FOR INCOME        FOR FINANCIAL
                TAX PURPOSES     REPORTING PURPOSES
                ------------     ------------------
Regular tax        $9,300             $10,800
                   ======             =======

   If not utilized, these carryforwards will expire in varying amounts from the years 2000 through 2009. No taxes were paid in either 1994 or 1995.

   As the result of Crabtree becoming a 100% owner of CLC, certain of CLC's tax loss carryforwards may be utilized by Crabtree in future years. As of December 31, 1995, CLC had regular tax net operating loss ("NOL") carryforwards of approximately $10.1 million which may be available to offset future taxable income. If not utilized, these carryforwards will expire in varying amounts from 2004 through 2010.

   CLC also has approximately $2.3 million of capital loss carryforwards which can be utilized to offset future taxable capital gains. If not utilized, this carryforward will expire in 1996.

9. NOTES AND LOANS PAYABLE

   A summary of notes and loans payable at December 31, 1995 and 1994, is as follows (000's omitted):

                                                                                       WEIGHTED-
                                 LOAN     INTEREST              MATURITY                AVERAGE
                                AMOUNT      RATE                  DATE               INTEREST RATE
                                ------    --------              --------             -------------
1995-
  Revolving credit line         $1,700  Prime + 1%               03/31/96                  10.0%
  Secured revolving credit line    200  Prime to prime + 1.5%    04/30/96                   9.9
  Promissory note                  250  Prime                    07/01/96                   9.0
                                ------
                                $2,150
                                ======
  Subordinated notes-
   Deerpath                     $1,500  Prime +.5% to 1.5%       12/23/97                  10.0
   ING (net of unamortized
    discount of $65)               492                           02/12/98
                                ------
                                $1,992
                                ======
1994-
  Revolving credit line         $1,950  Prime + 1%               03/31/96                   8.3
  Promissory note                  250  Prime                    07/01/95                   7.2
                                ------
                                $2,200
                                ======
  Subordinated notes-
   Deerpath                     $1,500  Prime +.5% to 1.5%       12/23/97                   8.4
   ING (net of unamortized
    discount of $94)               463                           02/12/98
                                ------
                                $1,963
                                ======

   During 1995, 1994 and 1993, interest paid was $754,000, $625,000 and
   $585,000, respectively.

   The Crabtree Revolving Credit Line loan represents the amounts outstanding under an available line of $2,000,000 with a bank. This loan is unsecured, but is guaranteed by a significant shareholder of the Company. In March, 1996, this line was renewed until March 31, 1997. Average borrowings outstanding on this line were $1,954,258 and $1,739,315 in 1995 and 1994, respectively.

In May, 1995, First Premium renewed and restructured a secured revolving loan agreement with a bank, which matures April, 1996. Terms of the agreement include providing a lien and first security interest in the premium finance receivables not sold to HLS to the bank, as well as restrictions on maintenance of various operating ratios and tangible net worth. The facility is comprised of two lines of credit which can combine up to a maximum of $13,000,000. The primary line is at the bank's prime rate of interest. Borrowings are based on an eligible premium finance receivable base to a maximum of $13,000,000. The supplemental line bears interest at the bank's prime rate plus 1.5% to a maximum of $3,000,000. Borrowings are based on overcollateralized amounts First Premium maintains in its securitization facility. The average daily amount outstanding on the primary and supplemental lines in 1995 and 1994 were $2,975,658 and $2,989,178, respectively.

First Premium utilizes the proceeds from receivable sales to reduce the outstanding balance of the loan in order to permit release of the lien and first security interest on the receivables sold.

In the ordinary course of business, a significant shareholder and principal officer has from time to time extended loan and other credit guarantees to the Company (see Note 16).

First Premium entered into a letter agreement with Deerpath Investment Partners, Ltd. ("Deerpath"), a shareholder of Crabtree, under which additional capital funds of $1,500,000 were committed. The funding was received by First Premium on December 23, 1992, with the understanding that Deerpath would receive subordinated debt and a participating equity interest in First Premium. Effective February 19, 1993, the transaction was modified so that Crabtree contributed additional capital of $1,000,000 to First Premium. Crabtree purchased a $200,000 unsecured subordinated note from First Premium and received warrants to purchase shares of common stock of First Premium. Deerpath purchased a $300,000 subordinated note from First Premium and Deerpath received warrants to purchase shares of common stock of First Premium. Deerpath also purchased a $1,200,000 subordinated note from Crabtree. The total committed capital of $1,500,000 of unsecured subordinated notes bear interest at prime plus .5% to 1.5% and mature on December 23, 1997, and are shown as a component of subordinated notes on the balance sheet. The warrants issued to Crabtree enable the holder to purchase a total of 482 shares of First Premium common stock at $500 per share. Crabtree subsequently transferred ownership of these warrants to Deerpath. The warrants issued to Deerpath enable the holder to purchase a total of 600 shares of First Premium's common stock at $500 per share. The subordinated notes may be repaid, at the option of Deerpath, through the exercise of the warrants. Deerpath also has the option, in accordance with related put agreements, to require First Premium to repurchase the warrants at current market value, as defined in the agreements. These warrants and the related put agreements expire on December 31, 2004. No value has been assigned to these warrants as the exercise price is substantially in excess of the fair value of the common stock of First Premium. First Premium has 13,375 shares of common stock outstanding at December 31, 1995.

10.  COMMERCIAL PAPER

   First Premium Funding Corporation, issued commercial paper notes having maturities of 1 to 270 days to finance the purchase of receivables from First Premium. Upon the formation of the HLS facility in February, 1995, First Premium Funding Corporation discontinued issuance of commercial paper notes.

   The table below sets forth information concerning outstanding commercial paper and its related cost. These amounts are computed using the average daily balances during the periods from January 1, 1995, through February 2, 1995, and January 1, 1994, through December 31, 1994.

                                            1995         1994

Average amount outstanding              $81,015,757  $74,769,633
Maximum month-end amount
  outstanding during the period         $85,000,000   82,565,000
                                        =========== ============
Average yield at-
  End of period                           6.10%        6.12%
  During the period                       5.96%        4.54
                                        =========== ============


11.  STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS

   Crabtree's 1987 Stock Option Plan and Stock Appreciation Rights Plan (the "Option Plan" and "SAR Plan," respectively, or collectively referred to as the "Crabtree Plans" or "Plans") were adopted by the Board of Directors and approved by the stockholders in October, 1987. As of December 31, 1995, options to purchase up to 275,000 common shares and 200,000 stock appreciation rights may be granted pursuant to the Plans. The Plans and their terms are administered by the Board of Directors.

   The Option Plan provides for the granting of Incentive Stock Options, Nonqualified Stock Options and the sale of Restricted Stock to key employees (including officers, directors and employees of all subsidiary corporations) having principal responsibility for the long-term success of the Company.
   In addition, the Option Plan provides that Stock Appreciation Rights ("SARs") may be granted on conjunction with any option granted pursuant to this Plan. No SARs are outstanding as of December 31, 1995.

   Options and SARs are granted at a price equal to fair value at date of grant and become exercisable in four equal annual installments. Options and SARs granted have a maximum duration of 10 years. The vesting period commences the date the employee begins employment with Crabtree or the subsidiary becomes a subsidiary of Crabtree.

The following is a summary of stock option information:

                                          OPTION  OPTION PRICE
                                          SHARES   PER SHARE
                                          ------  ------------
Outstanding, December 31, 1993            63,225        $7-$25
  Granted                                      0             0
  Exercised                                    0             0
  Canceled or expired                          0             0
                                          ------  ------------
Outstanding, December 31, 1994            63,225        $7-$25
  Granted                                      0             0
  Exercised                                    0             0
  Canceled or expired                          0             0
                                          ------  ------------
Outstanding, December 31, 1995            63,225        $7-$25
                                          ======  ============
Exercisable, December 31, 1995            63,225        $7-$25
                                          ======  ============

     During 1990, two senior officers of Crabtree purchased 60,000 shares of stock at $5 per share under the 1990 Stock Purchase Plan (the "Plan").
     This stock was purchased with a permanent discount of $20 per share, or at a total value of $25 per share. Under this plan, gains on the stock accrue to the holders only if the value of the stock exceeds $25 per share. Under the terms of the Plan, in the event of a merger or public offering of stock, the discount provisions are terminated. The purchase price of the 60,000 shares at $5 per share was paid for with promissory notes totaling $300,000 bearing interest at 10% and payable in annual amounts through 1997. These notes were fully paid as of December 31, 1994. As described in
     Note 2, the financial statements have been retroactively restated to give effect to the recording of $1.2 million of compensation expense related to the issuance of these shares.

     Effective July, 1992, an employee stock option plan was approved by First Premium. The stock option plan covers 2,300 shares of common stock. On July 20, 1992, incentive options to purchase 1,663 shares were granted to certain employees at an exercise price of $400 per share, the estimated fair market value as determined by the Board of Directors. Options under this grant vest over 4 years and must be exercised within 10 years of the grant date.

12.  BENEFIT PLAN

     First Premium has a contributory retirement savings plan (pursuant to Section 401(k) of the Internal Revenue Code) covering substantially all employees. Under the plan, benefits are generally determined based on employee contributions, subject to IRS limitations and First Premium contributions (as declared by the Board of Directors). All full-time employees are eligible to participate in the plan after attainment of 21 years of age and 6 months of service. First Premium's expense for this plan was $32,718, $22,986 and $14,610 in 1995, 1994 and 1993, respectively.
     First Premium does not currently offer other postretirement benefits such as health care or other pension.

13. DIVIDEND RESTRICTIONS

    In connection with the Company's debt agreements (see Note 9), the Company is not allowed to declare any dividends unless approved by the banks.

14. COMMITMENTS AND CONTINGENCIES

    The Company and certain subsidiaries lease their office facilities. Total minimum annual noncancelable rental commitments at December 31, 1995, are as follows (000's omitted):

                       AMOUNT
                       ------
Year-
 1996                  $  351
 1997                     259
 1998                     262
 1999                     270
 2000 and thereafter      138
                       ------
                       $1,280
                       ======

   First Premium has filed suit against an obligor in federal court in Miami, Florida, to collect the remaining balance of $1,094,339 owing on an original premium finance loan in the amount of $4,592,000. In addition, First Premium seeks accumulated interest, late charges and attorney fees due to it. Additional defendants include: (1) the obligor Director of Insurance of over 16 years, who executed the premium finance agreement, (2) two separate insurance agents who, along with the obligor's Director of Insurance, falsely presented in writing to First Premium the named insurers involved and the effective dates, policy numbers, premium amounts, insurer names and policy terms for the insurance policies being financed, (3) three separate insurance companies and the managing general agent for two of them, who directed that premiums be remitted to them via the insurance agent (their agent) who falsely represented the coverages to First Premium, and who also were unjustly enriched because they misappropriated premiums paid by First Premium for specific financed policies to pay other policies not financed by First Premium. In addition, at an appropriate time, First Premium anticipates filing suit against Errors and Omissions insurance companies covering the obligor, obligor's Director of Insurance and one of the insurance agents.

   The lawsuit is currently set for trial in August, 1996. Presently, discovery via depositions of the defendants and document production and examination is occurring.

   Management, after consultation with legal counsel, believes the ultimate result of this legal action in this matter will result in a favorable settlement or, in the alternative, a favorable jury verdict and subsequent collection in full of the amount due to First Premium because of the underlying facts, applicable law, the number of defendants, many of which appear to be severally liable for the entire amount due to First Premium and the financial ability of the defendants to pay the anticipated settlement or judgment. The amount of the uncollected receivable is classified as other receivables at December 31, 1995.

     In the ordinary course of business, there are various other legal proceedings pending against the company. Management considers that the aggregate liabilities, if any, resulting from such actions would not have a material adverse effect on the financial position of the Company.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Crabtree has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures About Fair Value of Financial Instruments." Financial instruments include cash, finance receivables, facility overcollateralization, notes and loans payable, and commercial notes payable. FAS 107 specifically excludes lease contracts and minority interests in consolidated subsidiaries from the definition of financial instruments.

     The following assumptions were used to estimate the fair value of Crabtree's financial instruments:

     Cash:

     The carrying value approximates fair value for this instrument due to its liquid nature.

     Finance receivables

     Due to the short term nature of the premium finance receivables, the rate earned on these receivables approximates a current market rate, and as a result, carrying value approximates market value.

     Facility Overcollateralization:

     Facility overcollateralization represents premium finance receivables deposited with HLS pursuant to the securitization facility agreement. As such, due to the short term nature of these receivables, carrying value approximates market value.

     Subordinated notes, Notes and loans payable:

     The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market rates due to their repricing characteristics.

     Commercial paper notes payable:

     The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market rates due to their short-term nature.

16.  RELATED-PARTY TRANSACTIONS

     Crabtree from time to time borrowed money from CLC under secured promissory notes which bore interest at 10%. Such transactions occurred in March, 1993, for $300,000 which was repaid in June, 1993, August, 1993, for $250,000 which was repaid in January, 1994, and in April, 1994, for $175,000 which was repaid in March, 1995. These transactions resulted in interest expense to Crabtree of $12,000 in 1993, $14,000 in 1994 and $3,000 in 1995.

     During 1995 and 1994, the Company's bank debt was guaranteed by a significant shareholder and principal officer of the Company. The Company agreed to pay a fee to this individual for the guarantee at a rate of 1.5% of the balance of the debt guaranteed. These transactions resulted in expense to Crabtree of $32,973, $29,840 and $68,339 in 1995, 1994 and
     1993, respectively, and are included in other expense on the Company's statement of income.

     Various shareholders, from time to time, perform advisory and consulting services for the Company. Amounts paid to shareholders and other related parties for these services are $301,253, $281,544 and $409,039 in 1995, 1994 and 1993, respectively, and are classified as professional fees on the income statements.

     During 1993, the Board of Directors approved the purchase by a significant shareholder and principal officer of the Company of an automobile, furniture and office equipment for a total purchase price of $38,400.
     This amount was paid in 1994.

17.  SUBSEQUENT EVENT

     The Board of Directors has approved a proposed Agreement and Plan of Reorganization (the "Agreement") by and among Crabtree, Libertyville Bancorp, Inc., North Shore Community Bancorp, Inc., Hinsdale Bancorp, Inc., and Lake Forest Bancorp, Inc. (the "Constituents") with North Shore Community Bancorp, Inc. as the Resulting Corporation. As a part of the merger, North Shore Community Bancorp, Inc. will be renamed to "WINTRUST FINANCIAL CORPORATION" ("WINTRUST"). Pursuant to the Agreement, common stock of WINTRUST will be exchanged for the outstanding shares of common stock of the Constituents based upon exchange ratios specified in the Agreement. The proposed transaction is contemplated to be accounted for as a pooling of interests transaction and is subject to shareholder and regulatory approval.

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                      NORTH SHORE COMMUNITY BANCORP, INC.

                                      and

                            LAKE FOREST BANCORP II,
                              HINSDALE BANCORP II,
                            LIBERTYVILLE BANCORP II,
                                      and
                        CRABTREE CAPITAL CORPORATION II,
                       each a wholly owned subsidiary of
                      North Shore Community Bancorp, Inc.
                                      and
                           LAKE FOREST BANCORP, INC.
                                      and
                             HINSDALE BANCORP, INC.
                                      and
                           LIBERTYVILLE BANCORP, INC.
                                      and
                          CRABTREE CAPITAL CORPORATION



                     Dated as of this 28th day of May, 1996

                               TABLE OF CONTENTS

Section                                                                                                               Page
- -------                                                                                                               ----

1.  REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-2
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-2
         1.2     Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-2
         1.3     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-2
         1.4     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
         1.5     Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
         1.6     Effect of the Merger on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
         1.7     Effect of the Merger on Capital Stock of the Merging Companies . . . . . . . . . . . . . . . . . . .  A-4
         1.8     Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
         1.9     Conversion of Rights/Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
         1.10    Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6

2.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
         2.1     Time; Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
         2.2     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
         2.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
         2.4     Exchange of Share Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6

3.  REPRESENTATIONS AND WARRANTIES OF NSCB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
         3.1     Organization, Power and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
         3.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-7
         3.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8
         3.4     Non-Contravention, No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-8
         3.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
         3.6     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
         3.7     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
         3.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
         3.9     Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
         3.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
         3.11    No Default, Violation or Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
         3.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
         3.13    Employment, Labor and Other Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
         3.14    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
         3.15    Patents, Trademarks and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         3.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         3.17    Other Material Adverse Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         3.18    Disinterested Directors Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14

4.  REPRESENTATIONS AND WARRANTIES OF SURVIVING COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         4.1     Organization, Power and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
         4.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
         4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15


Section                                                                                                               Page
- -------                                                                                                               ----


         4.4     Authorization; Non-Contravention; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
         4.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
         4.6     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
         4.7     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
         4.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
         4.9     Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
         4.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
         4.11    No Default, Violation or Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
         4.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
         4.13    Employment, Labor and Other Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
         4.14    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
         4.15    Patents, Trademarks and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
         4.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
         4.17    Other Material Adverse Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
         4.18    Disinterested Directors Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22

5.  COVENANTS AND ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
         5.1     Conduct of Business Pending Consummation of Merger; No Material Change . . . . . . . . . . . . . . . A-22
         5.2     Maintain Surviving Companies, Surviving Subsidiaries, the Bank and NSCB as Going Concerns  . . . . . A-23
         5.3     Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.4     Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.5     Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.6     Supplements to Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.7     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.8     Registration Statement; Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
         5.9     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.10    Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.11    Material Facts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
         5.12    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
         5.13    Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
         5.14    Conversion of Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27

6.  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.1     No Injunctions or Restraints; Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.2     Shareholder Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.3     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
         6.4     Effectiveness of Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
         6.5     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
         6.6     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
         6.7     Pooling of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28



Section                                                                                                               Page
- -------                                                                                                               ----


         6.8     First Premium Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
         6.9     Conversion of First Premium and Credit Life Option Plans . . . . . . . . . . . . . . . . . . . . . . A-29
         6.10    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
         6.11    Consummation of First Premium/Credit Life Merger . . . . . . . . . . . . . . . . . . . . . . . . . . A-30

7.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30

8.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         8.1     Waiver of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         8.2     Amendment of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         8.3     Contents of Agreement; Binding Nature  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         8.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
         8.5     Commissions and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.7     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.9     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.10    Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
         8.11    Instruments of Further Assurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
         8.12    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
         8.13    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33



                                   SCHEDULES

A.       Directors and Officers of Resulting Company
B.       Schedule of Warrants
C.       Schedule of Rights/Options
D.       Capitalization of NSCB and the Merging Companies
E.       Capitalization of the Surviving Companies
F.       Schedule of Preferred Stock


                                    EXHIBITS

A.       Form of Plan of Merger
B.       Form of Amended and Restated Articles of Incorporation of Resulting
         Company
C.       Amended and Restated By-Laws of Resulting Company
D.       Form of Affiliate Letters

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 28th day of May, 1996 by and among NORTH SHORE COMMUNITY BANCORP, INC., an Illinois corporation ("NSCB"), LAKE FOREST BANCORP II, an Illinois corporation ("LFBII"), HINSDALE BANCORP II, an Illinois corporation ("HBII"), LIBERTYVILLE BANCORP II, an Illinois corporation ("LBII"), CRABTREE CAPITAL CORPORATION II, an Illinois corporation ("Crabtree II"), each a wholly owned subsidiary of NSCB, and each of LAKE FOREST BANCORP, INC., a Delaware corporation ("LFB"), HINSDALE BANCORP, INC., an Illinois corporation ("HB"), LIBERTYVILLE BANCORP, INC., an Illinois corporation ("LB"), and CRABTREE CAPITAL CORPORATION, a Delaware corporation ("Crabtree").

                              W I T N E S S E T H:

         WHEREAS, NSCB is the owner of one hundred percent (100%) of the capital stock of LFBII, HBII, LBII and Crabtree II (LFBII, HBII, LBII and Crabtree II are sometimes collectively referred to herein as the "Merging Companies");

         WHEREAS, each of NSCB and the Surviving Companies have in common one or more members of their respective boards of directors and a number of stockholders, and each of NSCB, LFB, HB and LB have in common a number of executive officers who divide their time among each of such companies;

         WHEREAS, NSCB, together with LFB, HB, LB and Crabtree (each of LFB, HB, LB and Crabtree is sometimes referred to herein as a "Surviving Company" and sometimes collectively referred to herein as the "Surviving Companies") desire to effectuate a corporate reorganization (the "Reorganization") to form a combined parent holding company for all of such businesses through a plan of merger pursuant to which LFBII will merge with and into LFB, HBII will merge with and into HB, LBII will merge with and into LB, and Crabtree II will merge with and into Crabtree, with NSCB surviving as the ultimate parent holding company with a new name and such corporate changes as provided for herein (the "Resulting Company"), all on the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger");

         WHEREAS, as a result of the Reorganization, each of the issued and outstanding shares of the Surviving Companies shall be converted into the right to receive shares of common stock of the Resulting Company and each of the issued and outstanding shares of the Merging Companies shall be converted into shares of the applicable Surviving Company, such that the Resulting Company will own one hundred percent (100%) of the capital stock of LFB, HB, LB and Crabtree as a result of the Reorganization;

         WHEREAS, the respective Boards of Directors of NSCB, the Merging Companies, and the Surviving Companies deem it advisable and in the best interests of each of them and their respective shareholders that the Merging Companies be merged with and into the Surviving Companies in the manner contemplated herein, and each of the aforesaid Boards of Directors have adopted resolutions approving this Agreement and have recommended the actions contemplated for approval and adoption by the holders of the issued and outstanding shares of the capital stock of each of the Merging Companies and the Surviving Companies;

         WHEREAS, the respective Boards of Directors of NSCB and each of the Surviving Companies have agreed to share certain costs, fees and expenses attributable to the proposed Reorganization, said fees and costs to be paid regardless of whether or not the proposed Reorganization is consummated;

         WHEREAS, for federal income tax purposes, it is intended that the proposed transaction shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                               1.  REORGANIZATION

         1.1 THE MERGER. As of the Effective Date, as that term is defined herein, the Merging Companies shall merge into the Surviving Companies in accordance with the terms of this Agreement and the applicable provisions of the Illinois Business Corporation Act (the "BCA") and the Delaware General Corporation Law ("DGCL") (the "Merger"), and the issued and outstanding shares of the Surviving Companies shall be converted into shares of the Resulting Company as provided for in Section 1.6 and the issued and outstanding shares of the Merging Companies shall be converted into shares of the Surviving Companies as provided for in Section 1.7, and the separate corporate existence of each of the Merging Companies shall cease.

         1.2 ARTICLES OF INCORPORATION. As of the Effective Date, the Articles of Incorporation of the Resulting Company shall be amended and restated to read in their entirety as set forth in Exhibit B, and shall thereafter remain in full force and effect until amended in accordance with applicable law. The Articles of Incorporation, or Certificates of Incorporation, as the case may be, of the Surviving Companies, as in effect on the Effective Date, shall be the Articles of Incorporation, or Certificates of Incorporation, as the case may be, of the Surviving Companies, as the surviving entities, following the Effective Date.

         1.3 BYLAWS. The Bylaws of the Resulting Company shall be amended and restated to read in their entirety as set forth in Exhibit C, and shall remain in full force and effect until thereafter amended in accordance with applicable law. The Bylaws of the Surviving Companies, as in effect on the Effective Date shall be the Bylaws of the Surviving Companies, as the surviving entities, following the Effective Date.

         1.4 DIRECTORS AND OFFICERS. As of the Effective Date, the officers and directors of the Surviving Companies, and the Surviving Subsidiaries (as that term is defined in Section 4.2) immediately prior to the Effective Date shall be the officers and directors of the Surviving Companies and the Surviving Subsidiaries until such time as their respective successors have been elected and qualified and no change shall occur in the officers and directors of the Surviving Companies, the Surviving Subsidiaries, or the Bank (as that term is defined in Section 3.2), as a result of the proposed Reorganization. As of the Effective Date, the officers and the directors of the Resulting Company shall be those persons set forth on Schedule 1.4.

         1.5 NAME. As of the Effective Date, the name of the Resulting Company shall be "WINTRUST FINANCIAL CORPORATION."

         1.6     EFFECT OF THE MERGER ON CAPITAL STOCK.

                 (a) Common Stock. As of the Effective Date, by virtue of the Merger, each validly issued and outstanding share of the capital stock of NSCB and the Surviving Companies, other than Dissenting Shares (as that term is defined in Section 1.10) (collectively, the "Shares") and shall be converted, adjusted or cancelled as follows:

                          (i)     LFB.  Except as provided in Section
         1.6(a)(viii) below, each share of the common stock, no par value per share, of LFB (the "LFB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 9.67334 shares (the "LFB Exchange Ratio") of the common stock, without par value, of the Resulting Company ("RC Shares");

                          (ii)    HB.  Except as provided in Section
         1.6(a)(viii) below, each share of the common stock, no par value per share, of HB (the "HB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 6.03398 RC Shares (the "HB Exchange Ratio");

                          (iii)   LB.  Except as provided in Section
         1.6(a)(viii) below, each share of the common stock, no par value per share, of LB (the "LB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 4.02578 RC Shares (the "LB Exchange Ratio");

                          (iv) Crabtree. Except as provided in Section 1.6(a)(viii) below, each share of the common stock, par value $1.00 per share, of Crabtree (the "Crabtree

         Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 1.18332 RC Shares (the "Crabtree Exchange Ratio").

                          (The LFB Exchange Ratio, the HB Exchange Ratio, the LB Exchange Ratio and the Crabtree Exchange Ratio are hereinafter collectively referred to as the "Exchange Ratios").

                          (v)     NSCB.  Except as provided in Section
         1.6(a)(viii) below, each share of common stock, no par value, of NSCB (the "NSCB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be adjusted in the form of a stock split from and after the Effective Date so as to represent 5.16180 RC Shares (the "NSCB Exchange Ratio").

                          (vi) Share Certificates. The certificate(s) which formerly represented the Shares shall, from and after the Effective Date, represent the right to receive the number of shares of the Resulting Company set forth above in subsections (a) through (e) of this Section 1.6 until exchanged as provided for in Section 2.5.

                          (vii) Fractional Shares. No certificate for fractional RC Shares will be issued by the Resulting Company in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of Shares shall, upon surrender of the certificates(s) representing such Shares, be paid cash, without interest, by the Resulting Company for such fractional shares in an amount equal to $15.00 multiplied by such fraction.

                          (viii) Cancellation of Treasury Stock, Intercompany Shares. Any Shares of NSCB or any Surviving Company, as the case may be, which are owned by any other Surviving Company or NSCB immediately prior to the Effective Date, and any shares of treasury stock held by any Surviving Company or NSCB immediately prior to the Effective Date, shall be cancelled and shall cease to exist as of the Effective Date and no RC Shares shall be delivered in exchange therefor.

                 (b) Preferred Stock. Any shares of preferred stock of any of the Surviving Companies issued and outstanding as of the Effective Date shall be cancelled. It being contemplated that all such preferred shares will have been converted to common stock as provided in Section 5.14 hereof.

         1.7 EFFECT OF THE MERGER ON CAPITAL STOCK OF THE MERGING COMPANIES. Each validly issued and outstanding share of common stock of each of the Merging Companies shall be converted into one share of the applicable Surviving Company as of the Effective Date as follows:

           Merging                                      Applicable
           Company                                 Surviving Company
          ---------                                -----------------
            LFB II                                          LFB
            HB II                                           HB
            LB II                                           LB
         Crabtree II                                    Crabtree

         1.8 WARRANTS. There currently are issued and outstanding certain warrants (a "Warrant" or collectively the "Warrants") providing holders thereof the right to purchase common stock of NSCB, HB, LB and of the wholly owned subsidiary of Crabtree, First Premium Services, Inc., an Illinois corporation ("First Premium"). Each Warrant, other than the First Premium Warrants, which is validly issued and outstanding immediately prior to the Effective Date shall remain outstanding after the Effective Date and shall be unaffected by the Reorganization, except that the NSCB Warrants shall be adjusted to give effect to the stock split provided for in Section 1.6(a)(v). At or prior to the Effective Date, the First Premium Warrants shall have been replaced with Warrants to purchase Crabtree Common Stock as provided for in Section 6.8, and, to the extent not exercised prior to the Effective Date, such Crabtree Warrants shall be converted pursuant to the Reorganization on the basis of the Crabtree Exchange Ratio into Warrants to purchase RC Shares. Schedule 1.8 sets forth the number of Shares subject to outstanding Warrants and, in the case of First Premium and NSCB, the number of RC Shares that will be subject to the Warrants upon consummation of the Reorganization (assuming no prior exercise thereof).

         1.9 CONVERSION OF RIGHTS/OPTIONS. There currently exist at NSCB, LFB, HB, LB, Crabtree, First Premium and The Credit Life Companies, Inc., a Delaware corporation, which is a non-operating wholly-owned subsidiary of Crabtree ("Credit Life"), certain stock rights plans and/or option plans (collectively, the "Rights/Option Plans") under which holders of stock rights and options issued pursuant thereto have certain rights to purchase NSCB Common Stock, LFB Common Stock, HB Common Stock, LB Common Stock, Crabtree Common Stock, First Premium Common Stock or Credit Life Common Stock, respectively. Each option or stock right, as the case may be, which is validly issued and outstanding pursuant to any of such Rights/Option Plans of the Surviving Companies immediately prior to the Effective Date shall, in accordance with the terms of such Rights/Option Plans, by virtue of the Merger and without any action on the part of the holder thereof, become and represent an option or stock right, as the case may be, to purchase that number of RC Shares into which the shares subject to such option or stock right would have been converted giving effect to the applicable Exchange Ratio, or, in the case of the First Premium and Credit Life options, into that number of RC Shares as contemplated by Section 6.9 hereof, and at an exercise price appropriately adjusted to reflect such conversion. Schedule 1.9 sets forth each option or stock right, as the case may be, which is validly issued and outstanding, or is contemplated to be outstanding prior to the Effective Date, under the Rights/Option Plans and the number of RC Shares the holder will be entitled to purchase giving effect to the Exchange Ratios upon the Effective Date.

         1.10 DISSENTING SHAREHOLDERS. A "Dissenting Share" shall mean a Share held by any person who properly exercises appraisal rights, if any, under the BCA or DGCL, as the case may be, with respect to such Share. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided under the BCA or DGCL, as the case may be.


                                  2.  CLOSING

         2.1 TIME; PLACE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lake Forest Bank & Trust Company at 10:00 A.M. (Chicago time) on the Effective Date, or such other time and place as the parties mutually agree.

         2.2 EFFECTIVE DATE. The transaction contemplated by this Agreement shall become effective upon the filing of Articles of Merger with the Illinois Secretary of State and a Certificate of Merger with the Delaware Secretary of State which filings shall be made on such date as the parties mutually agree as promptly as practicable following satisfaction of the conditions set forth in Section 6 herein (or waiver thereof to the extent legally permissible) (said date and time referred to herein as the "Effective Date").

         2.3 FURTHER ASSURANCES. If at any time after the Effective Date any party shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, by any party or (ii) otherwise carry out the purposes of this Agreement for any party, the other parties agree to execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm the actions required by such party or parties, to carry out the purposes of this Agreement.

         2.4 EXCHANGE OF SHARE CERTIFICATES. As soon as practicable after the Effective Date, the Resulting Company shall mail to each holder of record of Shares a letter of transmittal and instructions for use in the surrender of the Shares in exchange for certificates representing RC Shares and any cash in lieu of fractional shares into which the Shares shall have been converted or adjusted pursuant to the terms of this Agreement. Upon proper surrender of certificates for exchange and cancellation to the Resulting Company, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable
(i) a certificate representing the number of shares of RC Shares to which such holder of Shares may have become entitled pursuant to the provisions of this Agreement, and/or (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Shares surrendered pursuant to the provisions of this Section 2.4. No interest will be paid or accrued on any cash payable in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Shares.

         No dividends or other distributions that are declared on or after the Effective Date on RC Shares or otherwise payable to holders of record thereof on or after the Effective Date will be paid until such persons surrender their Shares, as provided for herein, and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of such Shares shall so surrender the Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of RC Shares is to be paid to or issued in the name of a person other than that in which the Shares surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Resulting Company any transfer or other taxes required by reason of the issuance of the certificates for such shares of RC Shares in a name other than that of the registered holder of the Shares surrendered, or shall establish to the satisfaction of the Resulting Company that such tax has been paid or is not applicable.

         In the event that any certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the rights to such Shares setting forth that such Shares were either lost, stolen or destroyed, together with any bond or indemnity agreement as the Resulting Company may deem reasonably necessary, the Resulting Company may issue in exchange for such lost, stolen or destroyed share certificates representing the RC Shares and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

         From and after the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Companies of any Shares outstanding immediately prior to the Effective Date and any such Shares presented to the Resulting Company shall be cancelled in exchange for the RC Shares issued with respect thereto as provided in Section 1.6.


                   3.  REPRESENTATIONS AND WARRANTIES OF NSCB

         NSCB represents and warrants, to each of the Surviving Companies as follows:

         3.1 ORGANIZATION, POWER AND QUALIFICATION. Each of the Merging Companies and NSCB are Illinois corporations, duly organized and validly existing under the laws of the State of Illinois and each of the aforesaid have all requisite corporate power and authority to own or hold under lease their properties and assets and to carry on their businesses as now conducted. Each of the Merging Companies has taken all corporate action necessary to approve the Merger. The minute books and stock record books of the Merging Companies and NSCB containing minutes of director and stockholder meetings and stock transfer and ownership records are complete and correct in all material respects.

         3.2 SUBSIDIARIES. None of the Merging Companies has any subsidiaries, has conducted any business or taken any action except as contemplated by this Agreement, nor owns directly or indirectly, any stock, bonds or securities or any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature whatsoever. NSCB owns one hundred percent (100%) of the issued and outstanding stock of each of LFBII, HBII, LBII and Crabtree II which consists of 163,360, 207,137, 229,929, and 1,025,265 shares of common stock, no par value per share, respectively.

         NSCB owns one hundred percent (100%) of the right, title and interest in and to North Shore Community Bank & Trust Company, an Illinois state banking corporation (the "Bank"), and all such shares are owned free and clear of any and all liens or encumbrances. The Bank has been duly organized and is validly existing and has all requisite corporate power and authority to own and hold under lease its properties and assets and to carry on its business as now conducted.

         3.3 CAPITALIZATION. Schedule 3.3 to this Agreement sets forth the number and classes of shares of capital stock of NSCB and each of the Merging Companies which is authorized, issued and outstanding and all shares reserved for issuance upon exercise of any and all options, warrants and rights currently outstanding or available for grant pursuant to existing stock option plans or any other agreements of NSCB or the Merging Companies providing therefor.

         3.4 NON-CONTRAVENTION, NO VIOLATION. The execution and delivery of this Agreement and the Plan of Merger by each of the Merging Companies and NSCB, and the other agreements and documents, including without limitation, the Articles of Merger and/or Certificate of Merger, to be executed and delivered by each of the Merging Companies (collectively the "Articles of Merger") and NSCB hereunder, do not and will not, and the consummation by each of the Merging Companies and NSCB of the transactions contemplated on its part hereby and thereby will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (a) a breach or violation of, or a default under, any provision of the articles or certificate of incorporation or by-laws of any of the Merging Companies or NSCB or the Bank, (b) a breach or violation of, a default under, or the triggering of any payment or other material obligation pursuant to any of the Merging Companies' or NSCB's and/or the Bank's benefit plans described in Section 3.14 or any grant or award made under any of the foregoing, or (c) a material breach or violation of, or a conflict with, or a material default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of any of the Merging Companies or NSCB or the Bank, pursuant to any provision of any material lease, contract, license or other agreement binding upon any of the Merging Companies or NSCB or the Bank or pursuant to any provision of any law, rule, judgment, decree, regulation, ordinance or order, award or governmental permit or license, applicable to any of the Merging Companies or NSCB or the Bank or any of their respective properties or assets, or (d) any material change in the rights or obligations of any party under any of the Contracts described pursuant to Section 3.10 hereof, including any such change as the result of a change in control provision or similar provision contained in any such contract.

         Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System ("Federal Reserve Board') under the Bank Holding

Company Act of 1956, as amended ("BHC Act"), and approval of such applications and notices, (ii) the filing of any required applications or notices with any state agencies including without limitation the Illinois Commissioner of Banks and Trust Companies and the applicable state securities administrators (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") in which the joint proxy statement/prospectus will be included, (iv) the filing of the Certificates and Articles of Merger with the Delaware and Illinois Secretaries of State pursuant to the DGCL and the BCA, respectively, and (v) the approval of this Agreement by the requisite vote of the stockholders of each of the Surviving Companies and NSCB, no consent or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution of this Agreement and the transactions contemplated thereby.

         3.5 FINANCIAL STATEMENTS. NSCB has made available to the Surviving Companies its consolidated balance sheets as of December 31, 1994 and 1995, and the related statements of income, changes in the shareholders' equity and cash flows for the years then ended.

         The term "Financial Statements" as used in this Section 3 shall mean the above-described financial statements.

         The Financial Statements are complete and accurate and fairly present the assets, liabilities and financial condition of NSCB, on a consolidated basis, at the date thereof, and the statements of income and retained earnings and changes in financial position and the notes thereto included in the Financial Statements are complete and accurate and fairly present the results of operations for the periods therein referred to, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP").

         3.6 UNDISCLOSED LIABILITIES. None of the Merging Companies, NSCB or the Bank has any liabilities or obligations (direct or indirect, contingent or absolute, known or unknown, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise ("Liabilities"), except (a) as reflected, reserved for or given effect to in the Financial Statements; (b) routine operating expenses and contract obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and which will not individually or in the aggregate be material to NSCB and the Bank, taken as a whole; and (c) fees, costs and expenses incurred in connection with the transaction contemplated by this Agreement. To the best knowledge of NSCB, there is no basis for assertion against the Bank or NSCB of any Liabilities, except as described in clauses
(a),  (b) and (c) of this Section 3.6.

         3.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, there has not been:

                 (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of NSCB and the Bank taken as a whole;

                 (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of NSCB;

                 (c) any increase in the type or amounts of compensation, commissions, perquisites payable or to become payable by the Bank or NSCB to any director, officer, employee or agent thereof, or any payment of any bonus, profit sharing or other extraordinary compensation to any such person, other than in the ordinary course of business;

                 (d) any cancellation of any debts owed to or claims held by or on behalf of NSCB or the Bank;

                 (e) any actual or threatened termination of any business relationships or material agreements with the Bank or NSCB and any of their respective material customers or suppliers;

                 (f) any occurrence of any obligation or liability (absolute or contingent) for indebtedness, except routine operating expenses and contract obligations incurred in the ordinary course of business; or any acceleration in the payment of, or payment other than in the ordinary course of the Bank's or NSCB's business and consistent with past custom and practices thereof, of any indebtedness or amounts due or payable thereunder;

                 (g) any mortgage, encumbrance, sale, lease, abandonment or other disposition, other than in the ordinary course of business and for fair value, of any equipment or other properties, or any tangible assets utilized by the Bank or NSCB;

                 (h) any material change in the accounting policies, procedures or practices with respect to NSCB or the Bank; or

                 (i) any other material transaction outside the ordinary course of business consistent with past practices.

         3.8 TAXES. As used herein, the term "Taxes" means all federal, state, county, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise, transfer, and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties. All returns and reports relating to Taxes (the "Tax Returns") required to be filed by each of the Bank and NSCB through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were or are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable law and regulations and properly reflect, or will properly reflect, the Taxes for the periods covered thereby.

         All Taxes due and payable by the Bank and NSCB with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a lien on the assets of the Bank or NSCB, or the Bank's or NSCB's capital stock, except for current Taxes not yet due and payable. Adequate accruals on the Financial Statements have been made for the payment of all accrued and unpaid Taxes, whether or not disputed, for all fiscal periods through the date hereof or arising out of transactions entered into or any state of facts existing on or prior thereto; and for such periods, and all periods prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and financial records of the Bank and NSCB in accordance with GAAP in amounts sufficient for the payment of all unpaid Taxes required to be paid by the Bank and NSCB with respect to such periods.

         There are no known or proposed penalty, interest or deficiency assessments or bases therefor with respect to Taxes of the Bank or NSCB, that require payment by, relate to or could adversely affect the Bank or NSCB or any of their respective assets. There have been no audits conducted by any taxing authority on the Tax Returns of the Bank or NSCB since inception. The Bank and NSCB have not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect. All Taxes that the Bank and NSCB are or were required by law to withhold or collect have been duly withheld and collected and, to the extent required, has been paid to the proper governmental body or other person or entity.

         3.9 CONDITION OF PROPERTIES. To the best knowledge of NSCB, the tangible personal and/or real properties (whether owned or leased) of the Bank and NSCB are in reasonably good condition and repair in all respects; are suitable for the purposes intended; and said properties and the uses thereof are in compliance with all applicable laws, ordinances and governmental rules and regulations.

         Neither the property described herein, nor any improvements located thereon are the subject of any complaint nor are they in violation of nor is there a basis for a claim to correct a violation, or any applicable building, zoning, occupancy or other restriction, law, ordinance, or similar regulation. No condemnation proceedings are pending or have within the past two (2) years been threatened against such real property or, to the best of NSCB's knowledge, any other property which would affect the ability of the Bank or NSCB to use the real property described herein, in the ordinary course of any of the Bank's or NSCB's business, nor has any notice been received by NSCB of any such expropriation or dedication or proposed expropriation or dedication.

         3.10 CONTRACTS. All of the oral and written contracts, agreements and commitments or understanding which are material in nature to the operation of NSCB's and the Bank's business ("Contracts") constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and to the knowledge of NSCB, no other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a material default under or otherwise alter the provisions of any Contract, the termination or alteration of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Bank or NSCB.

          None of the Bank's and NSCB's rights under the Contracts will be materially affected by the Reorganization.

         3.11 NO DEFAULT, VIOLATION OR LITIGATION. The Bank and NSCB have complied in all material respects with all applicable federal, state, local and foreign laws, regulations or orders of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety, together with all applicable laws regarding fair lending and the Community Reinvestment Act) (the "Laws") except where the failure to so comply could reasonably expect to have a material adverse effect on the operations of the Bank and/or NSCB taken as a whole and neither the Bank nor NSCB has received any notice of claimed noncompliance. Furthermore, (i) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of NSCB, threatened against or involving, the Bank or NSCB or against or involving any of their respective properties or businesses, or against or involving any officers or directors of the Bank or NSCB and which could materially and adversely affect the Bank or NSCB; (ii) there is no basis known to NSCB for any such action which could have an adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Bank or NSCB or their right to conduct their businesses as presently conducted; and (iii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Bank or NSCB which materially and adversely affect the properties, assets, liabilities, financial condition, results of operations or business prospects of the Bank or NSCB or their right to conduct their respective businesses as presently conducted.

         3.12 INSURANCE. The Bank and NSCB maintain insurance policies in amounts and against such risks as are usual and customary and adequate to protect their respective businesses and properties. All such policies are (and pending Closing will continue to be) in full force and effect, and neither the Bank nor NSCB are in default in any material respect with respect to any provision contained in any insurance policies, nor has the Bank or NSCB failed to give any notice or present any claim thereunder in due and timely fashion. At no time has the Bank or NSCB been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to them
(i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of the Bank and NSCB is necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

         3.13 EMPLOYMENT, LABOR AND OTHER RELATIONS. Neither the Bank nor NSCB is a party to or otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents or employees, and no employees of the Bank or NSCB are represented by any labor union or similar organization. NSCB is not aware of any existing or threatened labor disturbance by NSCB's or the Bank's employees which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of NSCB or the Bank.

         There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the knowledge of NSCB, threatened or proposed, involving NSCB or the Bank, or any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the business of NSCB, taken as a whole.

          NSCB and the Bank are and have heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and neither NSCB nor the Bank is engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the business of NSCB, taken as a whole.

         3.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, profit sharing, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which the Bank or NSCB make premium payments, whether or not the Bank or NSCB are the owners, beneficiaries or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other similar employee plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which either the Bank or NSCB is a party or by which either the Bank or NSCB (or any of the rights, properties or assets of the Bank or NSCB) are bound, or (b) with respect to which the Bank or NSCB have made any payments, contributions or commitments since December 31, 1995, or may otherwise have any liability (whether or not the Bank or NSCB still maintain such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee
Plans:

                 (a) The terms of all of the Bank's and NSCB's Employee Plans have been disclosed to the Surviving Companies.

                 (b) The financial and actuarial statements, if any, for each Employee Plan reflect in all material respects the financial condition and funding of the Employee Plans as of the date of such financial and actuarial statements, and no adverse change has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial and actuarial statements.

         3.15 PATENTS, TRADEMARKS AND LICENSES. NSCB and the Bank own, possess or have licenses or similar rights to utilize all patents, trademarks, trade names, service marks, franchises, and technology necessary for the conduct of their business as presently conducted without any infringement of or conflict with the rights of others.

         3.16 ENVIRONMENTAL MATTERS. To the knowledge of NSCB, all facilities leased, used or operated by NSCB and the Bank have been, and continue to be, leased, used or operated in compliance in all material respects with all applicable federal, state, local and foreign environmental laws, regulations, and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

         3.17 OTHER MATERIAL ADVERSE INFORMATION. No representation or warranty of NSCB made hereunder or in the Schedules or Exhibits attached hereto or in any other document delivered by NSCB contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.18 DISINTERESTED DIRECTORS APPROVAL. This Agreement and the proposed Reorganization have been approved by a majority of the Disinterested
Directors of NSCB.   For purposes of this Agreement, the term "Disinterested
Directors" shall have the meaning set forth in the BCA.


           4.  REPRESENTATIONS AND WARRANTIES OF SURVIVING COMPANIES

         Each of the Surviving Companies, solely with respect to itself and its respective Surviving Subsidiary or Surviving Subsidiaries (as such term is defined in Section 4.2), severally and not jointly represents to NSCB and each other Surviving Company as follows:

         4.1 ORGANIZATION, POWER AND QUALIFICATION. With the exception of LFB and Crabtree, each Surviving Company is an Illinois corporation, duly organized and validly existing under the laws of the State of Illinois and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. Each of LFB and Crabtree is a Delaware corporation, duly organized and validly existing under the laws of the State of Delaware and each of the aforesaid has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

         4.2     SUBSIDIARIES.

                 (a) LFB. The sole subsidiary of LFB is Lake Forest Bank & Trust Company, an Illinois state banking corporation located at 727 N. Bank Lane, Lake Forest, Illinois 60045.

                 (b) HB. The sole subsidiary of HB is Hinsdale Bank & Trust Company, an Illinois state banking corporation located at 25 E. First Street, Hinsdale, Illinois 60521.

                 (c) LB. The sole subsidiary of LB is Libertyville Bank & Trust Company, an Illinois state banking corporation located at 507 N. Milwaukee Avenue, Libertyville, Illinois 60048.

                 (d)      Crabtree.  The direct subsidiaries of Crabtree are
(i) First Premium, an Illinois corporation located at 520 Lake Cook Road, Deerfield, Illinois, and Credit Life, a Delaware corporation which is a non-operating business. In accordance with Section 6.11 hereof, it is contemplated that Credit Life will be merged with and into First Premium prior to the Effective Date. First Premium has three wholly-owned subsidiaries:
(i) First Premium Financing Corporation, an Illinois corporation; (ii) First Premium Services, Inc. of New York, a New York corporation; and (iii) First Premium Services, Inc. of California, a California corporation; and Credit Life has one remaining subsidiary, CL Reinsurance, Inc., a British Virgin Islands corporation.

                 Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, Libertyville Bank & Trust Company and First Premium, are sometimes collectively referred to herein as the "Surviving Subsidiaries".

                 Each of the Surviving Subsidiaries has been duly organized and is validly existing and has all requisite corporate power and authority to own and hold under lease their respective properties and assets and to carry on their respective businesses as now conducted.

         4.3 CAPITALIZATION. Schedule 4.3 to this Agreement sets forth the number and shares of class of capital stock of the Surviving Company and its respective Surviving Subsidiaries which is authorized, issued and outstanding, or held as treasury shares, including without limitation, any and all options, warrants, rights to purchase shares of such stock or other instruments or agreements of any kinds providing rights to acquire shares of or other interests in such stock.

         4.4 AUTHORIZATION; NON-CONTRAVENTION; CONSENTS. The Surviving Company has all requisite power and authority to enter into this Agreement and the Plan of Merger, to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Surviving Company. This Agreement constitutes, and all other agreements and documents to be executed and delivered by the Surviving Company pursuant hereto will constitute the valid and binding agreements of the Surviving Company enforceable against it in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

         The execution and delivery of this Agreement and the Plan of Merger by the Surviving Company does not, and the consummation by the Surviving Company of the transactions contemplated hereby and thereby does not and will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (a) a breach or violation of, or a default under, any provision of the articles or certificate of incorporation or by-laws of the Surviving Company, or (b) a material breach or violation of, or a conflict with, or a material default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of the Surviving Company pursuant to any provision of any contract, license or other agreement binding upon the Surviving Company or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to the Surviving Company or any of its properties or assets.

         No consent of, or notice to, or filing with any federal, state or local authority, or any other person or entity is required to be obtained, given or made by the Surviving Company in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered and performed by the Surviving Company pursuant hereto (except for any filings required under federal or state banking laws).

         4.5 FINANCIAL STATEMENTS. The Surviving Company has made available to NSCB its consolidated balance sheets as of December 31, 1993, 1994 and 1995 (if then in existence), and the related statements of income, changes in the shareholders equity and cash flows for the years then ended (or if shorter, since inception).

         The term "Financial Statements" as used in this Section 4 shall mean the above-described consolidated financial statements of the Surviving Company.

         The Financial Statements are complete and accurate and fairly present the assets, liabilities and financial condition of the Surviving Company and its Surviving Subsidiaries at the date thereof, and the statement of income and retained earnings and changes in financial position and the notes thereto included in the Financial Statements are complete and accurate and fairly present the results of operations for the periods therein referred to, all in accordance with GAAP.

         4.6 UNDISCLOSED LIABILITIES. Except as may have been specifically disclosed to the other parties hereto prior to the date of this Agreement, the Surviving Company has no Liabilities except (a) as reflected, reserved for or given effect to in the Financial Statements; (b) routine operating expenses and contract obligations incurred in the ordinary course of business since December 31, 1995, and which will not individually or in the aggregate be material to the respective Surviving Company; and (c) fees, costs and expenses incurred in connection with the transaction contemplated by this Agreement. To the best knowledge of the Surviving Company, there is no basis for assertion against the Surviving Company, or its respective Surviving Subsidiaries of any Liabilities, except as described in clauses (a), (b) and (c) of this Section 4.6.

         4.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995 there has not been:

                 (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of the Surviving Company or its respective Surviving Subsidiaries;

                 (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Surviving Company and its respective Surviving Subsidiaries;

                 (c) any increase in the type or amounts of compensation, commissions, perquisites payable or to become payable by the Surviving Company and its respective Surviving Subsidiaries to any director, officer, employee or agent thereof, or any payment of any bonus, profit sharing or other extraordinary compensation to any such person, other than in the ordinary course of business;

                 (d) any cancellation of any debts owed to or claims held by or on behalf of the Surviving Company or its respective Surviving Subsidiaries;

                 (e) any actual or threatened terminations of any business relationships or material agreements between the Surviving Company and its respective Surviving Subsidiaries and any of their respective material customers or suppliers;

                 (f) any occurrence of any obligation or liability (absolute or contingent) for indebtedness, except routine operating expenses and contract obligations incurred in the ordinary course of business; or any acceleration in the payment of, or payment other than in the ordinary course of business of the Surviving Company and its Surviving Subsidiaries and consistent with past custom and practices thereof, of any indebtedness or amounts due or payable thereunder;

                 (g) any mortgage, encumbrance, sale, lease, abandonment or other disposition, other than in the ordinary course of business and for fair value, of any equipment or other properties, or any tangible assets utilized by the Surviving Company and its respective Surviving Subsidiaries;

                 (h) any material change in the accounting policies, procedures or practices with respect to the Surviving Company or its respective Surviving Subsidiaries; or

                 (i) any other material transaction other than in the ordinary course of business consistent with past practices.

         4.8 TAXES. All the Tax Returns required to be filed by the Surviving Company and its respective Surviving Subsidiaries through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were or are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable law and regulations and properly reflect, or will properly reflect, the Taxes for the periods covered thereby.

         All Taxes due and payable by the Surviving Company and its respective Surviving Subsidiaries with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a lien on the assets of the Surviving Company and its respective Surviving Subsidiaries, or the Surviving Company and its respective Surviving Subsidiaries' capital stock, except for current Taxes not yet due and payable. Adequate accruals on the Financial Statements have been made for the payment of all accrued and unpaid Taxes, whether or not disputed, for all fiscal periods through the date hereof or arising out of transactions entered into or any state of facts existing on or prior thereto; and for such periods, and all periods prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and financial records of the Surviving Company and its respective Surviving Subsidiaries in accordance with GAAP and in amounts sufficient for the payment of all unpaid Taxes required to be paid by the Surviving Company and its respective Surviving Subsidiaries with respect to such periods.

         There are no known or proposed penalty, interest or deficiency assessments or bases therefor with respect to Taxes of the Surviving Company and its respective Surviving Subsidiaries that require payment by, relate to or could adversely affect the Surviving Company and its respective Surviving Subsidiaries or any of their respective assets. There have been no audits conducted by any taxing authority on the Tax Returns of the Surviving Company and its respective Surviving Subsidiaries during the most recent five (5) fiscal years (or if shorter, since inception). The Surviving Company and its respective Surviving Subsidiaries have not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect. All Taxes that the Surviving Company and its respective Surviving Subsidiaries are or were required by law to withhold or collect have been duly withheld and collected and, to the extent required, has been paid to the proper governmental body or other person or entity.

         4.9 CONDITION OF PROPERTIES. To the best knowledge of the respective Surviving Company, the tangible personal and real properties (whether owned or leased) of such Surviving Company and its respective Surviving Subsidiaries are in reasonably good condition and repair in all respects; are suitable for the purposes intended; and said properties and the uses thereof are in compliance with all applicable laws, ordinances and governmental rules and regulations.

         Neither the property described herein, nor any improvements located thereon are the subject of any complaint nor are they in violation of nor is there a basis for a claim to correct a violation, or any applicable building, zoning, occupancy or other restriction, law, ordinance, or similar regulation. No condemnation proceedings are pending or have within the past two (2) years been threatened against such real property or, to the best of the Surviving Company's knowledge, any other property which would affect the ability of the Surviving Company and its respective Surviving Subsidiaries to use the real property described herein, in the ordinary course of the Surviving Company's and its respective Surviving Subsidiaries' business, nor has any notice been received by the Surviving Company and its Surviving Subsidiaries of any such expropriation or dedication or proposed expropriation or dedication.

         4.10 CONTRACTS. All of the Contracts to which the Surviving Company is a party, and which are material to the operation of the Surviving Company or its Surviving Subsidiaries constitute legal, valid and binding obligations of the Surviving Company, are in full force and effect, and to the knowledge of the Surviving Company, no other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under or otherwise alter the provisions of any Contract, the termination or alteration of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Surviving Company or its Surviving Subsidiaries.

         None of the Surviving Company's rights under the Contracts will be materially affected by the proposed Reorganization.

         4.11 NO DEFAULT, VIOLATION OR LITIGATION. The Surviving Company and its Surviving Subsidiaries have complied in all material respects with all applicable Laws where the failure to so comply could reasonably expect to have a material adverse effect on the operations of the Surviving Company and its respective Surviving Subsidiaries and neither the Surviving Company nor its respective Surviving Subsidiaries have received any notice of claimed noncompliance. Furthermore, (i) there are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any of the Surviving Companies, threatened against or involving, the Surviving Company or its respective Surviving Subsidiaries or against or involving any of their respective properties or businesses, or against or involving any officers or directors of the Surviving Company or its respective Surviving Subsidiaries and which could materially and adversely affect the Surviving Company or its respective Surviving Subsidiaries; (ii) there is no basis known to the Surviving Company for any such action which could have an adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Surviving Company or its respective Surviving Subsidiaries or their right to conduct their respective businesses as presently conducted; and (iii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Surviving Company and its respective Surviving Subsidiaries which materially and adversely affect the properties, assets, liabilities, financial condition, results of operations or business prospects of the Surviving Company and its respective Surviving Subsidiaries or their right to conduct their respective businesses as presently conducted.

         4.12 INSURANCE. The Surviving Company and its respective Surviving Subsidiaries maintain insurance policies in amounts and against such risks as are usual and customary and adequate to protect their respective business and properties. All such policies are (and pending Closing will continue to be) in full force and effect, and neither the Surviving Company nor its respective Surviving Subsidiaries are in default in any material respect with respect to any provision contained in any insurance policies, nor have the Surviving Company and its respective Surviving Subsidiaries failed to give any notice or present any claim thereunder in due and timely fashion. At no time has the Surviving Company and its respective Surviving Subsidiaries been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to them (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect or (iii) that material alterations to any of the properties or business operations of the Surviving Company and its respective Surviving Subsidiaries is necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

         4.13 EMPLOYMENT, LABOR AND OTHER RELATIONS. Neither the Surviving Company nor its Surviving Subsidiaries is a party to or otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents or employees, and no employees of the Surviving Company and its respective Surviving Subsidiaries are represented by any labor union or similar organization. The Surviving Company is not aware of any existing or threatened labor disturbance by any of the Surviving Companies' and Surviving Subsidiaries' employees which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Surviving Company or its respective Surviving Subsidiaries.

         There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the knowledge of the Surviving Company, threatened or proposed, involving the Surviving Company and its respective Surviving Subsidiaries and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the business of the Surviving Company or its respective Surviving Subsidiaries.

         The Surviving Company and its respective Surviving Subsidiaries are and have heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and neither the Surviving Company nor its respective Surviving Subsidiaries are engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the business of the Surviving Company or its respective Surviving Subsidiaries.

         4.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, profit sharing, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which the Surviving Company and its respective Surviving Subsidiaries make premium payments, whether or not the Surviving Company and its respective Surviving Subsidiaries are the owners, beneficiaries or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other similar employee plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, any Pension Plan and any Welfare Plan, whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which the Surviving Company and its respective Surviving Subsidiaries are a party or by which the Surviving Company and its respective Surviving Subsidiaries (or any of the rights, properties or assets of the Surviving Company and its respective Surviving Subsidiaries) are bound, or (b) with respect to which the Surviving Company and its respective Surviving Subsidiaries have made any payments, contributions or commitments since December 31, 1995, or may otherwise have any liability (whether or not the Surviving Company and its respective Surviving Subsidiaries still maintain such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee Plans:

                 (a) The terms of all of Surviving Companies' and Surviving Subsidiaries' Employee Plans have been disclosed to the Merging Companies and NSCB.

                 (b) The financial and actuarial statements, if any, for each Employee Plan reflect in all material respects the financial condition and funding of the Employee Plans as of the date of such financial and actuarial statements, and no adverse change has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial and actuarial statements.

         4.15 PATENTS, TRADEMARKS AND LICENSES. The Surviving Company and its respective Surviving Subsidiaries own, possess or have licenses or similar rights to utilize all patents, trademarks, trade names, service marks, franchises, and technology necessary for the conduct of their business as presently conducted without any infringement of or conflict with the rights of others.

         4.16 ENVIRONMENTAL MATTERS. To the best knowledge of the Surviving Company, all facilities leased, used or operated by any of the Surviving Company and its respective Surviving Subsidiaries have been, and continue to be, leased, used or operated in compliance in all material respects with all applicable federal, state, local and foreign environmental laws, regulations, and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

         4.17 OTHER MATERIAL ADVERSE INFORMATION. No representation or warranty of the Surviving Company made hereunder or in the Schedules or Exhibits attached hereto or in any other document delivered by the Surviving Company contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading.

         4.18 DISINTERESTED DIRECTORS APPROVAL. This Agreement and the proposed Reorganization have been approved by a majority of the Disinterested Directors of the Surviving Company.


                    5.  COVENANTS AND ADDITIONAL AGREEMENTS

         Each of the Merging Companies, the Surviving Companies and NSCB, covenants and agrees with each of the other parties that, from the date hereof until the earlier of the Effective Date or termination of this Agreement, unless otherwise consented to by each of the other parties to this Agreement, it will comply with the following:

         5.1 CONDUCT OF BUSINESS PENDING CONSUMMATION OF MERGER; NO MATERIAL CHANGE. Each of the Surviving Companies, the Merging Companies and NSCB agrees to operate and conduct their respective businesses, only in the ordinary course consistent with past practices except as otherwise may be provided for herein and, without limiting the foregoing, will:

                 (a) not make any material change in its business or operations, it being understood that for purposes hereof the opening of a branch banking facility shall be deemed to be in the ordinary course of business;

                 (b) maintain its property and physical assets in as good a state of operating condition and repair as they are on the date hereof, except for ordinary depreciation and wear and tear;

                 (c) not sell, pledge, lease, mortgage, encumber or otherwise dispose of any of its assets, other than pursuant to transactions in the normal course of business for fair value or (in the case of First Premium and First Premium Financing Corporation ("FPFC")) as contemplated in the Receivables Purchase and Sale Agreement dated as of January 31, 1995, between First Premium and FPFC, and except for pledges of subsidiary stock to secure revolving lines of credit by any of the Surviving Companies or NSCB on terms no less favorable than existing lines of credit;

                 (d) keep in force all policies of insurance covering the business, properties and assets of the any of the Surviving Companies, NSCB or any of their subsidiaries and all policies of insurance providing for directors and officers errors and omission coverage except as same may be replaced with policies of insurance providing substantially similar coverage;

                 (e) except as otherwise contemplated herein or as provided for above in clause (iii) above, not incur or agree to incur any obligations to issue, sell, pledge or dispose of, or otherwise encumber, any of its shares of capital stock, or any options, rights, or other securities convertible into such shares, options, rights or other securities, except that nothing provided herein shall prevent the issuance of common stock pursuant to
(i) the exercise of currently outstanding stock options, rights or warrants or
(ii) the conversion of currently outstanding shares of preferred stock into shares of common stock;

                 (f) not authorize or pay or agree to pay or accrue any increased wage, salary or other remuneration of the directors, officers or other key employees or agents of any of the Surviving Companies, the Surviving Subsidiaries, the Bank or NSCB and will not authorize or make any material changes in compensation or policy regarding compensation payable or to become payable to any directors, officers or other employees, of any of the Surviving Companies, the Surviving Subsidiaries, the Bank or NSCB;

                 (g) not declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its respective capital stock, or otherwise make any payments to its respective shareholders or stockholders in their capacity as such; except as contemplated in this Agreement, split, combine or reclassify any of it capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any rights, warrants or options to acquire any such shares; or, except as contemplated in this Agreement, purchase, redeem or otherwise acquire any shares of their respective capital stock or any rights, warrants or options to acquire any such shares;

                 (h) not amend its Articles of Incorporation or Certificate of Incorporation (as the case may be) or amend in any material respect its By-Laws, except as provided for herein;

                 (i) not acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                 (j) not change any accounting policies, procedures or practices currently employed by it except for any such changes as may be required to be implemented by GAAP or any other such changes which will not have material effect on its financial condition or results of operations; or

                 (k) not enter into any material contract, agreement or lease or make any material change in any existing contracts, agreements or leases except in the ordinary course of business consistent with past practices.

         5.2 MAINTAIN SURVIVING COMPANIES, SURVIVING SUBSIDIARIES, THE BANK AND NSCB AS GOING CONCERNS. Each of the Surviving Companies and NSCB will preserve, and will cause its respective operating subsidiary to preserve, their respective business organizations and will use best efforts to keep available the services of their respective present officers, key employees, and agents, and will use their best efforts to preserve the goodwill of their key suppliers, customers and others having material business relations therewith, except in each case where the loss of such services or relationships will not have a material adverse effect on the financial condition or business prospects of the Resulting Company.

         5.3 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the Surviving Companies and NSCB will use its best efforts to avoid any action which would render any representation and/or warranty contained in this Agreement untrue in any material respect as of the Effective Date, except for changes specified in, permitted or contemplated by this Agreement or any such actions which would not have a material adverse effect on the business prospects or financial condition of the Resulting Company.

         5.4 EXTENSION OF CREDIT. Except in the usual and ordinary course of business or loans by one party hereto to another party hereto on terms consistent with any applicable law, rule or regulation, none of the Surviving Companies or NSCB shall make, nor shall they permit their respective subsidiaries to make, any extension of credit or commitment to make any extension of credit not consistent with their current lending policies or in excess of their current internal lending limits or to any customer who is listed on their respective loan watch list as of the date of the execution of this Agreement, except with the prior consent of the other parties hereto.

         5.5 BORROWING. None of NSCB, the Merging Companies or the Surviving Companies will, nor will they permit their respective subsidiaries to, borrow any money other than in the usual and ordinary course of business and except pursuant to terms no less favorable than the terms of their existing lines of credit, if any; provided, however, any borrowing by NSCB in an amount less than $3 million shall be deemed to be in the ordinary course of business.

         5.6 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Effective Date, each of the Surviving Companies and NSCB will promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the condition set forth in Section 6 of this Agreement.

         5.7 BEST EFFORTS. Each of the Surviving Companies and NSCB agree to use their best efforts to cause to be satisfied the conditions precedent to the Merger set forth in Section 6 and will take all other actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         5.8 REGISTRATION STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after the date hereof, NSCB shall cause to be prepared and filed with the SEC a Registration

Statement on Form S-4 covering the NSCB Common Stock to be issued to holders of LFB, HB, LB, and Crabtree Common Stock in the Reorganization, which Registration Statement shall include the joint proxy statement for use in soliciting proxies for special meetings of shareholders to be held by each of LFB, HB, LB, Crabtree and NSCB for purposes of considering the Reorganization, and each of LFB, HB, LB, Crabtree and NSCB shall use their best efforts to cause the Registration Statement to become effective under the Securities Act. NSCB will take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of NSCB Common Stock in the Reorganization. Each party shall furnish all information concerning it and the holders of its capital stock as the other parties to this Agreement may reasonably request in connection with such action. Each party shall call a shareholders' meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Reorganization (the "Shareholders' Meetings"). In connection with the Shareholders' Meetings, (a) NSCB, LFB, HB, LB, and Crabtree shall jointly cause to be prepared the joint proxy statement as part of the Registration Statement, and NSCB, LFB, HB, LB, and Crabtree shall each mail the joint proxy statement to their respective shareholders, on a date mutually acceptable to the parties hereto (the "Mailing Date'); (b) the Boards of Directors of NSCB, LFB, HB, LB, and Crabtree shall recommend to their respective shareholders the approval of this Agreement and the transactions contemplated by the Reorganization; and (c) the Boards of Directors of NSCB, LFB, HB, LB, and Crabtree shall otherwise use their best efforts to the extent consistent with their respective fiduciary duties to obtain such shareholder approvals.

         5.9 CONSENTS. Each of the Merging Companies, the Surviving Companies and NSCB shall use their best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation by it of the transactions contemplated hereby and will cooperate fully with the other parties hereto in obtaining such consents, authorizations, orders and approvals and making such filings and registrations.

         5.10 AFFILIATE LETTERS. Each of the Merging Companies, the Surviving Companies and NSCB shall use their best efforts to obtain as promptly as practicable after the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each of their respective executive officers and directors who may reasonably be deemed an "affiliate" within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after such person achieves such status.

         5.11 MATERIAL FACTS. None of the information supplied by the Surviving Companies or NSCB or their respective subsidiaries for inclusion in
(i) the Registration Statement, will at any time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the joint proxy statement, will at the date mailed to the shareholders of each of the Surviving Companies and SEC and at the time of such meetings of shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) any other documents to be filed with the SEC, the Federal Reserve or any other regulatory agency or for any State Approvals in connection with this Agreement and the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.12 NOTIFICATION. Each of the Surviving Companies and NSCB shall notify each of the other parties to this Agreement promptly after any of the aforesaid receives notice that any of their respective shareholders have exercised dissenting shareholders' rights under the BCA or DGCL.

         5.13    DUE DILIGENCE.

                 (a) Due Diligence. Promptly following execution of this Agreement, each of the parties hereto will conduct or continue its due diligence investigation and review of the books, records and facilities of each of the other parties hereto and their respective subsidiaries and will complete such due diligence investigation prior to the Effective Date and in any event not later than thirty (30) days following the date of this Agreement (such 30th day following the date of this Agreement or such earlier date upon which due diligence investigations are completed is referred to herein as the "Review Date"). The parties agree to, and agree to cause their respective subsidiaries to, provide access to information for purposes of such due diligence investigations in accordance with Section 5.13(b) hereof. At the conclusion of such due diligence investigations, each party shall notify the other parties of any and all matters then known to such party which such party shall in good faith determine (i) to be inconsistent in any material and adverse respect with any of the representations and warranties of NSCB, the Merging Companies or any Surviving Company contained in this Agreement, (ii) to be of such significance as to materially and adversely affect the financial condition or the results of operations of NSCB or the Surviving Companies on a consolidated basis with their respective subsidiaries or (iii) to deviate materially and adversely from financial statements for NSCB or any Surviving Company for the year ended December 31, 1995. Any party shall thereafter have the right to terminate this Agreement subject to and only in accordance with the provisions set forth in
Section 7.

                 (b) Continuing Access to Information. In furtherance and not in limitation of the terms and provisions of Section 5.13(a) hereof, from the date hereof through the Effective Date, each party shall permit each other party hereto and its authorized representatives full access upon reasonable notice and during regular business hours to such party's properties and those of its subsidiaries. The party shall make its and its subsidiaries' directors, management and other employees and agents and authorized representatives available to confer with any party hereto and its authorized representatives at reasonable times and upon reasonable request, and each party shall, and shall cause its subsidiaries to, disclose and make available to any party hereto, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to any party hereto, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of such party and its subsidiaries including, without limitation, bank examination reports (as permitted by law); tax returns, leases, contracts, documents, financial statements, minute books, by-laws, filings with and communications with regulatory authorities and Benefit Plans.

         5.14 CONVERSION OF PREFERRED STOCK. As of the Effective Date, the issued and outstanding capital stock of each of the Surviving Companies shall consist only of common stock, the conversion of all of the issued and outstanding preferred stock of the Surviving Companies to common stock to be completed on or prior to the Effective Date. Schedule 5.14 sets forth the following information with respect to the preferred stock of each of the Surviving Companies: (i) number of shares of preferred stock issued and outstanding as of the date of this Agreement; and (ii) number of shares of common stock of the Surviving Companies common stock to be issued in the conversion of such preferred stock.


                           6.  CONDITIONS TO CLOSING

         The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions (except to the extent any such condition is waived by the applicable party or parties if legally permissible to do so):

         6.1 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal consummation of the Merger.

         6.2 SHAREHOLDER APPROVALS. The transactions to be contemplated pursuant to the terms of this Agreement shall be approved by at least two-thirds of the stockholders of each of HB, LB, and NSCB; and by fifty-one percent (51%) of the stockholders of LFB and Crabtree.

         6.3 FAIRNESS OPINION. On or prior to the date of this Agreement, each of the Surviving Companies and NSCB shall have received an opinion from Howe Barnes Investments, Inc. ("Howe Barnes"), that the Exchange Ratio applicable to the shares of its common stock is fair to its respective shareholders from a financial point of view, which opinion shall not have been withdrawn or materially modified prior to the Effective Date. Furthermore, each of the

Surviving Companies and NSCB shall receive as of the date of mailing of the joint proxy statement/prospectus and the Effective Date, a written opinion from Howe Barnes, dated as of such dates, to the effect that the previously issued fairness opinion has not been changed, modified or amended in any material respect.

         6.4 EFFECTIVENESS OF FORM S-4. Notwithstanding any other provision of this Agreement, the obligations of each party to consummate the Reorganization are subject to the condition that the Registration Statement have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or have been initiated or threatened by the SEC. NSCB shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the RC Shares in exchange for the LFB, HB, LB and Crabtree Common Stock pursuant to the Reorganization.

         6.5 REGULATORY APPROVALS. All necessary state and federal regulatory approvals as set forth in Section 3.4 shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

         6.6 TAX OPINION. The parties shall have received an opinion of Blackman Kallick Bartelstein, LLP, Certified Public Accountants, in a form reasonably acceptable to the parties, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the facts existing as of the Effective Date:

                 (a) that the Merger will constitute a tax free reorganization under Section 368(a)(1)(A) of the Code;

                 (b) no gain or loss will be recognized by any party to the Agreement as a result of the Merger;

                 (c) no gain or loss will be recognized by any holders of the Shares who exchange their Shares solely for RC Shares (except with respect to cash received in lieu of a fractional interest);

                 (d) the tax basis of the RC Shares received by holders who exchange all of their Shares solely for RC Shares received in the Reorganization will be the same as the tax basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

                 (e) the holding period of the RC Shares received by the holders of the Shares in the Reorganization will include the period during which the RC Shares surrendered in exchange therefor were held.

         6.7 POOLING OF INTEREST. The parties to the transaction shall have received opinions of (i) KPMG Peat Marwick, LLP, in form and substance reasonably satisfactory to the parties, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the facts existing as of the Effective Date, that the proposed transaction will qualify for "pooling of interest" accounting treatment and
(ii) Arthur Andersen, LLP, in form and substance reasonably satisfactory to the parties, dated as of the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the facts existing as of the Effective Date, that the 1996 corporate restructuring transactions relating to Crabtree and its former and current subsidiaries qualify for "pooling of interest" accounting treatment.

         6.8 FIRST PREMIUM WARRANTS. At or prior to the Effective Date, Crabtree will cause the terms of the existing and outstanding First Premium Warrants to have been amended so as to provide the holders thereof the right to acquire an aggregate of 378,376 shares of Crabtree Common Stock in lieu of shares of First Premium on a comparable basis to such holders' respective First Premium Warrants. Schedule 1.8 sets forth the following information with respect to the First Premium Warrants: (i) the number of shares of First Premium stock subject to Warrants outstanding as of the date hereof and (ii) the number of shares of Crabtree Common Stock to become subject to such Warrants and the number of RC Shares to be subject thereto (assuming no exercise of any such Warrants prior to the Effective Date) as a result of conversion of such Warrants pursuant to the Reorganization.

         6.9 CONVERSION OF FIRST PREMIUM AND CREDIT LIFE OPTION PLANS. At or prior to the Effective Date, and in any event prior to the exercise of any options outstanding thereunder, Crabtree will have caused all existing Option Plans at First Premium and Credit Life to have been amended so as to provide for the conversion of the Credit Life options into the right to acquire shares of First Premium effective upon consummation of the merger contemplated by
Section 6.11 hereof, and the conversion of all options to acquire First Premium Common Stock outstanding immediately prior to the Effective Date into the right to acquire RC Shares such that, effective upon the Effective Date, any of the options granted thereunder shall, by virtue of the Reorganization and without any further action on the part of the holders thereof, be converted into the right to purchase up to an aggregate of 133,963 RC Shares on comparable terms applicable to the currently outstanding options to purchase First Premium and Credit Life shares, in each case as appropriately adjusted to reflect such conversion. Schedule 1.9 sets forth the following information with respect to the Option Plans at First Premium and Credit Life: (i) the number of Options issued and outstanding as of the Effective Date; and (ii) the number of RC Shares to be subject to such Options upon the Effective Date.

         6.10 NO MATERIAL ADVERSE CHANGE. Except as disclosed or otherwise contemplated herein, there shall have occurred no adverse change or changes (whether or not covered by insurance) during the period from December 31, 1995 to the Effective Date in the assets, liabilities, properties, financial condition, results of operations or business prospects of any one or more of the other parties and their respective subsidiaries, taken as a whole, which would be materially adverse to the results of operations, financial condition or business prospects of the Resulting Company on a combined basis.

         6.11 CONSUMMATION OF FIRST PREMIUM/CREDIT LIFE MERGER. Prior to the Effective Date, Crabtree shall have caused Credit Life to have been duly merged with and into First Premium in accordance with the applicable provisions of state law.


                                7.  TERMINATION

         7.1 TERMINATION. This Agreement may be terminated at any date prior to the Effective Date, whether before or after approval by the shareholders of the Merging Companies, the Surviving Companies or NSCB:

                 (a) by mutual written consent of all the parties to this Agreement;

                 (b) by any parties to this Agreement if (i) the Merger has not been effected on or prior to the close of business on December 31, 1996 (the "Final Merger Date"); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been effected on or prior to such date, or (ii) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                 (c) by any party to this Agreement in the event that such party's due diligence investigations and review of any of the other parties as provided for in Section 5.13(a) of this Agreement discloses matters which such party in good faith believes to (i) be inconsistent in any material respect with any of the representations and warranties of any party contained in this Agreement or (ii) be of such significance as to materially and adversely affect the financial condition or the business prospects of any party and its respective subsidiaries on a consolidated basis, or (iii) deviate materially and adversely from the applicable financial statements for the year ended December 31, 1995, by giving written notice of termination to the other parties hereto within seven days after the Review Date. Notwithstanding the foregoing, no party shall have the right to terminate pursuant to this Section 7.1(c) as a result of any changes in general economic conditions or matters which affect financial institutions or premium finance businesses generally; or

                 (d)      by any party to this Agreement if any condition in
Section 6 cannot be satisfied by the Final Merger Date.

         7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective directors and officers under this Agreement, except for the continuing obligation of each party to this Agreement pursuant to Section 8.6 hereof.

                             8.  GENERAL PROVISIONS

         8.1 WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof (to the extent legally permissible) but only by a written instrument signed by the party or parties waiving such terms or conditions. Notwithstanding the foregoing, any waiver given after the Shareholders' Meetings shall have no effect on the Exchange Ratios as approved at such Shareholders' Meetings.

         8.2 AMENDMENT OF AGREEMENT. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each party hereto. Notwithstanding the foregoing, any amendment dated subsequent to the Shareholders' Meetings shall have no effect on the Exchange Ratios as approved at such Shareholders' Meeting.

         8.3 CONTENTS OF AGREEMENT; BINDING NATURE. This Agreement and the other agreements and documents to be delivered by the parties as provided herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         8.4 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopiers, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when receipt acknowledged by receiving telecopy equipment if telecopied.

         If to North Shore Community       1145 Wilmette
         Bancorp, Inc.                     Wilmette, Illinois  60091
                                           Attn:  John Close
                                           Telecopier:  (847) 853-0159

         If to Lake Forest Bancorp, Inc.:  727 North Bank Lane
                                           Post Office Box 5010
                                           Lake Forest, Illinois  60045
                                           Attn:    Edward J. Wehmer
                                           Telecopier:  (847) 234-4717

         If to Hinsdale Bancorp, Inc.:     25 East First Street
                                           Hinsdale, Illinois  60521
                                           Attn:    Dennis Jones
                                           Telecopier:  (708) 655-8008

         If to Libertyville Bancorp, Inc.:         507 North Milwaukee Avenue
                                                   Libertyville, Illinois  60048
                                                   Attn:  Bert Carstens
                                                   Telecopier:  (847) 367-8444

         If to Crabtree Capital Corporation:       475 North Martingale Road
                                                   Suite 440
                                                   Schaumburg, Illinois  60173
                                                   Attn: David L. Steele
                                                   Telecopier:   (847) 517-8034

         8.5 COMMISSIONS AND FINDER'S FEES. All parties hereto represent and warrant to each other that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

         8.6 EXPENSES. NSCB, LFB, HB, LB and Crabtree each agrees to bear an equal portion of the total shared fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, legal fees and disbursements, investment banking and financial advisory fees relating to obtaining the fairness opinions, fees relating to obtaining the tax opinion and "pooling" opinion from the respective accounting firms, SEC registration fees and the costs of printing and mailing proxy statements and conducting special shareholder meetings, and the costs of preparing and filing requisite regulatory applications. The agreement set forth in this Section 8.6 shall survive the Effective Date and in the event this Agreement is terminated prior to consummation of the Reorganization by any party hereto, this Section 8.6 shall survive such termination.

         8.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         8.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.9 HEADINGS. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         8.10 GOVERNING LAW; JURISDICTION. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby covenant and agree that any and all actions arising out of or related to this Agreement shall be

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brought and maintained in the federal and state courts sitting in Cook County,
Illinois. Each party hereto hereby irrevocably consents and submits to the jurisdiction of and the service of process from such courts for any and all such actions.

         8.11 INSTRUMENTS OF FURTHER ASSURANCE. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

         8.12 PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned, coordinated and agreed to jointly among the parties hereto, except to the extent otherwise required by law.

         8.13 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.


         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


NORTH SHORE COMMUNITY                       LAKE FOREST BANCORP II
BANCORP, INC.


By:      /s/ JOHN W. CLOSE                  By:     /s/ DAVID A. DYKSTRA
         --------------------------                 --------------------------
Its:     President                          Its:    Executive Vice President
         --------------------------                 --------------------------

LAKE FOREST BANCORP, INC.                   HINSDALE BANCORP II


By:      /s/ EDWARD J. WEHMER               By:     /s/ DAVID A. DYKSTRA
         --------------------------                 --------------------------
Its:     President                          Its:    Executive Vice President
         --------------------------                 --------------------------

HINSDALE BANCORP, INC.                       LIBERTYVILLE BANCORP II


By:      /s/ DENNIS J. JONES                By:     /s/ DAVID A. DYKSTRA
         --------------------------                 --------------------------
Its:     Chairman                           Its:    Executive Vice President
         --------------------------                 --------------------------

LIBERTYVILLE BANCORP, INC.                  CRABTREE CAPITAL CORPORATION II


By:      /s/ J. ALBERT CARSTENS             By:     /s/ DAVID A. DYKSTRA
         --------------------------                 --------------------------
Its:     President                          Its:    Executive Vice President
         --------------------------                 --------------------------

CRABTREE CAPITAL CORPORATION


By:      /s/ HOWARD D. ADAMS
         --------------------------
Its:     Chairman
         --------------------------

                                  SCHEDULE 1.4

                      PERSONS TO BE DIRECTORS AND OFFICERS
                              OF RESULTING COMPANY


OFFICERS

         Howard D. Adams, Chairman and Chief Executive Officer
         Edward J. Wehmer, President
         David A. Dykstra, Chief Financial Officer and Treasurer
         Lloyd Bowden, Executive Vice President
         Robert Key, Executive Vice President

DIRECTORS

         Alan A. Adams
         Howard D. Adams
         Peter Crist
         Maurice F. Dunne, Jr.
         Eugene Hotchkiss
         James Knollenberg
         John S. Lillard
         James Mahoney
         James B. McCarthy
         Marguerite Savard McKenna
         Tull Monsees
         Albin Moschner
         Hollis Rademacher
         J. Christopher Reyes
         John Schaper
         John J. Schornack
         Jane Stein
         Kathy Sylvester
         Lemuel H. Tate
         Edward J. Wehmer
         Larry Wright

                                  SCHEDULE 1.8

                              SCHEDULE OF WARRANTS


                                                                               First
                                              LFB        HB         LB        Premium                NSCB
                                              ---        --         --        -------                ----

 Number of Shares Subject to                  -0-      10,000     20,760        6,493                5,000
 Outstanding Warrants
 Number of Resulting Company Shares to
 be subject to such Warrants upon the
 Effective Date(3)
                                              N/A        (1)        (2)       447,740               25,809

- -----------

(1) The Warrants outstanding at HB will continue to be outstanding at HB after consummation of the Reorganization and will continue to represent the right to acquire an aggregate of 10,000 shares of HB Common Stock.

(2) The Warrants outstanding at LB will continue to be outstanding at LB after consummation of the Reorganization and will continue to represent the right to acquire an aggregate of 20,760 shares of LB Common Stock.

(3)      Assuming no prior exercise thereof.

                                  SCHEDULE 1.9

                           SCHEDULE OF RIGHTS/OPTIONS


                                                                              FIRST                   CREDIT
                                  NSCB        LFB        HB         LB       PREMIUM     CRABTREE      LIFE
                                  ----        ---        --         --       -------     --------      ----

 Number of Rights/Options
 Outstanding                      64,076      36,502     31,455     22,550      1,783      43,725         74.7
 Aggregate Number of RC
 Shares to be subject to
 such Rights/Options upon
 the Effective Date(1)           330,748     353,097    189,799     90,782    122,951      51,741       11,012


- ------------

(1)        Assumes no prior exercise of any such rights or options.

                                  SCHEDULE 3.3

                CAPITALIZATION OF NSCB AND THE MERGING COMPANIES


                                                              NSCB          LFBII       HB II         LB II         Crabtree
                                                              ----          -----       -----         -----         --------
                                                                                                                        II
                                                                                                                        --

  (i)   Number of Authorized Common Shares and Preferred   400,000         200,000     350,000       350,000         2,000,000
        Shares                                                               -0-         -0-           -0-              -0-
 (ii)   Number of Common Shares and Preferred Shares       253,809         163,360     207,137       229,929         1,025,265
        Issued and Outstanding                              -0-              -0-         -0-           -0-              -0-

(iii)   Number of Shares Subject to Common Stock Rights
        Outstanding                                         20,000 (1)       -0-         -0-           -0-              -0-

 (iv)   Number of Shares Subject to Common Stock
        Warrants Outstanding                                 5,000 (2)       -0-         -0-           -0-              -0-
  (v)   Number of Shares Subject to Outstanding Options
                                                            44,076 (3)       -0-         -0-           -0-              -0-

- ------------
(1) Such shares will be adjusted to reflect the contemplated stock split of NSCB as of the Effective Date, resulting in 103,236 RC Shares being subject to such Rights upon consummation of the Reorganization assuming no prior exercise thereof.

(2) Such shares will be adjusted to reflect the contemplated stock split of NSCB as of the Effective Date, resulting in 25,809 RC Shares being subject to such Warrants upon consummation of the Reorganization assuming no prior exercise thereof.

(3) Such shares will be adjusted to reflect the contemplated stock split of NSCB as of the Effective Date, resulting in 227,512 RC Shares being subject to such Options upon consummation of the Reorganization assuming no prior exercise thereof.

                                  SCHEDULE 4.3

                   CAPITALIZATION OF THE SURVIVING COMPANIES


                                                                  LFB              HB                LB             CRABTREE
                                                                -------          ------            ------           --------

 (i)      Number of Authorized Common Shares and Preferred      200,000          350,000           350,000          2,000,000
          Shares                                                  7,500              -0-            25,000             -0-
(ii)      Number of Common Shares and Preferred Shares          160,810          207,137           205,929          1,025,265
          Issued and Outstanding                                  1,700              -0-            24,000             -0-

(iii)     Number of Common Stock Rights Outstanding                 -0-              -0-              -0-              -0-

(iv)      Common Stock Warrants Outstanding                         -0-           10,000             5,000             -0-     (1)
 (v)      Number of Shares Subject to Outstanding Options        36,502           31,455            22,550              43,725 (2)


- ---------------

(1) Does not include Warrants outstanding to purchase shares of common stock of First Premium, a wholly-owned subsidiary of Crabtree, which are to be converted into the right to acquire an aggregate of 378,376 shares of Crabtree at or prior to the Effective Date. Such Warrants (assuming no prior exercise thereof) will be further converted, in accordance with the terms of the Reorganization, into the right to acquire 447,740 RC Shares on comparable terms appropriately adjusted to reflect such conversions. See Sections
           1.8 and 6.8 of the Agreement.

(2) In addition, there are currently outstanding options to purchase 1,783 shares and 74.7 shares of common stock of First Premium and Credit Life, respectively, both wholly-owned subsidiaries of Crabtree, which options are to be converted in accordance with the terms of the Reorganization into options representing the right to purchase RC Shares.

                                 SCHEDULE 5.14

                          SCHEDULE OF PREFERRED STOCK


                                                          LFB                               LB
                                                          ---                               --

 Number of Preferred Shares Authorized                   7,500                            25,000
 Number of Preferred Shares Issued and
 Outstanding                                             1,700                            24,000

 Number of Surviving Company Shares to
 be Issued upon Conversion of the
 Preferred Shares prior to the Effective Date            2,550                            24,000


                                                                       EXHIBIT A




                                 PLAN OF MERGER

                                  by and among

                      NORTH SHORE COMMUNITY BANCORP, INC.

                                      and

                            LAKE FOREST BANCORP II,
                              HINSDALE BANCORP II,
                            LIBERTYVILLE BANCORP II,
                                      and
                        CRABTREE CAPITAL CORPORATION II,
                       each a wholly owned subsidiary of
                      North Shore Community Bancorp, Inc.
                                      and
                           LAKE FOREST BANCORP, INC.
                                      and
                             HINSDALE BANCORP, INC.
                                      and
                           LIBERTYVILLE BANCORP, INC.
                                      and
                          CRABTREE CAPITAL CORPORATION



                     Dated as of this 28th day of May, 1996

                               TABLE OF CONTENTS

Section                                                                                                             Page
- -------                                                                                                             ----

1.       REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-6
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-6
         1.2     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-6
         1.3     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-6
         1.4     Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-7
         1.5     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-7
         1.6     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-7
         1.7     Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-7
         1.8     Effect of the Merger on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-7
         1.9     Effect of the Merger on Capital Stock of the Merging Companies . . . . . . . . . . . . . . . . .    A-9
         1.10    Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-9
         1.11    Necessary Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    A-9

2.       EXCHANGE OF SHARE CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-10
         2.1     Exchange of Share Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-10

3.       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         3.1     Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11

4.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         4.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11

5.       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         5.1     Waiver of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         5.2     Amendment of Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         5.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
         5.4     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-12
         5.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-12
         5.6     Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-12



                                LIST OF EXHIBITS


Exhibit A        Articles of Incorporation of Resulting Company [See Exhibit B
                 to Reorganization Agreement)

Exhibit B        By-laws of Resulting Company [See Exhibit C to Reorganization
                 Agreement]

Exhibit C        Officers and Directors of Resulting Company [See Schedule 1.4
                 to Reorganization Agreement)

                                 PLAN OF MERGER


         THIS PLAN OF MERGER (the "Plan of Merger") is made as of this 28th day of May, 1996 by and among NORTH SHORE COMMUNITY BANCORP, INC., an
Illinois corporation ("NSCB"), LAKE FOREST BANCORP II, an Illinois corporation ("LFBII"), HINSDALE BANCORP II, an Illinois corporation ("HBII"), LIBERTYVILLE BANCORP II, an Illinois corporation ("LBII"), CRABTREE CAPITAL CORPORATION II, an Illinois corporation ("Crabtree II"), each a wholly owned subsidiary of NSCB, and each of LAKE FOREST BANCORP, INC., a Delaware corporation ("LFB"), HINSDALE BANCORP, INC., an Illinois corporation ("HB"), LIBERTYVILLE BANCORP, INC., an Illinois corporation ("LB"), and CRABTREE CAPITAL CORPORATION, a Delaware corporation ("Crabtree").

                               W I T N E S E T H:

         WHEREAS, NSCB is an Illinois corporation with authorized capital consisting of 400,000 shares of common stock, no par value, of which 253,809 shares are issued and outstanding on the date hereof;

         WHEREAS, LFBII is an Illinois corporation with authorized capital consisting of 200,000 shares of common stock, no par value, of which 163,360 shares are issued and outstanding on the date hereof;

         WHEREAS, HBII is an Illinois corporation with authorized capital consisting of 350,000 shares of common stock, no par value, of which 207,137 shares are issued and outstanding on the date hereof;

         WHEREAS, LBII is an Illinois corporation with authorized capital consisting of 350,000 shares of common stock, no par value, of which 229,929 shares are issued and outstanding on the date hereof;

         WHEREAS, Crabtree II is an Illinois corporation with authorized capital consisting of 2,000,000 shares of common stock, no par value, of which 1,025,265 shares are issued and outstanding on the date hereof;

         WHEREAS, LFB is a Delaware corporation with authorized capital consisting of (i) 200,000 shares of common stock, $1.00 par value per share, of which 160,810 shares are issued and outstanding on the date hereof; and (ii) 7,500 shares of preferred stock, $2.00 par value per share, of which no shares are issued and outstanding on the date hereof;

         WHEREAS, HB is an Illinois corporation with authorized capital consisting of 350,000 shares of common stock, no par value, of which 207,137 shares are issued and outstanding on the date hereof;

         WHEREAS, LB is an Illinois corporation with authorized capital consisting of (i) 350,000 shares of common stock, no par value, of which 205,929 shares are issued and outstanding on the date hereof; and (ii) 25,000 shares of preferred stock, no par value, of which no shares are issued and outstanding on the date hereof;

         WHEREAS, Crabtree is a Delaware corporation with authorized capital consisting of 2,000,000 shares of common stock, $1.00 par value per share, of which 1,025,265 shares are issued and outstanding on the date hereof;

         WHEREAS, NSCB is the owner of one hundred percent (100%) of the capital stock of LFBII, HBII, LBII and Crabtree II (LFBII, HBII, LBII and Crabtree II are sometimes collectively referred to herein as the "Merging Companies");

         WHEREAS, NSCB, together with LFB, HB, LB and Crabtree (each of LFB, HB, LB and Crabtree is sometimes referred to herein as a "Surviving Company" and sometimes collectively referred to herein as the "Surviving Companies") desire to effectuate a corporate reorganization (the "Reorganization") to form a combined parent holding company for all of such businesses;

         WHEREAS, concurrently with the execution and delivery of this Plan of Merger, NSCB, the Surviving Companies and the Merging Companies have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of (i) LFBII with and into LFB, (ii) HBII with and into HB, (iii) LBII with and into LB and (iv) Crabtree II with and into Crabtree, upon the terms and conditions provided for in this Plan of Merger and the Agreement and pursuant to the Illinois Business Corporation Act (the "BCA") and the Delaware General Corporation Law (the "DGCL");

         WHEREAS, as a result of the Reorganization, each of the issued and outstanding shares of the Surviving Companies shall be converted into the right to receive shares of common stock of the Resulting Company and each of the issued and outstanding shares of the Merging Companies shall be converted into shares of the applicable Surviving Company, such that NSCB will own one hundred percent (100%) of the capital stock of LFB, HB, LB and Crabtree as a result of the Reorganization (NSCB in its capacity as the resulting company is referred to herein as the "Resulting Company"); and

         WHEREAS, the respective Boards of Directors of NSCB, the Merging Companies, and the Surviving Companies deem it advisable and in the best interests of each of them and their respective shareholders that the Merging Companies be merged with and into the Surviving Companies in the manner contemplated herein, and each of the aforesaid Boards of Directors have adopted resolutions approving this Agreement and have recommended the actions contemplated for approval and adoption by the holders of the issued and outstanding shares of the capital stock of each of the Merging Companies and the Surviving Companies;

         NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                               1.  REORGANIZATION

         1.1 THE MERGER. Subject to the terms and conditions of the Merger Agreements, LFB II will merge with and into LFB, HBII will merge with and into HB, LBII will merge with and into LB, and Crabtree II will merge with and into Crabtree, with each of LFB, HB, LB and Crabtree as the surviving corporations, in accordance with and with the effect of the BCA and the DGCL (the "Merger"), and the issued and outstanding shares of the Surviving Companies shall be converted into shares of the Resulting Company as provided for in Section 1.8 of this Plan of Merger and the issued and outstanding shares of the Merging Companies shall be converted into shares of the Surviving Companies as provided for in Section 1.9 of this Plan of Merger, and the separate corporate existence of each of the Merging Companies shall cease.

         1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Merger Agreements, (a) articles of merger (the "Articles of Merger") shall be duly prepared and executed by the Merging Companies and Surviving Companies and thereafter delivered to the Secretary of State of the State of Illinois for filing, as provided in the IBCA, on the Closing Date (as defined in the Agreement) and (b) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Merging Companies and the Surviving Companies and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Illinois and the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

         1.3 EFFECTS OF THE MERGER. (a) At the Effective Time, (i) the separate existence of the Merging Corporations shall cease and the Merging Companies shall be merged with and into the Surviving Companies as provided in
Section 5/11.35 of the IBCA and Section 252 of the DGCL (the Merging Companies and the Surviving Companies are sometimes referred to herein as the "Constituent Corporations").

         (b) At and after the Effective Time, the Surviving Companies shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all singular rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed and all debts due to any of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Companies; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the respective Surviving Company as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Companies, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the respective Surviving Company may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

         1.4 ARTICLES OF INCORPORATION. As of the Effective Date, the Articles of Incorporation of the Resulting Company shall be amended and restated to read in their entirety as set forth in Exhibit A, and shall thereafter remain in full force and effect until amended in accordance with applicable law. The Articles of Incorporation, or Certificates of Incorporation, as the case may be, of the Surviving Companies, as in effect on the Effective Date, shall be the Articles of Incorporation, or Certificates of Incorporation, as the case may be, of the Surviving Companies, as the surviving entities, following the Effective Date.

         1.5 BYLAWS. The Bylaws of the Resulting Company shall be amended and restated to read in their entirety as set forth in Exhibit B, and shall remain in full force and effect until thereafter amended in accordance with applicable law. The Bylaws of the Surviving Companies, as in effect on the Effective Date shall be the Bylaws of the Surviving Companies, as the surviving entities, following the Effective Date.

         1.6 DIRECTORS AND OFFICERS. As of the Effective Date, the officers and directors of the Surviving Companies immediately prior to the Effective Date shall be the officers and directors of the Surviving Companies until such time as their respective successors have been elected and qualified and no change shall occur in the officers and directors of the Surviving Companies as a result of the Reorganization. As of the Effective Date, the officers and the directors of the Resulting Company shall be those persons set forth on Exhibit C.

         1.7 NAME. As of the Effective Date, the name of the Resulting Company shall be "Wintrust Financial Corporation".

         1.8     EFFECT OF THE MERGER ON CAPITAL STOCK.

                 (a) Common Stock. As of the Effective Date, by virtue of the Merger, each validly issued and outstanding share of the capital stock of NSCB and the Surviving Companies, other than Dissenting Shares (as that term is defined in Section 1.10) (collectively, the "Shares") shall be converted, adjusted or cancelled as follows:

                          (i)     LFB.  Except as provided in Section
         1.8(a)(viii) below, each share of the common stock, $1.00 par value per share, of LFB (the "LFB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 9.67334 shares (the "LFB

         Exchange Ratio") of the common stock, without par value, of the Resulting Company ("RC Shares");

                          (ii)    HB.  Except as provided in Section
         1.8(a)(viii) below, each share of the common stock, no par value per share, of HB (the "HB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 6.03398 RC Shares (the "HB Exchange Ratio");

                          (iii)   LB.  Except as provided in Section
         1.8(a)(viii) below, each share of the common stock, no par value per share, of LB (the "LB Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 4.02578 RC Shares (the "LB Exchange Ratio");

                          (iv) Crabtree. Except as provided in Section 1.8(a)(viii) below, each share of the common stock, par value $1.00 per share, of Crabtree (the "Crabtree Common Stock") validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be converted into the right to receive 1.18332 RC Shares (the "Crabtree Exchange Ratio").

                          (The LFB Exchange Ratio, the HB Exchange Ratio, the LB Exchange Ratio and the Crabtree Exchange Ratio are hereinafter collectively referred to as the "Exchange Ratios").

                          (v) Adjustment of NSCB Stock. Except as provided in Section 1.8(a)(viii) below, each share of common stock, no par value, of NSCB validly issued, fully paid and nonassessable, outstanding immediately prior to the Effective Date shall be adjusted from and after the Effective Date so as to represent 5.16180 RC Shares (the "NSCB Exchange Ratio").

                          (vi) Share Certificates. The certificate(s) which formerly represented the Shares shall, from and after the Effective Date, represent the right to receive the number of shares of the Resulting Company set forth above in Section (a) through (e) of this
         Section 1.8 until exchanged as provided for in Section 2.2.

                          (vii) Fractional Shares. No certificate for fractional RC Shares will be issued by the Resulting Company in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of Shares shall, upon surrender of the certificates(s) representing such Shares, be paid cash, without interest, by the Resulting Company for such fractional shares on the basis of the Exchange Ratio applicable to such Shares.

                          (viii) Cancellation of Treasury Stock, Intercompany Shares. Any Shares of NSCB or any Surviving Company, as the case may be, which are owned by any other Surviving Company or NSCB immediately prior to the Effective Date, and any shares of treasury stock held by any Surviving Company or NSCB immediately prior to the Effective Date, shall be cancelled and shall cease to exist as of the Effective Date and no RC Shares shall be delivered in exchange therefor.

                 (b) Preferred Stock. Any shares of preferred stock of any of the Surviving Companies issued and outstanding as of the Effective Date shall be cancelled.

         1.9 EFFECT OF THE MERGER ON CAPITAL STOCK OF THE MERGING COMPANIES. Each validly issued and outstanding share of common stock of each of the Merging Companies shall be converted into one share of the applicable Surviving Company as of the Effective Date as follows:

                                                            Applicable
                          Merging                           Surviving
                          Company                           Company
                          -------                           -------

                          LFB II                             LFB
                          HB II                              HB
                          LB II                              LB
                          Crabtree II                        Crabtree


         1.10 DISSENTING SHAREHOLDERS. A "Dissenting Share" shall mean a Share held by any person who properly exercises appraisal rights, if any, under the BCA or DGCL, as the case may be, with respect to such Share. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided under the BCA or DGCL, as the case may be.

         1.11 NECESSARY ACTIONS. (a) In the event that this Plan of Merger shall have been fully approved and adopted upon behalf of NSCB and the Merging Companies in accordance with the provisions of the BCA and upon behalf of the Surviving Companies in accordance with the provisions of the BCA and the DGCL, as the case may be, the said parties agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Illinois or the State of Delaware, as the case may be, and that they will cause to be performed all necessary acts within the State of Illinois or the State of Delaware, as the case may be, and elsewhere to effectuate the Reorganization herein provided for.

         (b) The Board of Directors and the proper officers of NSCB, the Merging Companies and of the Surviving Companies are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Reorganization herein provided for.


                       2.  EXCHANGE OF SHARE CERTIFICATES

         2.1 EXCHANGE OF SHARE CERTIFICATES. As soon as practicable after the Effective Date, the Resulting Company shall mail to each holder of record of Shares a letter of transmittal and instructions for use in the surrender of the Shares in exchange for certificates representing RC Shares and any cash in lieu of fractional shares into which the Shares shall have been converted or adjusted pursuant to the terms of this Plan of Merger. Upon proper surrender of certificates for exchange and cancellation to the Resulting Company, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable (i) a certificate representing the number of shares of RC Shares to which such holder of Shares may have become entitled pursuant to the provisions of this Plan of Merger, and/or (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Shares surrendered pursuant to the provisions of this Section
2.1. No interest will be paid or accrued on any cash payable in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Shares.

         No dividends or other distributions that are declared on or after the Effective Date on RC Shares or otherwise payable to holders of record thereof on or after the Effective Date will be paid until such persons surrender their Shares, as provided for herein, and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of such Shares shall so surrender the Shares. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of RC Shares is to be paid to or issued in the name of a person other than that in which the Shares surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Resulting Company any transfer or other taxes required by reason of the issuance of the certificates for such shares of RC Shares in a name other than that of the registered holder of the Shares surrendered, or shall establish to the satisfaction of the Resulting Company that such tax has been paid or is not applicable.

         In the event that any certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the rights to such Shares setting forth that such Shares were either lost, stolen or destroyed, together with any bond or indemnity agreement as the Resulting Company may deem reasonably necessary, the Resulting Company may issue in exchange for such lost, stolen or destroyed share certificates representing the RC Shares and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

         From and after the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Companies of any Shares outstanding immediately prior to the Effective Date and any such Shares presented to the Resulting Company shall be cancelled in exchange for the RC Shares issued with respect thereto as provided in Section 1.8.


                           3.  CONDITIONS TO CLOSING

         3.1 CONDITIONS TO THE MERGER. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Section 6 of the Agreement.


                                4.  TERMINATION

         4.1 TERMINATION. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of all the parties to the Agreement at any time prior to the Effective Date or otherwise in accordance with Section 7 of the Agreement. If the Agreement is terminated in accordance with Section 7 thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by the parties hereto.


                             5.  GENERAL PROVISIONS

         5.1 WAIVER OF TERMS. Subject to the next following sentence, any of the terms or conditions of this Plan of Merger may be waived at any time by the party or parties entitled to the benefit thereof (to the extent legally permissible) but only by a written instrument signed by the party or parties waiving such terms or conditions. Notwithstanding the foregoing, any waiver given after the Shareholders' Meetings shall have no effect on the Exchange Ratios as approved at such Shareholders' Meetings.

         5.2 AMENDMENT OF PLAN OF MERGER. This Plan of Merger may be amended, supplemented or interpreted at any time only by written instrument duly executed by each party hereto. Notwithstanding the foregoing, any amendment after the Shareholders' Meetings shall have no effect on the Exchange Ratios as approved at such Shareholders' Meetings.

         5.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when receipt acknowledged by receiving telecopy equipment if telecopied.

If to North Shore Community               1145 Wilmette
Bancorp, Inc. or any of the               Wilmette, Illinois  60091
Merging Companies:                        Attn:  John Close
                                          Telecopier:      (847) 853-0159

If to Lake Forest Bancorp, Inc.:          727 North Bank Lane
                                          Post Office Box 5010
                                          Lake Forest, Illinois  60045
                                          Attn:    Edward J. Wehmer
                                          Telecopier:      (847) 234-4717

If to Hinsdale Bancorp, Inc.:             25 East First Street
                                          Hinsdale, Illinois  60521
                                          Attn:    Dennis Jones
                                          Telecopier:      (708) 655-8008

If to Libertyville Bancorp, Inc.:         507 North Milwaukee Avenue
                                          Libertyville, Illinois  60048
                                          Attn:  Bert Carstens
                                          Telecopier:      (847) 367-8444

If to Crabtree Capital Corporation:       475 North Martingale Road
                                          Suite 440
                                          Schaumburg, Illinois  60173
                                          Attn: David L. Steele
                                          Telecopier:      (847) 517-8034


         5.4 SEVERABILITY. In the event that any one or more of the provisions contained in this Plan of Merger shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Plan of Merger shall not be in any way impaired.

         5.5 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.6 GOVERNING LAW; JURISDICTION. This Plan of Merger shall be governed, construed and enforced in accordance with the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby covenant and agree that any and all actions arising out of or related to this Plan of Merger shall be brought and maintained in the federal and state courts sitting in Cook County, Illinois. Each party hereto hereby irrevocably consents and submits to the jurisdiction of and the service of process from such courts for any and all such actions.

         IN WITNESS WHEREOF, this Plan of Merger has been duly executed by each of the constituent corporations parties hereto as of the day and year first above written.


NORTH SHORE COMMUNITY                      LAKE FOREST BANCORP II
BANCORP, INC.


By: /s/ John W. Close                      By: /s/ David A. Dykstra
    ----------------------------               ---------------------------
Its: President                             Its: Executive Vice President
     ---------------------------                --------------------------


LAKE FOREST BANCORP, INC.                  HINSDALE BANCORP II


By: /s/ Edward J. Wehmer                   By: /s/ David A. Dykstra
    ----------------------------               ---------------------------
Its: President                             Its: Executive Vice President
     ---------------------------                --------------------------

HINSDALE BANCORP, INC.                     LIBERTYVILLE BANCORP II


By: /s/ Dennis J. Jones                    By: /s/ David A. Dykstra
    ----------------------------               ---------------------------
Its: President                             Its: Executive Vice President
     ---------------------------                --------------------------

LIBERTYVILLE BANCORP, INC.                 CRABTREE CAPITAL CORPORATION II


By: /s/ J. Albert Carstens                 By: /s/ David A. Dykstra
    ----------------------------               ---------------------------
Its: President                             Its: Executive Vice President
     ---------------------------                --------------------------

CRABTREE CAPITAL CORPORATION


By:  /s/ Howard D. Adams
    ----------------------------
Its: Chairman
     ---------------------------

                                                                       EXHIBIT B
                                    FORM OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         WINTRUST FINANCIAL CORPORATION


         Wintrust Financial Corporation (the "Corporation") was incorporated on December 30, 1992 under the name Wintrust Investment Corporation. On March 18, 1993, the name of the Corporation was changed to Wintrust Investments, Inc. On May 27, 1994, the name of the Corporation was changed to North Shore Community Bancorp, Inc. The Articles of Incorporation be and the same hereby are amended and restated to read as follows:

**ARTICLE ONE:  The name of the Corporation is Wintrust Financial Corporation.

 *ARTICLE TWO:  The name and address of the registered agent and registered office are:


         Registered Agent     -   John F. Purtill, Esq.

         Registered Office    -   1515 East Woodfield Road
                                  Suite 250
                                  Schaumburg, Illinois 60173-5431


**ARTICLE THREE:  Purpose or purposes for which the Corporation is organized:
The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the "BCA").

**ARTICLE FOUR, Paragraph 1:      Authorized Shares, Issued Shares and
Consideration Received. The class, number of shares, and the par value, if any, of each class of stock which the Corporation shall have authority to issue shall be as follows:

                                                                          Number of
          Class           Par Value Per Share                       Shares Authorized
          -----           -------------------                       -----------------

         Common                   no par value                          30,000,000
         Preferred                no par value                          20,000,000

         Shares of the Corporation may be issued from time to time in such manner, amounts and proportions and for such consideration as shall be fixed by the Board of Directors of the Corporation.

         Paragraph 2:     The preferences, qualifications, limitations,
restrictions and the special or relative rights in respect of the shares of each class are as follows:

         COMMON STOCK

                 (a) Dividends. Subject to any rights to receive dividends to which the holders of the shares of the Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors from any funds legally available therefor.

                 (b) Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of Preferred Stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders. The Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of the shares of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purpose of this paragraph (b).

                 (c) Voting. Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of the shareholders.

         PREFERRED STOCK

                 The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Preferred Stock):

                 (a) The number of shares constituting the series and the distinctive designation of the series;

                 (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

                 (c) Whether or not the shares of the series are redeemable and, if redeemable, including the times during which they shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

                 (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

                 (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

                 (f) The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;

                 (g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

                 (h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Four or any resolution adopted by the Board of Directors pursuant thereto.

**ARTICLE FIVE: No holder of any class of shares of the Corporation shall have any cumulative voting rights in the election of directors or in any other circumstances.

**ARTICLE SIX: No holder of any class of shares of the Corporation shall be entitled as such as a matter of right to subscribe for or purchase any part (a) of any shares of any class of the Corporation whether now authorized or hereafter created, or (b) of any securities whether non-convertible, or convertible into or evidencing the right to purchase or acquire shares of any class of the Corporation, whether now authorized or hereafter created and whether in either case issued or sold for cash, property, services or otherwise.

**ARTICLE SEVEN: Any action required or permitted to be taken by the holders of any class of shares of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

**ARTICLE EIGHT: No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

**ARTICLE NINE, Paragraph 1: The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

         The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Paragraph 2: The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

         Paragraph 3: For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         Paragraph 4: The provisions of this Article shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Paragraph 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

**ARTICLE TEN:   The number of directors of the Corporation shall be that
number set forth in the By-laws, as may be increased or decreased from time to time; provided, however, that such number shall never be less than six (6).

         Paragraph 1:   The directors shall be divided into three classes, as
equal in number as possible, with respect to the times for which they shall hold office. Directors of the first class first elected shall hold office for one year or until the first annual election following their election, directors of the second class first elected shall hold office for two years or until the second annual election following their election, and directors of the third class first elected shall hold office for three years or until the third annual election following their election and in each case until their successors shall be duly elected and shall qualify.

         Paragraph 2:    At each annual meeting of the shareholders following
such first election of the directors of all classes, the successors to the class of directors whose terms shall expire at such meeting shall be elected to hold office for a term of three years, so that in each year the term of office of one class of directors shall expire.

         Paragraph 3:   Directors need not be residents of Illinois or
shareholders of the Corporation.

**ARTICLE ELEVEN:   The Corporation expressly elects  to be governed by Section
7.85 of the BCA as may be amended from time to time.

**ARTICLE TWELVE:  The Corporation expressly elects not to be governed by
Section 11.75 of the BCA.

**ARTICLE THIRTEEN: Notwithstanding any other provision of these Articles of Incorporation or the By-laws of the Corporation (and not withstanding the fact that a lessor percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of 85% or more of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with Articles Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve and this Article Thirteen.


- ------------------------------
*        Restated only
**       Amended and Restated

                                                                       EXHIBIT C
                                    BY-LAWS

                                       OF

                         WINTRUST FINANCIAL CORPORATION
                           (AN ILLINOIS CORPORATION)

                                   ARTICLE I

                                    OFFICES

                 Wintrust Financial Corporation (the "corporation") shall continuously maintain in the State of Illinois a registered office and a registered agent whose office is identical with such registered office, and may have other offices within or without the state.


                                   ARTICLE II

                                  SHAREHOLDERS

                 SECTION 2.1 ANNUAL MEETING. An annual meeting of the shareholders shall be held on the fourth Thursday in May of each year, or such other date as designated by the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the directors shall not be elected at the annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held as soon thereafter as practicable.

                 SECTION 2.2 SPECIAL MEETINGS. Special meetings of the shareholders may be called either by the chairman of the board of directors or president for the purpose or purposes stated in the call of the meeting.

                 SECTION 2.3 PLACE OF MEETING. The board of directors may designate any place as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be at the office of the registered agent of the corporation in the State of Illinois.

                 SECTION 2.4 NOTICE OF MEETINGS. Written notice stating the place, date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than forty days before the date of the meeting, or in the case of a merger or consolidation not less than twenty nor more than forty days before the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder's address as it appears on the records of the corporation, with postage thereon prepaid. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

                 SECTION 2.5 NOTIFICATION OF SHAREHOLDER PROPOSED BUSINESS. At an annual or special meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To properly bring business before an annual or special meeting of shareholders, written notice of such shareholder's intent to make such proposal or proposals, including the nomination for election of director, must be given either by personal delivery or by United States mail postage prepaid and received by the Secretary of the corporation not later than the following dates: (i) with respect to an annual meeting of shareholders, 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary date of the previous year's annual meeting or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to any other annual or special meeting of shareholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting. A shareholder's notice to the Secretary shall set forth as to each item of business the shareholder proposes to bring before such meeting: (a) a brief description of the business desired to be brought before the meeting, and in this case of a nomination for election of director, such nominee's name and qualifications, and the reasons for conducting the business at the meeting; (b) the name and record address of the shareholder who proposes such business; (c) the number of shares of stock of the Corporation beneficially owned by such shareholder; and (d) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) pursuant to which the proposal or proposals are to be made by the shareholder and any material interest of the shareholder in the business being proposed. The chairman of the meeting may refuse to acknowledge the proposal of any shareholder not made in compliance with this Section 2.5.

         Notwithstanding anything in the by-laws to the contrary, no business shall be brought before or conducted at an annual or special meeting by a shareholder except in accordance with the procedures set forth in this Section 2.5; provided, however, that nothing in this Section 2.5 shall be deemed to preclude discussion by any shareholder of any business properly brought before a shareholder meeting.

                 SECTION 2.6          POSTPONEMENT AND ADJOURNMENT OF MEETINGS.
Prior to any annual or special meeting of shareholders being called to order, the board of directors may postpone such previously scheduled annual or special meeting of shareholders at any time whether or not a quorum is present without further notice. The board of directors may adjourn any previously scheduled annual or special meeting of shareholders at any time whether or not a quorum is present without further notice.





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                 SECTION 2.7          FIXING OF RECORD DATE.  For the purpose
of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to receive payment of any dividend, or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the board of directors of the corporation may fix in advance a record date which shall not be more than sixty days, and for a meeting of shareholders, not less than ten days, or in the case of a merger or consolidation not less than twenty days, before the date of such meeting. If no record date is fixed, the record date for the determination of shareholders shall be the date on which the notice of the meeting is mailed, and the record date for the determination of shareholders for any other purpose shall be the date on which the board of directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting.

                 SECTION 2.8 VOTING LISTS. The officer or agent having charge of the transfer books for shares of the corporation shall make, at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of the shareholder, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be open to inspection by any shareholder for any purpose germane to the meeting, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and may be inspected by any shareholder during the whole time of the meeting. The original share ledger or transfer books, or a duplicate thereof kept in this State, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders.

                 SECTION 2.9 QUORUM. The holders of a majority of the outstanding common shares of the corporation, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders; provided that if less than a majority of the outstanding shares are represented at said meeting, a majority of the shares so represented may adjourn the meeting at any time without further notice. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by The Business Corporation Act of the State of Illinois (the "BCA"), the articles of incorporation or these by-laws. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of shareholders from any meeting shall not cause failure of a duly constituted quorum at that meeting.

                 SECTION 2.10 PROXIES. Each shareholder entitled to vote at a meeting of shareholders or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy executed in writing by such shareholder or his or her duly authorized attorney-in-fact, but no such proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.





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                 SECTION 2.11         VOTING OF SHARES.  Each outstanding
common share shall be entitled to one vote upon each matter submitted to vote at a meeting of shareholders. Any preferred stock shall have such rights, voting or otherwise, as shall be determined by the board of directors and as set forth in a certificate of designation filed with the Illinois Secretary of State.

                 SECTION 2.12         VOTING OF SHARES BY CERTAIN HOLDERS.
Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

                 Shares standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by the administrator, executor, court appointed guardian, or conservator of such person or such person's estate, either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court appointed guardian, or conservator. Shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy.

                 Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the receiver's name if authority so to do be contained in the appropriate order of the court by which such receiver was appointed.

                 A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

                 Any number of shareholders may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares, for a period not to exceed ten years by entering into a written voting trust agreement specifying the terms and conditions of the voting trust, and by transferring their shares to such trustee or trustees for the purpose of the agreement. Any such trust agreement shall not become effective until a counterpart of the agreement is deposited with the corporation at its registered office. The counterpart of the voting trust agreement so deposited with the corporation shall be subject to the same right of examination by a shareholder of the corporation, in person or by agent or attorney, as are the books and records of the corporation, and shall be subject to examination by any holder of a beneficial interest in the voting trust, either in person or by agent or attorney, at any reasonable time for any proper purpose.

                 Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.





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                 SECTION 2.13         ELIMINATION OF CUMULATIVE VOTING RIGHTS.
The holders of all shares of stock having a right to vote in this corporation shall not be entitled to cumulative voting rights in the election of directors of this corporation, or for any other reason or purpose whatsoever.

                 SECTION 2.14 INSPECTORS. At any meeting of shareholders, the presiding officer may, or upon the request of any shareholder shall, appoint one or more persons as inspectors for such meeting.

                 Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies; count all votes and report the results; and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

                 Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there be more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

                 SECTION 2.15 ACTION BY SHAREHOLDERS. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such holders.

                 SECTION 2.16 VOTING BY BALLOT. Voting on any question or in any election may be by voice unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.


                                  ARTICLE III

                                   DIRECTORS

                 SECTION 3.1 GENERAL POWERS. The business of the corporation shall be managed by its board of directors.

                 SECTION 3.2 NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be twenty-one (21). The number of directors may be increased or decreased (provided, however, that such number shall never be less than six (6)) from time to time by the amendment of this section by a resolution adopted by the majority of members of the board of directors as provided in this Section 3.2; but no decrease shall have the effect of shortening the term of any incumbent director.





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                 The directors shall be divided into three classes, as equal in number as possible, with respect to the times for which they shall hold office. Directors of the first class shall hold office for one year or until the first annual election following their election, directors of the second class shall hold office for two years or until the second annual election following their election, and directors of the third class shall hold office for three years or until the third annual election following their election and in each case until their successors shall be duly elected and shall qualify.

                 At each annual meeting of the shareholders following such first election of the directors of all classes, the successors to the class of directors whose terms shall expire at such meeting shall be elected to hold office for a term of three years, so that in each year the term of office of one class of directors shall expire.

 Directors need not be residents of Illinois or shareholders of the corporation.

                 Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the corporation shall be given in the manner provided in these by-laws.

                 SECTION 3.3 REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this by-law, either immediately before or after the annual meeting of shareholders, or at such time as may be determined by the board of directors. The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

                 SECTION 3.4 SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board of directors, president or a majority of the then acting board of directors. The person or persons authorized to call special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by them.

                 SECTION 3.5 NOTICE. Notice of any special meeting shall be given at least two (2) days previous thereto by written notice to each director at his or her business address. If mailed, notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegram company. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

                 SECTION 3.6 QUORUM. A majority of the number of directors fixed by these by-laws shall constitute a quorum for the transaction of business at any meeting of the





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

board of directors, provided that if less than a majority of such number of directors are present at said meeting, a majority of the directors present may adjourn the meeting at any time without further notice.

                 SECTION 3.7 MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by statute, these by-laws, or the articles of incorporation.

                 SECTION 3.8 VACANCIES. Any vacancy occurring in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any directorship resulting from any increase in the authorized number of directors or otherwise may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected.

                 SECTION 3.9 ACTION WITHOUT A MEETING. Unless specifically prohibited by the articles of incorporation or by-laws, any action required to be taken at a meeting of the board of directors, or any other action which may be taken at a meeting of the board of directors, or of any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be. Any such consent signed by all the directors or all the members of the committee shall have the same effect as a unanimous vote, and may be stated as such in any document filed with the Secretary of State or with anyone else.

                 SECTION 3.10 COMPENSATION. The board of directors, by the affirmative vote of a majority of directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers, or otherwise. By resolution of the board of directors the directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and of committees thereof. No such payment previously mentioned in this section shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

                 SECTION 3.11 COMMITTEES. The board of directors, by resolution, may create one or more committees and appoint members of the board of directors to serve on the committee or committees. Each committee shall have two or more members, who shall serve at the pleasure of the board of directors. Unless the appointment by the board of directors requires a greater number, a majority of any committee shall constitute a quorum and a majority of a quorum is necessary for committee action. A committee may act by unanimous consent in writing without a meeting and, subject to the provisions of these by-laws or action by the board of directors, the committee by majority vote of its members shall determine the time and place of meetings and the notice required therefor. To the extent specified by the board of directors,





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each committee may exercise all the authority of the board of directors in the management of the corporation as permitted by the BCA. Each committee shall keep regular minutes of its proceedings and report the same to the board of directors.


                                   ARTICLE IV

                                    OFFICERS

                 SECTION 4.1 NUMBER. The officers of the corporation shall be the chairman of the board of directors, the president, one or more executive vice-presidents, senior vice-presidents and vice-presidents (the number thereof to be determined by the board of directors), a treasurer, a secretary, and such assistant treasurers, assistant secretaries or other officers as may be elected by the board of directors. Any two or more offices may be held by the same person, except the offices of president and secretary; provided, however, that in cases where all of the shares of the corporation are owned of record by one shareholder and these by-laws provide that the number of directors shall be one, the offices of president and secretary may be held by the same person.

                 SECTION 4.2 ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor shall have been duly elected and shall have qualified or until the death, resignation, or removal (in the manner hereinafter provided) of such officer. Election of an officer shall not of itself create contract rights.

                 SECTION 4.3 REMOVAL. Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

                 SECTION 4.4 CHAIRMAN OF THE BOARD. The chairman of the board shall be elected by and from the membership of the board of directors. He shall be the chief executive officer of the corporation. Subject to the control of the board of directors, the chairman of the board shall, in general, supervise and manage the business and affairs of the corporation and he shall see that the resolutions and directions of the board of directors are carried into effect. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation, or a different mode of execution is expressly prescribed by the board of directors or these by-laws, or where otherwise required by law, the chairman of the board may execute for the corporation any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed or the execution of which is in the ordinary course of the corporation's business, and he may





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

accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors or these by-laws. The chairman of the board shall preside at all meetings of the shareholders and of the board of directors (and of any executive committee thereof), and shall perform such other duties as from time to time shall be prescribed by the board of directors.

                 SECTION 4.5 PRESIDENT. The president shall be the chief operating officer of the corporation. In the absence of the chairman of the board or in the event of his inability to act or while such office is vacant, the president shall perform the duties of the chairman of the board and when so acting shall have all of the powers and authority of, and shall be subject to all of the restrictions upon, the chairman of the board. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these by-laws or were otherwise required by law, he may execute for the corporation any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed or the execution of which is in the ordinary course of the corporation's business, and he may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors or these by-laws. In general, he shall perform such other duties as from time to time may be prescribed by the chairman of the board or the board of directors.

                 SECTION 4.6 THE VICE-PRESIDENTS. The executive vice-president, senior vice-president, or vice-president (or in the event there be more than one executive vice-president, senior vice-president or vice-president, each of the executive vice-presidents, senior vice-presidents or vice-presidents (collectively the "vice-presidents")) shall assist the president in the discharge of the president's duties as the president may direct and shall perform such other duties as from time to time may be assigned by the chairman of the board, the president or by the board of directors. In the president's absence, inability or refusal to act, the executive vice-president, senior vice- president or vice-president (or in the event there be more than one executive vice-president, senior vice-president or vice-president, each of the executive vice-presidents, senior vice-presidents or vice-presidents in the order designated by the board of directors, or by the president if the board of directors has not made such a designation, or in the absence of any designation, then in the order of seniority of tenure of the executive vice-president, the senior vice-president or vice-president) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these by-laws, the vice-presidents (or each of them if there is more than one) may execute for the corporation certificates for its shares and any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed, and may further accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other





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

officer thereunto authorized by the board of directors according to the requirements of the form of the instrument.

                 SECTION 4.7 THE TREASURER AND CHIEF FINANCIAL OFFICER. The treasurer shall be the principal accounting and chief financial officer of the corporation. The treasurer shall: (a) have charge of and be responsible for the maintenance of adequate books of account for the corporation; (b) have charge and custody of all funds and securities of the corporation, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform all the duties incident to the office of treasurer and chief financial officer and such other duties as from time to time may be assigned by the chairman of the board, the president or by the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of all duties in such sum and with such surety or sureties as the board of directors may determine.

                 SECTION 4.8 THE SECRETARY. The secretary shall: (a) record the minutes of the shareholders' and of the board of directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation; (d) keep a register of the post-office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) sign with the president, or a vice-president, or any other officer thereunto authorized by the board of directors, certificates for shares of the corporation, the issue of which shall have been authorized by the board of directors, and any contracts, deeds, mortgages, bonds, or other instruments which the board of directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the board of directors or these by-laws; (f) have general charge of the stock transfer books of the corporation; and (g) perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the chairman of the board, the president or by the board of directors.

                 SECTION 4.9 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the chairman of the board, the president or the board of directors. The assistant secretaries may sign with the chairman of the board, the president, or a vice-president, or any other officer thereunto authorized by the board of directors, certificates or shares of the corporation, the issue of which shall have been authorized by the board of directors, and any contracts, deeds, mortgages, bonds, or other instruments which the board of directors has authorized to be executed, according to the requirements of the form of the instrument except when a different mode of execution is expressly prescribed by the board of directors or these by-laws. The assistant treasurers shall respectively, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors shall determine.

                 SECTION 4.10 SALARIES. The salaries of the officers shall be fixed from time to time by the board of directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the corporation.


                                   ARTICLE V

                       CONTRACTS, LOANS, CHECKS DEPOSITS

                 SECTION 5.1 CONTRACTS. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

                 SECTION 5.2 LOANS. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

                 SECTION 5.3 CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

                 SECTION 5.4 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.


                                   ARTICLE VI

                          INDEMNIFICATION OF OFFICERS,
                        DIRECTORS, EMPLOYEES AND AGENTS

                 SECTION 6.1 GENERALLY. The corporation shall have power to indemnify any persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that they are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the cor-poration, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The corporation shall have the power to indemnify any persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that they are or were directors, officers, employees or agents of any subsidiary corporation or corporations (individually the "subsidiary" and collectively the "subsidiaries") against expenses, (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and/or the respective subsidiary or subsidiaries, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the persons did not act in good faith or in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation, a subsidiary or the subsidiaries, as the case may be, and with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.

                 SECTION 6.2 DERIVATIVE ACTIONS. The corporation shall have power to indemnify any persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that they are or were directors, officers, employees or agents of the corporation, or are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable for negligence or misconduct in the performance of their duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such persons are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The corporation shall have the power to indemnify any person or persons who were or are parties or are threatened to be made parties to any threatened, pending or completed action or suit by or in the or right of any of the subsidiaries to procure a judgment in its favor by reason of the fact that such persons are or were directors, officers, employees or agents of any one or more of the subsidiaries, or are or were serving at the request of the corporation as directors, officer, employees or agents of such subsidiary or subsidiaries, against expenses (including attorneys' fees), actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a matter they reasonably believe to be in or not opposed to the best interests of the subsidiary or subsidiaries, as the case may be, except that no indemnification shall be made with respect to any claim, issue or matter as to which such persons shall have been adjudged to be liable for negligence or misconduct in the performance of their duty to the subsidiary or subsidiaries, as the case may be, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such persons are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                 SECTION 6.3 MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee or agent of a corporation, or any subsidiary or subsidiaries, as the case may be, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections
6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

                 SECTION 6.4 FIDUCIARY DUTY. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

                 SECTION 6.5 AUTHORIZATION. Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

                 SECTION 6.6 EXPENSES. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Section.

                 SECTION 6.7 NONEXCLUSIVE. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this article.


                                  ARTICLE VII

                            CERTIFICATES FOR SHARES
                               AND THEIR TRANSFER

                 SECTION 7.1 CERTIFICATES FOR SHARES. Certificates representing shares of the corporation shall be signed by the chairman of the board of directors, if any, or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary and may be sealed with the seal, or a facsimile of seal, of the corporation. If a certificate is countersigned by a transfer agent or a registrar, other than the corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimile.

                 If the corporation is authorized and does issue shares of more than one class, every certificate representing shares issued by the corporation shall set forth on the face or back of the certificate a full summary or statement of all of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the shares of each class authorized to be issued. If the corporation is authorized to issue any preferred or special class in series, every certificate representing such shares issued by the corporation shall set forth on the face or back of the certificate a full summary or statement of all of the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series. Such statement may be omitted from the certificate if it shall be set forth upon the face or back of the certificate that such statement, in full, will be furnished by the corporation to any shareholder upon request and without charge.

                 Each certificate representing shares shall also state that the corporation is organized under the laws of the State of Illinois; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share represented by such certificate, or a statement that such shares are without par value. Each certificate representing shares shall be consecutively numbered or otherwise identified.

                 The name and address of each shareholder, the number and class of shares held and the date on which the certificates for shares were issued shall be entered on the books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation. No certificate shall be issued for any share until such share is fully paid.

                 SECTION 7.2 LOST CERTIFICATES. If a certificate representing shares of the corporation is alleged to have been lost, stolen or destroyed, the board of directors may in its discretion, except as may be required by law, direct that a new certificate be issued. In connection with the issuance of any such new certificate, the may require the owner of the lost, stolen or destroyed certificate or his or her legal representative to provide such indemnification, and may impose such other reasonable requirements, as the shall deem necessary or desirable.

                 SECTION 7.3 TRANSFERS OF SHARES. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate shall be cancelled and the transaction recorded upon the books of the corporation.


                                  ARTICLE VIII

                                  FISCAL YEAR

                 The fiscal year of the corporation shall begin on January 1 and end on December 31 of each year.


                                   ARTICLE IX

                                   DIVIDENDS

                 The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding and treasury shares in such manner and upon such terms and conditions as provided by law and the articles of incorporation.


                                   ARTICLE X

                                      SEAL

                 The corporate seal, if any, shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Illinois." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

                                   ARTICLE XI

                                WAIVER OF NOTICE

                 Whenever any notice is required to be given under these by-laws or under the provisions of the articles of incorporation or under the provisions of the BCA, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.


                                  ARTICLE XII

                                   AMENDMENTS

                 The power to make, alter, amend, or repeal the by-laws of the corporation shall be vested in the board of directors. The By- Laws shall be amended, from time to time, exclusively by a resolution adopted by a majority of the board of directors. The by-laws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or the articles of incorporation.


                                  ARTICLE XIII

                     REPAYMENT OF DISALLOWED REIMBURSEMENTS
                             OR EXCESS COMPENSATION

                 Any payments made to a director, officer or employee of the corporation, including but not limited to, salary, commission, bonus, interest, rent, travel, or entertainment expense incurred by such director, officer or employee, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such person to the corporation to the full extent of such disallowance.

                 It shall be the duty of the board of directors to enforce payment of all such amounts disallowed. In lieu of payment by such person, subject to the determination of the board of directors, proportional amounts may be withheld from the future compensation payments of such person until the amount owed to the corporation has been recovered.

                                                                       EXHIBIT D

                FORM OF AFFILIATE REPRESENTATIONS AND COVENANTS

         In connection with the above transactions, I represent and warrant to the Resulting Corporation and agree that:

         A. I will not make any sale, transfer or other disposition of the shares of the Resulting Corporation ("Resulting Corporation Stock") in violation of the Securities Act of 1933, as amended ("Act"), or the rules and regulations thereunder (the "Rules and Regulations").

         B. I have no present plan or intent to dispose of the Resulting Corporation Stock acquired by me pursuant to the Reorganization and I have not formulated prior to the date hereof any such plan or intent to dispose of the Resulting Corporation Stock.

         C. I have been advised that the offering, sale and delivery of the shares of the Resulting Corporation Stock to me pursuant to the Reorganization will be registered under the Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be deemed to have been an Affiliate of a Constituent Corporation at the time the Agreement was submitted for a vote of the shareholders of such Constituent Corporation, the shares of Resulting Corporation Stock acquired by me pursuant to the Reorganization must be held by me indefinitely unless (i) such shares of Resulting Corporation Stock have been registered for distribution under the Act, (ii) a sale of the shares of Resulting Corporation Stock is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel acceptable to Resulting Corporation, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition.

         D. I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Resulting Corporation Stock, to the extent I felt necessary, with my counsel or with Vedder, Price, Kaufman & Kammholz.

         E. I understand that the Resulting Corporation is under no obligation to register the sale, transfer or other disposition of the shares of Resulting Corporation Stock for sale, transfer or other disposition by me or to take any other action necessary for the purpose of making an exemption from registration available.

         F. I understand that stop transfer instructions will be given to Resulting Corporation's transfer agent(s) and/or registrar(s) and that there will be placed on the certificates representing the shares of Resulting Corporation Stock I receive in the Reorganization, or any substitutions therefor, a legend stating in substance:

                 "The securities represented by this certificate were issued in a transaction (the reorganization of Resulting Corporation) to which

         Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, upon receipt by Resulting Corporation of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act. The securities represented by this certificate may not be sold or otherwise transferred prior to the publication by Resulting Corporation of an earnings statement covering at least 30 days of operations subsequent to [insert effective date of the Reorganization]."

         G. I hereby agree that, for a period of two (2) years following the effective date of the Reorganization, I will obtain an agreement similar to this agreement from each transferee of the shares of Resulting Corporation Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

         H. Notwithstanding the other provisions hereof, I agree not to sell, pledge, transfer, or otherwise dispose of the shares of Resulting Corporation Stock, or reduce my risk relative to the Resulting Corporation Stock in any other way, from the date hereof until such time as financial results covering at least 30 days of combined operations of the parties to the Reorganization have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies (SEC "pooling" requirement). I have not reduced my risk relative to the Resulting Corporation Stock to date.

         It is understood and agreed that this letter agreement will terminate and be of no further force and effect and the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph H of this letter agreement has passed and
(i) my shares of Resulting Corporation Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an Affiliate of Resulting Corporation and have held the shares of Resulting Corporation Stock for at least two (2) years (or such other period as may be prescribed by the Act and the Rules and Regulations) and Resulting Corporation has filed with the Securities and Exchange Commission (the "Commission") all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve (12) months, (iii) I am not and have not been for at least three (3) months an Affiliate of Resulting Corporation and I have held the shares of Resulting Corporation Stock for at least three (3) years, or (iv) Resulting Corporation shall have received a letter from the staff of the Commission, or an opinion of counsel acceptable to Resulting Corporation, to the effect that the stock transfer restrictions and the legend are no longer required.

*In the event this undertaking covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.

                                                                      APPENDIX B


May 14, 1996

Board of Directors
North Shore Community Bancorp, Inc.
1145 Wilmette Avenue
Wilmette, Illinois  60091

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio for shareholders of North Shore Community Bancorp, Inc. ("North Shore") with respect to the proposed reorganization (the "Reorganization") of North Shore, Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation (collectively referred to herein as the "Companies"), pursuant to the Agreement and Plan of Reorganization dated as of May 28, 1996, by and among the Companies, Lake forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, and Crabtree Capital Corporation II (the "Reorganization Agreement").

         Pursuant to the Reorganization Agreement, each issued and outstanding share of North Shore Common Stock, without par value, shall be adjusted by means of a stock split (the "Stock Split") to represent 5.16180 shares of Wintrust Financial Corporation Common Stock, without par value, ("Wintrust Common Stock") (the "Exchange Ratio"). All issued and outstanding warrants, rights and options to purchase shares of North Shore Common Stock will remain issued and outstanding and be unaffected by the Reorganization, except that such warrants, rights and options will be adjusted to give effect to the Stock Split. The terms of the Reorganization are more fully set forth in the Reorganization Agreement.

         In arriving at the opinion set forth below, we have, among other things:

         1. Reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         2. Reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the Companies, and materials prepared by management in connection with the proposed transaction;

         3. Conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each;

         4. Reviewed certain financial forecasts and projections of each of Companies as prepared by the management of each;

         5. Reviewed the offering documents for each of the Companies (where applicable) used in connection with the capitalization of each;

         6. Reviewed the recent stock prices and historical trading activity for the shares of Common Stock each of the Companies;

         7. Reviewed the Reorganization Agreement and all of the related agreements; and

         8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of rendering this opinion.

         We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your permission that such forecasts reflect the best currently available estimates and judgment of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor have we reviewed any individual loan credit files and we have assumed that the aggregate allowance for loan losses are adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies nor any of their subsidiaries, nor were we furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion we have acted on behalf of the Board of Directors of North Shore, and, with their consent, also acted in the same capacity for the other Companies, and will receive a fee for our services from each.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of North Shore Common Stock and does not address North Shore's underlying business decision to proceed with the Reorganization. We have been retained on behalf of the Board of Directors of North Shore, and our opinion does not constitute a recommendation to any holder of North Shore Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of North Shore Common Stock.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio proposed for the shareholders of North Shore as described in the Reorganization Agreement, is fair from a financial point of view.

                                             Sincerely,


                                             HOWE BARNES INVESTMENTS, INC.


                                             By MICHAEL E. SAMMON
                                                -------------------------------
                                                Michael E. Sammon
                                                Senior Vice President

May 15, 1996

Board of Directors
Lake Forest Bancorp, Inc.
727 N. Bank Lane
Lake Forest, Illinois  60045

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio for shareholders of Lake Forest Bancorp, Inc. ("Lake Forest") with respect to the proposed reorganization (the "Reorganization") of North Shore Community Bancorp, Inc., Lake Forest, Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation (collectively referred to herein as the "Companies"), pursuant to the Agreement and Plan of Reorganization dated as of May 28, 1996, by and among the Companies, Lake Forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, and Crabtree Capital Corporation II (the "Reorganization Agreement").

         Pursuant to the Reorganization Agreement, each issued and outstanding share of Lake Forest Common Stock, without par value, shall be converted into the right to receive 9.67334 shares of Common Stock, without par value, of Wintrust Financial Corporation ("Wintrust Common Stock") (the "Exchange Ratio"). All issued and outstanding rights and options to purchase shares of Lake Forest Common Stock will automatically convert to rights and options to purchase shares of Wintrust Common Stock at a fixed conversion ratio equal to the Exchange Ratio established for Lake Forest Common Stock. The terms of the Reorganization are more fully set forth in the Reorganization Agreement.

         In arriving at the opinion set forth below, we have, among other things:

         1. Reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         2. Reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the Companies, and materials prepared by management in connection with the proposed transaction;

         3. Conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each;

         4. Reviewed certain financial forecasts and projections of each of the Companies as prepared by the management of each;

         5. Reviewed the offering documents for each of the Companies (where applicable) used in connection with the capitalization of each;

         6. Reviewed the recent stock prices and historical trading activity for the shares of Common Stock of each of the Companies;

         7. Reviewed the Reorganization Agreement and all of the related agreements; and

         8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of rendering this opinion.

         We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your permission that such forecasts reflect the best currently available estimates and judgment of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor have we reviewed any individual loan credit files and we have assumed that the aggregate allowance for loan losses are adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies nor any of their subsidiaries, nor were we furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion we have acted on behalf of the Board of Directors of Lake Forest, and, with their consent, also acted in the same capacity for the other Companies, and will receive a fee for our services from each.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Lake Forest Common Stock and does not address Lake Forest's underlying business decision to proceed with the Reorganization. We have been retained on behalf of the Board of Directors of Lake Forest, and our opinion does not constitute a recommendation to any holder of Lake Forest Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of Lake Forest Common Stock.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio proposed for the shareholders of Lake Forest as described in the Reorganization Agreement, is fair from a financial point of view.

                                             Sincerely,

                                             HOWE BARNES INVESTMENTS, INC.


                                             By MICHAEL E. SAMMON
                                                -------------------------------
                                                Michael E. Sammon
                                                Senior Vice President

May 14, 1996

Board of Directors
Hinsdale Bancorp, Inc.
25 East First Street
Hinsdale, Illinois 60521

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio for shareholders of Hinsdale Bancorp, Inc. ("Hinsdale") with respect to the proposed reorganization (the "Reorganization") of North Shore Bancorp, Inc., Lake Forest Bancorp, Inc., Hinsdale, Libertyville Bancorp, Inc. and Crabtree Capital Corporation (collectively referred to herein as the "Companies"), pursuant to the Agreement and Plan of Reorganization dated as of May 28, 1996, by and among the Companies, Lake Forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, and Crabtree Capital Corporation II (the "Reorganization Agreement").

         Pursuant to the Reorganization Agreement, each issued and outstanding share of Hinsdale Common Stock, without par value, shall be converted into the right to receive 6.03398 shares of Common Stock, without par value, of Wintrust Financial Corporation ("Wintrust Common Stock") (the "Exchange Ratio"). All issued and outstanding rights and options to purchase shares of Hinsdale Common Stock will automatically convert to rights and options to purchase shares of Wintrust Common Stock at a fixed conversion ratio equal to the Exchange Ratio established for Hinsdale Common Stock. All issued and outstanding warrants to purchase shares of Hinsdale Common Stock will remain issued and outstanding and will be unaffected by the Reorganization. The terms of the Reorganization are more fully set forth in the Reorganization Agreement.

         In arriving at the opinion set forth below, we have, among other things:

         1. Reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         2. Reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the Companies, and materials prepared by management in connection with the proposed transaction;

         3. Conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each;

         4. Reviewed certain financial forecasts and projections of each of the Companies as prepared by the management of each;

         5. Reviewed the offering documents for each of the Companies (where applicable) used in connection with the capitalization of each;

         6. Reviewed the recent stock prices and historical trading activity for the shares of Common Stock of each of the Companies;

         7. Reviewed the Reorganization Agreement and all of the related agreements; and

         8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of rendering this opinion.

         We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your permission that such forecasts reflect the best currently available estimates and judgment of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor have we reviewed any individual loan credit files and we have assumed that the aggregate allowance for loan losses are adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies, nor any of their subsidiaries, nor were we furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion we have acted on behalf of the Board of Directors of Hinsdale, and, with their consent, also acted in the same capacity for the other Companies, and will receive a fee for our services from each.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Hinsdale Common Stock and does not address Hinsdale's underlying business decision to proceed with the Reorganization. We have been retained on behalf of the Board of Directors of Hinsdale, and our opinion does not constitute a recommendation to any holder of Hinsdale Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of Hinsdale Common Stock.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio proposed for the shareholders of Hinsdale as described in the Reorganization Agreement, is fair from a financial point of view.

                                             Sincerely,


                                             HOWE BARNES INVESTMENTS, INC.


                                             By MICHAEL E. SAMMON
                                                -------------------------------
                                                Michael E. Sammon
                                                Senior Vice President

May 15, 1996

Board of Directors
Libertyville Bancorp, Inc.
507 N. Milwaukee Avenue
Libertyville, Illinois  60048

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio for shareholders of Libertyville Bancorp, Inc. ("Libertyville") with respect to the proposed reorganization (the "Reorganization") of North Shore Bancorp, Inc., Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville and Crabtree Capital Corporation (collectively referred to herein as the "Companies"), pursuant to the Agreement and Plan of Reorganization dated as of May 28, 1996, by and among the Companies, Lake Forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, and Crabtree Capital Corporation II (the "Reorganization Agreement").

         Pursuant to the Reorganization Agreement, each issued and outstanding share of Libertyville Common Stock, without par value, shall be converted into the right to receive 4.02578 shares of Common Stock, without par value, of Wintrust Financial Corporation ("Wintrust Common Stock") (the "Exchange Ratio"). All issued and outstanding rights and options to purchase shares of Libertyville Common Stock will automatically convert to rights and options to purchase shares of Wintrust Common Stock at a fixed conversion ratio equal to the Exchange Ratio established for Libertyville Common Stock. All issued and outstanding warrants to purchase shares of Libertyville Common Stock will remain issued and outstanding and will be unaffected by the Reorganization. The terms of the Reorganization are more fully set forth in the Reorganization Agreement.

         In arriving at the opinion set forth below, we have, among other things:

         1. Reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         2. Reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the Companies, and materials prepared by management in connection with the proposed transaction;

         3. Conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each;

         4. Reviewed certain financial forecasts and projections of each of the Companies as prepared by the management of each;

         5. Reviewed the offering documents for each of the Companies (where applicable) used in connection with the capitalization of each;

         6. Reviewed the recent stock prices and historical trading activity for the shares of Common Stock of each of the Companies;

         7. Reviewed the Reorganization Agreement and all of the related agreements; and

         8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of rendering this opinion.

         We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your permission that such forecasts reflect the best currently available estimates and judgment of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor have we reviewed any individual loan credit files and we have assumed that the aggregate allowance for loan losses are adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies, nor any of their subsidiaries, nor were we furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion we have acted on behalf of the Board of Directors of Libertyville, and, with their consent, also acted in the same capacity for the other Companies, and will receive a fee for our services from each.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Libertyville Common Stock and does not address Libertyville's underlying business decision to proceed with the Reorganization. We have been retained on behalf of the Board of Directors of Libertyville, and our opinion does not constitute a recommendation to any holder of Libertyville Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of Libertyville Common Stock.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio proposed for the shareholders of Libertyville as described in the Reorganization Agreement, is fair from a financial point of view.

                                             Sincerely,


                                             HOWE BARNES INVESTMENTS, INC.


                                             By MICHAEL E. SAMMON
                                                -------------------------------
                                                Michael E. Sammon
                                                Senior Vice President

May 13, 1996


Board of Directors
Crabtree Capital Corporation
475 N. Martingale Rd., Suite 440
Schaumburg, Illinois 60173

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio for shareholders of Crabtree Capital Corporation ("Crabtree") with respect to the proposed reorganization (the "Reorganization") of North Shore Community Bancorp, Inc., Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree (collectively referred to herein as the "Companies"), pursuant to the Agreement and Plan of Reorganization dated as of May 28, 1996, by and among the Companies, Lake Forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, and Crabtree Capital Corporation II (the "Reorganization Agreement").

         Pursuant to the Reorganization Agreement, each issued and outstanding share of Crabtree Common Stock, without par value, shall be converted into the right to receive 1.18332 shares of Common Stock, without par value, of Wintrust Financial Corporation ("Wintrust Common Stock") (the "Exchange Ratio"). All issued and outstanding rights and options to purchase shares of Crabtree Common Stock will automatically convert to rights and options to purchase shares of Wintrust Common Stock at a fixed conversion ratio equal to the Exchange Ratio established for Crabtree Common Stock. The terms of the Reorganization are more fully set forth in the Reorganization Agreement.

         In arriving at the opinion set forth below, we have, among other things:

         1. Reviewed each of the Companies' audited financial statements and related financial information for the two fiscal years ended December 31, 1995 (where available), unaudited financial information for the three months ended March 31, 1996, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

         2. Reviewed and analyzed certain other information bearing upon the financial and operating condition of each of the Companies, and materials prepared by management in connection with the proposed transaction;

         3. Conducted discussions with members of the senior management of each of the Companies concerning the financial condition, businesses, assets, earnings, and prospects of each, and such senior management's views as to the future financial performance of each;

         4. Reviewed certain financial forecasts and projections of each of the Companies as prepared by the management of each;

         5. Reviewed the offering documents for each of the Companies (where applicable) used in connection with the capitalization of each;

         6. Reviewed the recent stock prices and historical trading activity for the shares of Common Stock of each of the Companies;

         7. Reviewed the Reorganization Agreement and all of the related agreements; and

         8. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary for purposes of rendering this opinion.

         We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. We have also assumed and relied upon the senior management of each of the Companies as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your permission that such forecasts reflect the best currently available estimates and judgment of such management and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management of each of the Companies. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of each of the Companies, nor have we reviewed any individual loan credit files and we have assumed that the aggregate allowance for loan losses are adequate to cover such losses. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of each of the Companies, nor any of their subsidiaries, nor were we furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion we have acted on behalf of the Board of Directors of Crabtree, and, with their consent, also acted in the same capacity for the other Companies, and will receive a fee for our services from each.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Crabtree Common Stock and does not address Crabtree's underlying business decision to proceed with the Reorganization. We have been retained on behalf of the Board of Directors of Crabtree, and our opinion does not constitute a recommendation to any holder of Crabtree Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of Crabtree Common Stock.

         Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio proposed for the shareholders of Crabtree as described in the Reorganization Agreement, is fair from a financial point of view.

                                            Sincerely,


                                            HOWE BARNES INVESTMENTS, INC.


                                            By: MICHAEL E. SAMMON
                                                -------------------------------
                                                Michael E. Sammon
                                                Senior Vice President

                   APPENDIX C -- SECTIONS 11.65 AND 11.70 OF
                     THE ILLINOIS BUSINESS CORPORATION ACT

ILLINOIS BUSINESS CORPORATION ACT

5/11.65 RIGHT TO DISSENT -- (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

             (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation of the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

             (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

             (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                 (i) alters or abolishes a preferential right of such shares;

                 (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

                 (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

             (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

         (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

         (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares are recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. (Last amended by P.A. 85-1269, L.'88, eff. 1-1-89.)
____________________________
         .1 RIGHTS OF DISSENTING SHAREHOLDERS. -- Court can use evidence of book value and previous arm's-length transactions in valuing stock of closely held corporation for minority holders dissenting to merger. Stewart v. DJ Stewart & Co, 346 NE2d 475 (App Ct 1976).
         Surviving had to offer stockholders of dissolved corporation market value of their stock at time of merger, when stockholders were deprived of their statutory appraisal rights as result of deceptive proxy statement. Swanson v. American Consumers Industries Inc., 475 F2d 516 (7th Cir 1973).

         Under statute allowing corporations to petition court to determine "fair value" of stock, valuation calls for exercise of judgment after consideration of all relevant factors; the minority or illiquid nature of stock may be relevant to its intrinsic worth. Independence Tube Corp v Levine, 535 NE2d 927 (App Ct 1989).

         .2 OBJECTING STOCKHOLDER. -- The term "objecting stockholder" should not receive a literal and narrow construction. It means any stockholder in a corporation who, for any reason, preferred to take the fair value of his stock in the corporation in which he held the stock rather than accept other stock in the acquiring corporation. Though the objecting stockholder voted for the original resolution for consolidation, and for the similar resolution adopted by the stockholders at their first meeting, he was not estopped from claiming that he was an objecting stockholder. The objecting stockholder had the right at any time before the adoption of the final resolution for the consolidation to register his objection thereto. Ahlenius v Bunn & Humphreys, Inc, 182 NE 738 (App Ct 1932), valuation set aside by 192 NE 824 (1934).


PROCEDURE TO DISSENT -- (a)       If the corporate action giving rise to the
right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

         (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

         (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

         (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action.
Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

         (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and the amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

         (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Non residents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

         (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one of more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

         (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds to amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

         (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection
(g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

             (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

             (2) Against either the corporation or as a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

             If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

         (j) As used in this Section:

             (1) "Fair valuer," with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

             (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. (Last amended by P.A. 86-1156, L. '90, eff. 8-10-90.)

_______________
         .1 VALUATION OF STOCK. -- If stockholders dissenting from a sale of assets seek a court's determination of the fair market value of their stock, they are bound by the court's findings and cannot dismiss the suit and resume their status as stockholders. Bauman v Advance Aluminum Castings Corp, 169 NE2d 382 (App Ct 1960).
         Under statute allowing corporations to petition court to determine "fair value" of stock, valuation calls for exercise of judgment after consideration of all relevant factors; the minority or illiquid nature of stock may be relevant to its intrinsic worth. Independence Tube Corp v Levine, 535 NE2d 927 (App Ct 1989).

         .2 EFFECT OF FAILURE TO MAKE STATUTORY DEMAND IN TIME. - Dissenting shareholder not in position to complain that sale of corporation's only property was made improperly because shareholder failed for more than 20 days after the vote of the shareholders authorizing the sale to make the demand required by this section. Morris v Columbia Apartments Corp, 55 NE2d 401
(1944).

           APPENDIX D -- SECTION 262 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

Section  262.      APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of
  Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
  Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      Shares of stock of the corporation surviving or resulting from such merger or consolidation;

      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2)  If the merger or consolidation was approved pursuant to Section 228 or
  Section 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.





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  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the city of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

  **ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

  **ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

  PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving

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corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

  PARAGRAPH 4:    The provisions of this Article shall be deemed to be a
contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

  PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

  The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

  5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

  (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person, has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  (c) To the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

  (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section.

  (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

  (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

  (h) If a corporation has paid indemnity or has advanced expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

  (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

  (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

  (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. (Last amended by P.A. 88-43, L. '93, eff. 1-1-94.)

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits filed as a part of this Registration Statement are as follows:

  - List of Exhibits (filed herewith unless otherwise noted)

  2.1 Agreement and Plan of Reorganization among North Shore Community Bancorp, Inc., Lake Forest Bancorp II, Hinsdale Bancorp II, Libertyville Bancorp II, Crabtree Capital Corporation II and Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation dated as of May 15, 1996
         (filed herewith as Appendix A to the Joint Proxy Statement/Prospectus)
  3.1    Articles of Incorporation of North Shore Community Bancorp, Inc.
  3.2    By-laws of North Shore Community Bancorp, Inc.
  3.3 Proposed Articles of Incorporation of Wintrust Financial Corporation (included as Exhibit B in Appendix A to the Joint Proxy Statement/Prospectus)
  3.4    Proposed By-Laws of Wintrust Financial Corporation (included as
         Exhibit B in Appendix A to the Joint Proxy Statement/Prospectus)
  5.1    Form of Opinion of Vedder, Price, Kaufman & Kammholz re: legality*
  8.1 Opinion of Blackman Kallick Bartelstein LLP as to federal income tax matters
  10.1   Hinsdale Bancorp, Inc. 1993 Stock Option Plan
  10.2 Form of Series A Warrant Agreement relating to the right to purchase shares of Hinsdale Bancorp, Inc.
  10.3 Form of Series B Warrant Agreement relating to the right to purchase shares of Hinsdale Bancorp, Inc.*
  10.4   Lake Forest Bancorp, Inc. 1991 Stock Option Plan
  10.5   Lake Forest Bancorp, Inc. 1993 Stock Option Plan
  10.6 Lake Forest Bank & Trust Company Lease for drive-up facility located at the corner of Bank Lane & Wisconsin Avenue, Lake Forest, Illinois, dated December 11, 1992*
  10.7 Lake Forest Bank & Trust Company Lease for banking facility located at 810 South Waukegan Road, Lake Forest, Illinois
  10.8 Lake Forest Bank & Trust Company Lease for banking facility located at 666 North Western Avenue, Lake Forest, Illinois, dated July 19, 1991 and Amendment
  10.9 Lake Forest Bank & Trust Company Lease for banking facility located at 103 East Scranton Avenue, Lake Bluff, Illinois, dated November 1, 1994
  10.10  Phantom Stock Agreement between Lake Forest Bancorp, Inc. and Edward
         J. Wehmer
  10.11  Libertyville Bancorp, Inc. 1995 Stock Option Plan
  10.12 Form of Series A Warrant Agreement relating to the right to purchase shares of Libertyville Bancorp, Inc.
  10.13 Form of Series B Warrant Agreement relating to the right to purchase shares of Libertyville Bancorp, Inc.
  10.14  Phantom Stock Agreement between Libertyville Bancorp, Inc. and Edward
         J. Wehmer
  10.15  North Shore Community Bancorp, Inc. 1993 Stock Rights Plan
  10.16  North Shore Community Bancorp, Inc. 1994 Stock Options Plan
  10.17 Form of Warrant Agreement relating to the right to purchase shares of North Shore Community Bancorp, Inc.
  10.18 North Shore Bank & Trust Company Lease for banking facility located at 362 Park Avenue, Glencoe, Illinois, dated July 27, 1995
  10.19 North Shore Community Bancorp, Inc. Lease for banking facility located at 794 Oak Street, Winnetka, Illinois, dated June 16, 1995

  10.20 Phantom Stock Agreement between North Shore Community Bancorp, Inc. and Anne M. Adams
  10.21  Crabtree Capital Corporation 1987 Stock Option Plan
  10.22  Crabtree Capital Corporation 1990 Stock Purchase Plan
  10.23 Warrant Purchase Agreement between First Premium Services, Inc. and Internationale Nederlande (U.S.) Finance Corporation dated as of December 30, 1992, and Amendment Dated as of February 12, 1993
  10.24 Warrant Purchase Agreement between First Premium Services, Inc. and Internationale Nederlande (U.S.) Finance Corporation, dated as of February 12, 1993
  10.25 Warrant Purchase Agreement between First Premium Services, Inc. and Deerpath Investment Partners, Ltd., dated as of December 23, 1992, and related documents
  10.26 Crabtree Capital Corporation Lease for property located at 425 Martingale Road, Suite 1540, Schaumburg, Illinois, dated February 13, 1995
  10.27  The Credit Life Companies, Incorporated 1987 Stock Option Plan
  10.28  First Premium Services, Inc. 1992 Stock Option Plan
  23.1   Consents of KPMG Peat Marwick LLP
  23.2   Consent of Howe Barnes Investments, Inc.
  23.3   Consent of Arthur Andersen LLP
  23.4   Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibit 5.1)
  23.5   Consent of Blackman Kallick Bartelstein LLP (included in Exhibit 8.1)
  24.1   Powers of Attorney (set forth on Signature pages)
  27.1   Financial Data Schedules
  99.1   Form of Proxy for North Shore Community Bancorp, Inc.
  99.2   Form of Proxy for Lake Forest Bancorp, Inc.
  99.3   Form of Proxy for Hinsdale Bancorp, Inc.
  99.4   Form of Proxy for Libertyville Bancorp, Inc.
  99.5   Form of Proxy for Crabtree Capital Corporation
  99.6 Opinions of Howe Barnes Investments, Inc. with respect to fairness of the transaction from a financial point of view (included in Appendix B to the Joint Proxy Statement/Prospectus)
  99.7   Consent of Nominee Alan W. Adams
  99.8   Consent of Nominee Peter Crist
  99.9   Consent of Nominee Eugene Hotchkiss III
  99.10  Consent of Nominee James Knollenberg
  99.11  Consent of Nominee John S. Lillard
  99.12  Consent of Nominee James Mahoney
  99.13  Consent of Nominee James B. McCarthy
  99.14  Consent of Nominee Tull Monsees
  99.15  Consent of Nominee Albin Moschner
  99.16  Consent of Nominee J. Christopher Reyes
  99.17  Consent of Nominee John Schaper
  99.18  Consent of Nominee Jane Stein
  99.19  Consent of Nominee Katherine Sylvester
  99.20  Consent of Nominee Larry Wright

* To be filed by Amendment.

  -   FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22. UNDERTAKINGS

  - To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

  - To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

  - To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  - To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  - That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  - To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Illinois, on May 28, 1996.

                                        NORTH SHORE COMMUNITY BANCORP, INC.
                                        (name to be changed to Wintrust
                                        Financial Corporation)



                                        By:   EDWARD J. WEHMER
                                           ---------------------------------
                                           Edward J. Wehmer, Vice Chairman

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lemuel H. Tate, Howard D. Adams, Edward
J. Wehmer or David A. Dykstra, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming any and all such acts said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                         Title                             Date
      LEMUEL H. TATE                                Chairman and Director                  May 28, 1996
- ------------------------------
      Lemuel H. Tate

      EDWARD J. WEHMER                           Vice Chairman and Director                May 28, 1996
- ------------------------------
      Edward J. Wehmer

      HOWARD D. ADAMS                            Vice Chairman and Director                May 28, 1996
- ------------------------------
      Howard D. Adams

      DAVID A. DYKSTRA                              Chief Financial Officer                 May 28, 1996
- ------------------------------                 (and principal accounting officer)
      David A. Dykstra

      JOHN W. CLOSE                            President, Chief Executive Officer           May 28, 1996
- -----------------------------                             and director
      John W. Close

      GILBERT BOWEN                                         Director                        May 28, 1996
- -----------------------------
      Gilbert Bowen

      JOSEPH DEVIVO, JR.                                    Director                        May 28, 1996
- -----------------------------
      Joseph DeVivo, Jr.

     MAURICE F. DUNNE, JR.                                  Director                        May 28, 1996
- -------------------------------
     Maurice F. Dunne, Jr.

     GAYLE INBINDER                                         Director                        May 28, 1996
- -------------------------------
     Gayle Inbinder

     THOMAS MCCABE                                          Director                        May 28, 1996
- -------------------------------
     Thomas McCabe

  MARGUERITE SAVARD MCKENNA                                 Director                        May 28, 1996
- -------------------------------
  Marguerite Savard McKenna

     DONALD L. OLSON                                        Director                        May 28, 1996
- -------------------------------
     Donald L. Olson

     HOLLIS RADEMACHER                                      Director                        May 28, 1996
- -------------------------------
     Hollis Rademacher

     JOHN J. SCHORNACK                                      Director                        May 28, 1996
- -------------------------------
     John J. Schornack

     INGRID STAFFORD                                        Director                        May 28, 1996
- -------------------------------
     Ingrid Stafford

     STANLEY WEINBERGER                                     Director                        May 28, 1996
- -------------------------------
     Stanley Weinberger

     ELIZABETH WARREN                                       Director                        May 28, 1996
- -------------------------------
     Elizabeth Warren

                                EXHIBIT INDEX

                                                                                   Sequentially
Exhibit                                                                           Numbered Page
- -------                                                                           -------------
2.1     Agreement and Plan of Reorganization by and among North Shore
        Community Bancorp, Inc., Lake Forest Bancorp, Inc., Hinsdale Bancorp,
        Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation
        dated as of May 15, 1996 (filed herewith as Appendix A to the Joint
        Proxy Statement/Prospectus..............................................

3.1     Articles of Incorporation of North Shore Community Bancorp, Inc. .......

3.2     By-laws of North Shore Community Bancorp, Inc. ..........................

3.3     Proposed Articles of Incorporation of Wintrust Financial Corporation
        (included in Appendix A to the Joint Proxy Statement/Prospectus) .......

3.4     Proposed By-laws of Wintrust Financial Corporation (included in
        Appendix A to the Joint Proxy Statement/Prospectus) ....................

5.1     Form of Opinion of Vedder, Price, Kaufman & Kammholz re: legality*......

8.1     Opinion of Blackman Kallick Bartelstein, LLP as to federal income tax matters ................................................................

10.1    Hinsdale Bancorp, Inc. 1993 Stock Option Plan ..........................

10.2    Form of Series A Warrant Agreement relating to
        the right to purchase shares of Hinsdale Bancorp, Inc. .................

10.3    Form of Series B Warrant Agreement relating to the right to purchase shares of Hinsdale Bancorp, Inc.*..............................

10.4    Lake Forest Bancorp, Inc. 1991 Stock Option Plan .......................

10.5    Lake Forest Bancorp, Inc. 1993 Stock Option Plan .......................

10.6    Lake Forest Bank & Trust Co. Lease for drive-up facility
        located at the corner of Bank Lane and Wisconsin Avenue, Lake Forest,
        Illinois, dated December 11, 1992*......................................

10.7    Lake Forest Bank & Trust Co. Lease for banking facility located at 810 South Waukegan Road, Lake Forest, Illinois ......................

10.8    Lake Forest Bank & Trust Co. Lease for banking facility,
        located at 666 North Western Avenue, Lake Forest, Illinois, dated July 19, 1991 ....................................................


10.9    Lake Forest Bank & Trust Co. Lease for banking facility
        located at 103 East Scranton Avenue, Lake Bluff, Illinois, dated November 1, 1994 .................................................

10.10   Phantom Stock Agreement between Lake Forest Bancorp, Inc.
        and Edward J. Wehmer ...................................................

10.11   Libertyville Bancorp, Inc. 1995 Stock Option Plan ......................

10.12   Form of Series A Warrant Agreement relating to the right
        to purchase shares of Libertyville Bancorp, Inc. .......................

10.13   Form of Series B Warrant Agreement relating to the right
        to purchase shares of Libertyville Bancorp, Inc. .......................

10.14   Phantom Stock Agreement between Libertyville Bancorp, Inc.
        and Edward J. Wehmer ...................................................

10.15   North Shore Community Bancorp, Inc. 1993 Stock Rights Plan .............

10.16   North Shore Community Bancorp, Inc. 1994 Stock Options Plan ............

10.17   Form of Warrant Agreement relating to the right to purchase shares of North Shore Community Bancorp, Inc. .................................

10.18   North Shore Bank & Trust Company Lease for banking facility located at 362 Park Avenue, Glencoe, Illinois, dated July 27, 1995 .............

10.19   North Shore Community Bancorp, Inc. Lease for banking facility located at 794 Oak Street, Winnetka, Illinois, dated June 16, 1995 .....

10.20   Phantom Stock Agreement between North Shore Community Bancorp, Inc.
        and Anne M. Adams ......................................................

10.21   Crabtree Capital Corporation 1987 Stock Option Plan ....................

10.22   Crabtree Capital Corporation 1990 Stock Purchase Plan ..................

10.23   Warrant Purchase Agreement between First Premium Services, Inc. and
        Internationale Nederlande (U.S.) Finance Corporation dated as of
        December 30, 1992, and Amendment Dated as of February 12, 1993 .........

10.24   Warrant Purchase Agreement between First Premium Services, Inc. and
        Internationale Nederlande (U.S.) Finance Corporation, dated as of
        February 12, 1993 ......................................................

10.25   Warrant Purchase Agreement between First Premium Services, Inc. and
        Deerpath Investment Partners, Ltd., dated as of December 23, 1992, and related documents ..................................................

10.26   Crabtree Capital Corporation Lease for property located at 425
        Martingale Road, Suite 1540, Schaumburg, Illinois, dated February 13,
        1995 ...................................................................


10.27   The Credit Life Companies, Incorporated 1987 Stock Option Plan ...........

10.28   First Premium Services, Inc. 1992 Stock Option Plan ......................

23.1    Consent of KPMG Peat Marwick LLP .........................................

23.2    Consent of Howe Barnes Investments, Inc. .................................

23.3    Consent of Arthur Andersen LLP ...........................................

23.4    Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibit 5.1) ...

23.5    Consent of Blackman Kallick Bartelstein, LLP (included in Exhibit 8.1) ...

24.1    Powers of Attorney (set forth on Signature pages) ........................

27.1    Financial Data Schedules .................................................

99.1    Form of Proxy for North Shore Community Bancorp, Inc. ....................

99.2    Form of Proxy for Lake Forest Bancorp, Inc. ..............................

99.3    Form of Proxy for Hinsdale Bancorp, Inc. .................................

99.4    Form of Proxy for Libertyville Bancorp, Inc. .............................

99.5    Form of Proxy for Crabtree Capital Corporation ...........................

99.6    Opinions of Howe Barnes Investments, Inc. with respect to fairness of the transaction from a financial point of view (included in
        Appendix B to the Joint Proxy Statement/Prospectus) ......................


99.7    Consent of Nominee Alan W. Adams .........................................

99.8    Consent of Nominee Peter Crist ...........................................

99.9    Consent of Nominee Eugene Hotchkiss III ..................................

99.10   Consent of Nominee James Knollenberg .....................................

99.11   Consent of Nominee John S. Lillard .......................................

99.12   Consent of Nominee James Mahoney .........................................

99.13   Consent of Nominee James B. McCarthy .....................................

99.14   Consent of Nominee Tull Monsees ..........................................

99.15   Consent of Nominee Albin Moschner ........................................

99.16   Consent of Nominee J. Christopher Reyes ..................................

99.17   Consent of Nominee John Schaper ..........................................



99.18   Consent of Nominee Jane Stein ..........................................

99.19   Consent of Nominee Katherine Sylvester .................................

99.20   Consent of Nominee Larry Wright ........................................


*To be filed by Amendment.